Exhibit 10.1

Execution Version

$750,000,000

USD Revolving Facility

$250,000,000

Multicurrency Revolving Facility

CREDIT AGREEMENT

among

MIDERA FOOD PROCESSING, INC., as Company

ALKAR HOLDINGS, INC., as Initial Borrower

CERTAIN OTHER SUBSIDIARIES OF COMPANY

FROM TIME TO TIME PARTY HERETO,

as Other Borrowers,

BANK OF AMERICA, N.A.

as Administrative Agent

and

VARIOUS LENDING INSTITUTIONS

Dated as of June 29, 2026

BANK OF AMERICA, N.A.,

COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

JPMORGAN CHASE BANK, N.A.,

PNC CAPITAL MARKETS LLC and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lead Arrangers and Bookrunners

COOPERATIEVE RABOBANK U.A., JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

ING BANK N.V., DUBLIN BRANCH, KEYBANK NATIONAL ASSOCIATION

and TD BANK, N.A.

as Co-Documentation Agents

and

BANK OF AMERICA, N.A.,

as Initial Issuing Bank

i

3.5	Compensation for Funding Losses	126
3.6	Increased Costs, Alternate Rate of Interest, Illegality, Etc.	127
3.7	Replacement of Affected Lenders	131
3.8	Inability to Determine Rates	133

ARTICLE IV

REDUCTION OF COMMITMENTS;
PAYMENTS AND PREPAYMENTS; DEFAULTING LENDERS

4.1	Voluntary Reduction of Commitments; Defaulting Lenders	135
4.2	Mandatory Reduction of Commitments	139
4.3	Voluntary Prepayments	139
4.4	Mandatory Prepayments	140
4.5	Application of Prepayments	142
4.6	Method and Place of Payment	143
4.7	Net Payments	145

ARTICLE V

CONDITIONS PRECEDENT

5.1	Conditions Precedent to Initial Credit Event	149
5.2	Conditions Precedent to all Other Credit Events	152

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1	Corporate Status	153
6.2	Corporate Power and Authority	153
6.3	No Violation	154
6.4	Governmental Approvals	154
6.5	Financial Statements; Solvency; Projections; Material Adverse Change	154
6.6	Litigation	155
6.7	True and Complete Disclosure	156
6.8	Use of Proceeds; Margin Regulations	156
6.9	Taxes	156
6.10	Labor Relations	157
6.11	Security Documents	157
6.12	Compliance With ERISA	157
6.13	Foreign Pension Matters	158
6.14	Ownership of Property	159
6.15	Capitalization of Company	159
6.16	Subsidiaries	159
6.17	Compliance With Law, Etc.	159
6.18	Investment Company Act	160

6.19	Environmental Matters	160
6.20	Intellectual Property, Licenses, Franchises and Formulas	160
6.21	OFAC; Patriot Act; FCPA	161

ARTICLE VII

AFFIRMATIVE COVENANTS

7.1	Financial Statements	161
7.2	Certificates; Other Information	163
7.3	Notices	164
7.4	Conduct of Business and Maintenance of Existence	165
7.5	Payment of Taxes	165
7.6	Inspection of Property, Books and Records	166
7.7	ERISA	166
7.8	Foreign Pension Plan Compliance	167
7.9	Maintenance of Property, Insurance	167
7.10	Environmental Laws	168
7.11	Use of Proceeds	168
7.12	Additional Security; Further Assurances	168
7.13	End of Fiscal Years; Fiscal Quarters	170
7.14	Post-Closing Covenant	170

ARTICLE VIII

NEGATIVE COVENANTS

8.1	Liens	171
8.2	Indebtedness	175
8.3	Fundamental Changes	181
8.4	Asset Sales	182
8.5	Restricted Payments	186
8.6	[Reserved]	188
8.7	Investments	188
8.8	Transactions with Affiliates	190
8.9	Sale-Leasebacks	191
8.10	[Reserved]	191
8.11	Lines of Business	192
8.12	Fiscal Year	192
8.13	Limitation on Voluntary Payments and Modifications of Subordinated Indebtedness; Modifications of Organizational Documents	192
8.14	Limitation on Certain Restrictions on Subsidiaries	192

ARTICLE IX

FINANCIAL COVENANTS

9.1	Secured Net Leverage Ratio	195
9.2	Consolidated Interest Coverage Ratio	195

ARTICLE X

EVENTS OF DEFAULT

10.1	Events of Default	195
10.2	Rights Not Exclusive	199

ARTICLE XI

ADMINISTRATIVE AGENT

11.1	Appointment	200
11.2	Nature of Duties	200
11.3	Exculpation, Rights Etc.	201
11.4	Reliance	202
11.5	Indemnification	202
11.6	Administrative Agent In Its Individual Capacity	202
11.7	Notice of Default	203
11.8	Holders of Obligations	203
11.9	Resignation by the Administrative Agent	203
11.10	[Reserved]	204
11.11	The Lead Arrangers; Bookrunners; Co-Documentation Agents and Syndication Agents	204
11.12	Delegation of Duties	205
11.13	Certain ERISA Matters	205
11.14	Recovery of Erroneous Payments	206
11.15	Non-Reliance on the Administrative Agent, the Lead Arrangers, the Issuing Banks and the other Lenders	206
11.16	Administrative Agent May File Proofs of Claim; Credit Bidding	207

ARTICLE XII

MISCELLANEOUS

12.1	No Waiver; Modifications in Writing	209
12.2	Further Assurances	213
12.3	Notices, Delivery Etc.	214
12.4	Costs and Expenses; Indemnification	215
12.5	Confirmations	218
12.6	Adjustment; Setoff	219

12.7	Execution in Counterparts; Electronic Execution of Assignments	220
12.8	Binding Effect; Assignment; Addition and Substitution of Lenders	220
12.9	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS	225
12.10	Release of Collateral	225
12.11	GOVERNING LAW	226
12.12	Severability of Provisions	226
12.13	Transfers of Notes	226
12.14	Registry	227
12.15	[Reserved.]	227
12.16	Headings	227
12.17	Termination of Agreement	227
12.18	Confidentiality	227
12.19	Concerning the Collateral, the Guaranty and the other Loan Documents	229
12.20	Effectiveness	232
12.21	USA Patriot Act	232
12.22	Restrictions on Guarantees and Pledges	232
12.23	Redesignation of Unrestricted Entities as Subsidiaries	233
12.24	No Fiduciary Responsibility	234
12.25	Waiver of Sovereign Immunity	234
12.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	234
12.27	Acknowledgement Regarding Any Supported QFCs	235

v

Exhibits

Exhibit 2.1(f)	Form of USD Swing Line Loan Participation Certificate
Exhibit 2.1(g)	Form of Multicurrency Swing Line Loan Participation Certificate
Exhibit 2.2(a)(1)	Form of USD Revolving Note
Exhibit 2.2(a)(2)	Form of Multicurrency Revolving Note
Exhibit 2.2(a)(3)	Form of USD Swing Line Note
Exhibit 2.2(a)(4)	Form of Multicurrency European Swing Line Note
Exhibit 2.2(a)(5)	Form of Multicurrency U.S. Swing Line Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 2.10(c)	Form of Notice of Issuance
Exhibit 2.10(i)	Form of Letter of Credit Report
Exhibit 2.15	Form of Joinder Agreement
Exhibit 4.7(f)-1	Form of U.S. Tax Compliance Certificate
Exhibit 4.7(f)-2	Form of U.S. Tax Compliance Certificate
Exhibit 4.7(f)-3	Form of U.S. Tax Compliance Certificate
Exhibit 4.7(f)-4	Form of U.S. Tax Compliance Certificate
Exhibit 5.1(a)(ii)	Form of Guaranty
Exhibit 5.1(a)(iii)	Form of Security Agreement
Exhibit 5.1(c)	Form of Officer’s Certificate
Exhibit 5.1(d)	Form of Secretary’s Certificate
Exhibit 5.1(g)	Form of Solvency Certificate
Exhibit 7.2(a)	Form of Compliance Certificate Pursuant to Section 7.2(a)
Exhibit 8.2(j)	Form of Subordination Terms
Exhibit 12.8(c)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	[Reserved]
Schedule 1.1(c)	Revolver Sublimits
Schedule 1.1(d)	Subsidiary Borrowers
Schedule 1.1(e)	Unrestricted Entities
Schedule 1.1(f)	Applicable Designees
Schedule 1.1(g)	Applicable LC Sublimits

Schedule 6.3	Approvals and Consents
Schedule 6.4	Governmental Approvals
Schedule 6.13	Foreign Pension Plans
Schedule 7.14	Post-Closing Schedule
Schedule 8.2	Indebtedness
Schedule 8.7	Investments
Schedule 8.8	Transactions with Affiliates
Schedule 8.14(a)	Existing Restrictions on Subsidiaries
Schedule 12.3	Notice Addresses
Schedule 12.8(b)	Voting Participants

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of June 29, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) and is made by and among Midera Food Processing, Inc., a Delaware corporation (“Company”) Alkar Holdings, Inc., a Wisconsin corporation (the “Initial Borrower”), each Other Borrower (as defined herein) that becomes party hereto from time to time, the undersigned financial institutions, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), BANK OF AMERICA, N.A., as administrative agent (or any of its designated branch offices or affiliates, in such capacity “Administrative Agent”) and as Collateral Agent for the Secured Creditors, and BANK OF AMERICA, N.A., as a revolving letter of credit issuing bank (in such capacity, the “Initial Issuing Bank”).

RECITALS

The Middleby Corporation, a Delaware corporation, (“Middleby”), intends to consummate the previously announced spin-off of its food processing business into an independent publicly traded company, Company, which is intended to be accomplished by a pro rata distribution to the shareholders of Middleby of the outstanding ordinary shares of Company, which, directly or indirectly through its Subsidiaries, will hold the business, activities and operations comprising the food processing business of Middleby and its subsidiaries, as described more fully in the Form 10 (as defined herein) (the “Spin-Off”).

In connection with the Spin-Off (a) Company and/or Initial Borrower will make one or more distributions to Middleby or one or more of its subsidiaries in cash in an aggregate amount not to exceed $300,000,000 (the “Pre-Spin Dividend”) and (b) Middleby, Company and/or their respective subsidiaries will enter into certain agreements in connection with the Spin-Off, including as detailed in or attached to the Form 10 (such agreements, as amended, restated, supplemented or otherwise modified from time to time, being collectively referred to as the “Spin-Off Agreements”).

The Initial Borrower has requested that the Lenders make available to the Borrowers revolving credit facilities with aggregate Commitments in an amount equal to $1,000,000,000, the proceeds of which shall be used (a) to finance the Pre-Spin Dividend and (b) for all other purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement.

In consideration of the premises and of the mutual covenants herein contained the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the purchase by a Person of all or substantially all of the assets of a Person, or of any business or business unit, line of business or division of a Person, (ii) the acquisition of Capital Stock representing more than 50% of the ordinary voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent managing body or controlling interest, or otherwise causing any Person to become a Subsidiary (other than pursuant to a designation of a Person as a Subsidiary pursuant to the definition of “Subsidiary”), or (iii) the merger, consolidation or amalgamation of any Person with any other Person (other than a Person that is a Subsidiary).

“Additional Facilities” has the meaning assigned to that term in Section 2.9(a).

“Additional Facility Commitment” means, with respect to any Lender and any Additional Facility, the obligation of such Lender to make loans under such Additional Facility, as such commitment may be adjusted from time to time pursuant to this Agreement.

“Additional Facility Limit” means an amount equal to the sum of (x)(i) the greater of (A) $151,000,000 (or the Dollar Equivalent thereof at the time of funding) and (B) 100% of Consolidated EBITDA less (ii) the aggregate principal amount of all Additional Facilities and Incremental Equivalent Debt incurred or issued in reliance on clause (x)(i) of this definition plus (y) (A) the amount of any optional prepayment of any Incremental Equivalent Debt and any Loan including any Loan under any Additional Facility (other than, in each case, incurred pursuant to clause (z) below) in accordance with Section 4.3 (accompanied, to the extent such prepayments are of Loans under any Revolving Facility, by a commitment reduction in the like amount under such Revolving Facility) and/or the amount of any permanent reduction of any Revolving Commitment so long as, in the case of any optional prepayment, such prepayment was not funded with the proceeds of a contemporaneous refinancing with new long-term Indebtedness less (B) the aggregate principal amount of all Additional Facilities and Incremental Equivalent Debt incurred or issued in reliance on clause (y)(A) of this definition plus (z) an amount such that, at the time of the incurrence of the applicable Additional Facility, (i) to the extent such amount is secured by a Lien that is pari passu with or junior to (or, in the case of Incremental Equivalent Debt, pari passu with or junior to) the Liens securing the Obligations, the Secured Net Leverage Ratio of Company and its Subsidiaries does not exceed 3.00 to 1.00 or (ii) to the extent such amount is unsecured, the Net Leverage Ratio of Company and its Subsidiaries does not exceed 4.75 to 1.00 (it being acknowledged that each Additional Facility under Section 2.9 shall be incurred under clause (z) if clause (z) is available at the time of such incurrence up to the maximum amount available, and any additional amounts incurred at any time that clause (z) is unavailable shall be incurred under clauses (x) and/or (y), and any simultaneous incurrence under clauses (x) and/or (y) shall not be given pro forma effect for purposes of determining the Net Leverage Ratio and the Secured Net Leverage Ratio with respect to any incurrence under clause (z)), calculated on a Pro Forma Basis (including pursuant to Section 1.5), after giving effect to the application of the proceeds thereof (but without “netting” the Cash proceeds of the applicable Additional Facility; provided that to the extent the Cash proceeds thereof are used to repay Indebtedness, pro forma effect shall be given to such repayment of Indebtedness) and, in the case of any Additional Revolving Facility, assuming a full drawing under such Additional Revolving Facility, and determined on the basis of the financial statements for the most recently completed four Fiscal Quarter period of Company that are internally available. For the avoidance of doubt, undrawn Commitments under the existing Facilities (other than an Additional Revolving Facility (as contemplated in the proviso to the immediately preceding sentence)) shall be disregarded for purposes of calculating the amounts available under clause (z) above.

“Additional Revolving Facility” has the meaning assigned to that term in Section 2.9(a).

“Additional Security Documents” means the security agreements and security documents entered into pursuant to Section 7.12 with respect to additional Collateral or otherwise entered into in connection herewith to secure the Obligations or any portion thereof.

“Additional Term Loans” has the meaning assigned to that term in Section 2.9(a).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Borrower” means Company or Subsidiary of Company designated as the Administrative Borrower from time to time in accordance with the terms of Section 2.15(d). As of the Closing Date, the Administrative Borrower is the Initial Borrower.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; provided that being an officer or a director of a Person shall not, in and of itself, be deemed “control” of such Person. None of the Administrative Agent, the Lead Arrangers, any Lender or any of their respective Affiliates shall be considered an Affiliate of Company or any of its Subsidiaries.

“Agent” has the meaning assigned to that term in Section 11.1.

“Aggregate Pro Rata Share” has the meaning assigned to that term in Section 11.5.

“Agreed Alternative Currency” has the meaning assigned to that term in Section 2.8(b).

“Agreed Alternative Currency Benchmark Modification” has the meaning assigned to that term in Section 2.8(b).

“Agreed Guaranty and Security Principles” means, with respect to any Subsidiary incorporated or formed under the laws of any jurisdiction, that a guaranty of any of the Obligations (including pursuant to the Guaranty) or a pledge or grant of a security interest in an asset (including Capital Stock) otherwise required to be pledged under this Agreement or any other Loan Document, in each case, shall not be required to be given by such Subsidiary to the extent that such guaranty, pledge or grant:

(a) is prohibited by or in breach of or could reasonably be expected to be in breach of (i) any Requirement of Law (including, but not limited to, any exchange control, financial assistance, corporate benefit, corporate interest, minimum capitalization, fraudulent conveyance, “interest stripping,” transfer pricing, thin capitalization, retention of title or similar laws, rules or regulations) or (ii) any contractual obligation binding on such Subsidiary or binding on such asset (including pursuant to any joint venture or similar agreement) in effect as of the Closing Date (or, if later, the date such Subsidiary is formed or acquired (or such joint venture or similar arrangement was entered into)) or at the time that the entity which owns such asset is merged or consolidated with or into, or acquired by a Subsidiary or becomes a Subsidiary so long as not entered into in contemplation of such formation or acquisition, or contractual obligations not more restrictive than any of the foregoing in any material respect and not entered into in contemplation of this Agreement, except, in each case of this clause (a), to the extent such prohibition would be rendered ineffective under any applicable anti-assignment provisions or any other provisions of applicable law;

(b) would require consent, approval, license or authorization from any Governmental Authority (including supervisory board, works council, regulator or regulatory board (or equivalent), or other external body) to provide a guarantee, pledge or grant (unless such consent, approval, license or authorization has been received);

(c) could reasonably be expected to result in a risk of (i) breach of the fiduciary duties of, or personal civil or criminal liability on the part of, any of any Foreign Subsidiary’s officers, directors, employees or similar persons or (ii) criminal liability on the part of any Foreign Subsidiary;

(d) could reasonably be expected to result in adverse tax consequences (including adverse effects in relation to interest deductibility, stamp duty and the possibility to form a fiscal unity) to Company or any of its Subsidiaries as determined in good faith by Company in consultation with the Administrative Agent; or

(e) could reasonably be expected to result in costs (including stamp duty, VAT, notarization and registration fees) or other consequences that would be excessive in relation to the benefits afforded to the Secured Creditors thereby, as determined in good faith by Company in consultation with the Administrative Agent.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, it is understood and agreed that:

(i) perfection through control agreements or perfection by control shall not be required with respect to any Collateral, other than control of Pledged Securities;

(ii) creation or perfection of a security interest in commercial tort claims shall not be required with respect to commercial tort claims with a value (as reasonably estimated by the Administrative Borrower) of less than $25,000,000 as required pursuant to the Security Documents;

(iii) no Credit Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, or to make filings under the Federal Assignment of Claims Act;

(iv) no blocked account agreement, securities account control agreement commodities account control agreement or similar agreement will be required for any deposit account, securities account or commodities account;

(v) other than with respect to the assets of and Capital Stock issued by a Foreign Borrower (to the extent constituting or required to constitute Collateral), no Credit Party will be required to (A) take any action outside of the United States, in order to create or perfect any Lien on any assets, (B) execute any Security Document governed under the laws of any jurisdiction other than the United States, or (C) make any filing or recording, or conduct any Lien or other search, in any jurisdiction other than the United States;

(vi) no Credit Party shall be required to take any action to create, grant or perfect any Lien on any Excluded Assets; and

(vii) no Credit Party shall be required to (or to cause its Subsidiaries to) make any filings or take any action to perfect any Lien with respect to (A) any motor vehicle or other asset subject to a certificate of title, (B) letter of credit rights, (C) the Capital Stock of any Subsidiary that is a not a Material Subsidiary, (D) the Capital Stock of any Person that is an Unrestricted Entity, or (E) any Intellectual Property, in each case, other than filing a UCC financing statement in the office of the secretary of state (or similar central filing office) of the state or other jurisdiction where such Credit Party is organized or located (as determined by Section 9-307 of the UCC) or, with respect to the assets and Capital Stock of a Foreign Borrower, as may be required under the foreign-law governed Security Documents applicable thereto as mutually agreed by the Administrative Borrower and the Administrative Agent (which foreign-law governed Security Documents shall not require filings with intellectual property offices).

“Agreement” has the meaning assigned to that term in the introduction to this Agreement.

“Alternative Currency” means at any time, Australian Dollars, Canadian Dollars, Danish Krone, Euro, Sterling, Swedish Krona, and any Agreed Alternative Currency.

“Alternative Currency Alternate Rate” means, with respect to any Alternative Currency in any jurisdiction, the rate of interest per annum notified to the Administrative Agent by that Lender as soon as practicable after notice is given under Section 3.6(c), and in any event before interest is due to be paid in respect of the applicable Borrowing, based on the cost to that Lender of funding its participation in that Loan. Notwithstanding anything to the contrary contained herein, Loans may be made or maintained as Daily Rate Loans only to the extent specified in Section 3.6(c).

“Alternative Currency Loan” means any Loan denominated in a currency other than Dollars.

“Amounts Owing” has the meaning assigned to that term in Section 2.15(b).

“Anti-Corruption Laws” has the meaning assigned to that term in Section 6.21(d).

“Applicable Currency” means as to any particular payment or Loan, Dollars or the Alternative Currency in which it is denominated or is payable.

“Applicable Designee” means any Affiliate of a Lender designated thereby from time to time with the consent of the Administrative Agent (which such consent shall not be unreasonably withheld or delayed) to fund all or any portion of such Lender’s Multicurrency Revolving Commitment Percentage of Multicurrency Revolving Loans (and Multicurrency Swing Line Loans and Multicurrency LC Obligations) under this Agreement. As of the Closing Date, the Applicable Designees of each Multicurrency Revolving Lender are set forth on Schedule 1.1(f) (which schedule may be updated from time to time upon written notice by any such Lender to the Administrative Agent).

“Applicable Jurisdiction” means the United States, Canada, the United Kingdom, any member state of the European Union which was a member state prior to May 1, 2004, and such other jurisdictions as the Administrative Agent may agree in its reasonable discretion.

“Applicable LC Sublimit” means, (i) with respect to Multicurrency Letters of Credit issued or to be issued by an Issuing Bank, the Applicable Multicurrency LC Sublimit of such Issuing Bank, and (ii) with respect to USD Letters of Credit issued or to be issued by an Issuing Bank, the Applicable USD LC Sublimit of such Issuing Bank.

“Applicable Margin” means (i) from the Closing Date to the date upon which the Administrative Agent receives the financial statements required pursuant to Section 7.1 for the Fiscal Quarter ending October 3, 2026, 1.25% for Term SOFR Loans, Eurocurrency Loans and RFR Loans and 0.25% for Base Rate Loans, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the columns “Applicable Term SOFR, Eurocurrency and Other Foreign Currency Margin” for Term SOFR Loans, Eurocurrency Loans and RFR Loans and “Applicable Base Rate Margin” for Base Rate Loans opposite the Most Recent Total Net Leverage Ratio as of such date:

Most Recent Total Net Leverage Ratio	Applicable Term SOFR, Eurocurrency and Other Foreign Currency Margin	Applicable Base Rate Margin
Greater than or equal to 4.0 to 1.0	2.00%	1.00%
Greater than or equal to 3.25 to 1.0 but less than 4.0 to 1.0	1.75%	0.75%
Greater than or equal to 2.5 to 1.0 but less than 3.25 to 1.0	1.625%	0.625%
Greater than or equal to 1.75 to 1.0 but less than 2.5 to 1.0	1.375%	0.375%
Greater than or equal to 1.0 to 1.0 but less than 1.75 to 1.0	1.25%	0.25%
Less than 1.0 to 1.0	1.125%	0.125%

Any adjustment in the “Applicable Margin” shall be applicable to all Base Rate Loans, Eurocurrency Loans and/or RFR Loans (as applicable), then existing or subsequently made or issued.

“Applicable Multicurrency LC Sublimit” means, (i) with respect to each of the Issuing Banks on the Closing Date, the “Multicurrency LC Sublimit” set forth opposite such Issuing Bank’s name on Schedule 1.1(g) and (ii) with respect to any other Person that becomes an Issuing Bank under the Multicurrency Revolving Facility pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become an Issuing Bank under the Multicurrency Revolving Facility, such amount as agreed to in writing by Company and such Person at the time such Person becomes an Issuing Bank under the Multicurrency Revolving Facility pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become an Issuing Bank under the Multicurrency Revolving Facility, as each of the foregoing amounts under clauses (i) and (ii) above may be decreased or increased from time to time with the written consent solely of Company and the Issuing Bank to which such decrease or increase applies.

“Applicable Revolving Commitment Fee Percentage” means, with respect to the USD Revolving Facility and the Multicurrency Revolving Facility, (i) from the Closing Date to the date upon which the Administrative Agent receives the financial statements required pursuant to Section 7.1 for the Fiscal Quarter ending October 3, 2026, 0.20%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Revolving Commitment Fee Percentage opposite the Most Recent Total Net Leverage Ratio as of such date:

Most Recent Total Net Leverage Ratio	Applicable Revolving Commitment Fee Percentage
Greater than or equal to 4.0 to 1.0	0.275%
Greater than or equal to 3.25 to 1.0 but less than 4.0 to 1.0	0.25%
Greater than or equal to 2.5 to 1.0 but less than 3.25 to 1.0	0.225%
Greater than or equal to 1.75 to 1.0 but less than 2.5 to 1.0	0.20%
Greater than or equal to 1.0 to 1.0 but less than 1.75 to 1.0	0.20%
Less than 1.0 to 1.0	0.175%

“Applicable USD LC Sublimit” means, (i) with respect to each of the Issuing Banks on the Closing Date, the “USD LC Sublimit” set forth opposite such Issuing Bank’s name on Schedule 1.1(g) and (ii) with respect to any other Person that becomes an Issuing Bank under the USD Revolving Facility pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become an Issuing Bank under the USD Revolving Facility, such amount as agreed to in writing by Company and such Person at the time such Person becomes an Issuing Bank under the USD Revolving Facility pursuant to the terms of the applicable agreement pursuant to which such entity agrees to become an Issuing Bank under the USD Revolving Facility, as each of the foregoing amounts under clauses (i) and (ii) above may be decreased or increased from time to time with the written consent solely of Company and the Issuing Bank to which such decrease or increase applies.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Member State” means Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain and Sweden.

“Asset Disposition” means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of (i) an interest in shares of Capital Stock of a Subsidiary of Company (other than directors’ qualifying shares) or (ii) property or other assets (each of (i) and (ii) referred to for the purposes of this definition as a “disposition”) by Company or any of its Subsidiaries.

“Assignee” has the meaning assigned to that term in Section 12.8(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(c) (or such other form as mutually agreed by Company and the Administrative Agent) made by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, (ii) Receivables Facility Attributable Debt, and (iii) the liquidation or preference value of outstanding Disqualified Capital Stock; provided that Excluded Attributable Debt shall not constitute Attributable Debt.

“Australian Dollar” means the lawful currency of Australia.

“Available Liquidity” means, at any date, the sum of (i) the Total Available Revolving Commitment on such date plus (ii) Cash and Cash Equivalents as of such date plus (iii) available amounts under any Permitted Accounts Receivable Securitization, and any Receivables Factoring Facility and each similar receivable financing facility that is, in each case, made available on a committed basis on such date.

“Available Multicurrency Revolver Sublimit” means, as to any Multicurrency Revolving Borrower at any time an amount equal to (i) such Borrower’s Multicurrency Revolver Sublimit at such time minus (ii) the sum of (a) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made to such Borrower plus (b) the Effective Amount of such Borrower’s Multicurrency LC Obligations plus (c) the aggregate Effective Amount of then outstanding Multicurrency Swing Line Loans made to such Borrower.

“Available Multicurrency Revolving Commitment” means, as to any Multicurrency Revolving Lender at any time an amount equal to the excess, if any, of (a) such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made by such Multicurrency Revolving Lender and (ii) such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of the Effective Amount of Multicurrency LC Obligations and Multicurrency Swing Line Loans then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8.

“Available USD Revolver Sublimit” means, as to any USD Revolving Borrower at any time an amount equal to (i) such Borrower’s USD Revolver Sublimit at such time minus (ii) the sum of (a) the aggregate Effective Amount of then outstanding USD Revolving Loans made to such Borrower plus (b) the Effective Amount of such Borrower’s USD LC Obligations plus (c) the aggregate Effective Amount of then outstanding USD Swing Line Loans made to such Borrower.

“Available USD Revolving Commitment” means, as to any USD Revolving Lender at any time an amount equal to the excess, if any, of (a) such USD Revolving Lender’s USD Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding USD Revolving Loans made by such USD Revolving Lender and (ii) such USD Revolving Lender’s USD Revolver Pro Rata Share of the Effective Amount of USD LC Obligations and USD Swing Line Loans then outstanding.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Guarantee” means, with respect to each Revolving Facility, a direct guarantee issued for the account of Company, and, if requested, a Subsidiary of Company, under such Revolving Facility and otherwise pursuant to the terms of this Agreement by an Issuing Bank, in form acceptable to the Issuing Bank issuing such guarantee, ensuring that a liability acceptable to such Issuing Bank acting reasonably of Company or a Subsidiary of Company to a third Person will be met.

“Bank of America” means Bank of America, N.A. (or any of its designated branch offices or affiliates) and its successors.

“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.8, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate. Base Rate Loans shall only be available to USD Borrowers and shall be denominated in Dollars.

“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event has occurred with respect to any of the aforementioned rates or the then-current Benchmark, in each case for the applicable currency, then “Benchmark” for such currency means the applicable Benchmark Replacement for such currency to the extent that such Benchmark Replacement has replaced such prior benchmark rate for such currency pursuant to Section 3.8.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) solely in the case of a Benchmark Transition Event with respect to the Term SOFR Reference Rate, Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent (which determination shall be conclusive absent manifest error), which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any applicable currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark for any applicable currency upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any applicable currency:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark for any applicable currency if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“Board” means the Board of Governors of the Federal Reserve System.

“Bookrunners” means Bank of America, N.A., Cooperative Rabobank U.A., New York Branch, JPMorgan Chase Bank N.A., PNC Capital Markets LLC and Wells Fargo Bank, National Association.

“Borrowers” means the Administrative Borrower, the Initial Borrower, and the Other Borrowers from time to time party hereto.

“Borrowing” means, with respect to any Facility, a group of Loans of a single Type under such Facility made by the Lenders or the European Swing Line Lender or U.S. Swing Line Lender, as appropriate on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans or SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under applicable laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(1) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(2) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(3) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro or Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(4) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” means the lawful money of Canada.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent ownership interests and any rights, warrants or options exchangeable for or convertible into such capital stock or other ownership interests (other than debt securities convertible into or exchangeable for capital stock or other ownership interests or rights, warrants or options).

“Capitalized Lease” means, subject to the last sentence of Section 1.2(a), at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment would be required to be capitalized on the balance sheet of the lessee in accordance with GAAP in effect as of the Closing Date.

“Capitalized Lease Obligation” means, subject to the last sentence of Section 1.2(a), at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP in effect as of the Closing Date.

“Cash” means money, currency or the available credit balance in Dollars, an Alternative Currency or another currency reasonably acceptable to the Administrative Agent in a Deposit Account.

“Cash Collateralize” and “Cash Collateralizing” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuing Bank or a Swing Line Lender (as applicable) and the Lenders, in each case under any Revolving Facility, as collateral for LC Obligations under such Revolving Facility, obligations in respect of Swing Line Loans under such Revolving Facility, or obligations of Lenders under such Revolving Facility to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (i) the Administrative Agent and (ii) the applicable Issuing Bank or the applicable Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by any Approved Member State, the United States of America, Denmark, Mexico, Sweden, the United Kingdom, Canada, Switzerland, Australia or any instrumentality or agency of any of the foregoing, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, the Approved Member State, the United States of America, Denmark, Mexico, Sweden, the United Kingdom, Canada, Switzerland, or Australia, (ii) time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued or guaranteed by or placed with, and money market accounts issued or offered by, (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, at the time of such deposit, certificate of deposits or banker’s acceptance, or the opening of such money market account, combined capital and surplus and undivided profits of not less than $200,000,000 (or the Dollar Equivalent of $100,000,000 in the case of non-U.S. banking institutions) or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-2” (or higher) according to Moody’s, “A-2” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency (any such bank, an

“Approved Bank”), (iii) commercial paper, maturing not more than one year after the date of purchase with a rating, at the time of the acquisition thereof, of “P-2” (or higher) according to Moody’s, or “A-2” (or higher) according to S&P, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than 30 days with any Approved Bank, (vi) shares of any money market mutual fund rated at least AA- or the equivalent thereof by S&P or at least Aa3 or the equivalent thereof by Moody’s at the time of the acquisition thereof, including, without limitation, any such mutual fund managed or advised by any Lender or the Administrative Agent, and (vii) Dollars, Sterling, Alternative Currencies, Brazilian real, any national currency of any Approved Member State, and any local currencies in which Company or any of its Subsidiaries transact business from time to time in the ordinary course of its business. In the case of Investments by any Foreign Subsidiary or Investments made in a country outside of the United States of America, Cash Equivalents shall include (a) investments of the type and maturity described in clauses (i) through (vii) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (i) through (vii) above and in this sentence.

“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), letters of credit, funds transfer, automated clearinghouse, zero balance accounts, returned check, concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, cash pooling, netting or composite accounting arrangements between any one or more of Company and any of its Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposit accounts, commodities accounts and securities accounts, and other cash management services, and including any Sidecar L/C Facility or the Sidecar Bank Guarantee Facility.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means (a) a Domestic Subsidiary of the Company with no material assets other than Capital Stock in one or more (i) CFCs of the Company or (ii) other CFC Holding Companies or (b) a Domestic Subsidiary that is an entity disregarded for United States federal income tax purposes that owns Capital Stock in one or more CFCs.

“Certificated Pledged Stock” has the meaning assigned to that term in Section 6.11.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, (d) any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and

Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder (“Dodd-Frank”) or (e) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (“Basel”); provided that notwithstanding anything herein to the contrary, in regards to Dodd-Frank and Basel, all requests, rules, regulations, guidelines, interpretations, requirements and directives thereunder or issued in connection therewith or in implementation thereof whether or not having the force of law shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means, after the Spin-Off Effective Date, any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of more than 50% of the issued and outstanding shares of Company’s Voting Securities.

“CIBOR” has the meaning assigned to that term in the definition of “Eurocurrency Rate”.

“CIBOR Loan” means a Loan that bears interest at or by reference to CIBOR and is denominated in Danish Krone.

“Closing Date” has the meaning assigned to that term in Section 5.1. The Closing Date occurred on June 29, 2026.

“Code” means the Internal Revenue Code of 1986, as from time to time amended, including the regulations promulgated thereunder, or any successor statute and the regulations promulgated thereunder.

“Co-Documentation Agents” means ING Bank N.V., Dublin Branch, KeyBank National Association and TD Bank, N.A.

“Collateral” means all “Collateral” as defined in each of the Security Documents (if applicable), and all other assets pledged pursuant to the Security Documents; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no event shall the term “Collateral” include, and no Lien securing the Obligations shall attach to, any Excluded Assets.

“Collateral Account” has the meaning assigned to that term in Section 4.4(a).

“Collateral Agent” means Bank of America, N.A., acting as collateral agent for the benefit of the Secured Creditors pursuant to its appointment as the Collateral Agent in Section 11.1 or any other agent or subagent or trustee acting for the benefit of the Secured Creditors with the consent of the Administrative Agent.

“Commitment” means, with respect to each Lender, the aggregate of the Multicurrency Revolving Commitment, USD Revolving Commitment, and each Additional Facility Commitment, Replacement Revolving Commitment, Extended Revolving Commitment, and Extended Additional Facility Commitment of such Lender and “Commitments” means such commitments of all of the Lenders collectively.

“Common Stock” means the common stock of Company, as of the Closing Date par value $0.01.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Comparable Revolving Facility” has the meaning assigned to that term in Section 2.9(c)(ii).

“Compliance Certificate” has the meaning assigned to that term in Section 7.2(a).

“Computation Date” has the meaning assigned to that term in Section 2.8(a).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement for any applicable currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Company, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to that term in Section 2.14(b).

“Consolidated Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP (for the avoidance of doubt, calculated without regard to (x) the penultimate sentence of the definition of “Subsidiary” and (y) clause (b) of the final sentence of the definition of “Subsidiary”).

“Consolidated EBITDA” means, for any period, on a consolidated basis for Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

	(i)	Consolidated Net Income,

plus	(ii)	Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income,

plus	(iii)	charges against income for foreign, federal, state and local taxes in each case based on income or profits, to the extent deducted in computing Consolidated Net Income,

plus	(iv)	depreciation expense, to the extent deducted in computing Consolidated Net Income,

plus	(v)	amortization expense, including, without limitation, amortization of goodwill and other intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the Loan Documents, and other fees, costs and expenses in connection with Permitted Acquisitions, in each case, to the extent deducted in computing Consolidated Net Income,

minus	(vi)	the gain (or plus the loss) (net of any tax effect) resulting from the sale of any capital assets other than in the ordinary course of business to the extent added (deducted) in computing Consolidated Net Income,

minus	(vii)	extraordinary or non-cash nonrecurring after-tax gains (or plus extraordinary or non-cash nonrecurring after-tax losses) to the extent added (deducted) in computing Consolidated Net Income,

minus	(viii)	any non-cash gain resulting from any write-up of assets to the extent added in computing Consolidated Net Income,

plus	(ix)	any non-cash charge resulting from any write-down of assets to the extent deducted in computing Consolidated Net Income,

plus	(x)	any non-cash restructuring charge to the extent deducted in computing Consolidated Net Income,

plus	(xi)	all other non-cash charges (except to the extent such non-cash charges are reserved for cash charges to be taken in the future),

plus	(xii)	(A) fees, costs and expenses in connection with (x) the Spin-Off and the Spin-Off Transactions and (y) the Permitted Transaction, (B) transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances, Investments, Acquisitions, Asset Dispositions, recapitalizations, refinancings, mergers, option buy-outs, or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, (C) fees, costs and expenses in connection with strategic initiatives, transition costs and other business optimization and information systems related fees costs and expenses (including non-recurring employee bonuses in connection therewith and including in connection with each Permitted Transaction and the separation and eventual disposal of businesses or lines of business) and (D) fees, costs and expenses with respect to Receivables Factoring Facilities, to the extent not included in Consolidated Interest Expense,

plus	(xiii)	the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies reasonably identifiable and factually supportable relating to, and projected by Company in good faith to result from, actions taken or with respect to which substantial steps have been taken or are expected to be taken by Company or any of its Subsidiaries within 24 months after the date on which any asset sale, Investment, Asset Disposition, Permitted Transaction, operating improvement, merger or other business combination, acquisition, divestiture, restructuring and cost savings initiative is consummated; provided that the aggregate amount added back pursuant to this clause (xiii) (other than in connection with any mergers, business combinations, acquisitions, divestitures or Permitted Transactions) and clause (xiv) and pursuant to any pro forma adjustments in accordance with the definition of “Pro Forma Basis” in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (after giving effect to such add-backs pursuant to this clause (xiii) and clause (xiv) and such adjustments),

plus	(xiv)	costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities, stores or distribution centers and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that the aggregate amount of any such costs, charges, accruals, reserves or expenses (other than in connection with any mergers, business combinations, acquisitions or divestitures), together with any amounts added back pursuant to clause (xiii) and pursuant to any pro forma adjustment in accordance with the definition of “Pro Forma Basis” in any Test Period shall not exceed 30% of Consolidated EBITDA with respect to such period (after giving effect to such add-backs pursuant to this clause (xiv) and clause (xiii) and such adjustments);

minus	(xv)	all other non-cash items increasing Consolidated Net Income for such period,

in each case calculated for the applicable period in conformity with GAAP; provided, however, Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated EBITDA during any prior periods.

“Consolidated Interest Coverage Ratio” means, as of the last day of any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense to the extent payable in cash for such Test Period.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of the total interest expense (including, subject to the last sentence of Section 1.2(a), that attributable to Capitalized Leases in accordance with GAAP in effect as of the Closing Date) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing but excluding, however, any amortization of deferred financing costs, all as determined on a consolidated basis for Company and its consolidated Subsidiaries in accordance with GAAP plus the interest component of any lease payment under Attributable Debt transactions paid by Company and its Subsidiaries on a consolidated basis plus any discount and/or interest component in respect of a sale of Receivables Facility Assets by Company and its Subsidiaries regardless of whether such discount or interest would constitute interest under GAAP plus dividends paid in cash on Disqualified Capital Stock.

“Consolidated Net Debt” means, at any time, (i) without duplication, all Indebtedness described in clauses (i) through (vi) (other than commercial letters of credit and undrawn amounts under standby letters of credit) of the definition of “Indebtedness” and Guarantee Obligations in respect of the foregoing, in each case, of Company and its Subsidiaries (other than the Unrestricted Entities) determined on a consolidated basis in accordance with GAAP (which shall not include any Indebtedness under a Term Facility or any Permitted Refinancing Indebtedness in respect thereof unless and until any Term Loans under such Term Facility or equivalent under any Permitted Refinancing Indebtedness are drawn hereunder or thereunder) plus (ii) the aggregate outstanding amount, without duplication of clause (i), of Attributable Debt of Company and its Subsidiaries (other than the Unrestricted Entities) determined on a consolidated basis (exclusive of all Excluded Attributable Debt) minus (iii) unrestricted Cash and Cash Equivalents of Company and its Subsidiaries (other than the Unrestricted Entities) determined on a consolidated basis in accordance with GAAP; provided that proceeds of any debt securities, loans or other Indebtedness (including Loans and, if applicable, Letters of Credit) deposited into a segregated account as cash collateral or in escrow or held pursuant to a similar arrangement in connection with the offering of such debt securities, syndication of such loans, or otherwise in connection with such Indebtedness (including any reimbursement obligations in respect thereof), or in connection with any Subject Transaction under clause (a), (b), (e) or (g) of such definition, in each case shall be deemed unrestricted for purposes of this definition. Consolidated Net Debt shall not include the amount of any Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of such Indebtedness. For the avoidance of doubt, Excluded Attributable Debt shall not constitute Attributable Debt or Consolidated Net Debt.

“Consolidated Net Income” means, with respect to any period, the aggregate of the net income (loss) of the Person in question for such period, determined in accordance with GAAP on a consolidated basis; provided that there shall be excluded (i) the income of any unconsolidated Subsidiary and any Person in which any other Person (other than Company or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimis number of shares in order to comply with other similar requirements) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Wholly-Owned Subsidiaries by such Person during such period; provided, that, notwithstanding the foregoing, it is understood and agreed that all Consolidated Net Debt of non-wholly-owned Subsidiaries of Company shall be included in the calculation of Consolidated Net Debt (or Indebtedness for purposes of calculating the Consolidated Interest Coverage Ratio), and subject to the definition of Pro Forma Basis and this definition of Consolidated Net Income, all of the net income (or loss) of such non-wholly-owned Subsidiaries shall be included in computing Consolidated Net Income (without duplication), and (ii) the cumulative effect of a change in accounting principles. All income of Unrestricted Entities shall be excluded from Consolidated Net Income.

“Consolidated Tangible Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP, but excluding therefrom all items that are treated as goodwill and other intangible assets (net of applicable amortization) under GAAP.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it is otherwise subject.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Company; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with Company; (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above; or (iv) any other Person which is required to be aggregated with Company or any of its Subsidiaries pursuant to regulations promulgated under Section 414(o) of the Code.

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.

“Credit Exposure” has the meaning assigned to that term in Section 12.8(b).

“Credit Party” means any Borrower or any Guarantor, and “Credit Parties” means all Borrowers and Guarantors.

“Customary Permitted Liens” means for any Person:

(i) Liens for Taxes, assessments, levies or governmental charges that are not required to be discharged pursuant to Section 7.5 or not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently pursued for which adequate provision for the payment of such Taxes, assessments or governmental charges has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization, or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(ii) (A) mechanics’, suppliers’, processor’s, materialmen’s, carriers’, warehousemen’s, workmen’s, repairmen’s, landlord’s and other Liens arising by operation of law and arising or created in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued; provided that adequate provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization, or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect and (B) bank guarantees, letters of credit and/or cash, Cash Equivalents and other deposits securing bank guarantees or letters of credit (and reimbursement obligations in respect of the foregoing), in each case securing or otherwise supporting the obligations described in clause (A) above, or otherwise securing or supporting the obligations described in this clause (B);

(iii) Liens consisting of pledges or cash, Cash Equivalents or other deposits in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits, other similar benefits and other social security laws or regulations or liens created by pension standards legislation (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA), and Liens consisting of bank guarantees, letters of credit and/or pledges and cash, Cash Equivalents and other deposits securing bank guarantees or letters of credit (and reimbursement obligations in respect of the foregoing), in each case securing or otherwise supporting the obligations described in this clause (iii);

(iv) (A) Liens consisting of cash, Cash Equivalents or other deposits made in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases (other than Indebtedness), statutory obligations, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under operating leases, (B) Liens securing surety, indemnity, performance, appeal, customs and release bonds, and other similar obligations incurred in the ordinary course of business and (C) Liens consisting of bank guarantees, letters of credit and/or pledges and cash, Cash Equivalents and other deposits securing bank guarantees or letters of credit (and reimbursement obligations in respect of the foregoing), in each case securing or otherwise supporting the obligations described in clauses (A) and/or (B) above, or otherwise securing or supporting the obligations described in this clause (C);

(v) Permitted Real Property Encumbrances;

(vi) attachment, judgment, writs or warrants of attachment or other similar Liens arising in connection with court or arbitration proceedings which do not constitute an Event of Default under Section 10.1(h);

(vii) licenses and sublicenses of (or other grants of rights to use) software, patents, copyrights, trademarks, or other intellectual property rights and other general intangibles (i) not interfering, in any material respect, with the conduct of the business of Company and its Subsidiaries, taken as a whole, (ii) between or among Company and its Subsidiaries (or between or among Company’s Subsidiaries), or (iii) existing as of the Closing Date or the Spin-Off Effective Date;

(viii) Liens (A) in respect of an option or agreement to sell, transfer or dispose of any asset and, to the extent constituting a Lien, negative pledges of such assets pending the consummation of such transaction or (B) solely on any earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it;

(ix) Liens arising due to any treasury, depositary, cash management services, automated clearinghouse transfer of funds, overdraft protections, cash pooling, netting or composite accounting arrangements between any one or more of Company and any of its Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposit accounts, commodities accounts and securities accounts, and Liens securing obligations arising under Cash Management Agreements;

(x) leases or subleases granted to others to the extent permitted in Section 8.4(b) and any interest or title of a lessor, licensor or sublessor or sublicensor under any lease or license not prohibited by this Agreement;

(xi) customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposits of cash, deposit accounts, securities accounts, commodities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where Company or any of its Subsidiaries maintains securities accounts, commodities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction in the ordinary course of business permitted by this Agreement; and

(xii) Liens arising from filing precautionary UCC financing statements relating to operating leases or other obligations not constituting Indebtedness or relating to Capitalized Lease Obligations or Attributable Debt (to the extent that such Capitalized Lease Obligations or Attributable Debt would be permitted to be secured by Liens under Section 8.1 without regard to this clause (xii)).

“Daily Rate” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternative Currency Alternate Rate. For the avoidance of doubt, RFR Loans do not constitute Daily Rate Loans for the purposes of this Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Danish Krone” means the lawful currency of Denmark.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the United Kingdom’s Insolvency Act 1986 and the United Kingdom’s Corporate Insolvency and Governance Act 2020 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, scheme of arrangement, restructuring, restructuring plan or other similar debtor relief laws of the United States of America, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning assigned to that term in Section 2.14(b).

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Margin for Base Rate Loans.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, the Term Loans, participations in LC Obligations or participations in Swing Line Loans required to be funded by it hereunder on (in the case of Term Loans), or within 2 Business Days of (in the case of any other Loans or participations), the date required to be funded by it hereunder (unless such funding is the subject of a good faith dispute or such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 1 Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified Company, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further that a Lender shall not be a Defaulting Lender solely by virtue of an Undisclosed Administration.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a bank, savings and loan association, credit union, or like organization, other than investment property or an account evidenced by a negotiable certificate of deposit.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:

(i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Capital Stock that is not Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the latest Maturity Date in effect at the time of the incurrence or issuance thereof (measured at the time of the incurrence or issuance thereof) (except as a result of a change of control, asset sale or other requirement to make a customary offer to repurchase upon a “fundamental change” (or similar event) that is customary at the time of incurrence or issuance, in each case so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or fundamental change event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Unpaid Drawings of the LC Obligations related thereto have been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank));

(ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to the latest Maturity Date in effect at the time of the incurrence or issuance thereof (measured at the time of the incurrence or issuance thereof) (except in the case of this clause (ii) as a result of a change of control, asset sale or other requirement to make a customary offer to repurchase upon a “fundamental change” (or similar event) that is customary at the time of incurrence or issuance, in each case so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or fundamental change event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Unpaid Drawings of the LC Obligations related thereto have been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank)); or

(iii) provides for the scheduled payments of dividends in Cash on or prior to the latest Maturity Date in effect at the time of the incurrence or issuance thereof (measured at the time of the incurrence or issuance thereof).

Notwithstanding anything to the contrary in the first sentence of this definition, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of Company or any of its Subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer or consultant (or their respective Affiliates or immediate family members) of Company or any of its Subsidiaries shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” has the meaning assigned to that term in the definition of “Eligible Assignee.”

“Dividend” has the meaning assigned to that term in Section 8.5.

“Dollar” and “$” means lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such other currency on the most recent Computation Date provided for in Section 2.8(a).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Drawing” has the meaning assigned to that term in Section 2.10(d)(ii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Amount” means (a) with respect to any Loans under any Facility on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans under such Facility occurring on such date and (b) with respect to any outstanding LC Obligations under any Facility on any date, the Dollar Equivalent amount of such LC Obligations under such Facility on such date after giving effect to any issuances of Letters of Credit under such Facility occurring on such date and any other changes in the aggregate amount of the LC Obligations under such Facility as of such date, including as a result of any reimbursements of outstanding Unpaid Drawings under any Letters of Credit under such Facility or any reductions in the maximum amount available for Drawing under Letters of Credit under such Facility taking effect on such date.

“Eligible Assignee” means a commercial bank, financial institution, financial company, Fund or insurance company in each case, together with its Affiliates, Approved Funds or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by the Administrative Agent and Company, such approval not to be unreasonably withheld or delayed; provided that an “Eligible Assignee” shall not include (i) a private individual (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a private individual), (ii) a competitor of Company and its Subsidiaries or any of such competitor’s Affiliates, in each case identified in writing to the Administrative Agent from time to time (or, in the case of Affiliates of a competitor, to the extent that such Person is clearly identifiable as an Affiliate of such competitor on the basis of such Affiliate’s name), (iii) a Defaulting Lender, (iv) any Borrower or any Affiliate of any Borrower and/or (v) any other Person and any Affiliate of such Person, in each case identified by Company in writing to the Administrative Agent from time to time (including prior to the Closing Date); provided, further, that any designation pursuant to subclause (ii) or subclause (v) (x) shall become effective two days after delivery of notice in writing to the Administrative Agent and (y) shall not apply retroactively to disqualify any Lender or Participant as of the date such designation becomes effective (each Person under (i), (ii), (iii), (iv) or (v), an “Ineligible Assignee” and each Person under (ii) or (v), a “Disqualified Institution”).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to, or operation of, the Euro in one or more member states.

“Environmental Claim” means any notice of violation, claim, suit, demand, abatement order, or other lawful order by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), property damage, contribution, cost recovery, or any other common law claims, indemnity, indirect or consequential damages, damage to the environment, nuisance, cost recovery, pollution or contamination of the environment, or natural resources, or for fines, penalties, restrictions or injunctive relief, in each case, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to the Premises or (b) the violation, or alleged violation, of any Environmental Laws relating to Company’s or any of its Subsidiaries’ operations or any Premises.

“Environmental Laws” means any and all applicable foreign, federal, state, provincial or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives, or Environmental Permits relating to the protection of the environment or, as it relates to exposure to Hazardous Materials, health and safety, including, but not limited to, the following statutes as now written and hereafter amended: the Water Pollution Control Act, as codified in 33 U.S.C. § 1251 et seq., the Clean Air Act, as codified in 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. § 300f et seq., as well as all provincial, state, local or other equivalents.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws or Environmental Permits or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the environment.

“Environmental Permits” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws and necessary or reasonably required for the current operation of the business of Company or any Subsidiary of Company.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, as from time to time amended.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of (i) Section 414(b) or (c) of the Code or Section 4001(b) of ERISA or (ii) solely for purposes of Sections 412 of the Code or 302 of ERISA, within the meaning of Section 414(m) or (o) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 11.14(a).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.14(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency adopted by or which is adopted by Participating Member States of the European Union.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA,” as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period for such Interest Period;

(c) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(d) denominated in Swedish Krona, the rate per annum equal to the Stockholm Interbank Offered Rate (“STIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(e) denominated in Danish Krone, the rate per annum equal to the Copenhagen Interbank Offered Rate (“CIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(f) denominated in any other Agreed Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Agreed Alternative Currency at the time such Agreed Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 2.8 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 2.8;

provided, that if any Eurocurrency Rate shall be less than the Floor, such rate shall be deemed zero for purposes of this Agreement.

“European Swing Line Lender” means Bank of America, N.A. or any of its Affiliates acting in such capacity.

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Exchange Rate” means, on any day, with respect to conversions between Dollars and any other currency, the Spot Rate; provided that if at the time of any such determination, for any reason, no such Spot Rate is being quoted, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error. For purposes of determining the Exchange Rate in connection with an Alternative Currency Loan such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing. The Administrative Agent shall provide Borrowers with the then current Exchange Rate from time to time upon any Borrower’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Loan (other than any such Loan denominated in Sterling), the date which is 2 Business Days prior to such borrowing and the same day for Sterling borrowings.

“Excluded Assets” means, collectively:

(x) in the case of any Credit Party other than a Non-U.S. Credit Party:

(a) all fee-owned real property and all leasehold interests in real property;

(b) (i) motor vehicles and other assets subject to certificates of title, (ii) letter-of-credit rights not constituting supporting obligations of other Collateral and (iii) commercial tort claims with a value (as reasonably estimated by the Administrative Borrower) of less than $25,000,000, except, in each case of clauses (i)-(iii), to the extent a security interest therein can be perfected solely by the filing of a UCC financing statement;

(c) any Margin Stock;

(d) any assets, the pledge or grant of security interests of which is prohibited by applicable law, rule or regulation or agreements with any governmental authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions of the UCC;

(e) any asset to the extent that any pledge or security interest therein is prohibited by any contractual obligation binding on such asset (in effect on the Closing Date or at the time of the acquisition of such asset or at the time that such entity which owns such asset is merged or consolidated with or into, or acquired by a Credit Party or any of its Subsidiaries, or becomes a Subsidiary, and not incurred in contemplation thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC);

(f) any interest in any joint venture or non-Wholly-Owned Subsidiary that cannot be pledged without (i) the consent of one or more third parties other than Company or any of its Subsidiaries (other than any Unrestricted Entity) under the Organizational Documents (and/or shareholders’ or similar agreement) of such joint venture or non-Wholly-Owned Subsidiary or (ii) giving rise to a “right of first refusal,” a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any third party other than Company or any of its Subsidiaries (other than any Unrestricted Entity) in accordance with the Organizational Documents (and/or shareholders’ or similar agreement) of such joint venture or non-Wholly-Owned Subsidiary except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable law notwithstanding such requirement or prohibition;

(g) [reserved];

(h) any Capital Stock of any Foreign Subsidiary that is a CFC or any CFC Holding Company in excess of sixty-five percent (65.0%) of the issued and outstanding voting Capital Stock and one-hundred percent (100%) of the issued and outstanding non-voting Capital Stock of each such Foreign Subsidiary or CFC Holding Company;

(i) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Company or any of its Subsidiaries), in each case, except to the extent such prohibition or restriction is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC;

(j) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC;

(k) any property or assets subject to a purchase money security interest, capital lease obligation, or similar arrangement permitted hereunder, in each case, if the agreement pursuant to which such purchase money security interest, capital lease obligation, or similar arrangement is created (or in the document providing for such financing or capital lease) prohibits or requires the consent of any Person other than any Credit Party which has not been obtained (without any obligation on any Credit Party to obtain such consent) as a condition to the creation of any other Lien on such property;

(l) Receivables Facility Assets subject to Liens securing a Permitted Accounts Receivable Securitization or a Receivables Factoring Facility that is permitted hereunder;

(m) any asset subject to a Lien permitted by Sections 8.1(h), (p), (s), (t), or (v), in each case, for so long as the contract or other agreement or arrangement pursuant to which such Lien is granted or created prohibits the creation of any other Lien on such property;

(n) any intent-to-use (or similar) trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” notice and/or filing with respect thereto; or

(o) deposit accounts that are maintained and used solely as (i) payroll and other employee wage and benefit accounts, (ii) tax accounts, including, without limitation, sales tax accounts, (iii) escrow accounts, or (iv) fiduciary or trust accounts used solely for the benefit of a person that is an unaffiliated third party and, in the case of clauses (i) through (iv), the funds or other property held in or maintained in any such account; and

(y) in the case of any Non-U.S. Credit Party, such assets as the Administrative Agent and the Administrative Borrower may agree in their sole discretion to exclude from the Collateral provided by such Non-U.S. Credit Party.

“Excluded Attributable Debt” means (a) Attributable Debt (for purposes of this definition, without regard to the proviso thereto) under any Receivables Factoring Facility which is non-recourse except (i) for customary representations, warranties, covenants and indemnities made in connection with such facilities or (ii) as is otherwise customary (as determined by Company in good faith) for similar transactions in the applicable jurisdictions, and (b) any off-balance sheet Permitted Accounts Receivable Securitization.

“Excluded Subsidiary” means any Subsidiary of Company on a pro forma basis giving effect to the Spin-Off:

(a) that is an Unrestricted Entity;

(b) that, in accordance with the Agreed Guaranty and Security Principles, is not required to guarantee the Obligations (including pursuant to the Guaranty) or pledge or grant a security interest in its assets on the Closing Date (or, if later, on the date such Subsidiary is formed or acquired);

(c) that is a special purpose entity (including Receivables Subsidiaries) or a captive insurance company;

(d) in the case of any obligation under any hedging arrangement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any Subsidiary of Company that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act;

(e) that is (i) a Domestic Subsidiary of a Foreign Subsidiary of the Company that is a CFC or (ii) a CFC Holding Company; or

(f) that is a Foreign Subsidiary (other than a Foreign Borrower);

provided that no Borrower shall constitute an Excluded Subsidiary prior to being removed as a Borrower in accordance with Section 2.15.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment to a U.S. Borrower pursuant to a law in effect on the date on which (1) such Lender acquires the applicable interest in the Loan or applicable Commitment (other than pursuant to an assignment under Section 3.6(f)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Commitment or Loan or to such Lender immediately before it changed its lending office,

(c) [reserved];

(d) Taxes attributable to such Recipient’s failure to comply with Section 4.7(f);

and/or

(e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Maturity Date” has the meaning assigned to that term in Section 2.14(a).

“Extended Additional Facility Commitment” means the Additional Facility Commitment of any Lender that agrees to an extension of the Maturity Date with respect to such Additional Facility Commitment pursuant to a Maturity Date Extension Request, as such commitment may be adjusted from time to time pursuant to this Agreement.

“Extended Facility” means any Extended Term Facility and/or any Extended Revolving Facility, as the context requires.

“Extended Revolving Commitment” means the Revolving Commitment of any Revolving Lender under any Revolving Facility that agrees to an extension of the Maturity Date with respect to such Revolving Commitment pursuant to a Maturity Date Extension Request, as such commitment may be adjusted from time to time pursuant to this Agreement.

“Extended Revolving Facility” means any Revolving Facility, Additional Revolving Facility or Replacement Revolving Facility that is extended pursuant to Section 2.14.

“Extended Revolving Loans” means the Revolving Loans of any Revolving Lender under any Revolving Facility that agrees to an extension of the Maturity Date with respect to such Revolving Loans pursuant to a Maturity Date Extension Request.

“Extended Term Facility” means any Term Facility that is extended pursuant to Section 2.14.

“Extended Term Loans” means the Term Loans of any Lender under any Term Facility that agrees to an extension of the Maturity Date with respect to such Term Loans pursuant to a Maturity Date Extension Request.

“Extension Effective Date” has the meaning assigned to that term in Section 2.14(b).

“Facility” means any of the credit facilities established under this Agreement, including pursuant to Sections 2.1, 2.9, 2.12, 2.13 and 2.14.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement (and any related fiscal or regulatory legislation, rules, practices or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities) implementing the foregoing.

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by the Administrative Agent from 3 federal funds brokers of recognized standing selected by the Administrative Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means each Fee Letter, dated as of March 18, 2026, among Company and any one or more of the Administrative Agent, the Lead Arrangers and Lenders or any of their respective affiliates party thereto, as each of the same may at any time be amended, supplemented, restated or otherwise modified.

“Financial Covenant Adjustment Period” means, for each Permitted Acquisition (or series of related Permitted Acquisitions) with aggregate consideration (including any Indebtedness assumed in connection therewith) in excess of $50,000,000, the four consecutive Fiscal Quarter period commencing with the Fiscal Quarter in which such Permitted Acquisition (or series of related Permitted Acquisitions) occurred.

“Fiscal Quarter” means each 13-week period during a Fiscal Year, beginning with the first day of such Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the Saturday closest to December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2026”) refer to the Fiscal Year ending on the Saturday closest to December 31 of such calendar year.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Borrower” means any Other Borrower that is a Foreign Subsidiary.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program, arrangement or agreement established or maintained outside of the United States of America by Company or one or more of its Subsidiaries exclusively for the benefit of employees of Company or such Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments required by applicable law to be made upon retirement, and which is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form 10” means the Registration Statement on Form 10 (including the information statement and the other exhibits filed therewith or incorporated by reference therein), originally filed by the Company with the SEC on May 4, 2026, as amended, supplemented or otherwise modified from time to time prior to the declaration thereof as effective by the SEC.

“Fronting Exposure” means, at any time there is a Defaulting Lender under any Revolving Facility, (a) with respect to an Issuing Bank, such Defaulting Lender’s Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of the outstanding LC Obligations under such Revolving Facility other than LC Obligations under such Facility as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders under such Revolving Facility or Cash Collateralized in accordance with the terms hereof and (b) with respect to a Swing Line Lender under any Revolving Facility, such Defaulting Lender’s Multicurrency Revolver Pro Rata Share (in the case of Swing Line Loans made under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of Swing Line Loans made under the USD Revolving Facility) of Swing Line Loans made under such Revolving Facility other than Swing Line Loans made under such Revolving Facility as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders under such Revolving Facility, repaid by the applicable Borrower or Cash Collateralized in accordance with the terms hereof.

“Fund” means a Person that is a fund that makes, purchases, holds or otherwise invests in commercial loans or similar extensions of credit in the ordinary course of its existence.

“GAAP” means generally accepted accounting principles in the U.S. as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the U.S., that are applicable to the circumstances as of the date of determination.

“Government Acts” has the meaning assigned to that term in Section 2.10(h).

“Governmental Authority” means any nation or government, any intergovernmental or supranational body (including the European Union and the European Central Bank), any state, province or other political subdivision thereof and any entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors” means, collectively, Company, each Borrower that is organized or formed in the United States or any state thereof or the District of Columbia (other than with respect to its own obligations) and each of Company’s Wholly-Owned Domestic Subsidiaries, other than Excluded Subsidiaries, that is a Material Subsidiary now or hereafter party to the Guaranty (until released therefrom as expressly permitted hereunder or thereunder). Notwithstanding anything to the contrary in any Loan Document, by written notice to the Administrative Agent, Company may elect to have a Subsidiary become a Guarantor hereunder or to cause an Excluded Subsidiary to become a Guarantor hereunder; provided that such Subsidiary shall comply with the requirements of Section 7.12 mutatis mutandis.

“Guaranty” has the meaning assigned to that term in Section 5.1(a)(ii).

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 2.15.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, per- or polyfluoroalkyl substances and radon gas; or (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect.

“Honor Date” has the meaning assigned to that term in Section 2.10(d).

“Indebtedness” means, as applied to any Person (without duplication):

(i) all indebtedness of such Person for borrowed money;

(ii) the deferred and unpaid balance of the purchase price of assets or services (other than (x) trade payables and other accrued liabilities incurred in the ordinary course of business, (y) deferred compensation arrangements and (z) earn-out obligations unless such earn-out obligations have been liquidated and are not paid when due) which purchase price is due more than 6 months from the date of incurrence of the obligation in respect thereof;

(iii) all Capitalized Lease Obligations;

(iv) all Indebtedness of the type described in clauses (i) through (iii) above and clauses (v) through (x) below secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is nonrecourse to such Person (provided that with respect to Indebtedness that is nonrecourse to the credit of such Person, such Indebtedness shall be taken into account only to the extent of the lesser of the fair market value of the asset(s) subject to such Lien and the amount of Indebtedness secured by such Lien);

(v) indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(vi) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

(vii) net obligations of such Person under Swap Contracts;

(viii) Guarantee Obligations of such Person in respect of Indebtedness described in clauses (i) through (viii) and clause (x) of this definition); and

(ix) Attributable Debt of such Person;

provided that Indebtedness shall exclude loans or advances made by Company or any of its Subsidiaries to Company or any of its Subsidiaries to the extent that such loans or advances are made or issued in the ordinary course of business and have a term of 364 days or less (inclusive of any rollover or extension of the term).

For the avoidance of doubt, Excluded Attributable Debt shall not constitute Indebtedness.

“Indemnified Person” has the meaning assigned to that term in Section 12.4(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Assignee” has the meaning assigned to that term in the definition of “Eligible Assignee.”

“Initial Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Initial Issuing Bank” has the meaning assigned to that term in the introduction to this Agreement.

“Intellectual Property” has the meaning assigned to that term in Section 6.20.

“Intercompany Indebtedness” means Indebtedness of Company or any of its Subsidiaries which is owing to Company or any of its Subsidiaries.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date, (b) as to any Eurocurrency Loan having an Interest Period of 3 months or less, the last day of the Interest Period applicable thereto, (c) as to any Eurocurrency Loan having an Interest Period longer than 3 months, each day that is a 3 month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto, (d) as to any SOFR Loan having an Interest Period of 3 months or less, the last day of the Interest Period applicable thereto, (e) as to any SOFR Loan having an Interest Period longer than 3 months, each day that is a 3 month anniversary of the first day of the Interest Period applicable thereto and (f) as to any RFR Loan, the last Business Day of each March, June, September and December (as applicable); provided that, as to any such RFR Loan, (1) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (2) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month; provided, that for purposes of this clause (f), the date of a Borrowing of a Loan initially shall be the date on which such Loan is made; provided, however, that in addition to the foregoing, each of (i) with respect to a Revolving Facility, the date upon which both the Revolving Commitments under such Revolving Facility have been terminated and all Revolving Loans under such Revolving Facility are due and payable, and (ii) the applicable Maturity Date, shall in each case be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for any applicable Loan.

“Interest Period” has the meaning specified in Section 3.4.

“Inventory” means, inclusively, all inventory as defined in the UCC from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by Company or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in a business.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or any Receivable created or acquired in the ordinary course of business and other than any intercompany loans or advances to the extent that such intercompany loans or advances have a term of 364 days or less (inclusive of any rollover or extension of the term)), including all Indebtedness to such Person in respect of consideration from a sale of property by such person other than in the ordinary course of its business, (iii) any Acquisition or (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon, cash interest thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Company or its Subsidiaries) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Notice of Issuance, the Letter of Credit Amendment Request, and any other document, agreement and instrument entered into by Issuing Bank and a Borrower or in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means the Initial Issuing Bank and any other Lender agreed to by such Lender from time to time (in each case other than any Defaulting Lender), Company and the Administrative Agent which has issued, or has agreed to issue, a Letter of Credit pursuant to Section 2.10. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates.

“Issuing Country” has the meaning assigned to that term in Section 2.8(e).

“LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Obligations” means, at any time, (a) in the case of the Multicurrency Revolving Facility, the Multicurrency LC Obligations, and (b) in the case of the USD Revolving Facility, the USD LC Obligations.

“LC Participant” has the meaning assigned to that term in Section 2.10(e)(i).

“LCT Election” has the meaning assigned to such term in Section 1.5.

“LCT Test Date” has the meaning assigned to such term in Section 1.5.

“Lead Arrangers” means Bank of America, N.A., Cooperatieve Rabobank U.A., New York Branch, JPMorgan Chase Bank N.A., PNC Capital Markets LLC and Wells Fargo Bank, National Association.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; and

(b) similar principles, rights and defenses under the laws of any Relevant Jurisdiction.

“Lender” and “Lenders” have the meanings assigned to those terms in the introduction to this Agreement and shall include any New Lender and any Person that becomes a “Lender” as contemplated by Section 12.8, any Term Lender, any Swing Line Lender and any Revolving Lender.

“Lender Recipient Parties” mean, collectively, the Lenders, the Swing Line Lenders and the Issuing Banks.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent in writing, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit Amendment Request” has the meaning assigned to that term in Section 2.10(c).

“Letter of Credit Payment” means as applicable (a) all payments made by the respective Issuing Bank pursuant to either a draft or demand for payment under a Letter of Credit or (b) all payments by Revolving Lenders under any Revolving Facility having Revolving Commitments to such Issuing Bank under such Revolving Facility (whether or not in accordance with their Pro Rata Share under such Revolving Facility).

“Letter of Credit Report” means a Letter of Credit Report substantially in the form of Exhibit 2.10(i) (or such other form as mutually agreed by the Issuing Bank and the Administrative Agent).

“Letters of Credit” means the Multicurrency Letters of Credit and/or the USD Letters of Credit, as the context requires.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien (statutory or otherwise), charge, or deposit arrangement (other than a deposit to a Deposit Account not intended as security) of any kind or other arrangement of similar effect (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, or any sale of Receivables with recourse against the seller or any Affiliate of the seller; provided that any such sale shall not be deemed to be with recourse solely because there is limited recourse on account of environmental warranties and indemnities, indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, dilutions, profits, insurance and condemnation proceeds, and other customary carveouts in a non-recourse sale of Receivables); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any Acquisition of, or similar third-party Investment by one or more of Company and its Subsidiaries in, any assets, business or Person permitted by this Agreement the consummation of which is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” means any (a) Limited Condition Acquisition, (b) redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, (c) any asset sale, Permitted Asset Disposition or other Asset Disposition, or (d) any declaration of a Restricted Payment in respect of, or advance notice of, or any offer to, purchase, redeem or otherwise acquire or retire for value, any Capital Stock of one or more of Company and its Subsidiaries, that is not subject to obtaining financing.

“Loan” means any Term Loan, Revolving Loan, Swing Line Loan, loan made pursuant to any tranche of Additional Term Loans, loan made pursuant to any other Additional Facility, loan made pursuant to any tranche of Replacement Revolving Loans, loan made pursuant to any tranche of Replacement Term Loans, loan made pursuant to any Extended Revolving Commitment, or loan made pursuant to any tranche of Extended Term Loans, as applicable, and “Loans” means all such loans collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, each Security Document, the Guaranty, each other document designated in writing by (i) the Administrative Agent and/or the Lenders and (ii) Company as a “Loan Document,” and, solely for purposes of Section 12.4(c), each Fee Letter, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Majority Lenders” of any Facility means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of other Facilities under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Margin Stock” has the meaning specified in Regulation U issued by the Board.

“Master Agreement” has the meaning assigned to that term in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of Company and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under any Loan Documents, or (c) the rights and benefits available to the Lenders, taken as a whole, under any Loan Document.

“Material Intellectual Property” means any intellectual property that is material to the operation of the business of the Company and its Subsidiaries, taken as a whole.

“Material Subsidiary” means any Subsidiary of Company, which either (i) the consolidated total assets of which were more than 2% of Company’s Consolidated Assets as of the end of the most recently completed Fiscal Year of Company for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 2% of Company’s consolidated total revenues for such period; provided that each Other Borrower (only for so long as such Subsidiary remains a Borrower, unless such Subsidiary otherwise meets the requirements under this definition) shall be deemed to be Material Subsidiaries. Assets of Foreign Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of Company included in such audited financial statements.

“Maturity Date” means (a) with respect to each Revolving Facility, the Revolver Termination Date for such Revolving Facility; provided that for purposes of this clause (a), any Extended Revolving Commitments (and any Loans made pursuant thereto) shall constitute a separate Revolving Facility, independent of the Revolving Facility extended thereby, (b) with respect to each Term Facility, the Term Maturity Date for such Term Facility; provided that for purposes of this clause (b), any Extended Term Loans shall constitute a separate Term Facility, independent of the Term Facility extended thereby, and (c) with respect to any Additional Facility or any tranche of Extended Additional Facility Commitments, Extended Revolving Commitments or Extended Term Loans, the date specified as the “Maturity Date” (or equivalent term) therefor in the applicable amendment to this Agreement setting forth the terms of such Additional Facility or tranche of Extended Additional Facility Commitments, Extended Revolving Commitments or Extended Term Loans, as the context may require.

“Maturity Date Extension Request” has the meaning assigned to that term in Section 2.14(a).

“Maximum Commitment” means, when used with reference to any Lender under any Facility, such Lender’s Commitment under such Facility.

“Middleby” has the meaning assigned to such term in the Recitals to this Agreement

“Middleby Credit Agreement” means that certain Eighth Amended and Restated Credit Agreement, dated as of October 21, 2021 (as amended, restated, amended and restated or supplemented from time to time prior to the Closing Date), by and among Middleby, Middleby Marshall Inc., a Delaware corporation, the other loan parties from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

“Minimum Borrowing Amount” means (i) with respect to Base Rate Loans, $1,000,000, (ii) with respect to SOFR Loans, $3,000,000 (iii) with respect to Eurocurrency Loans, €2,000,000, (iv) with respect to RFR Loans, £2,000,000 in the case of a Borrowing in Sterling, (v) with respect to USD Swing Line Loans or Multicurrency U.S. Swing Line Loans, $1,000,000, (vi) with respect to Multicurrency European Swing Line Loans, £500,000 in the case of a Borrowing in Sterling, €1,000,000 in the case of a Borrowing in Euro, and (vii) in the case of any other Borrowing in any Alternative Currency, the Dollar Equivalent of $3,000,000.

“Minimum Borrowing Multiple” means, (i) in the case of a Borrowing in Dollars, $1,000,000, (ii) in the case of a Borrowing in Euros, €1,000,000, (iii) in the case of a Borrowing in Sterling £500,000 or (iv) in the case of a Borrowing in any other Alternative Currency, a whole multiple of the Dollar Equivalent of $1,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Most Recent Total Net Leverage Ratio” means, at any date, the Net Leverage Ratio as of the end of the most recent Test Period; provided, however, that if Company fails to deliver such financial statements as required by Section 7.1 and further fails to remedy such default within 5 days of notice thereof from the Administrative Agent, then, until Company delivers such financial statements, without prejudice to any other rights of any Lender hereunder, the Most Recent Total Net Leverage Ratio shall be deemed to be greater than 4.00 to 1.00 as of the date such financial statements were required to be delivered under Section 7.1.

“Multicurrency Borrower” means Company and/or each Subsidiary of the Company that is (or becomes, pursuant to Section 2.15) a Borrower under the Multicurrency Revolving Facility and listed as a Multicurrency Borrower on Schedule 1.1(d) as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 2.15 or otherwise in accordance with the terms of this Agreement; provided that each Person that becomes a Multicurrency Borrower after the Closing Date must either be (a) a Domestic Subsidiary, (b) organized in any of Australia, Canada, Denmark, Germany, Sweden, Switzerland, Mexico or the United Kingdom or (c) organized in a jurisdiction as to which all Multicurrency Revolving Lenders have confirmed to the Administrative Agent their ability and willingness to make Loans into such jurisdiction.

“Multicurrency European Swing Line Loans” has the meaning assigned to that term in Section 2.1(g)(i)(2).

“Multicurrency European Swing Line Note” has the meaning assigned to such term in Section 2.2(a)(5).

“Multicurrency LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Multicurrency Letters of Credit and (b) the aggregate amount of Unpaid Drawings under Multicurrency Letters of Credit that have not been reimbursed. The Multicurrency LC Obligation of any Multicurrency Revolving Lender at any time means its Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations outstanding at such time.

“Multicurrency Letters of Credit” means, collectively, all Standby Letters of Credit and Bank Guarantees, in each case issued under the Multicurrency Revolving Facility and otherwise pursuant to the terms of this Agreement.

“Multicurrency Revolver Pro Rata Share” means, when used with reference to any Multicurrency Revolving Lender and any described aggregate or total amount in respect of the Multicurrency Revolving Facility, an amount equal to such Multicurrency Revolving Lender’s Revolver Pro Rata Share under the Multicurrency Revolving Facility.

“Multicurrency Revolver Sublimit” means, when used in reference to Company, the Total Multicurrency Revolving Commitment and when used in reference to any Multicurrency Borrower, the maximum aggregate Effective Amount of outstanding Multicurrency Revolving Loans, Multicurrency LC Obligations and Multicurrency Swing Line Loans permitted to be borrowed or otherwise incurred by such Multicurrency Borrower under the Multicurrency Revolving Facility, which amount is set forth on Schedule 1.1(c) under the heading “Multicurrency Revolver Sublimit,” as the same may be amended, restated, supplemented or otherwise modified pursuant to Section 2.15 or otherwise in accordance with the terms of this Agreement.

“Multicurrency Revolving Borrowers” means the Initial Borrower and the Multicurrency Borrowers.

“Multicurrency Revolving Commitment” means, with respect to any Multicurrency Revolving Lender, the obligation of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans (including loans made pursuant to any Additional Facility that increases the Multicurrency Revolving Facility and loans made pursuant to any Extended Revolving Commitment or Replacement Revolving Commitment in respect of the Multicurrency Revolving Facility) and to participate in Multicurrency Letters of Credit and Multicurrency Swing Line Loans, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Multicurrency Revolving Commitment,” and “Multicurrency Revolving Commitments” means such commitments collectively, which commitments equal $250,000,000 in the aggregate as of the Closing Date.

“Multicurrency Revolving Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(i).

“Multicurrency Revolving Commitment Percentage” means, as to any Multicurrency Revolving Lender, such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share.

“Multicurrency Revolving Commitment Period” means, with respect to the Multicurrency Revolving Commitments, the period from and including the Closing Date (or in the case of any class of Extended Revolving Commitments or Replacement Revolving Commitments in respect of the Multicurrency Revolving Facility, from and including the date such commitments become effective), to but not including the Maturity Date for such Facility or, in the case of the Multicurrency Swing Line Commitment, the earlier of the Maturity Date for such Facility and the date that is 5 Business Days prior to the latest Maturity Date for such Facility.

“Multicurrency Revolving Facility” means the credit facility under this Agreement evidenced by the Multicurrency Revolving Commitments (including commitments under any Additional Facility that increases the Multicurrency Revolving Commitments, and Extended Revolving Commitments and Replacement Revolving Commitments in respect of the Multicurrency Revolving Facility) and the Multicurrency Revolving Loans (including loans made pursuant to any Additional Facility that increases the Multicurrency Revolving Facility and loans made pursuant to any Extended Revolving Commitment and any Replacement Revolving Commitment).

“Multicurrency Revolving Lender” means any Lender which has a Multicurrency Revolving Commitment or has made a Multicurrency Revolving Loan. Each reference to any Multicurrency Revolving Lender shall be deemed to include such Multicurrency Revolving Lender’s Applicable Designee. Notwithstanding the designation by any Multicurrency Revolving Lender of an Applicable Designee, the Credit Parties and the Administrative Agent shall be permitted to deal solely and directly with such Multicurrency Revolving Lender in connection with such Multicurrency Revolving Lender’s rights and obligations under this Agreement.

“Multicurrency Revolving Loan” and “Multicurrency Revolving Loans” have the meanings given in Section 2.1(b).

“Multicurrency Revolving Note” has the meaning assigned to that term in Section 2.2(a)(3).

“Multicurrency Swing Line Commitment” means, with respect to the European Swing Line Lender or the U.S. Swing Line Lender, as applicable, at any date, the obligation of such Swing Line Lender to make Multicurrency Swing Line Loans pursuant to Section 2.1(g)(i)(1) or (g)(i)(2) up to the aggregate principal amount referred to therein.

“Multicurrency Swing Line Facility” means the credit facility under this Agreement evidenced by the Multicurrency Swing Line Commitment and the Multicurrency Swing Line Loans.

“Multicurrency Swing Line Loan” means a Multicurrency European Swing Line Loan or a Multicurrency U.S. Swing Line Loan, as the context requires.

“Multicurrency Swing Line Loan Participation Certificate” means a certificate, substantially in the form of Exhibit 2.1(g).

“Multicurrency U.S. Swing Line Loans” has the meaning assigned to that term in Section 2.1(g)(i)(1).

“Multicurrency U.S. Swing Line Note” has the meaning assigned to that term in Section 2.2(a)(6).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Credit Party, any Subsidiary or any ERISA Affiliate contributes, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding 5 years.

“Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the most recently completed Test Period; provided that when determining the Net Leverage Ratio for any purpose under this Agreement, Consolidated EBITDA shall be calculated for the most recently completed four Fiscal Quarter period for which financial statements are internally available.

“Net Sale Proceeds” means, with respect to any Asset Disposition (including any Permitted Specified Transaction Disposition) the aggregate cash payments received by Company or any Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is actually received) minus (a) the costs and expenses incurred in connection therewith (or, if such costs or expenses have not yet then been incurred or invoiced, such Person’s good faith estimates thereof), (b) the payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Indebtedness owed hereunder) required to be repaid as a result of such Asset Disposition, (c) any provision for Taxes in respect thereof (including any Taxes imposed as a result of the repatriation of any such net proceeds) made, reasonably estimated to be payable or held in reserve in accordance with GAAP or other applicable accounting rules, (d) the amount of any reasonable reserves established by Company or any Subsidiary of Company to fund purchase price adjustment, contingent liabilities and fixed indemnification payments reasonably estimated to be payable; provided that any amount by which such reserves are reduced for reasons other than payment of any such purchase price adjustment, contingent liabilities or indemnification payments shall be considered “Net Sale Proceeds” upon such reduction, (e) in the case of proceeds arising out of the sublease or sublicense of any property, amounts required to be paid in respect of the lease or license of such property, (f) any liabilities associated with such asset or assets and retained by Company or any of its Subsidiaries after such Asset Disposition, including pension and other post-employment benefit liabilities and liabilities related to Environmental Claims or against any indemnification obligations associated with such Asset Disposition, and (g) all distributions and other payments required to be made to minority interest holders in Subsidiaries, Unrestricted Entities or joint ventures as a result of such Asset Disposition, or to any other Person (other than Company or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Disposition. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Dollar Equivalent thereof as of the date of receipt thereof by Company or any Subsidiary of Company.

“New Lender” means any Person that becomes a Lender with respect to (a) a tranche of Additional Facilities pursuant to Section 2.9, (b) a tranche of Replacement Revolving Loans and Replacement Revolving Commitments pursuant to Section 2.12, or (c) a tranche of Replacement Term Loans pursuant to Section 2.13.

“New Maturity Date” has the meaning assigned to that term in Section 2.14(a).

“Non-Defaulting Lender” means each Lender which is not a Defaulting Lender.

“Non-U.S. Credit Party” means a Credit Party that is not organized or formed in the United States or any state thereof or the District of Columbia.

“Note” means a USD Revolving Note, a Multicurrency Revolving Note, a USD Swing Line Note, a Multicurrency U.S. Swing Line Note, a Multicurrency European Swing Line Note, or a Term Note, as the context may require.

“Notice Address” means (i) the office of the Administrative Agent set forth on Schedule 12.3 hereto, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, (ii) regarding the Issuing Banks, their offices located set forth on Schedule 12.3 hereto, or such other office as such Issuing Bank may hereafter designate in writing as such to the other parties hereto.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.

“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.6.

“Notice of Issuance” has the meaning assigned to that term in Section 2.10(c).

“Obligations” means all liabilities and obligations of Company and the other Credit Parties now or hereafter arising under this Agreement, all of the other Loan Documents and any Letter of Credit (including the LC Obligations), and of Company and any of its Subsidiaries now or hereafter arising under any Swap Contract or Cash Management Agreement entered into with a Person that is a Lender or an Affiliate of a Lender, whether for principal, interest, fees, expenses, indemnities or otherwise (including any such amounts accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceedings), and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance); provided that (i) the Obligations of Company and its Subsidiaries under any Swap Contract or Cash Management Agreement entered into with a Person that is a Lender or an Affiliate of a Lender will be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and such Person remains a Lender or an Affiliate of a Lender; and (ii) any release of Collateral or Guarantors effected in a manner permitted by this Agreement or any other Loan Document will not require the consent of any Lender or any Affiliate of a Lender in its capacity as a counterparty under any Swap Contract or Cash Management Agreement.

“OFAC” means the Office of Foreign Assets Control, Department of Treasury.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, certificate of incorporation upon change of name, memorandum and/or association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents.

“Other Borrower” means (i) with respect to the Multicurrency Revolving Facility, each Multicurrency Borrower, (ii) with respect to the USD Revolving Facility, each USD Borrower, and (iii) with respect to each Additional Revolving Facility, the Company and/or each Subsidiary that becomes a borrower under such facility in accordance with the terms thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6(f)).

“Outstanding Letters of Credit” has the meaning assigned to that term in Section 2.10(j).

“Overnight Euro Rate” means, with respect to any amount denominated in Euro, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Overnight Rate Loan” means each Multicurrency Swing Line Loan which bears interest at a rate determined with reference to the Overnight Euro Rate or the Overnight Sterling Rate, as applicable, based on the Alternative Currency borrowed.

“Overnight Sterling Rate” means, with respect to any amount denominated in Sterling, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant Register” has the meaning assigned to that term in Section 12.8(b).

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Participating Member State” means each state so described in any EMU Legislation.

“Participating Subsidiary” means any Subsidiary of Company or any other entity formed as necessary or customary under the laws of the relevant jurisdiction that is a participant in a Permitted Accounts Receivable Securitization.

“Patriot Act” has the meaning assigned to that term in Section 6.21(c).

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Permitted Accounts Receivable Securitization” means any receivables financing program providing for the sale, conveyance or contribution to capital of Receivables Facility Assets or interests therein by Company and/or its Participating Subsidiaries, directly or indirectly (via one or more transfers), to a Receivables Subsidiary in transactions purporting to be sales, which Receivables Subsidiary shall finance the purchase of such Receivables Facility Assets by the direct or indirect sale, transfer, conveyance, lien, grant of participation or other interest or pledge of such Receivables Facility Assets or interests therein to one or more limited purpose financing companies, special purpose entities, trusts and/or financial institutions, in each case, on a limited recourse basis as to Company and the Participating Subsidiaries (except to the extent a limitation on recourse is not customary for similar transactions or is prohibited in the relevant jurisdiction); provided that any such transaction shall be consummated pursuant to documentation necessary or customary for such transactions in the relevant jurisdiction (or otherwise reasonably satisfactory to the Administrative Agent as evidenced by its written approval thereof).

“Permitted Acquisition” means, subject to Section 1.5, any Acquisition by Company or a Subsidiary of Company if all of the following conditions are met on the date such Acquisition is consummated (or on the date specified in the applicable condition below):

(a) on the date of execution of the definitive agreement in respect of such Acquisition, immediately after giving effect thereto on a Pro Forma Basis, no Event of Default under Sections 10.1(a), (e) or (f) shall have occurred and be continuing or would result therefrom;

(b) in the case of any acquisition of Capital Stock of a Person, such acquisition shall have been approved by the board of directors or comparable governing body of such Person;

(c) all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;

(d) all actions, if any, required to be taken under Section 7.12 (subject to any grace periods set forth therein) on or prior to such date with respect to any newly formed Subsidiary or Person that becomes a Subsidiary as a result of such Permitted Acquisition (other than an Excluded Subsidiary) and its property shall have been taken; and

(e) if the aggregate amount of Investments consisting of such acquisition by Credit Parties in assets that are not (or do not become) owned by a Credit Party or in Capital Stock of Persons that do not become Credit Parties exceeds the greater of (x) $40,000,000 and (y) 2.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1) (excluding the maximum value of earn out obligations, if any), then:

(i) immediately after giving effect thereto, there is at least $15,000,000 of Available Liquidity; and

(ii) on or before the date of the consummation of such acquisition, Company delivers to the Administrative Agent:

(1) financial statements of the business or Person to be acquired, including, to the extent available, income statements or statements of cash flows and balance sheet statements for at least the fiscal year or the four fiscal quarters then most recently completed (or such shorter period of time as such Person has been in existence); and

(2) pro forma financial statements supporting the calculation required by clause (i) hereof, if applicable, certified on behalf of Company by the Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer of Company to his or her knowledge.

“Permitted Asset Disposition” means any sale, issuance, lease, transfer, conveyance or other disposition (or series of related sales, issuances, leases, transfers, conveyances or dispositions), whether directly or indirectly, including by way of spin-off, split-off, merger, combination, amalgamation, or any combination of any of the foregoing or otherwise, of all or any part of (i) an interest in shares of Capital Stock of a Subsidiary of Company, (ii) any interest in any joint venture (including but not limited to a Permitted Specified Transaction JV) to which Company or any Subsidiary is a party or otherwise directly or indirectly holds such interest, or (iii) any other assets (each of (i), (ii) or (iii) referred to for purposes of this definition as a “disposition”) by Company or any of its Subsidiaries, so long as, after giving effect to such sale, issuance, lease, transfer, conveyance or other disposition (or series of related sales, issuances, leases, transfers, conveyances or dispositions), Company shall be in compliance with the financial covenant set forth in Section 9.1 (calculated on a Pro Forma Basis) as of the end of the most recent Test Period.

“Permitted Call Spread Transaction” means any Permitted Convertible Bond Hedge and any Permitted Warrant entered into on customary market terms and conditions.

“Permitted Convertible Bond Hedge” means any call, call spread or capped call option (or substantively equivalent derivative transaction) on or by reference to Company’s Common Stock purchased by Company from an unaffiliated third party in an arm’s-length dealing in connection with its convertible debt securities or convertible Qualified Capital Stock.

“Permitted Guarantee Obligations” means (i) Guarantee Obligations of any Credit Party with respect to Indebtedness permitted under Section 8.2 (other than clauses (b)(i), and (g) (unless such Person becomes a Credit Party as a result of such Permitted Acquisition) of such Section) of any other Credit Party; provided that to the extent that such Indebtedness is subordinated to the Obligations, such Guarantee Obligations shall also be subordinated to the Obligations on similar subordination terms or otherwise on terms reasonably acceptable to the Administrative Agent, (ii) Guarantee Obligations of any Subsidiary that is not a Credit Party with respect to Indebtedness permitted under Section 8.2 of Company or any Subsidiary (except that a Subsidiary that is not a Credit Party may not, by virtue of this clause (ii), guarantee Indebtedness that such Subsidiary could not otherwise incur under Section 8.2), (iii) Guarantee Obligations with respect to surety, appeal, performance bonds and similar bonds or statutory obligations incurred by Company or any of its Subsidiaries in the ordinary course of business, (iv) Guarantee Obligations of Company and any of its Subsidiaries with respect to Indebtedness permitted under Sections 8.2(b)(ii), and (g) (solely in the case of Indebtedness of the type that would be permitted under Section 8.2(b)(ii)); provided that in each case, such Guarantee Obligations shall rank no higher than pari passu in right of payment with the Obligations, (v) Guarantee Obligations incurred in the ordinary course of business or consistent with industry practice in respect of obligations of Company or any

Subsidiary to vendors, suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners, and (vi) additional Guarantee Obligations which (other than Guarantee Obligations of Indebtedness permitted under Section 8.2(b)(i)) do not exceed in the aggregate at any time the greater of (x) the Dollar Equivalent of $75,000,000 and (y) 4.0% of the Company’s Consolidated Assets (measured as of the most recently completed fiscal quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1).

“Permitted Inside Maturity Debt” means (a) customary 364-day bridge loans, interim, escrow or other similar or equivalent facilities, and (b) Additional Facilities and Incremental Equivalent Debt (other than the facilities described in clause (a) above) in an aggregate principal amount outstanding at any time under this clause (b) up to the greater of (i) $60,400,000 and (ii) 40% of Consolidated EBITDA for the most recently completed four Fiscal Quarter period for which financial statements are internally available.

“Permitted Liens” has the meaning assigned to that term in Section 8.1.

“Permitted Real Property Encumbrances” means (i) as to any particular real property at any time, such easements, encroachments, covenants, conditions, restrictions, reservations, rights of way, subdivisions, parcelizations, licenses, minor defects, irregularities, encumbrances on title (including leasehold title) or other similar charges or encumbrances which do not materially detract from the value of such real property for the purpose for which it is held by the owner thereof, (ii) municipal and zoning ordinances and other land use or environmental regulations or restrictions, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises, (iii) general real estate Taxes and assessments not yet due or as to which the grace period has not yet expired (not to exceed 30 days) or the amount or validity of which are being contested in good faith by appropriate proceedings diligently pursued, if adequate provision for the payment of such Taxes has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization, (iv) any matters disclosed on any survey, aerial survey, ExpressMap or equivalent photographic depiction, and (v) such other items to which the Administrative Agent may consent in its reasonable discretion.

“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing, extension, defeasance, restructuring, or refunding of any Indebtedness by a Credit Party; provided that, except as otherwise provided in this Agreement:

(a) the Dollar Equivalent of the principal amount of such Indebtedness plus, (i) in the case of a revolving facility or other undrawn letter of credit or term loan, the unutilized commitments thereunder (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the Dollar Equivalent of the principal amount of the aggregate amount of Indebtedness and unutilized commitments refinanced thereby on such date, plus (ii) all accrued interest and premiums and the amounts of all fees, expenses, commissions, penalties (including prepayment penalties) and premiums incurred in connection with such replacement, renewal, refinancing, extension, defeasance, restructuring or refunding, plus (iii) without duplication, any additional amount that would otherwise be permitted to be incurred under Section 8.2 (and, if applicable, secured under Section 8.1);

(b) unless such Indebtedness is Permitted Inside Maturity Debt, the final maturity date of such Indebtedness shall be no earlier than the final maturity date of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, or refunded;

(c) unless such Indebtedness is Permitted Inside Maturity Debt, the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, or refunded;

(d) such Indebtedness is not guaranteed by any Credit Party or any Subsidiary of any Credit Party except (i) to the extent such Person guaranteed or was the borrower or issuer of such Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, or refunded or (ii) to the extent such Person is or becomes a Credit Party within 5 Business Days (or within such longer period of time that the Collateral Agent may agree in its sole discretion) after the date such Permitted Refinancing Indebtedness is incurred;

(e) such Indebtedness is not secured by any assets other than those required to secure such Indebtedness on the Closing Date (or, if later, the date such Indebtedness was incurred, assumed or acquired) and, in the case of Capital Lease Obligations and Attributable Debt, such Indebtedness may also be secured by assets of the type securing such Indebtedness (to the extent that such assets would be permitted to be subject to Liens securing Capital Lease Obligations or Attributable Debt pursuant to Section 8.1 without regard to this clause (e)) on the Closing Date (or, if later, the date such Indebtedness was incurred, assumed or acquired); provided that in the case of any Indebtedness that refinances or replaces in part the Indebtedness under this Agreement, such Indebtedness may be secured by the Capital Stock of any direct or indirect Subsidiary of Company; and

(f) in the case of other such Indebtedness the Dollar Equivalent amount which is in excess of the greater of (x) $40,000,000 and (y) 2.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1), the covenants, defaults and similar non-economic provisions applicable to such Indebtedness are either (A), taken as a whole, not materially less favorable to the obligor thereon or to the Lenders than either (i) the provisions contained in the original documentation for such Indebtedness or (ii) in this Agreement or (B) on customary market terms for Indebtedness of such type and so long as Company has determined in good faith that such covenants, defaults and similar non-economic provisions, taken as a whole, would not reasonably be expected to impair in any material respect the ability of the Credit Parties to perform their obligations under the Loan Documents, and, in either case, do not contravene in any material respect the provisions of this Agreement and such Indebtedness is at the then prevailing market rates (it being understood and agreed that the Administrative Borrower may, at its option, deliver a certificate to the Administrative

Agent at least 5 Business Days prior to the incurrence of such Indebtedness certifying that the requirements of either clause (A) or (B) of this clause (f) have been satisfied, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to the Administrative Borrower of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)) and notwithstanding the foregoing, the covenants, defaults and similar non-economic provisions applicable to such Indebtedness shall not be deemed to contravene in any material respect the provisions of this Agreement solely because (i) prepayment or repayment of such Indebtedness, in whole or in part, by Company or its Subsidiaries is required pursuant to any “change of control” or “asset sale” prepayment provisions customary for such Indebtedness, (ii) such Indebtedness may be converted into, exchanged for, or which may, in whole or in part, be satisfied by the delivery of Company’s Common Stock upon the occurrence of a conversion or exchange event related to the price of Company’s Common Stock, the trading price of such Indebtedness, a “change of control,” “asset sale” or “fundamental change” or other specified corporate transaction or corporate event or (iii) prepayment or repayment of such Indebtedness, in whole or in part, by Company or its Subsidiaries is required upon the occurrence of any special and/or mandatory redemption event (or similar or equivalent terms) as a result of a specified corporate transaction or corporate event not proceeding because of a failure of condition precedent in relation to such specified corporate transaction or corporate event.

“Permitted Specified Line of Business” means the assets constituting a line of business of Company and its Subsidiaries, including businesses directly or indirectly owned or operated by Company or any of its Subsidiaries and reasonably related or incidental to such line of business (whether or not existing on the Closing Date), but excluding all Cash and Cash Equivalents held by said line of business and related or incidental businesses other than Cash and Cash Equivalents held in the ordinary course of business and in an amount consistent with past practices.

“Permitted Specified Transaction Conditions” means, (a) the amount of Consolidated EBITDA disposed of by Company and its Subsidiaries upon the consummation of the applicable transaction shall not exceed 10% of Consolidated EBITDA (determined prior to giving effect to such transaction), (b) at the time of the earlier of execution of the initial definitive agreement for such transaction, or at the time of the applicable initial filing for such transaction, as applicable, (i) both immediately before, and after giving pro forma effect thereto (and to the other transactions contemplated to be entered into or consummated in connection with the original closing of such transaction) the Company is in compliance with the financial covenant set forth in Section 9.1 (after giving effect to any Financial Covenant Adjustment Period then in effect, or for purposes of the pro forma calculation, that would be in effect as a result of such transaction) and (ii) no Unmatured Event of Default or Event of Default shall have occurred or be continuing, and (c) at the time of consummation of such transaction, (i) no payment or bankruptcy Event of Default under this Agreement exists or results immediately therefrom, and (ii) either (A) if such transaction does not involve solely cash consideration, the consummation thereof would not reasonably be expected to have a Material Adverse Effect or (B) if such transaction involves cash consideration and the Company does not otherwise elect to have clause (A) apply, such transaction is for not less than fair market value (as determined by the board of directors of Company in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of such board of directors set forth in a Responsible Officer of Company’s certificate delivered to the Administrative Agent) (this clause (c)(ii), the “Applicable Condition”); provided that, notwithstanding anything to the contrary set forth in this Agreement, in no event, shall such transaction directly or indirectly result in a Change of Control.

“Permitted Specified Transaction Disposition” means, for purposes of the definition of Net Sale Proceeds, (i) an Asset Disposition to one or more Persons other than the Company or any of its Subsidiaries, by Company or any of its Subsidiaries of all or a portion of (a) the Permitted Specified Line of Business (whether or not such disposition is to any Permitted Specified Transaction JV), (b) the Capital Stock of a Person holding only the Permitted Specified Line of Business or (c) the Capital Stock of any Permitted Specified Transaction JV or (ii) the receipt by Company or any of its Subsidiaries of a liquidating dividend in respect of an interest in the Capital Stock of any Permitted Specified Transaction JV; provided that there shall be no more than one transaction or series of transactions that constitutes a Permitted Specified Transaction Disposition over the life of the Facilities.

“Permitted Specified Transaction JV” means a Person (together with its Subsidiaries, if any) organized or whose Capital Stock is otherwise held or to be held by Company or any Subsidiary and one or more third parties for the purpose, among other things, of holding and/or conducting all or any portion of the Permitted Specified Line of Business regardless of whether such Person is a subsidiary, a joint venture or a minority-owned Person; provided that to the extent the assets (net of cash proceeds) transferred by Company and its Subsidiaries to such Permitted Specified Transaction JV upon the formation thereof were more than 2% of Company’s Consolidated Assets as of the end of the most recently completed Fiscal Year of Company for which audited financial statements are available or the business transferred by Company and its Subsidiaries to such Permitted Specified Transaction JV accounted for more than 2% of Company’s consolidated total revenues for such period, subject to the Agreed Guaranty and Security Principles (including, for the avoidance of doubt, clause (a)(ii) of such definition) and Section 12.22, then to the extent that the direct parent of such Permitted Specified Transaction JV is a Wholly-Owned Domestic Subsidiary that is a Material Subsidiary and not an Excluded Subsidiary, such Subsidiary shall cause all of the Capital Stock of such Permitted Specified Transaction JV (or, if such Permitted Specified Transaction JV is a Foreign Subsidiary that is a CFC or a CFC Holding Company (provided that for purposes of the definition of “Permitted Specified Transaction JV,” a “CFC Holding Company” shall include a Foreign Subsidiary with no material assets other than Capital Stock in one or more (i) CFCs of the Company or (ii) other CFC Holding Companies), cause 65% of the total combined voting power of all classes of Capital Stock (and, for the avoidance of doubt, 100% of the non-voting Capital Stock) of such Permitted Specified Transaction JV entitled to vote), within 60 days after the date of such transfer (or within such longer period of time that the Collateral Agent may agree in its sole discretion), in the case such Permitted Specified Transaction JV is a Domestic Subsidiary, or within 120 days after the date of such transfer (or within such longer period of time that the Collateral Agent may agree in its sole discretion), in the case such Permitted Specified Transaction JV is a Foreign Subsidiary, to be pledged as collateral to the Collateral Agent for the benefit of the Secured Creditors, subject to the terms and conditions of this Agreement and the other Loan Documents.

“Permitted Transactions” means each of the internal transactions contemplated by the letter delivered to the Administrative Agent and the Lenders on the Closing Date, as such letter may be amended, amended and restated, supplemented or otherwise modified from time to time by the Company with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), it being acknowledged and agreed that the Administrative Agent shall be entitled to disclose any such amendments, amendments and restatements, supplements or other modifications to the Lenders and the Issuing Banks.

“Permitted Warrant” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on or with respect to Company’s Common Stock sold by Company to an unaffiliated third party in an arm’s-length dealing substantially concurrently with any purchase by Company of a related Permitted Convertible Bond Hedge.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding 6 years, been established or maintained, or to which contributions are being or have been, within the preceding 6 years, made, by any Credit Party, any Subsidiary or any ERISA Affiliates. For greater certainty, Plan does not include a Foreign Pension Plan.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Platform” has the meaning assigned to that term in Section 7.1.

“Pledged Securities” means all of the Capital Stock pledged pursuant to the Security Documents.

“Pledgor” means, to the extent required pursuant to Section 5.1 or Section 7.12, Company, each Borrower and each of the Company’s Wholly-Owned Subsidiaries that is now or hereafter party to a Security Document.

“Premises” means, at any time any real estate then owned, leased or operated by Company or any of its Subsidiaries.

“Pro Forma Basis” means, (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of “Permitted Acquisition” and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently completed four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to a Significant Asset Disposition or any other material Asset Disposition as determined in good faith by Company, pro forma on the basis that (i) any Indebtedness assumed, or prepaid out of the proceeds of such Significant Asset Disposition or such other material Asset Disposition, shall be deemed to have been assumed or prepaid as of the first day of the applicable period, and (ii) all income and expense (other than such expenses as Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Significant Asset Disposition or such other material Asset Disposition) associated with the assets or entity disposed of in connection with such Significant Asset Disposition or such other material Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness or the payment of any Restricted Payment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness or such payment was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with any Permitted Acquisition consummated in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently completed four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means for any applicable four fiscal quarter period ending on or prior to the date of the applicable Subject Transaction, whenever pro forma effect is to be given to a Subject Transaction, the amount of “run-rate” cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies resulting from or relating to any such Subject Transaction which is being given pro forma effect that have been realized or are projected in good faith to result (in the good faith determination of Company) from such Subject Transaction (calculated on a pro forma basis by reference to Company’s most recently available internal financial statements as determined by Company in good faith as though such cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, product margin synergies (including increased share of shelf), operating expense reductions and product cost (including sourcing), and other operating improvements and synergies were realized during the entirety of such period and “run-rate” means the full recurring projected benefit net of the amount of actual savings or other benefits realized during such period from such actions) and any such adjustments shall be included in the initial pro forma calculations of any financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Subject Transaction is given pro forma effect) and during any applicable subsequent period in which the effects thereof are expected to be realized; provided that (a) such amounts are reasonably identifiable and factually supportable in the good faith judgment of Company, (b) such amounts result from actions taken or actions with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Company) no later than 24 months after the date of such Subject Transaction, (c) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period, (d) the aggregate amount of any such amounts added back pursuant to this definition (other than in connection with any mergers, business combinations, acquisitions or divestitures) shall not exceed, together with any amounts added back pursuant to clauses (xiii) and (xiv) of the definition of “Consolidated EBITDA,” 30.0% of Consolidated EBITDA in any four-Fiscal Quarter period (calculated after giving effect to any such add-backs and adjustments) and (e) if any calculation of Pro Forma Cost Savings is determined by reference to Company’s internal financial statements, the effect of this provision shall not apply for purposes of calculating any financial ratio or test for purposes of (i) calculating the applicable “Applicable Margin” and “Applicable Revolving Commitment Fee Percentage,” and (ii) compliance with Article IX (other than for the purpose of determining pro forma compliance with Article IX), all of which calculations shall be based on the financial statements delivered pursuant to Section 7.1(a) or (b), as applicable, for the relevant Test Period (it being understood that such financial ratios, tests and financial statements may otherwise be calculated on a Pro Forma Basis and be adjusted to include the effects of Pro Forma Cost Savings for all other purposes under the Loan Documents, except for (x) any such calculation of the applicable “Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” or (y) any such determination of actual compliance with Article IX, in the case of clauses (x) and (y), in respect of which only Pro Forma Cost Savings relating to such Subject Transactions that have occurred on or before the end of the applicable Test Period shall be given effect).

“Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount of any Facility or Facilities, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Maximum Commitment with respect to such Facility or Facilities and the denominator of which shall be the Total Commitment with respect to such Facility or Facilities or, if no Commitments are then outstanding under such Facility or Facilities, such Lender’s aggregate outstanding Loans hereunder with respect to such Facility or Facilities to the total outstanding Loans hereunder with respect to such Facility or Facilities.

“Projections” has the meaning assigned to that term in Section 6.7.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” means any Capital Stock other than Disqualified Capital Stock.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Receivable(s)” means and includes all of Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Company and its Subsidiaries to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, proceeds and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Documents” means all documentation relating to any receivables financing program providing for the sale of any Receivables Facility Assets by Company and its Subsidiaries (whether or not to a Receivables Subsidiary) in transactions purporting to be sales and shall include the documents evidencing any Permitted Accounts Receivable Securitization and any Receivables Factoring Facility.

“Receivables Facility Assets” means all Receivables (whether now existing or arising in the future) of Company or any of its Subsidiaries, and any assets related thereto, including without limitation (i) all collateral given by the respective account debtor or on its behalf (but not by Company or any of its Subsidiaries unless otherwise permitted by the terms of this Agreement) securing such Receivables, (ii) all contracts and all guarantees (but not by Company or any of its Subsidiaries) or other obligations directly related to such Receivables, (iii) other related assets including those set forth in the Receivables Documents, and (iv) proceeds of all of the foregoing.

“Receivables Facility Attributable Debt” means at any date of determination thereof in connection with the Receivables Documents, the aggregate Dollar Equivalent of the net outstanding amount theretofore paid, directly or indirectly, by a funding source to a receivables subsidiary (including, without limitation, Company or any Subsidiary in connection with sales permitted pursuant to Section 8.4(d)(ii)) in respect of the Receivables Facility Assets sold, conveyed, contributed or transferred or pledged in connection with such Receivables Documents (it being the intent of the parties that the amount of Receivables Facility Attributable Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the Receivables Documents (net of any collections or other proceeds received by the funding source following payment of the initial purchase price therefor), if the same were structured as a secured lending agreement rather than an agreement providing for the sale, conveyance, contribution to capital, transfer or pledge of such Receivables Facility Assets or interests therein).

“Receivables Factoring Facility” means a non-recourse (except (A) for customary representations, warranties, covenants and indemnities made in connection with such facilities, or (B) as is otherwise customary (as determined by Company in good faith) for similar transactions in the applicable jurisdictions)) sale of receivables by Company or any of its Subsidiaries directly or indirectly to another Person, including in connection with supply chain financing facilities.

“Receivables Subsidiary” means a special purpose Wholly-Owned Subsidiary of Company which has been or may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables in connection with and pursuant to a Permitted Accounts Receivable Securitization; provided, however, that if the law of a jurisdiction in which Company proposes to create a Receivables Subsidiary does not provide for the creation of a special purpose entity that is acceptable to Company or requires the formation of one or more additional entities (whether or not Subsidiaries of Company), then the Company may form such other type of entity in such jurisdiction to serve as a Receivables Subsidiary as is necessary or customary for similar transactions in such jurisdiction.

“Recipient” means the Administrative Agent, any Lender, or any Issuing Bank, as applicable.

“Refinanced Revolving Commitments” has the meaning assigned to that term in Section 2.12.

“Refinanced Revolving Loans” has the meaning assigned to that term in Section 2.12.

“Refinanced Term Loans” has the meaning assigned to that term in Section 2.13.

“Refunded Multicurrency Swing Line Loans” has the meaning assigned to that term in Section 2.1(g)(ii).

“Refunded USD Swing Line Loans” has the meaning assigned to that term in Section 2.1(f)(ii).

“Register” has the meaning assigned to that term in Section 12.14.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the environment or from any property of Company or its Subsidiaries, or at any other location, including any location to which Company or any Subsidiary has transported or arranged for the transportation of any Hazardous Material, including the movement of Hazardous Materials through or in the ambient air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Jurisdiction” means, in relation to a Credit Party:

(a) the jurisdiction under whose laws that Credit Party is incorporated;

(b) any jurisdiction where any asset subject to or intended to be subject to security under any Security Document to be created by it is situated;

(c) any jurisdiction where it conducts its business; and

(d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Rate” means with respect to any credit extension denominated in (a) Dollars, SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian Dollars, the Term CORRA Rate, (e) Australian Dollars, BBSY, (f) Swedish Krona, STIBOR and (g) Danish Krone, CIBOR, as applicable.

“Remedial Action” means actions legally required under applicable Environmental Laws to (i) clean up, remove or treat Hazardous Materials in the environment or (ii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Hazardous Materials in the environment.

“Replaced Lender” has the meaning assigned to that term in Section 3.7.

“Replacement Facility” means each Replacement Revolving Facility and/or each Replacement Term Facility, as the context requires.

“Replacement Lender” has the meaning assigned to that term in Section 3.7.

“Replacement Revolving Commitments” has the meaning assigned to that term in Section 2.12.

“Replacement Revolving Facility” has the meaning assigned to that term in Section 2.12.

“Replacement Revolving Loans” has the meaning assigned to that term in Section 2.12.

“Replacement Term Facility” has the meaning assigned to that term in Section 2.13.

“Replacement Term Loans” has the meaning assigned to that term in Section 2.13.

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the 30 day notice requirement has been waived.

“Representatives” has the meaning assigned to that term in Section 12.18(b).

“Required Lenders” means Non-Defaulting Lenders the sum of whose Effective Amount of Term Exposure and Revolving Commitments (or, if after the Revolving Commitment under any Revolving Facility has been terminated, outstanding Revolving Loans under such Revolving Facility and such Lender’s Revolver Pro Rata Share with respect to such Revolving Facility of outstanding Swing Line Loans under such Revolving Facility and LC Obligations under such Revolving Facility, as applicable), constitute greater than 50% of the sum of (i) the total Effective

Amount of Term Exposure of Non-Defaulting Lenders and (ii) the Total Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Revolving Commitment under any Revolving Facility has been terminated, the total Effective Amount of outstanding Revolving Loans of Non-Defaulting Lenders under such Revolving Facility and the aggregate Revolver Pro Rata Share of all Non-Defaulting Lenders with respect to such Revolving Facility of the total Effective Amount of outstanding Swing Line Loans under such Revolving Facility and LC Obligations under such Revolving Facility at such time).

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning as specified in Section 4.6(d).

“Reset Date” has the meaning assigned to that term in Section 1.3.

“Resolution Authority” means the EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of (i) the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, Chief Accounting Officer, Controller, any Vice President, the Treasurer or the Assistant Treasurer of Company or, if applicable, any Subsidiary, (ii) in the case of any Credit Party that is a Foreign Subsidiary, any director, secretary, attorney (acting pursuant to any applicable power of attorney then in force) or other duly authorized signatory, and (iii) solely for purposes of notices given pursuant to Section 12.3, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Investment” means any Investment other than an Investment permitted by Section 8.7 (other than clause (j) thereof).

“Restricted Party” means a Person that is:

(i) listed on, or owned (meaning 50% or greater ownership interest) or controlled by one or more persons listed on any Sanctions List; or

(ii) located in, incorporated under the laws of, or owned (meaning 50% or greater ownership interest) or controlled by one or more persons located in or organized under the laws of, a country that is the target of comprehensive country-wide or territory wide Sanctions Laws and Regulations (as of the Closing Date, the Crimea Region of Ukraine, Iran, Cuba, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Restricted Payment” has the meaning assigned to that term in Section 8.5.

“Returns” has the meaning assigned to that term in Section 6.9.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an RFR Loan or a Base Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Loan pursuant to Section 2.6, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolver Percentage” means, at any time with respect to any Revolving Facility, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Effective Amount of all Revolving Commitments (or, if after the Revolving Commitment under such Revolving Facility has been terminated, without duplication, outstanding Revolving Loans under such Revolving Facility, together with the aggregate Effective Amount of outstanding Swing Line Loans under such Revolving Facility and LC Obligations under such Revolving Facility, as applicable) at such time and the denominator of which is equal to the aggregate Effective Amount of all Revolving Commitments under all Revolving Facilities at such time plus, after the Revolving Commitment under any Revolving Facility has been terminated, without duplication, outstanding Revolving Loans under such Revolving Facility, together with the aggregate Effective Amount of outstanding Swing Line Loans under such Revolving Facility and LC Obligations under such Revolving Facility, as applicable.

“Revolver Pro Rata Share” means, when used with reference to any Revolving Lender under any Revolving Facility and any described aggregate or total amount in respect of any Revolving Facility, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Revolving Lender’s Revolving Commitment under such Revolving Facility or, if the Revolver Termination Date with respect to such Revolving Facility has occurred, such Revolving Lender’s Revolving Commitment most recently in effect under such Revolving Facility immediately prior to such date, giving effect to any subsequent assignments and the denominator of which shall be the Revolving Commitments under such Revolving Facility or, if the Revolver Termination Date with respect to such Revolving Facility has occurred, the Revolving Commitments most recently in effect under such Revolving Facility immediately prior to such date.

“Revolver Termination Date” means (a) with respect to the Multicurrency Revolving Facility, the earliest to occur of (i) June 29, 2031 (or such later termination date for such Facility to the extent extended or replaced as permitted by Section 2.12 or Section 2.14) or (ii) such earlier date as the Multicurrency Revolving Commitments shall have been terminated or otherwise reduced to $0 in accordance with the terms of this Agreement, (b) with respect to the USD Revolving Facility, the earliest to occur of (i) June 29, 2031 (or such later termination date for such Facility to the extent extended or replaced as permitted by Section 2.12 or Section 2.14) or (ii) such earlier date as the USD Revolving Commitments shall have been terminated or otherwise reduced to $0 in accordance with the terms of this Agreement, and (c) with respect to any Revolving Facility other than those described in clauses (a) and (b) above, the earliest to occur of (i) the scheduled maturity date for such Revolving Facility under this Agreement (or such later termination date for such Facility to the extent extended or replaced as permitted by Section 2.12 or Section 2.14) or (ii) such earlier date as the Commitments in respect of such Revolving Facility shall have been terminated or otherwise reduced to $0 in accordance with the terms of this Agreement.

“Revolving Borrower” means any USD Revolving Borrower or Multicurrency Revolving Borrower, as applicable.

“Revolving Commitment” means, with respect to any Revolving Lender under any Revolving Facility, such Revolving Lender’s commitment under such Revolving Facility, and “Revolving Commitments” means the commitments of all Revolving Lenders under such Revolving Facility collectively.

“Revolving Facility” means the USD Revolving Facility, the Multicurrency Revolving Facility, each Additional Revolving Facility, each Replacement Revolving Facility and/or each Extended Revolving Facility, as the context requires.

“Revolving Lender” means, with respect to any Revolving Facility, any Lender that has a Revolving Commitment for such Revolving Facility or that has made a Revolving Loan under such Revolving Facility.

“Revolving Loan” means a Multicurrency Revolving Loan, a USD Revolving Loan and a loan under any other Revolving Facility.

“RFR” means, for any day:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and

(b) denominated in any other Agreed Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Agreed Alternative Currency at the time such Agreed Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 2.8 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 2.8;

provided, that, if any RFR shall be less than the Floor, such rate shall be deemed the Floor for purposes of this Agreement. Any change in an RFR shall be effective from and including the date of such change without further notice.

“RFR Borrowing” means, as to any Borrowing of RFR Loans, the RFR Loans comprising such Borrowing.

“RFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London, England.

“RFR Loan” means a Loan that bears interest at a rate based on RFR.

“S&P” means Standard & Poor’s Ratings Services, or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sale or other title retention agreement, the same or similar property; provided that Tax Incentive Programs shall not constitute a Sale and Leaseback Transaction hereunder.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions Laws and Regulations” means the economic sanctions laws, regulations or restrictive measures administered, enacted, or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) any member state of the European Union; (v) the United Kingdom; (vi) Australia or (vii) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State, His Majesty’s Treasury (“HMT”), or the United Nations Security Council (together the “Sanctions Authorities”).

“Sanctions List” means any list of designated persons maintained by, or public announcement of Sanctions Laws and Regulations designation made by, any of the Sanctions Authorities.

“Scheduled Term Repayments” means, for any Term Facility, the scheduled principal repayments applicable to such Term Facility under this Agreement.

“Scheduled Unavailability Date” has the meaning specified in Section 3.8(b).

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Creditors” has the meaning provided in the respective Security Documents to the extent defined therein and in any event shall include any Person who is granted a security interest pursuant to any Security Document.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Debt as of such date that is then secured by Liens on property or assets of Company and its Subsidiaries to (b) Consolidated EBITDA for the most recently completed four Fiscal Quarter period for which financial statements are internally available.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” has the meaning assigned to that term in Section 5.1(a)(iii).

“Security Documents” means the Security Agreement and the Additional Security Documents, as each may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Shareholder Rights Agreement” means any shareholder rights agreements adopted from time to time by the Board of Directors of Company, which agreements may, among other things, provide that certain holders of Company’s Common Stock may receive contingent rights to purchase shares or fractional shares of preferred stock and/or to acquire additional shares of Common Stock.

“Sidecar Bank Guarantee Facility” means one or more bank guarantee facilities or similar arrangements between one or more of Company and its Subsidiaries and ING Bank N.V. or any of its subsidiaries or Affiliates, in an aggregate face amount not to exceed $15,000,000, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Sidecar L/C Facility” means one or more letter of credit facilities or similar arrangements (and related reimbursement obligations and agreements), in an aggregate face amount not to exceed $40,000,000, including (a) one or more letter of credit facilities between one or more of Company and its Subsidiaries and Bank of America, N.A. or any of its subsidiaries or Affiliates, in an aggerate face amount not to exceed $30,000,000 and (b) one or more letter of credit facilities between one or more of Company and its Subsidiaries and JPMorgan Chase Bank, N.A. or any of its subsidiaries or Affiliates, in an aggerate face amount not to exceed $10,000,000, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Significant Asset Disposition” means an Asset Disposition that results in a Material Subsidiary ceasing to be a Subsidiary of Company.

“Similar Business” means (a) any industry, business, service or other activity engaged in or proposed to be engaged in by the Company or any Subsidiary on the Closing Date or on the Spin-Off Effective Date, and any industry, business, service or other activity that is reasonably similar, ancillary, complementary or related to, synergistic with, or a reasonable extension, development or expansion of, the industries, businesses, services or other activities in which the Company or any Subsidiary is engaged on the Closing Date or the Spin-Off Effective Date, in the case of each of the foregoing, as determined in the good faith judgment by the Company, (b) any industry, business, service or other activity that, in the good faith judgment of the Company, constitutes a reasonable diversification of one or more industries in which the Company or any Subsidiary is engaged, or of any businesses, services or other activities conducted by the Company or any Subsidiary, including, but not limited to, (i) any industry, business, service or other activity engaged in by any Person within, ancillary or related to the design, manufacturing, installation, aftermarket parts, service and modernization offerings of food preparation, forming, portioning, automation, thermal processing and slicing/packaging equipment for food processing operations, including industrial protein, bakery and snack food processors or (ii) any industry, business, service or other activity engaged in by any Person within or ancillary to the horizontal or vertical supply chains of the Company or any Subsidiary (or any of branch or division thereof), or of any Person, industry, business, service or activity described in clause (i) above, and (c) such other industries, businesses, services or other activities to which the Administrative Agent may consent (such consent not to be unreasonably withheld, conditioned or delayed).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Spin-Off” has the meaning assigned to such term in the Recitals to this Agreement.

“Spin-Off Agreements” has the meaning assigned to such term in the Recitals to this Agreement.

“Spin-Off Effective Date” means the date of the consummation of the Spin-Off.

“Spin-Off Steps Plan” shall mean the steps plan prepared by KPMG LLP, delivered to the Administrative Agent prior to the Closing Date, as in effect on the Closing Date (as the same may be modified prior to the Spin-Off Effective Date in a manner that, in the aggregate, shall not be materially adverse to the interests of the Lenders in their capacity as such, by written notice from the Company to the Administrative Agent).

“Spin-Off Transactions” means, collectively, the Spin-Off, the Pre-Spin Dividend, the execution, delivery and performance of the Spin-Off Agreements, and all of the transactions set forth in and contemplated by the Form 10, the Spin-Off Agreements and the Spin-Off Steps Plan.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date 2 Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency; provided, further, that (i) in the case of Euro denominated Loans, such delivery shall be 2 Business Days later and (ii) in the case of Sterling denominated Loans, such delivery shall be 1 Business Day later.

“Standby Letters of Credit” means, with respect to each Revolving Facility, any of the irrevocable standby letters of credit issued under such Revolving Facility and otherwise pursuant to the terms of this Agreement, in form reasonably acceptable to the Issuing Bank that issues such standby letter of credit, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof.

“Stated Amount” or “Stated Amounts” means (i) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for Drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Dollar Equivalent of the stated or face amount of such Letter of Credit to the extent available at the time for Drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.

For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(A) any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Issuing Bank actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Issuing Bank receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if any Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Issuing Bank issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by such Borrower; and

(B) any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Issuing Bank actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Issuing Bank receives the written consent (including by authenticated telex, cable, facsimile transmission or electronic imaging (with, in the case of a facsimile transmission or electronic imaging, a follow-up original hard copy)) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Issuing Bank purporting to effect such reduction.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“STIBOR” has the meaning assigned to that term in the definition of “Eurocurrency Rate”.

“STIBOR Loan” means a Loan that bears interest at or by reference to STIBOR and is denominated in Swedish Krona.

“Subject Transaction” means, with respect to any period, (a) the Spin-Off Transactions and the other transactions contemplated by this Agreement, (b) any Permitted Acquisition or the making of other third-party Investments by one or more of Company and its Subsidiaries permitted by this Agreement, (c) any Significant Asset Disposition, or any other material Asset Disposition in the discretion of the Company (as determined in good faith), in each case permitted by this Agreement, (d) the designation of a subsidiary as an Unrestricted Entity or an Unrestricted Entity as a Subsidiary in accordance with Section 12.23, (e) the incurrence, assumption or repayment of Indebtedness, (f) any Restricted Payment, (g) any Additional Facility, Incremental Equivalent Debt, Replacement Revolving Loans, Replacement Revolving Commitments, or Replacement Term Loans, or (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” of any Person means any corporation, partnership (limited or general), limited liability company, trust or other entity of which Capital Stock representing more than 50% of the ordinary voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent managing body or controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof; provided that, Company may, in its sole discretion, elect to designate a subsidiary as a “Subsidiary” for purposes of the Loan Documents if Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such subsidiary, whether through the ability to exercise voting power or by contract. The Persons listed in a letter delivered by the Company to the Administrative Agent and the Lenders on the Closing Date, will not constitute Subsidiaries of Company for purposes of the Loan Documents, unless (x) such Person otherwise meets the requirements of this definition and (y) such Person is designated as a “Subsidiary” by Company in a written notice to the Administrative Agent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement (a) shall refer to a Subsidiary or Subsidiaries of Company, (b) shall not include any Unrestricted Entity and (c) prior to the Spin-Off Effective Date, shall be determined on a pro forma basis giving effect to the Spin-Off Transactions.

“Successor Rate” has the meaning specified in Section 3.8(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Company or any of its Subsidiaries shall be a Swap Contract.

“Swedish Krona” means the lawful currency of Sweden.

“Swing Line Commitment” means the Multicurrency Swing Line Commitment or the USD Swing Line Commitment, as the context requires.

“Swing Line Facility” means the Multicurrency Swing Line Facility or the USD Swing Line Facility, as applicable.

“Swing Line Lender” means European Swing Line Lender or U.S. Swing Line Lender, as applicable.

“Swing Line Loans” means USD Swing Line Loans and Multicurrency Swing Line Loans.

“Syndication Agents” means Cooperatieve Rabobank U.A., New York Branch, JPMorgan Chase Bank N.A., PNC Bank, National Association and Wells Fargo Bank, National Association.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Tax Incentive Programs” means industrial revenue, tax increment, tax incentive, payment-in-lieu-of-taxes (PILOT) programs and other similar programs or financings.

“Taxes” or “Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to any Lender and any Term Facility the obligation of such Lender to make Loans under such Term Facility (including loans made pursuant to any Additional Facility that increases such Term Facility, and any Extended Term Loans or Replacement Term Loans), as such commitments may be adjusted from time to time pursuant to this Agreement, and “Term Commitments” means such commitments collectively. There are no Term Commitments on the Closing Date.

“Term CORRA” has the meaning assigned to that term in the definition of “Eurocurrency Rate”.

“Term Exposure” means, for any Term Facility, with respect to any Term Lender under such Term Facility, as of any date of determination, the outstanding principal amount of the Term Loans of such Term Lender under such Term Facility; provided that at any time prior to the termination of the Term Commitments under such Term Facility, the Term Exposure of such Term Lender under such Facility shall be equal to the sum of such Term Lender’s Term Loans and Term Commitment under such Facility.

“Term Facility” means each Facility under this Agreement other than the Multicurrency Revolving Facility, the USD Revolving Facility, the Multicurrency Swing Line Facility, the USD Swing Line Facility, each Additional Revolving Facility, each Replacement Revolving Facility and each Extended Revolving Facility, and “Term Facilities” means the Term Facilities, collectively.

“Term Lender” means, with respect to any Term Facility, any Lender that has a Term Commitment for such Term Facility or that has made a Term Loan under such Term Facility.

“Term Loans” means the Loans under the Term Facilities, collectively.

“Term Maturity Date” means, with respect to any Term Facility, the scheduled maturity date for such Term Facility under this Agreement, or in the applicable joinder, amendment or supplement to this Agreement setting forth the terms of any Additional Facility in respect of Additional Term Loans, tranche of Extended Additional Facility Commitments in respect of Additional Term Loans, or Extended Term Facility, as the context may require.

“Term Note” means any note issued pursuant to the terms of this Agreement in respect of a Term Facility as the context may require.

“Term Percentage” means, at any time with respect to any Term Facility, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Effective Amount of all Term Loans under such Term Facility outstanding at such time and the denominator of which is equal to the aggregate Effective Amount of all Term Loans outstanding at such time.

“Term SOFR” means:

(a) for any Interest Period with respect to a SOFR Loan, the rate per annum equal to the Term SOFR Reference Rate two Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then SOFR Loan means the Term SOFR Reference Rate on the first Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Reference Rate two Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Reference Rate on the first Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than the Floor, the Term SOFR shall be deemed the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.8(b).

“Termination Event” means the occurrence of any of the following: (a) a Reportable Event, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Plan, the filing of a notice of intent to terminate a Plan or a Foreign Pension Plan or the treatment of a Plan or Foreign Pension Plan amendment as a termination, under Section 4041 of ERISA or similar foreign laws, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Plan or Foreign Pension Plan by the PBGC or similar foreign Governmental Authority, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA or (h) the withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan or Foreign Pension Plan if liability is asserted by such plan, or (i) the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Test Period” means the four consecutive Fiscal Quarters of Company then last ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or pursuant to Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1).

“Total Available Multicurrency Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Multicurrency Revolving Commitments of the Multicurrency Revolving Lenders at such time.

“Total Available Revolving Commitment” means, at the time any determination is made, the sum of the Total Available Multicurrency Revolving Commitment and the Total Available USD Revolving Commitment.

“Total Available USD Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available USD Revolving Commitments of the USD Revolving Lenders at such time.

“Total Commitment” means, at the time any determination thereof is made, the sum of the Term Commitments and the Revolving Commitments at such time.

“Total Multicurrency Revolving Commitment” means, at the time any determination thereof is made, the sum of the Multicurrency Revolving Commitments of all Multicurrency Revolving Lenders at such time.

“Total USD Revolving Commitment” means, at the time any determination thereof is made, the sum of the USD Revolving Commitments of all USD Revolving Lenders at such time.

“Type” means any type of Loan, namely, a Base Rate Loan, a SOFR Loan, a Eurocurrency Loan or an RFR Loan. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Base Rate, Term SOFR and RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practices for Documentary Credit Operations (UCP 600).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unavailable Rate” has the meaning assigned to that term in Section 3.6(b).

“Uncommitted Short Term Lines of Credit” means overdraft facilities, lines of credit or similar facilities providing for uncommitted advances to a Foreign Subsidiary, a Domestic Subsidiary or Company; provided that no Indebtedness incurred thereunder remains outstanding for more than one year and no Subsidiary grants any Lien (other than Customary Permitted Liens) to secure such Indebtedness.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unpaid Drawing” has the meaning assigned to that term in Section 2.10(d).

“Unrestricted Entity” means (i) prior to a redesignation by Company pursuant to Section 12.23, each Person set forth on Schedule 1.1(e) hereto, (ii) prior to a redesignation by Company pursuant to Section 12.23, each Person from time to time designated as an Unrestricted Entity by Company pursuant to a notice signed by a Responsible Officer identifying such Person to be designated as an Unrestricted Entity so long as (A) immediately before and immediately after the effectiveness of such designation, no Unmatured Event of Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries) and (B) immediately after giving effect to such redesignation, Company shall be in compliance with the financial covenant set forth in Section 9.1 (calculated on a Pro Forma Basis) as of the end of the most recent Test Period and (iii) each successor and each subsidiary of the foregoing; provided, that, no Subsidiary shall be designated as an Unrestricted Entity if such Subsidiary owns or holds any Material Intellectual Property (determined on a pro forma basis after giving effect to such designation and all transactions occurring substantially concurrently therewith).

“USD Borrower” means Company and/or each Domestic Subsidiary of the Company that is (or becomes, pursuant to Section 2.15) a Borrower under the USD Revolving Facility and listed as a USD Borrower on Schedule 1.1(d) as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 2.15 or otherwise in accordance with the terms of this Agreement.

“USD LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding USD Letters of Credit and (b) the aggregate amount of Unpaid Drawings under USD Letters of Credit that have not been reimbursed. The USD LC Obligation of any USD Revolving Lender at any time means its USD Revolver Pro Rata Share of the aggregate USD LC Obligations outstanding at such time.

“USD Letters of Credit” means, collectively, all Standby Letters of Credit and Bank Guarantees, in each case issued under the USD Revolving Facility and otherwise pursuant to the terms of this Agreement.

“USD Revolver Pro Rata Share” means, when used with reference to any USD Revolving Lender and any described aggregate or total amount in respect of the USD Revolving Facility, an amount equal to such USD Revolving Lender’s Revolver Pro Rata Share under the USD Revolving Facility.

“USD Revolver Sublimit” means, when used in reference to Company, the Total USD Revolving Commitment and when used in reference to any USD Borrower, the maximum aggregate Effective Amount of outstanding USD Revolving Loans, USD LC Obligations and USD Swing Line Loans permitted to be borrowed or otherwise incurred by such USD Borrower under the USD Revolving Facility, which amount is set forth on Schedule 1.1(c) under the heading “USD Revolver Sublimit,” as the same may be amended, restated, supplemented or otherwise modified pursuant to Section 2.15 or otherwise in accordance with the terms of this Agreement.

“USD Revolving Borrowers” means the Initial Borrower and the USD Borrowers.

“USD Revolving Commitment” means, with respect to any USD Revolving Lender, the obligation of such USD Revolving Lender to make USD Revolving Loans (including loans made pursuant to any Additional Facility that increases the USD Revolving Facility and loans made pursuant to any Extended Revolving Commitment or Replacement Revolving Commitment in respect of the USD Revolving Facility) and to participate in USD Letters of Credit and USD Swing Line Loans, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) under the caption “Amount of USD Revolving Commitment,” and “USD Revolving Commitments” means such commitments collectively, which commitments equal $750,000,000 in the aggregate as of the Closing Date.

“USD Revolving Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(ii).

“USD Revolving Commitment Percentage” means, as to any USD Revolving Lender, such USD Revolving Lender’s USD Revolver Pro Rata Share.

“USD Revolving Commitment Period” means, with respect to the USD Revolving Commitments, the period from and including the Closing Date (or in the case of any class of Extended Revolving Commitments or Replacement Revolving Commitments, from and including the date such commitments become effective), to but not including the Maturity Date for such Facility or, in the case of the USD Swing Line Commitment, the earlier of the Maturity Date for such Facility and the date that is 5 Business Days prior to the latest Maturity Date for such Facility.

“USD Revolving Facility” means the credit facility under this Agreement evidenced by the USD Revolving Commitments (including commitments under any Additional Facility that increases the USD Revolving Commitments, and Extended Revolving Commitments and Replacement Revolving Commitments in respect of the USD Revolving Facility) and the USD Revolving Loans (including loans made pursuant to any Additional Facility that increases the USD Revolving Facility and loans made pursuant to any Extended Revolving Commitment and any Replacement Revolving Commitment).

“USD Revolving Lender” means any Lender which has a USD Revolving Commitment or has made a USD Revolving Loan.

“USD Revolving Loan” and “USD Revolving Loans” have the meanings given in Section 2.1(a).

“USD Revolving Note” has the meaning assigned to that term in Section 2.2(a)(2).

“USD Swing Line Commitment” means, with respect to the U.S. Swing Line Lender, at any date, its obligation to make USD Swing Line Loans pursuant to Section 2.1(f)(i) in the amount referred to therein.

“USD Swing Line Facility” means the credit facility under this Agreement evidenced by the USD Swing Line Commitment and the USD Swing Line Loans.

“USD Swing Line Loan Participation Certificate” means a certificate, substantially in the form of Exhibit 2.1(f).

“USD Swing Line Loans” has the meaning assigned to that term in Section 2.1(f)(i).

“USD Swing Line Note” has the meaning assigned to that term in Section 2.2(a)(4).

“U.S. Borrower” means any Borrower organized or formed in the United States or any state thereof or the District of Columbia.

“U.S. Credit Party” means any Credit Party organized or formed in the United States or any state thereof or the District of Columbia and any other Person that in each case is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Swing Line Lender” means Bank of America, N.A. or any of its Affiliates in such capacity.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.7(f).

“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” means a Domestic Subsidiary that is a Wholly-Owned Subsidiary.

“Wholly-Owned Foreign Subsidiary” means a Foreign Subsidiary that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“written” or “in writing” means any form of written communication or a communication by means of facsimile device or other electronic image scan transmission (e.g., “pdf” via email).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to “Articles,” “Sections,” “paragraphs,” “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise expressly provided herein, references to constitutive and Organizational Documents and to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.2 Accounting Terms; Financial Statements.

(a) Except as otherwise expressly provided herein, all accounting terms used herein but not expressly defined in this Agreement and all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall have the respective meanings given to them or shall be made in accordance with GAAP. Except as otherwise expressly provided herein, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person. For purposes of the financial terms set forth herein, including, without limitation, for all purposes under Article IX, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for Company and its Subsidiaries, such determination shall be made as if all Unrestricted Entities were wholly-owned by a Person not an Affiliate of Company. In the event that any changes in generally accepted accounting principles in the U.S. occur after the date of this Agreement or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Closing Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then Company, the Administrative Agent and the Lenders agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating Company’s financial condition will be the same after such changes as if such changes had not occurred; provided that until so amended, such financial covenants or other terms of this Agreement shall continue to be calculated in accordance with GAAP as in effect and applied immediately before such change shall have become effective. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, all leases and obligations of any Person that are or would be characterized as operating leases or operating lease obligations in accordance with GAAP as in effect prior to giving effect to the implementation of FASB ASU No. 2016-02, Leases (Topic 842) (whether or not such operating lease or operating lease obligations were in effect on the Closing Date) shall be accounted for as operating leases and operating lease obligations (and not as capital leases, finance leases or Capitalized Leases or Capitalized Lease Obligations) for all purposes under this Agreement and the other Loan Documents, regardless of any change in GAAP implementing FASB ASU No. 2016-02, Leases (Topic 842), or otherwise prior to or following the Closing Date, that would otherwise require such leases to be treated or recharacterized as capital leases or finance leases or such obligations to be treated or recharacterized (on a prospective or retroactive basis or otherwise) as finance lease obligations, Capitalized Leases or Capitalized Lease Obligations.

(b) For purposes of computing the Consolidated Interest Coverage Ratio, the Net Leverage Ratio, the Secured Net Leverage Ratio or compliance with covenants or tests determined by reference to Consolidated EBITDA, Consolidated Tangible Assets or Consolidated Assets, in each case for the applicable four Fiscal Quarter period, such ratios, covenants and tests, including all components thereof for such period, shall be calculated on a Pro Forma Basis as determined in good faith by Company.

(c) For purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X stated in Dollars, non-Dollar currencies will be converted into Dollars at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of “Dollar Equivalent.”

1.3 Calculation of Exchange Rate. On each Exchange Rate Determination Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof (i) to each Borrower and (ii) to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars or Alternative Currencies.

1.4 Timing of Performance. When the performance of any covenant or duty is stated to be required on a day which is not a Business Day, the date of such performance shall be extended to the immediately succeeding Business Day.

1.5 Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision (including, without limitation, Section 2.9, and the definitions of Additional Facility Limit, Incremental Equivalent Debt, and Permitted Inside Maturity Debt) of this Agreement which requires the calculation of Consolidated EBITDA (including, without limitation, tests measured as a percentage of Consolidated EBITDA), the Consolidated Interest Coverage Ratio, Net Leverage Ratio, the Secured Net Leverage Ratio or Available Liquidity; or

(b) testing availability under baskets set forth in this Agreement (including, without limitation, baskets measured as a percentage of Consolidated Tangible Assets or Consolidated Assets);

in each case, at the option of Company (Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of a Limited Condition Acquisition, the date the definitive agreements for such Limited Condition Acquisition are entered into, (ii) in the case of any redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer, (iii) in the case of any declaration of a Restricted Payment in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redemption or other acquisition or retirement for value of any Capital Stock of, Company that is not subject to obtaining financing, the date of such declaration, irrevocable advance notice or irrevocable offer, and (iv) in the case of a spin-off transaction, the date that the Form 10 registration statement is initially filed with the SEC (each, an “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ended prior to the LCT Test Date, Company could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, such test, ratio or basket shall be deemed to have been complied with. If Company has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Tangible Assets or Consolidated Assets of Company and its Subsidiaries, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If Company has made an LCT Election for any Limited Condition Transaction, then (x) in connection with any subsequent calculation of any test, ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Company, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Entity on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Acquisition, the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) and (y) in connection with any calculation of any ratio, test or basket availability with respect to the making of Restricted Payments following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Acquisition, the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether the making of such Restricted Payment is permitted under this Agreement, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith have not been consummated.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Unmatured Event of Default, Event of Default, or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of Company, be deemed satisfied, so long as no Unmatured Event of Default, Event of Default, or specified Event of Default, as applicable, exists on the applicable LCT Test Date. If Company has exercised its option under this Section 1.5, and any Unmatured Event of Default, Event of Default, or specified Event of Default occurs following the applicable LCT Test Date, any such Unmatured Event of Default, Event of Default, or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

1.6 [Reserved].

1.7 [Reserved].

1.8 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or under the laws of any other state of the United States or the District of Columbia): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.9 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate, RFR, any Relevant Rate or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate, RFR, any Relevant Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate, RFR, any Relevant Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate, RFR, any Relevant Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission relating to or affecting the selection, determination, or calculation of any such rate (or component thereof) provided by any such information source or service.

1.10 Spin-Off and Spin-Off Steps Plan. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Secured Creditors and all other parties hereto irrevocably and unconditionally consent to the Spin-Off Transactions and all of the transactions set forth in and contemplated by the Spin-Off Agreements and the Spin-Off Steps Plan.

ARTICLE II

AMOUNT AND TERMS OF DOLLAR AND ALTERNATIVE CURRENCY CREDITS

2.1 The Commitments.

(a) USD Revolving Loans. Each USD Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to any or all of the USD Revolving Borrowers denominated in Dollars, in each case, on a revolving basis from time to time during the USD Revolving Commitment Period, in an amount not to exceed its USD Revolver Pro Rata Share of the Total Available USD Revolving Commitment and, with respect to any applicable USD Revolving Borrower, such USD Revolving Borrower’s Available USD Revolver Sublimit (each such loan by any USD Revolving Lender, together with loans made pursuant to any Additional Facility that increases the USD Revolving Facility and loans made pursuant to any Extended Revolving Commitment or Replacement Revolving Commitment in respect of the USD Revolving Facility, a “USD Revolving Loan” and collectively, the “USD Revolving Loans”). All USD Revolving Loans comprising the same Borrowing hereunder shall be made by the USD Revolving Lenders simultaneously and in proportion to their respective USD Revolving Commitments. Prior to the Revolver Termination Date applicable to the USD Revolving Facility, USD Revolving Loans may be repaid and reborrowed by the USD Revolving Borrowers in accordance with the provisions hereof.

(b) Multicurrency Revolving Loans. Each Multicurrency Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to any or all of the Multicurrency Revolving Borrowers denominated in Dollars or an Alternative Currency, in each case, on a revolving basis from time to time during the Multicurrency Revolving Commitment Period, in an amount not to exceed its Multicurrency Revolver Pro Rata Share of the Total Available Multicurrency Revolving Commitment and, with respect to any applicable Multicurrency Revolving Borrower, such Multicurrency Revolving Borrower’s Available Multicurrency Revolver Sublimit (each such loan by any Multicurrency Revolving Lender, together with loans made pursuant to any Additional Facility that increases the Multicurrency Revolving Facility and loans made pursuant to any Extended Revolving Commitment or Replacement Revolving Commitment in respect of the Multicurrency Revolving Facility, a “Multicurrency Revolving Loan” and collectively, the “Multicurrency Revolving Loans”). All Multicurrency Revolving Loans comprising the same Borrowing hereunder shall be made by the Multicurrency Revolving Lenders simultaneously and in proportion to their respective Multicurrency Revolving Commitments. Prior to the Revolver Termination Date applicable to the Multicurrency Revolving Facility, Multicurrency Revolving Loans may be repaid and reborrowed by the Multicurrency Revolving Borrowers in accordance with the provisions hereof.

(c) [Reserved].

(d) Additional Term Loans. Subject to Section 2.9, as set forth in any amendment to this Agreement entered into pursuant to Section 2.9, each Lender party thereto that is agreeing to provide Additional Term Loans thereunder severally and for itself alone, hereby agrees, subject to the terms hereof and thereof and in reliance upon the representations and warranties set forth in such amendment, in this Agreement, and in the other Loan Documents, to make its portion of such Additional Term Loans available to the borrower set forth in such amendment in the amount of its respective commitment to make such Additional Term Loans as set forth in such amendment, at the times and in the manner set forth in such amendment. No amount of any Additional Term Loan that is repaid or prepaid may be reborrowed. Each Additional Term Loan may be a Base Rate Loan, SOFR Loan, Eurocurrency Loan or RFR Loan as further provided herein.

(e) Cashless Settlement. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Lender may exchange, continue or rollover all of the portion of its Loans under any Facility in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement or any other Loan Document, pursuant to a cashless settlement mechanism approved by the Administrative Borrower, the Administrative Agent, and such Lender.

(f) USD Swing Line Loans.

(i) USD Swing Line Commitments. Subject to the terms and conditions hereof, the U.S. Swing Line Lender in its individual capacity agrees to make swing line loans under the USD Revolving Facility in Dollars (“USD Swing Line Loans”) to any USD Revolving Borrower on any Business Day from time to time during the USD Revolving Commitment Period in an aggregate principal amount at any one time outstanding that does not exceed $25,000,000; provided, however, that in no event may the amount of any Borrowing of USD Swing Line Loans (A) exceed the Total Available USD Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof), (B) exceed the Available USD Revolver Sublimit for such Borrower immediately prior to such Borrowing or (C) cause the outstanding USD Revolving Loans of any Lender, when added to such Lender’s USD Revolver Pro Rata Share of the then outstanding USD Swing Line Loans and USD Revolver Pro Rata Share of the aggregate USD LC Obligations (exclusive of Unpaid Drawings relating to USD LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, USD Revolving Loans or USD Swing Line Loans) to exceed such Lender’s USD Revolving Commitment. Amounts borrowed by any USD Revolving Borrower under this Section 2.1(f)(i) may be repaid and reborrowed. The USD Swing Line Loans shall be made in Dollars and maintained as Base Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

(ii) Refunding of USD Swing Line Loans. The U.S. Swing Line Lender, at any time in its sole and absolute discretion, may, upon notice to the USD Revolving Lenders, require each USD Revolving Lender (including the U.S. Swing Line Lender in its capacity as a USD Revolving Lender) to make a USD Revolving Loan in Dollars in an amount equal to such USD Revolving Lender’s USD Revolver Pro Rata Share of the principal amount of the applicable USD Swing Line Loans (the “Refunded USD Swing Line Loans”) outstanding on the date such notice is given; provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 10.1(e) or 10.1(f). Unless any of the Events of Default described in Section 10.1(e) or 10.1(f) shall have occurred and be continuing (in which event the procedures of Section 2.1(f)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a USD Revolving Loan are then satisfied, each USD Revolving Lender shall make the proceeds of its USD Revolving Loan available to the U.S. Swing Line Lender at the Notice Address prior to 11:00 a.m., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such USD Revolving Loans shall be immediately applied to repay the Refunded USD Swing Line Loans.

(iii) Participation in USD Swing Line Loans. If, prior to refunding a USD Swing Line Loan with a USD Revolving Loan pursuant to Section 2.1(f)(ii), an Event of Default under Section 10.1(e) or 10.1(f) shall have occurred and be continuing, or if for any other reason a USD Revolving Loan cannot be made pursuant to Section 2.1(f)(ii), then, subject to the provisions of Section 2.1(f)(iv) below, each USD Revolving Lender will, on the date such USD Revolving Loan was to have been made, purchase (without recourse or warranty) from the U.S. Swing Line Lender an undivided participation interest in such USD Swing Line Loan in an amount equal to its USD Revolver Pro Rata Share of such USD Swing Line Loan. Upon request, each USD Revolving Lender will immediately transfer to the U.S. Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the U.S. Swing Line Lender will deliver to such USD Revolving Lender a USD Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(iv) USD Revolving Lenders’ Obligations Unconditional. Each USD Revolving Lender’s obligation to make USD Revolving Loans in accordance with Section 2.1(f)(ii) and to purchase participating interests in accordance with Section 2.1(f)(iii) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such USD Revolving Lender may have against the U.S. Swing Line Lender, any USD Revolving Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person; (D) any breach of this Agreement by any Credit Party or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any USD Revolving Lender does not make available to the U.S. Swing Line Lender the amount required pursuant to Section 2.1(f)(ii) or (iii) above, as the case may be, the U.S. Swing Line Lender shall be entitled to recover such amount on demand from such USD Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first 2 Business Days and at the Base Rate thereafter. Notwithstanding the foregoing provisions of this Section 2.1(f)(iv), no USD Revolving Lender shall be required to make a USD Revolving Loan to any USD Revolving Borrower for the purpose of refunding a USD Swing Line Loan pursuant to Section 2.1(f)(ii) above or to purchase a participating interest in a USD Swing Line Loan pursuant to Section 2.1(f)(iii) if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by the applicable U.S. Swing Line Lender of such USD Swing Line Loan, such U.S. Swing Line Lender has received written notice from such Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded USD Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded USD Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies the U.S. Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.

Notwithstanding anything to the contrary contained in this Section 2.1(f), the U.S. Swing Line Lender shall not be obligated to make any USD Swing Line Loan at any time when any other USD Revolving Lender is a Defaulting Lender, unless the U.S. Swing Line Lender has entered into arrangements with Company, any USD Borrower or such Defaulting Lender which are satisfactory to the U.S. Swing Line Lender to eliminate the U.S. Swing Line Lender’s Fronting Exposure (after giving effect to Section 4.1(b)(iii)) under the USD Revolving Facility with respect to any such Defaulting Lender, including the delivery of Cash Collateral, arising with respect to such USD Swing Line Loan.

(g) Multicurrency Swing Line Loans.

(i) Multicurrency Swing Line Commitment.

(1) Multicurrency U.S. Swing Line. Subject to the terms and conditions hereof, the U.S. Swing Line Lender in its individual capacity agrees to make swing line loans under the Multicurrency Revolving Facility in Dollars (“Multicurrency U.S. Swing Line Loans”) to any Multicurrency Revolving Borrower on any Business Day from time to time during the Multicurrency Revolving Commitment Period in an aggregate Effective Amount at any one time outstanding that, when added to the Effective Amount of Multicurrency European Swing Line Loans then outstanding, does not exceed $20,000,000; provided, however, that in no event may the amount of any Borrowing of Multicurrency Swing Line Loans (A) exceed the Total Available Multicurrency Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof), (B) exceed the Available Multicurrency Revolver Sublimit for such Multicurrency Revolving Borrower immediately prior to such Borrowing, or (C) cause the outstanding Multicurrency Revolving Loans of any Multicurrency Revolving Lender, when added to such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of the then outstanding Multicurrency Swing Line Loans and Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations (exclusive of

Unpaid Drawings relating to Multicurrency LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Multicurrency Revolving Loans or Multicurrency Swing Line Loans) to exceed such Lender’s Multicurrency Revolving Commitment. Amounts borrowed by any Multicurrency Revolving Borrower under this Section 2.1(g)(i)(1) may be repaid and reborrowed. The Multicurrency U.S. Swing Line Loans shall be made in Dollars and maintained as Base Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

(2) Multicurrency European Swing Line. Subject to the terms and conditions hereof, the European Swing Line Lender in its individual capacity agrees to make swing line loans under the Multicurrency Revolving Facility in (x) Dollars to any Multicurrency Revolving Borrower and (y) in, Euros and Sterling to (i) the Initial Borrower or (ii) any Other Borrower that has delivered documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification from such Other Borrower), in the case of this clause (ii), to the extent reasonably requested by the European Swing Line Lender (together, paragraphs (x) and (y), the “Multicurrency European Swing Line Loans”) on any Business Day from time to time during the Multicurrency Revolving Commitment Period in an aggregate Effective Amount at any one time outstanding that, when added to the Effective Amount of Multicurrency U.S. Swing Line Loans then outstanding, do not exceed the Dollar Equivalent of $20,000,000; provided, however, that in no event may the amount of any Borrowing of Multicurrency Swing Line Loans (A) exceed the Total Available Multicurrency Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof), (B) exceed the Available Multicurrency Revolver Sublimit for such Borrower immediately prior to such Borrowing or (C) cause the outstanding Multicurrency Revolving Loans of any Multicurrency Revolving Lender, when added to such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of the then outstanding Multicurrency Swing Line Loans and Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations (exclusive of Unpaid Drawings relating to Multicurrency LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Multicurrency Revolving Loans or Multicurrency Swing Line Loans) to exceed such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment. Amounts borrowed under this Section 2.1(g)(i)(2) may be repaid and reborrowed. The Multicurrency European Swing Line Loans shall be made in Dollars, Euros and Sterling, as required by any Multicurrency Revolving Borrower, and maintained as Overnight Rate Loans, and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

(ii) Refunding of Multicurrency Swing Line Loans. Each Swing Line Lender, at any time in its sole and absolute discretion, may, upon notice to the Multicurrency Revolving Lenders, require each Multicurrency Revolving Lender (including such Swing Line Lender in its capacity as a Multicurrency Revolving Lender) to make a Multicurrency Revolving Loan in the Applicable Currency in an amount equal to such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of the

principal amount of the applicable Multicurrency Swing Line Loans (the “Refunded Multicurrency Swing Line Loans”) outstanding on the date such notice is given; provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 10.1(e) or 10.1(f). Unless any of the Events of Default described in Section 10.1(e) or 10.1(f) shall have occurred and be continuing (in which event the procedures of Section 2.1(g)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Multicurrency Revolving Loan are then satisfied, each Multicurrency Revolving Lender shall make the proceeds of its Multicurrency Revolving Loan available to the applicable Swing Line Lender at the Notice Address prior to 11:00 a.m., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Multicurrency Revolving Loans shall be immediately applied to repay the Refunded Multicurrency Swing Line Loans.

(iii) Participation in Multicurrency Swing Line Loans. If, prior to refunding a Multicurrency Swing Line Loan with a Multicurrency Revolving Loan pursuant to Section 2.1(g)(ii), an Event of Default under Section 10.1(e) or 10.1(f) shall have occurred and be continuing, or if for any other reason a Multicurrency Revolving Loan cannot be made pursuant to Section 2.1(g)(ii), then, subject to the provisions of Section 2.1(g)(iv) below, each Multicurrency Revolving Lender will, on the date such Multicurrency Revolving Loan was to have been made, purchase (without recourse or warranty) from the applicable Swing Line Lender an undivided participation interest in such Multicurrency Swing Line Loan in an amount equal to its Multicurrency Revolver Pro Rata Share of such Multicurrency Swing Line Loan. Within 3 Business Days of such request from the applicable Swing Line Lender, each Multicurrency Revolving Lender will immediately transfer to the applicable Swing Line Lender, in immediately available funds, the amount of its participation, and upon receipt thereof such Swing Line Lender will deliver to such Multicurrency Revolving Lender a Multicurrency Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(iv) Multicurrency Revolving Lenders’ Obligations Unconditional. Each Multicurrency Revolving Lender’s obligation to make Multicurrency Revolving Loans in accordance with Section 2.1(g)(ii) and to purchase participating interests in accordance with Section 2.1(g)(iii) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Multicurrency Revolving Lender may have against any Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person; (D) any breach of this Agreement by any Credit Party or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Multicurrency Revolving Lender does not make available to the applicable Swing Line Lender the amount required pursuant to Section 2.1(g)(ii) or (iii) above, as the case may be, such Swing Line Lender shall be entitled to recover such amount on demand from such Multicurrency Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at (x) in the case of Multicurrency U.S. Swing Line Loans, the Federal Funds Rate for the first 2 Business Days and at the Base Rate thereafter and (y) in the case of Multicurrency European Swing Line Loans, the Overnight Euro Rate or Overnight Sterling Rate (as applicable). Notwithstanding the foregoing provisions of this Section 2.1(g)(iv), no Multicurrency Revolving Lender shall be required to make a Multicurrency Revolving Loan to any Multicurrency Revolving Borrower for the purpose of refunding a Multicurrency Swing Line Loan pursuant to Section 2.1(g)(ii) above or to purchase a participating interest in a Multicurrency Swing Line Loan pursuant to Section 2.1(g)(iii) if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by the applicable Swing Line Lender of such Multicurrency Swing Line Loan, such Swing Line Lender has received written notice from such Multicurrency Revolving Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Multicurrency Revolving Lender shall cease to make such Refunded Multicurrency Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Multicurrency Revolving Lender to make such Refunded Multicurrency Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Multicurrency Revolving Lender notifies such Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.

(v) Notwithstanding anything to the contrary contained in this Section 2.1(g), no Swing Line Lender shall be obligated to make any Multicurrency Swing Line Loan at any time when any other Multicurrency Revolving Lender is a Defaulting Lender, unless such Swing Line Lender has entered into arrangements with Company, the applicable Multicurrency Borrower or such Defaulting Lender which are satisfactory to such Swing Line Lender to eliminate such Swing Line Lender’s Fronting Exposure (after giving effect to Section 4.1(b)(iii)) under the Multicurrency Revolving Facility with respect to any such Defaulting Lender, including the delivery of Cash Collateral, arising with respect to such Multicurrency Swing Line Loan.

2.2 Notes.

(a) Evidence of Indebtedness. At the request of any Lender, each respective Borrower’s obligation to pay the principal of and interest on all the Loans made to such Borrower by such Lender shall be evidenced (1) if USD Revolving Loans, by a promissory note (each, a “USD Revolving Note” and, collectively, the “USD Revolving Notes”) duly executed and delivered by the applicable USD Revolving Borrowers, substantially in the form of Exhibit 2.2(a)(1) hereto, with blanks appropriately completed in conformity herewith, (2) if Multicurrency Revolving Loans, by a promissory note (each, a “Multicurrency Revolving Note” and, collectively, the “Multicurrency Revolving Notes”) duly executed and delivered by the applicable Multicurrency Revolving Borrowers, substantially in the form of Exhibit 2.2(a)(2) hereto, with blanks appropriately completed in conformity herewith, (3) if USD Swing Line Loans, by a promissory note (the “USD Swing Line Note”) duly executed and delivered by the applicable USD Revolving Borrowers, substantially in the form of Exhibit 2.2(a)(3) hereto, with blanks appropriately completed in conformity herewith, (4) if Multicurrency European Swing Line Loans, by a promissory note (the “Multicurrency European Swing Line Note”) duly executed and delivered by the applicable Multicurrency Revolving Borrowers that are Foreign Subsidiaries substantially in the form of Exhibit 2.2(a)(4) hereto, with the blanks appropriately completed in conformity herewith, and (5) if Multicurrency U.S. Swing Line Loans, by a promissory note (the “Multicurrency U.S. Swing Line Note”) duly executed and delivered by the applicable Multicurrency Revolving Borrowers, substantially in the form of Exhibit 2.2(a)(5) hereto, with blanks appropriately completed in conformity herewith; provided that in each case, at the request of any Lender, such Borrower shall promptly deliver an original signature page to such Note to such Lender (it being understood that delivery of such original signature pages shall not constitute a condition to the Closing Date).

(b) Notation of Payments. Each Lender will note on its internal records the amount of each Loan made by it, the Applicable Currency and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect any Borrower’s or any Guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

2.3 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by any Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples (other than Swing Line Loans which may be in any amount over the Minimum Borrowing Amount) above such minimum (or, if less, the then Total Available Multicurrency Revolving Commitment, the then Total Available USD Revolving Commitment, or the total available Term Commitment for the applicable Term Facility, as applicable). More than one Borrowing may be incurred on any date; provided that, unless approved by the Administrative Agent in its reasonable discretion, at no time shall there be outstanding more than 8 Borrowings of Eurocurrency Loans, SOFR Loans and RFR Loans under each Term Facility, more than 12 Borrowings of SOFR Loans under the USD Revolving Facility, and more than 12 Borrowings of Eurocurrency Loans, SOFR Loans and RFR Loans under the Multicurrency Revolving Facility.

2.4 Borrowing Options. The Loans (other than Swing Line Loans) denominated in Dollars shall, at the option of the applicable Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) SOFR Loans, or (iii) part Base Rate Loans and part SOFR Loans. USD Swing Line Loans and Multicurrency U.S. Swing Line Loans shall be Base Rate Loans. Multicurrency European Swing Line Loans shall be Overnight Rate Loans. Multicurrency Revolving Loans denominated in Euro, Canadian Dollars, Australian Dollars, Swedish Krona and Danish Krone shall be Eurocurrency Loans. Multicurrency Revolving Loans denominated in Sterling shall be RFR Loans. Multicurrency Revolving Loans denominated in any other Alternative Currency shall bear interest based on the benchmark rate agreed for such Alternative Currency pursuant to Section 2.8. As to any Loan, any Lender may, if it so elects, fulfill its commitment by causing a domestic or foreign branch or affiliate with reasonable and appropriate capacities to fund such currency and without any increased cost to Borrowers to make or continue such Loan; provided that in such event the funding of that Lender’s Loan shall, for the purposes of this Agreement, be considered to be the obligation of or to have been made by that Lender and the obligation of the applicable Borrower to repay that Lender’s Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

2.5 Notice of Borrowing. Whenever any Borrower desires to make a Borrowing of any Loan (other than a Swing Line Loan) hereunder, the Administrative Borrower or the applicable Borrower shall give the Administrative Agent at its Notice Address (a) at least 1 Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 1:00 p.m. (New York City time), of each Base Rate Loan, (b) at least 2 Business Days’ prior written notice (or telephonic notice promptly confirmed in writing), given not later than 11:00 a.m. (New York City time) of each SOFR Loan or (c) at least 3 Business Days prior notice (or telephonic notice promptly confirmed in writing), given no later than 1:00 p.m. (New York City time), of each Eurocurrency Loan or RFR Loan, as applicable, to be made hereunder. Whenever a USD Revolving Borrower desires that the U.S. Swing Line Lender make a USD Swing Line Loan under Section 2.1(f)(i), it shall deliver to the U.S. Swing Line Lender prior to 1:00 p.m. (New York City time) on the date of such Borrowing written notice (or telephonic notice promptly confirmed in writing). Whenever a Multicurrency Revolving Borrower desires that the U.S. Swing Line Lender make a Multicurrency U.S. Swing Line Loan under Section 2.1(g)(i)(1), it shall deliver to the U.S. Swing Line Lender prior to 1:00 p.m. (New York City time) on the date of such Borrowing written notice (or telephonic notice promptly confirmed in writing). Whenever a Multicurrency Revolving Borrower desires that the European Swing Line Lender make a Multicurrency European Swing Line Loan denominated in Dollars and/or Sterling under Section 2.1(g)(i)(2), it shall deliver to the European Swing Line Lender prior to 11:00 a.m. (London time) on the date of such Borrowing written notice (or telephonic notice promptly confirmed in writing); provided, that, notwithstanding anything to the contrary in this Agreement, whenever a Multicurrency Revolving Borrower desires that a European Swing Line Lender make a Multicurrency European Swing Line Loan denominated in Euros under Section 2.1(g)(i)(2), it shall deliver to the European Swing Line Lender written notice no later than 9:30 a.m. (London time) on the date of such Borrowing written notice (or telephonic notice promptly confirmed in writing). Each such notice (each a “Notice of Borrowing”), which shall be substantially in the form of Exhibit 2.5 hereto or such other form as may be approved by the Administrative Borrower or the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower or the Administrative Borrower, shall be irrevocable (provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities or any other financing, sale, acquisition, merger, or other transaction or event, in which case such notice may be revoked by any Borrower if such condition is not satisfied), shall be deemed a representation by the applicable Borrower that all conditions precedent to such Borrowing shall be satisfied on the applicable borrowing date, and shall specify (i) the Facility under which such Borrowing is being requested, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (stated in the relevant currency), (iii) the date of the Borrowing (which shall be a Business Day) and (iv) whether the Loans being made pursuant to such Borrowing are to be USD Swing Line Loans or Multicurrency Swing Line Loans and, if not, whether such Loans are to be Base Rate Loans, SOFR Loans, RFR Loans or Eurocurrency Loans and, with respect to SOFR Loans and Eurocurrency Loans, the Interest Period and Applicable Currency to be applicable thereto; provided that if such Borrower shall have failed to specify the Type, Applicable Currency or Interest Period of such Loans (and shall not have promptly responded to the Administrative Agent’s request for such information), such Borrower shall be deemed to have requested a (x) in the case of a Loan denominated in Dollars, a SOFR Loan, (y) in the case of a Loan denominated in Euro, Canadian Dollars, Australian Dollars, Swedish Krona or Danish Krone, a Eurocurrency Loan or (z) in the case of a loan denominated in Sterling, an RFR Loan, with an Interest Period (in the case of a Eurocurrency Loan or a SOFR Loan) of one month, and if no currency is specified, in Dollars (or Sterling, in the case of an RFR Loan); provided, further, that if the date of such notice is less than 2 Business Days from the date of such Borrowing, such Borrower shall be deemed to have requested a Base Rate Loan in Dollars. The Administrative Agent shall as promptly as practicable give each Lender under the applicable Facility written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Lender’s Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. Without in any way limiting the Administrative Borrower’s or the applicable Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent or the applicable Swing Line Lender (in the case of Swing Line Loans) or the respective Issuing Bank (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of the Administrative Borrower or the applicable Borrower prior to receipt of written confirmation. The Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on Borrowers with respect to evidence of the time and terms of such telephonic Notice of Borrowing.

2.6 Conversion or Continuation. Any Borrower may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to SOFR Loans, (ii) at the end of any Interest Period with respect thereto, to convert Loans denominated in Dollars that are SOFR Loans or any portion thereof into Base Rate Loans or to continue such SOFR Loans or any portion thereof for an additional Interest Period, and (iii) at the end of any Interest Period with respect thereto, to continue Eurocurrency Loans for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof (or, if less, the then Total Available Multicurrency Revolving Commitment, the then Total Available USD Revolving Commitment, or the total available Term Commitment for the applicable Term Facility, as applicable). Each continuation of SOFR Loans or Eurocurrency Loans shall be allocated among the SOFR Loans or Eurocurrency Loans, as applicable, in the applicable Facility of the applicable Lenders in accordance with their respective Pro Rata Shares. Each such election shall be in substantially the form of Exhibit 2.6 hereto (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least 2 Business Days’ (or 1 Business Day in the case of a conversion into Base Rate Loans) prior written notice thereof to the Notice Address given not later than 1:00 p.m. (New York City time) specifying (i) the Facility or Facilities to which such conversion or continuation applies, (ii) the amount and type of conversion or continuation, (iii) in the case of a conversion to or a continuation of SOFR Loans or Eurocurrency Loans, the Interest Period therefor and (iv) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to SOFR Loans, and no continuation in whole or in part of SOFR Loans, shall be permitted at any time at which an Event of Default shall have occurred and be continuing and the Administrative

Agent, at the request of the Required Lenders, so notifies the Administrative Borrower. If, within the time period required under the terms of this Section 2.6, the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any SOFR Loans or Eurocurrency Loans for an additional Interest Period or to convert any such SOFR Loans, then, upon the expiration of the Interest Period therefor, such SOFR Loans or Eurocurrency Loans will be automatically continued as a SOFR Loan or Eurocurrency Loans (as applicable), in the same currency with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

2.7 Disbursement of Funds. No later than 12:00 noon (New York City time) on the date specified in each Notice of Borrowing, each Lender under the applicable Facility will make available its Pro Rata Share of Loans of the Borrowing requested to be made on such date in the Applicable Currency and in immediately available funds, at the Notice Address and the Administrative Agent will make available to the applicable Borrower at its notice address specified on Schedule 12.3 or as otherwise provided pursuant to the terms of this Agreement the aggregate of the amounts so made available by such Lenders not later than 2:00 p.m. (New York City time or, as applicable, local time in the financial center for the applicable Alternative Currency (with respect to Loans denominated in an Alternative Currency)), or in the case of Swing Line Loans, 3:00 p.m. (New York City time). Unless the Administrative Agent shall have been notified by any Lender at least 1 Business Day prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower and, if so notified, the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the applicable Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans, SOFR Loan, Eurocurrency Loans or RFR Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to the Administrative Agent in respect of such corresponding amount shall be credited against interest payable by such Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to the Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars (or at the Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days after the date such amount is due and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%, together with the Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to the Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by the Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against any Borrower with respect to any amounts paid to the Administrative Agent or any Lender with respect to the preceding sentence; provided that such Lender shall have full recourse against the applicable Borrower to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which any Borrower may have against the Lender as a result of any failure to fund or other default by such Lender hereunder.

Notwithstanding the foregoing, with respect to Swing Line Loans, a Notice of Borrowing must be received by the applicable Swing Line Lender and the Administrative Agent not later than 12:00 noon (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the applicable Swing Line Lender of any Notice of Borrowing, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Borrowing and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. (New York City time) on the date of the proposed Borrowing of Swing Line Loans (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.1(f)(i) or Section 2.1(g)(i), as applicable, or (B) that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, then, subject to the terms and conditions hereof, the applicable Swing Line Lender will, not later than 3:00 p.m. (New York City time) on the borrowing date specified in such Notice of Borrowing, make the amount of its Swing Line Loan available to the applicable Borrower

2.8 Utilization of Revolving Commitments in an Alternative Currency.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amount with respect to any (i) Borrowing of Revolving Loans comprised of Alternative Currency Loans as of the requested date of Borrowing, (ii) outstanding Alternative Currency Loans that are Revolving Loans as of the last Business Day of each month and (iii) outstanding Alternative Currency Loans on the date of any prepayment pursuant to Section 4.3 or 4.4 (each such date under clauses (i) through (iii), a “Computation Date”). Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants or any baskets (including for purposes of all negative covenants or otherwise) hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable. If the amount required to be paid hereunder or under any other Loan Document on any date changes as a result of any new computation or revaluation on such Computation Date or Revaluation Date, as applicable, the Administrative Agent or applicable Issuing Bank, as applicable, shall promptly provide written notice of such updated calculation or revaluation to the Administrative Borrower and notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Borrower shall, within 2 Business Days from the date such written notice is provided by the Administrative Agent or Issuing Bank (as applicable), make or cause to be made any additional payment resulting from such updated computation or revaluation. Upon receipt of any Notice of Borrowing of Revolving Loans under any Revolving Facility, the Administrative Agent will promptly notify each Revolving Lender under such Revolving Facility thereof and of the amount of such Lender’s Revolver Pro Rata Share of such Borrowing under such Revolving Facility. In the case of a Borrowing comprised of Alternative Currency Loans, such notice will provide the approximate amount of each Lender’s Revolver Pro Rata Share of such Borrowing under such Revolving Facility, and Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender’s Revolver Pro Rata Share of such Borrowing under such Revolving Facility.

(b) The Administrative Borrower and each other Borrower under a Revolving Facility that permits Borrowings to be denominated in Alternative Currencies shall be entitled to request that the Revolving Loans under such Revolving Facility also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Alternative Currency” herein, that in the reasonable opinion of each of the Revolving Lenders under such Revolving Facility is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). The Administrative Borrower or such other Borrower under such Revolving Facility shall deliver to the Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 12.3, to be received by the Administrative Agent not later than 11:00 a.m. (New York City time) at least 10 Business Days (or, in the case of an Agreed Alternative Currency which has been accepted by all applicable Revolving Lenders in accordance with clause (c) below, such shorter period of time as may be agreed by the Administrative Agent and such Revolving Lenders) in advance of the date of any Borrowing under such Revolving Facility proposed to be made in such Agreed Alternative Currency. Any such request shall specify the interest rate benchmark that will apply to such Agreed Alternative Currency and shall be accompanied by the proposed modifications to this Agreement to integrate such benchmark (the “Agreed Alternative Currency Benchmark Modifications”). Upon receipt of any such request the Administrative Agent will promptly notify the Revolving Lenders under such Revolving Facility thereof and each Revolving Lender under such Revolving Facility will use its best efforts to respond to such request within 2 Business Days of receipt thereof. Each Revolving Lender under such Revolving Facility may grant or accept such request (including with respect to the applicable Agreed Alternative Currency Benchmark Modifications) in its sole discretion. Any failure by a Revolving Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender to permit Alternative Currency Loans to be made in such requested currency.

(c) In the case of a proposed Borrowing (under a Revolving Facility that permits Borrowings to be denominated in Alternative Currencies) comprised of Revolving Loans in an Agreed Alternative Currency, the applicable Revolving Lenders under such Revolving Facility shall be under no obligation to make such Loans in the requested Agreed Alternative Currency as part of such Borrowing (i) if the Administrative Agent has received notice from any of the Revolving Lenders under such Revolving Facility by 3:00 p.m. (New York City time) 3 Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Agreed Alternative Currency, in which event the Administrative Agent will give written notice to the applicable Borrower no later than 9:00 a.m. (London time) on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Revolving Lenders under such Revolving Facility and (ii) unless and until the Borrowers, the Administrative Agent and the Revolving Lenders agreeing to provide such Revolving Loans in such Agreed Alternative Currency have executed an amendment to this Agreement providing for the Agreed Alternative Currency Benchmark Modifications. If the Administrative Agent shall have so notified the applicable Borrower that any such Borrowing in a requested Agreed Alternative Currency is not then available or if the applicable Agreed Alternative Currency Benchmark Modifications have not become effective, the applicable Borrower may, by notice to the Administrative Agent not later than 2:00 p.m. (London time) 2 Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If a Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Revolving Lender under such Revolving Facility. If a Borrower does not so withdraw such Notice of Borrowing, the Administrative Agent will promptly so notify each Revolving Lender under such Revolving Facility and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of SOFR Loans in Dollars with an Interest Period of one month in an aggregate amount equal to the Dollar Equivalent of the originally requested Borrowing in the Notice of Borrowing; and such notice by the Administrative Agent to each Lender under such Revolving Facility will state such aggregate amount of such Borrowing in Dollars and such Lender’s Revolver Pro Rata Share thereof under such Revolving Facility.

(d) In the case of a proposed continuation of Revolving Loans denominated in an Agreed Alternative Currency for an additional Interest Period pursuant to Section 2.6, the Revolving Lenders under the applicable Revolving Facility shall not be under any obligation to continue such Loans if the Administrative Agent has received notice from any of the Revolving Lenders under such Revolving Facility by 4:00 p.m. (New York City time) 3 Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Agreed Alternative Currency, in which event the Administrative Agent will give notice to the applicable Borrower not later than 9:00 a.m. (New York City time) on the third Business Day prior to the requested date of such continuation that the continuation of such Loans in the Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Revolving Lenders under such Revolving Facility. If the Administrative Agent shall have so notified the applicable Borrower that any such continuation of Loans under such Revolving Facility is not then available, any Notice of Conversion or Continuation with respect thereto shall be deemed withdrawn and such Loans shall be redenominated into SOFR Loans in Dollars with an Interest Period of one month with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the applicable Borrower and the Revolving Lenders under such Revolving Facility of any such redenomination and such notice by the Administrative Agent to each Lender under such Revolving Facility will state the aggregate Dollar Equivalent amount of the redenominated Alternative Currency Loans as of the Computation Date with respect thereto and such Lender’s Revolver Pro Rata Share thereof under such Revolving Facility.

(e) If at any time an Alternative Currency Loan denominated in a currency other than Euros is outstanding, the relevant Alternative Currency is replaced as the lawful currency of the country that issued such Alternative Currency (the “Issuing Country”) by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternative Currency previously the lawful currency of such country, then such Alternative Currency Loan shall be automatically converted into an Alternative Currency Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternative Currency Loan would be converted pursuant to the EMU Legislation and thereafter no further Alternative Currency Loans will be available in such Alternative Currency, with the basis of accrual of interest, notice requirements and payment offices with respect to such Alternative Currency Loan to be that consistent with the convention and practices in the Euro-zone interbank market for Euro denominated loans. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in such Alternative Currency shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as the Administrative Agent may from time to time specify and (ii) this Agreement shall be subject to such other reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros.

(f) In each case, to the maximum extent permitted under applicable law, the applicable Borrowers from time to time, at the request of any Lender or any Issuing Bank, shall pay to such Lender or Issuing Bank the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone as reasonably determined by such Lender or Issuing Bank or its affiliates with respect to an Alternative Currency Loan affected by Section 2.8(e) as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or the Eurozone. A certificate of any such Lender or the respective Issuing Bank setting forth such Lender’s or such Issuing Bank’s determination of the amount or amounts necessary to compensate such Lender or such Issuing Bank shall be delivered to the Administrative Agent for delivery to the applicable Borrower and shall be conclusive absent manifest error so long as such determination is made by such Lender or such Issuing Bank on a reasonable basis. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(g) Notwithstanding anything herein to the contrary, during the existence of an Event of Default, upon the request of the Majority Lenders under any Revolving Facility with outstanding Alternative Currency Loans, all or any part of any outstanding Revolving Loans that are Alternative Currency Loans under such Revolving Facility shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Alternative Currency Loans. The Administrative Agent will promptly notify Administrative Borrower of any such redenomination and conversion request.

2.9 Additional Facilities.

(a) Borrowers shall have the right at any time so long as no Unmatured Event of Default or Event of Default then exists (except, in the case of Additional Facilities incurred to finance a Limited Condition Acquisition, in which case such requirement shall be limited to customary “Funds Certain Provisions” or “SunGard” provisions otherwise agreed to by the Lenders providing such Additional Facilities) and from time to time after the Closing Date, to obtain and incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to provide commitments or to make loans to a Borrower in an aggregate principal amount not to exceed the Dollar Equivalent of the Additional Facility Limit, which loans may be incurred as (i) one or more tranches of additional term loans available to one or more Borrowers (or Persons that become Borrowers in connection therewith) (the “Additional Term Loans”) as allocated by Company and the Lenders providing such Additional Term Loans under a facility that, other than Permitted Inside Maturity Debt, would provide that the Additional Term Loans would have a Weighted Average Life to Maturity of not less than the existing Term Loans with the then longest Weighted Average Life to Maturity, and, other than Permitted Inside Maturity Debt, a final maturity no earlier than the latest existing Term Maturity Date; provided that the other terms and conditions of any Additional Term Loans, taken as a whole, shall be substantially similar to, or less favorable to the Lenders or New Lenders providing such Additional Term Loans, than those applicable to the existing Term Facilities, if any, taken as a whole (other than as to term, pricing, fees and other economic terms and, in the case of Permitted Inside Maturity Debt, terms consistent with the nature of such Permitted Inside Maturity Debt), except for covenants and other provisions applicable only to periods after the earlier to occur of the date that all other Term Loans are paid in full (other than contingent indemnification obligations not then due) and the latest Term Maturity Date at the time such Additional Term Loans are incurred (without regard to the maturity date for such Additional Term Loans); provided, however, that (X) to the extent the terms and conditions of such Additional Term Loans are not consistent with one or more of the existing Term Facilities (except to the extent permitted pursuant to the immediately preceding proviso or clause (Y) below), such terms and conditions may differ if reasonably satisfactory to the Administrative Borrower and the Administrative Agent, or (Y) in the event such terms are more favorable (taken as a whole) to the Lenders or New Lenders providing such Additional Term Loans (except to the extent permitted pursuant to the immediately preceding proviso), (A) the applicable Borrowers shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits and the “substantially similar to” or not “less favorable” requirement of the preceding proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits and (B) to the extent that an additional financial maintenance covenant is added for the benefit of the Lenders under such Additional Term Loans, then such financial maintenance covenant shall be added to the Term Facilities that remain outstanding after the issuance or incurrence of such Additional Term Loans (to the extent not already benefitting from any similar financial maintenance covenant and to the extent that such financial maintenance covenant would be effective prior to the latest Term

Maturity Date for such Term Facilities) for the benefit of the Term Lenders thereunder (it being understood and agreed that Administrative Borrower may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of the provisos to this clause (i) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Administrative Borrower of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)), (ii) increases to one or more existing Term Facilities, (iii) increases to one or more Revolving Facilities, or (iv) one or more additional tranches of revolving commitments available to one or more Borrowers (or Persons that become Borrowers in connection therewith) (each, an “Additional Revolving Facility”) as allocated by Company and the Lenders providing commitments in respect of such Additional Revolving Facility under a facility that, other than Permitted Inside Maturity Debt, would provide that such Additional Revolving Facility would have a final maturity no earlier than the latest existing Revolver Termination Date; provided that the terms and conditions of any Additional Revolving Facility, taken as a whole, shall be substantially similar to, or less favorable to the Lenders or New Lenders providing such Additional Revolving Facility, than those applicable to the existing Revolving Facilities taken as a whole (other than as to term, pricing, fees and other economic terms and, in the case of Permitted Inside Maturity Debt, terms consistent with the nature of such Permitted Inside Maturity Debt) except for covenants and other provisions applicable only to periods after the latest Revolver Termination Date at the time such Additional Revolving Facility is obtained (without regard to the maturity date for such Additional Revolving Facility); provided, however, that (X) to the extent the terms and conditions of such Additional Revolving Facility are not consistent with one or more of the existing Revolving Facilities (except to the extent permitted pursuant to the immediately preceding proviso or clause (Y) below), such terms and conditions may differ if reasonably satisfactory to the Administrative Borrower and the Administrative Agent, or (Y) in the event such terms are more favorable (taken as a whole) to the Lenders or New Lenders providing such Additional Revolving Facility (except to the extent permitted pursuant to the immediately preceding proviso), (A) the applicable Borrowers shall have the right to unilaterally provide the Lenders under the existing Revolving Facilities with additional rights and benefits and the “substantially similar to” or not “less favorable” requirement of the preceding proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits and (B) to the extent that an additional financial maintenance covenant is added for the benefit of the Lenders under such Additional Revolving Facility, then such financial maintenance covenant shall be added to the existing Revolving Facilities that remain outstanding after the commitments under such Additional Revolving Facility become effective (to the extent not already benefitting from any similar financial maintenance covenant and to the extent that such financial maintenance covenant would be effective prior to the latest Revolver Termination Date for such Revolving Facilities) for the benefit of the Lenders under the existing Revolving Facilities (it being understood and agreed that the Administrative Borrower may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of the provisos to this clause (iv) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Administrative Borrower of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)) (clauses (i) through (iv) collectively, “Additional Facilities”). Additional Facilities may take the form of and constitute Permitted Inside Maturity Debt. Any Additional

Facility shall rank pari passu with any then-existing tranche of Loans and/or Commitments in right of payment and shall rank pari passu with or junior to any then-existing tranche of Loans incurred by and/or Commitments made available to the same Borrower in right of guarantees and security (after giving effect to all transaction occurring on the date that such Additional Facility becomes effective), or shall be unsecured. No Additional Facility may be (x) guaranteed by any Person which is not a Credit Party (after giving effect to all transaction occurring on the date that such Additional Facility becomes effective) or (y) secured by any assets other than the Collateral (after giving effect to all transaction occurring on the date that such Additional Facility becomes effective) (other than any Additional Facility incurred by a Subsidiary that is not a U.S. Credit Party which is or becomes a Borrower after the date of this Agreement, which may be guaranteed by Persons that are not Credit Parties on the date when such Additional Facility in favor of such Subsidiary is established and secured by collateral belonging to such Credit Parties so long as the Lenders that agree to provide such Additional Facility enter into a customary collateral allocation mechanism agreement). Each New Lender that becomes a Lender with respect to a tranche of Additional Facilities pursuant to this Section 2.9 hereby acknowledges and agrees that the term of each Term Facility, each Revolving Facility and each sub-facility thereof may be extended or replaced and that each New Lender, solely with respect to the Additional Facilities held by such New Lender, agrees in advance to any changes made to this Agreement and the other Loan Documents in order to implement such extension or replacement (including changes with respect to pricing, fees and other economic terms relating solely to such extended or replaced facility or facilities) as may be reasonably proposed to be made by the Administrative Borrower (the Administrative Borrower’s signature to be conclusive evidence of such reasonability); provided that no such extension of an Additional Facility to which a New Lender is a party shall apply to such New Lender without its consent. Each New Lender hereby agrees to take such actions and execute and deliver such amendments, agreements, instruments or documents as the Administrative Agent may reasonably request to give effect to the preceding sentence; provided that the foregoing provision shall not be construed to require a New Lender to execute any amendment, agreement, instrument or document which contains changes other than those relating solely to such extended or replaced facility or facilities. Additional Facilities shall be available in Dollars and/or one or more Alternative Currencies.

(b) In the event that one or more Borrowers desire to create an Additional Facility, such Borrowers will enter into an amendment to this Agreement with the lenders providing such Additional Facility (who shall by execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Facility, which amendment shall set forth any terms and conditions of the Additional Facility not covered by this Agreement as agreed by the applicable Borrowers and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Facility if requested by the Lenders making advances under the Additional Facility, with such amendment to be in form and substance reasonably acceptable to the Administrative Agent and consistent with the terms of this Section 2.9(b). No consent of any Lender (other than any Lender making loans or whose commitment is increased under such Additional Facility) is required to permit the Loans or commitments contemplated by this Section 2.9 or the aforesaid amendment to effectuate such Additional Facility. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Section 2.9(b) shall supersede any other provisions contained in the Loan Documents, including, without limitation, Section 12.1.

(c) Upon implementation of any new Additional Revolving Facility:

(i) if such Additional Revolving Facility is implemented either by increasing the amount of then-existing Revolving Commitments under an existing Revolving Facility, or by increasing the amount of then-existing Additional Facility Commitments in respect of an Additional Revolving Facility (rather than by implementing a new Additional Revolving Facility tranche), each Lender under such existing Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant New Lender, and each relevant New Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit issued under such Facility such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each New Lender’s) participations hereunder in Letters of Credit under such Facility shall be held on a pro rata basis on the basis of their respective Revolving Commitments in respect of such Revolving Facility or Additional Facility Commitments in respect of such Additional Revolving Facility (after giving effect to any increase in such Commitments pursuant to this Section 2.9) and (ii) each existing Lender under the applicable Revolving Facility or Additional Revolving Facility shall assign Loans made by them under that Facility to certain other Lenders under that Facility (including the New Lenders providing the relevant new Additional Revolving Facility), and such other Lenders under that Facility (including the New Lenders providing the relevant new Additional Revolving Facility) shall purchase such Loans, in each case to the extent necessary so that all of the Lenders under that Facility participate in each outstanding borrowing of Loans under that Facility pro rata on the basis of their respective Revolving Commitments in respect of such Revolving Facility or Additional Facility Commitments in respect of such Additional Revolving Facility (after giving effect to any increase in such Commitments pursuant to this Section 2.9); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (c); and

(ii) if such Additional Revolving Facility is implemented pursuant to a request to add one or more new Additional Revolving Facility tranches, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any then-existing Revolving Facility having the same Borrowers as such Additional Revolving Facility (any such existing Revolving Facility, a “Comparable Revolving Facility”) and such new Additional Revolving Facility, (B) repayments required upon the Maturity Date of the then-existing Comparable Revolving Facility and such new Additional Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) after the effective date of Additional Facility Commitments in respect of such Additional Revolving Facility shall be made on a pro rata basis between the then-outstanding Comparable Revolving Facility (if any) and the new Additional Revolving Facility, (2) any swing line loans made, or letters of credit issued, as applicable, after the effective date of Additional Facility Commitments in respect of such Additional Revolving Facility, shall be made or issued to the extent reasonably practicable on a pro rata basis between the then-outstanding Comparable

Revolving Facility (if any) and the new Additional Revolving Facility and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such new Additional Revolving Facility shall be made on a pro rata basis between the then-outstanding Comparable Revolving Facility and the new Additional Revolving Facility, except that the Borrowers under such new Additional Revolving Facility shall be permitted to permanently repay and terminate commitments under such Additional Revolving Facility on a greater than pro rata basis than any other Comparable Revolving Facility that has a later Maturity Date than such Additional Revolving Facility either at the time of incurrence of such Additional Revolving Facility or on the date that such Revolving Facility is subsequently incurred after the incurrence of such new Additional Revolving Facility.

2.10 Letters of Credit.

(a) Letters of Credit Commitments.

(i) USD Letters of Credit. Subject to and upon the terms and conditions herein set forth, each USD Revolving Borrower may request, on behalf of itself or any Subsidiary or Unrestricted Entity (subject to the limitation on Investments in Unrestricted Entities set forth in Section 8.7(k)), that any Issuing Bank issue, at any time and from time to time during the USD Revolving Commitment Period, for the account of such USD Revolving Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of obligations of one or more of the USD Revolving Borrowers, any of their Subsidiaries and any Unrestricted Entities (in the case of Unrestricted Entities, subject to the limitation on Investments in Unrestricted Entities set forth in Section 8.7(k)), a USD Letter of Credit, in a form customarily used by such Issuing Bank, or in such other form as has been approved by such Issuing Bank in support of such obligations; provided, however, that no USD Letter of Credit shall be issued the Stated Amount of which, when added to the USD LC Obligations (exclusive of Unpaid Drawings relating to USD Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective USD Letter of Credit) at such time, would exceed the lesser of (1) $100,000,000 or (2) when added to the aggregate Effective Amount of all USD Revolving Loans and USD Swing Line Loans then outstanding with respect to all USD Revolving Borrowers, the USD Revolving Commitments at such time; provided, further, that (x) the aggregate face amount of all outstanding USD Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Applicable LC Sublimit in respect of USD Letters of Credit and (y) the aggregate face amount of all USD Letters of Credit issued and outstanding for the account of any USD Revolving Borrower shall not exceed, when added without duplication to the aggregate Effective Amount of all USD Revolving Loans, USD LC Obligations and USD Swing Line Loans of such USD Revolving Borrower, such USD Revolving Borrower’s Available USD Revolver Sublimit.

(ii) Multicurrency Letters of Credit. Subject to and upon the terms and conditions herein set forth, each Multicurrency Revolving Borrower may request, on behalf of itself or any Subsidiary or Unrestricted Entity, that any Issuing Bank issue, at any time and from time to time during the Multicurrency Revolving Commitment Period, for the account of such Multicurrency Revolving Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of obligations of one or more of the Multicurrency Revolving Borrowers, any of their Subsidiaries and any Unrestricted Entities (in the case of Unrestricted Entities, subject to the limitation on Investments in Unrestricted Entities set forth in Section 8.7(k)), a Multicurrency Letter of Credit, in a form customarily used by such Issuing Bank, or in such other form as has been approved by such Issuing Bank in support of such obligations; provided, however, that no Multicurrency Letter of Credit shall be issued the Stated Amount of which, when added to the Multicurrency LC Obligations (exclusive of Unpaid Drawings relating to Multicurrency Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Multicurrency Letter of Credit) at such time, would exceed the lesser of (1) $25,000,000 or (2) when added to the aggregate Effective Amount of all Multicurrency Revolving Loans and Multicurrency Swing Line Loans then outstanding with respect to all Multicurrency Revolving Borrowers, the Multicurrency Revolving Commitments at such time; provided, further, that (x) the aggregate face amount of all outstanding Multicurrency Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Applicable LC Sublimit in respect of Multicurrency Letters of Credit and (y) the aggregate face amount of all Multicurrency Letters of Credit issued and outstanding for the account of any Multicurrency Revolving Borrower shall not exceed, when added without duplication to the aggregate Effective Amount of all Multicurrency Revolving Loans, Multicurrency LC Obligations and Multicurrency Swing Line Loans of such Multicurrency Revolving Borrower, such Multicurrency Revolving Borrower’s Available Multicurrency Revolver Sublimit.

(iii) Notwithstanding anything to the contrary in this Section 2.10, at the request of the applicable requesting Revolving Borrower under any Revolving Facility, any Letter of Credit under such Revolving Facility may contain a statement to the effect that such Letter of Credit is issued for the account of Company, any of its Subsidiaries or any Unrestricted Entity; provided that notwithstanding such statement, such requesting Revolving Borrower under such Revolving Facility shall be the actual account party for all purposes of the Loan Documents for such Letter of Credit and such statement shall not affect such requesting Revolving Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(iv) The Administrative Borrower or the applicable Revolving Borrower shall identify in the applicable Notice of Issuance whether such Letter of Credit is to be issued under the Multicurrency Revolving Facility or the USD Revolving Facility; provided that Letters of Credit denominated in a currency other than Dollars shall only be issued under the Multicurrency Revolving Facility (and, for the avoidance of doubt, Letters of Credit denominated in Dollars may be issued under either the Multicurrency Revolving Facility or the USD Revolving Facility, subject to compliance with the requirements of this Section 2.10(a)).

(b) Obligation of Issuing Banks to Issue Letters of Credit. Each Issuing Bank agrees (subject to the terms and conditions contained herein), at any time and from time to time on or after the Closing Date and, with respect to each Revolving Facility, prior to the Revolver Termination Date for such Revolving Facility, following its receipt of the respective Notice of

Issuance, to issue for the account of any Revolving Borrower under the applicable Revolving Facility, but subject to Section 2.10(a)(iii), one or more Letters of Credit under such Revolving Facility in support of such obligations of one or more of the Borrowers, any of their respective Subsidiaries and any Unrestricted Entities as is permitted to remain outstanding; provided that the respective Issuing Bank shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Bank from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the Closing Date and which such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

Notwithstanding the foregoing, (i) except as set forth on Schedule 2.10(j) or as the Administrative Borrower and the applicable Issuing Bank otherwise agree, each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance; provided that any Letter of Credit may be automatically extendable for periods of up to one year (or such longer period as the respective Issuing Bank may agree in its discretion) so long as such Letter of Credit provides that the respective Issuing Bank retains an option satisfactory to such Issuing Bank, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date; (ii) no Letter of Credit shall have an expiry date occurring later than the Business Day immediately preceding the Revolver Termination Date for the Facility under which such Letter of Credit was issued unless otherwise agreed by the respective Issuing Bank; (iii) (x) each USD Letter of Credit shall be denominated in Dollars and be payable on a sight basis and (y) each Multicurrency Letter of Credit shall be denominated in Dollars or an Alternative Currency and be payable on a sight basis; (iv) the Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of $100,000 or such lesser amount as is acceptable to the respective Issuing Bank; and (v) no Issuing Bank will issue any Letter of Credit after it has received written notice from the Administrative Borrower or the Required Lenders stating that an Event of Default or Unmatured Event of Default exists until such time as such Issuing Bank shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Unmatured Event of Default by the Required Lenders (or any other amount of Lenders to the extent required by Section 12.1).

(c) Procedures for Issuances and Amendments of Letters of Credit. Whenever any Revolving Borrower desires that a Letter of Credit be issued under any Revolving Facility, Company or the applicable Revolving Borrower under such Facility shall give the Administrative Agent and the respective Issuing Bank written notice thereof prior to 1:00 p.m. (New York City time) at least 5 Business Days (or such shorter period as may be acceptable to such Issuing Bank)

prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be substantially in the form of Exhibit 2.10(c) or such other form as the respective Issuing Bank may agree (each, a “Notice of Issuance”) and may be submitted via facsimile or other electronic image scan transmission (e.g., “pdf” or “tif” via email) to the respective Issuing Bank (who may rely upon such facsimile or electronic image scan transmission as if it were an original thereof). Each such notice shall specify (A) the Revolving Facility under which such Letter of Credit is requested, (B) the proposed issuance date and expiration date, (C) the name(s) of each obligor with respect to such Letter of Credit, (D) the applicable Borrower as the account party, and any other account parties consistent with the terms of Section 2.10(a), (E) the name and address of the beneficiary, (F) the Stated Amount in Dollars or the Alternative Currency of such proposed Letter of Credit and (G) the purpose of such Letter of Credit. In addition, each Notice of Issuance may contain a general description of any specific terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to the respective Issuing Bank). Unless otherwise specified, all Standby Letters of Credit will be governed by the UCP or ISP and all Bank Guarantees will be governed by the Uniform Rules for Demand Guarantees (published by the International Chamber of Commerce and revised as of 2010 (or such later version thereof as may be in effect at the time of issuance)), in each case, as in effect on the date of issuance of such Letter of Credit. Each Notice of Issuance shall include any other documents as the respective Issuing Bank customarily requires in connection therewith to the extent notice of such other documents has been provided by the respective Issuing Bank to the applicable Borrower prior to the date of such Notice of Issuance. From time to time while a Letter of Credit is outstanding and prior to the Revolver Termination Date for the Facility under which such Letter of Credit was issued, the applicable Issuing Bank will, upon written request from the Administrative Borrower or the applicable Borrower received by the Issuing Bank (with a copy sent by the Administrative Borrower or such Borrower to the Administrative Agent) at least 3 Business Days (or such shorter time as the Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, replacement, restatement, supplement or other modification, amend, replace, restate, supplement or otherwise modify any Letter of Credit issued by it. Each such request for amendment, replacement, restatement, supplement or modification of a Letter of Credit shall be made by facsimile or other electronic image scan transmission (e.g., “pdf” or “tif” via email), confirmed promptly in an original writing (each a “Letter of Credit Amendment Request”) and shall specify in form and detail reasonably satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended, replaced, restated, supplemented or otherwise modified and the Revolving Facility under which such Letter of Credit was issued; (ii) the proposed date of amendment, replacement, restatement, supplement or modification of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment, replacement, restatement, supplement or modification; and (iv) such other matters as the Issuing Bank may require to the extent notice of such other requirement has been provided by the respective Issuing Bank to the applicable Borrower prior to the date of such Letter of Credit Amendment Request (or if such notice is provided after such Letter of Credit Amendment Request is delivered, the applicable Borrower shall provide such additional information promptly thereafter and in any event prior to the date of issuance of such Letter of Credit). No Issuing Bank shall be under any obligation to amend, replace, restate, supplement or otherwise modify any Letter of Credit issued by it if: (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended, replaced, restated, supplemented or modified form under the terms of this Agreement, or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment, replacement, restatement, supplement or modification to the Letter of Credit. The Issuing Bank for any Letter of Credit shall, within the time allowed by Requirements of Law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and such Borrower in writing of such demand for payment if such Issuing Bank has made or will make a reimbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(d) Agreement to Repay Letter of Credit Payments.

(i) The applicable Borrower hereby agrees to reimburse the respective Issuing Bank, by making payment to the Administrative Agent in immediately available funds in Dollars (or if such Unpaid Drawing was in an Alternative Currency, then in such Alternative Currency or, at the option of such Borrower, the Dollar Equivalent amount of such Unpaid Drawing in Dollars) at the Notice Address, for any payment or disbursement made by such Issuing Bank under and in accordance with any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), no later than 1 Business Day after the date on which the Administrative Borrower and the applicable Borrower receives notice of such payment or disbursement (the “Honor Date”), together with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed by such Issuing Bank to but excluding the date such Issuing Bank is reimbursed therefor by or on behalf of the applicable Borrower at a rate per annum which shall be, (w) in the case of Letters of Credit denominated in Dollars, the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans, (x) in the case of Letters of Credit denominated in Euro, at a rate per annum which shall be the Eurocurrency Rate in effect from time to time plus the Applicable Margin for Eurocurrency Loans, (y) in the case of Letters of Credit denominated in Sterling, at a rate per annum which shall be the SONIA in effect from time to time plus the Applicable Margin for RFR Loans and (z) in the case of Letters of Credit denominated in any other Alternative Currency, at a rate per annum which shall be the benchmark rate agreed for such Alternative Currency pursuant to Section 2.8(c) plus the Applicable Margin for RFR Loans; provided, however, that anything contained in this Agreement to the contrary notwithstanding, (i) unless the Administrative Borrower or the applicable Borrower shall have notified the Administrative Agent and the applicable Issuing Bank prior to 10:00 a.m. (New York City time) on the Honor Date that the applicable Issuing Bank will be reimbursed for the amount of such Unpaid Drawing with funds other than the proceeds of Revolving Loans under the Revolving Facility under which such Letter of Credit was issued, the applicable Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting each Revolving Lender under such Revolving Facility to make Revolving Loans under such Revolving Facility which are, (w) in the case of

Letters of Credit denominated in Dollars, Base Rate Loans, (x) in the case of Letters of Credit denominated in Euro, Eurocurrency Loans, (y) in the case of Letters of Credit denominated in Sterling, RFR Loans and (z) in the case of Letters of Credit denominated in any other Alternative Currency, Loans bearing interest based on the benchmark rate agreed for such Alternative Currency pursuant to Section 2.8(c), in each case on the Honor Date in an amount equal to the Dollar Equivalent of the amount of such Unpaid Drawing and the Administrative Agent shall, if such Notice of Borrowing is deemed given, promptly notify the Revolving Lenders under such Revolving Facility thereof and (ii) unless any of the events described in Section 10.1(e) or 10.1(f) shall have occurred and be continuing (in which event the procedures of Section 2.10(e) shall apply), each such Revolving Lender under such Revolving Facility shall, on the Honor Date, make Revolving Loans which are, (w) in the case of Letters of Credit denominated in Dollars, SOFR Loans or (x) in the case of Letters of Credit denominated in Euro, Eurocurrency Loans, (y) in the case of Letters of Credit denominated in Sterling, RFR Loans and (z) in the case of Letters of Credit denominated in any other Alternative Currency, Loans bearing interest based on the benchmark rate agreed for such Alternative Currency pursuant to Section 2.8(c), in each case in the amount of its Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of the Dollar Equivalent of such Unpaid Drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such Unpaid Drawing; and provided, further, that if for any reason, proceeds of Revolving Loans under such Revolving Facility are not received by the applicable Issuing Bank on the Honor Date in an amount equal to the amount of the Dollar Equivalent of such Unpaid Drawing, the applicable Borrower shall reimburse or cause to be reimbursed the applicable Issuing Bank, on the Business Day immediately following the Honor Date, in an amount in Same Day Funds equal to the excess of the amount of the Dollar Equivalent of such Unpaid Drawing over the Dollar Equivalent of the amount of such Revolving Loans under such Revolving Facility, if any, which were so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a); provided, however, that to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the fifth Business Day following the date of payment or disbursement by the applicable Issuing Bank, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Bank (and until reimbursed by or on behalf of the applicable Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans plus an additional 2% per annum, such interest also to be payable on demand. The respective Issuing Bank shall give the Administrative Borrower and the applicable Borrower prompt written notice of each Drawing under any Letter of Credit; provided that the failure to give any such notice shall in no way affect, impair or diminish the Administrative Borrower’s or any other Borrower’s obligations hereunder.

(ii) The Obligations of the applicable Borrower under this Section 2.10(d) to reimburse or cause to be reimbursed the respective Issuing Bank with respect to drawings on Letters of Credit issued for such Borrower’s account (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances (including irrespective of:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense or other defense to payment which any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Collateral Agent, the Issuing Bank, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

(C) any non-application or mis-application by the beneficiary of the proceeds of such Drawing;

(D) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect; or

(E) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents,

the respective Issuing Bank’s only obligation to such Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of a bad faith breach of its material obligations hereunder, gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Issuing Bank any resulting liability to the Administrative Borrower or any Lender.

(e) Letter of Credit Participations.

(i) Immediately upon the issuance by any Issuing Bank of any Letter of Credit under any Revolving Facility, such Issuing Bank shall be deemed to have sold and transferred to each Revolving Lender under such Revolving Facility, other than such Issuing Bank (each such Revolving Lender, in its capacity under this Section 2.10(e), a “LC Participant”), and each such LC Participant under such Revolving Facility shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility), in such Letter of Credit, each Drawing made thereunder and the obligations of the applicable Borrower under this Agreement with respect thereto (although Letter of Credit fees under any Revolving Facility shall be payable directly to the Administrative Agent for the account of the LC Participant under such Revolving Facility as provided in Section 2.10(g) and the LC Participants shall have no right to receive any portion of the facing fees), and any security therefor or guaranty pertaining thereto. With respect to each Revolving Facility, upon any change in the Revolving Commitments of the Revolving Lenders under such Revolving Facility, it is hereby agreed that, with respect to all outstanding Letters of Credit under such Revolving Facility and Unpaid Drawings relating to Letters of Credit issued under such Revolving Facility, there shall be an automatic adjustment pursuant to this Section 2.10(e) to reflect the new Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of the assignor and assignee Lender or of all Lenders with Revolving Commitments under such Revolving Facility, as the case may be.

(ii) In determining whether to pay under any Letter of Credit, such Issuing Bank shall have no obligation relative to the LC Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of a bad faith breach of its material obligations hereunder, gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Issuing Bank any resulting liability to the Administrative Borrower or any Lender.

(f) Draws Upon Letter of Credit; Reimbursement Obligations.

(i) In the event that any Issuing Bank makes any payment under any Letter of Credit under any Revolving Facility issued by it and the applicable Borrower shall not have reimbursed or caused the reimbursement of such amount in full to such Issuing Bank pursuant to Section 2.10(d) either with such Borrower’s own funds, the funds of others, or with the proceeds of Revolving Loans made available by any Revolving Lenders, such Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant under such Revolving Facility of such failure (the “Failure Notice”), and each such LC Participant under such Revolving Facility shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, the amount of such LC Participant’s applicable Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of such payment in Dollars or, if in an Alternative Currency, in such Alternative Currency and in Same Day Funds; provided, that, with respect to any such payment in respect of a reimbursement by an LC Participant in an Alternative Currency, such payment may be made by the relevant LC Participant no later than 3 Business Days after the Administrative Agent has provided the Failure Notice; provided, further, that no LC Participant shall be obligated to pay to the Administrative Agent its applicable Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of such unreimbursed amount for any wrongful payment made by such Issuing Bank under a Letter of Credit issued by it as a result of acts or omissions constituting a bad faith breach of its material obligations hereunder, willful misconduct or gross negligence as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction on the part of such Issuing Bank. If the Administrative Agent so notifies any LC Participant under any Revolving Facility required to fund a payment under a Letter of Credit under such Revolving Facility prior to 11:00 a.m. (New York City time) or, in the case of a Letter of Credit under such Revolving Facility denominated in an Alternative Currency, 11:00 a.m. (New York time), on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the respective Issuing Bank such LC Participant’s applicable Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of the amount of such payment on such Business Day in Same Day Funds. If and to the extent such LC Participant shall not have so made its applicable Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Bank, such LC Participant under such Revolving Facility agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the overnight Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency). The failure of any LC Participant under any Revolving Facility to make available to the Administrative Agent for the account of the respective Issuing Bank its applicable Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of any payment under any Letter of Credit under such Revolving Facility issued by it shall not relieve any other LC Participant under such Revolving Facility of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its applicable Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of any payment under any such Letter of Credit on the day required, as specified above, but no LC Participant under such Revolving Facility shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such Issuing Bank such other LC Participant’s applicable Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of any such payment.

(ii) With respect to any Revolving Facility, whenever any Issuing Bank receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the LC Participants under such Revolving Facility pursuant to this Section 2.10(f), such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall pay to each LC Participant under such Revolving Facility which has paid its Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) thereof, in Dollars or, if in an Alternative Currency, in such Alternative Currency and in Same Day Funds, an amount equal to such LC Participant’s Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(iii) The obligations of the LC Participants under any Revolving Facility to make payments to each Issuing Bank with respect to Letters of Credit under such Revolving Facility issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances (although nothing in this clause (iii) shall constitute a waiver of any claims by an LC Participant under such Revolving Facility against an Issuing Bank that are determined by a final and non-appealable judgment rendered by a court of competent jurisdiction to have resulted from the bad faith breach of its material obligations hereunder, gross negligence or willful misconduct of such Issuing Bank):

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense or other right which any Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

(C) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence or continuance of any Event of Default or Unmatured Event of Default.

(g) Fees for Letters of Credit.

(i) Issuing Bank Fees. The Administrative Borrower agrees to pay or cause to be paid in Dollars (or if the applicable Letter of Credit is in an Alternative Currency, then in such Alternative Currency or, at the option of the applicable Issuing Bank, the Dollar Equivalent amount in Dollars) the following amount to the respective Issuing Bank with respect to the Letters of Credit issued by it hereunder:

(A) with respect to payments made under any Letter of Credit, interest, payable on demand, on the amount paid by such Issuing Bank in respect of each such payment from the date of the payments through the date such amount is reimbursed by or on behalf of the applicable Borrower (including any such reimbursement out of the proceeds of Revolving Loans at a rate determined in accordance with the terms of Section 2.10(d)(i));

(B) with respect to the issuance or amendment of each Letter of Credit issued by it and each payment or demand for payment made thereunder, reasonable documentary and processing charges in accordance with such Issuing Bank’s standard schedule for such charges in effect at the time of such issuance, amendment, replacement, restatement, supplement modification, transfer or payment or demand for payment, as the case may be; and

(C) a facing fee equal to one-eighth of 1% per annum of the Stated Amount of outstanding and undrawn LC Obligations under the Revolving Facility for which such Letter of Credit was issued payable in arrears on each Quarterly Payment Date and on the Revolver Termination Date for the Facility under which such Letter of Credit was issued and thereafter, on demand together with customary issuance and payment charges; provided that a minimum fee of the Dollar Equivalent of $1,000.00 per annum shall be payable to such Issuing Bank per Letter of Credit issued by such Issuing Bank.

(ii) Participating Lender Fees. The Administrative Borrower agrees to pay or cause to be paid in Dollars (or if the applicable Letter of Credit is in an Alternative Currency, then in such Alternative Currency, as applicable, or, at the option of the applicable Issuing Bank, the Dollar Equivalent amount in Dollars) to the Administrative Agent for distribution to each participating Revolving Lender under any Revolving Facility in respect of all Letters of Credit outstanding under such Revolving Facility such Revolving Lender’s Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of a commission equal to the then Applicable Margin applicable for Multicurrency Revolving Loans (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) with respect to the Effective Amount of such outstanding Letters of Credit under such Revolving Facility (the “LC Commission”), payable in arrears on and through each Quarterly Payment Date, on the Revolver Termination Date for the Facility under which such Letter of Credit was issued and thereafter, on demand. The LC Commission under each Revolving Facility shall be computed on a daily basis from the first day of issuance of each Letter of Credit under such Revolving Facility and on the basis of the actual number of days elapsed over a year of 360 days.

With respect to each Revolving Facility, promptly upon receipt by the respective Issuing Bank or the Administrative Agent of any amount described in clause (i)(A) or (ii) of this Section 2.10(g), such Issuing Bank or Administrative Agent shall distribute to each Revolving Lender under such Revolving Facility that has reimbursed such Issuing Bank in accordance with Section 2.10(d) its Multicurrency Revolver Pro Rata Share (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolver Pro Rata Share (in the case of a Letter of Credit issued under the USD Revolving Facility) of such amount. Amounts payable under clause (i)(B) and (C) of this Section 2.10(g) shall be paid directly to such Issuing Bank.

(h) Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, Company hereby agrees to protect, indemnify, pay and hold each Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, reasonable and documented out-of-pocket costs, charges and expenses (including reasonable and documented out-of-pocket attorneys’ fees, costs and disbursements) (excluding Taxes other than Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from a non-Tax claim) which any Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, or (ii) the failure of any Issuing Bank to honor a Drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”); provided, however, that no Issuing Bank shall have the right to be indemnified hereunder to the extent that a court of competent jurisdiction by final and non-appealable judgment determines that such losses, claims, demands, damages, penalties, obligations, costs, charges, expenses or liabilities have resulted from the bad faith breach of its material obligations hereunder, gross negligence or willful misconduct of such Issuing Bank, and that nothing contained herein shall affect the express contractual obligations of the Issuing Banks to Borrowers contained herein. As between Borrowers under each Revolving Facility and each Issuing Bank, Borrowers under such Revolving Facility assume all risks of the acts and omissions of, or misuse of the Letters of Credit under such Revolving Facility issued by any Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any Drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of each Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of each Issuing Bank’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith or in accordance with the practice stated in the UCP or the ISP and in the absence of a bad faith breach of its material obligations hereunder, gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not put any Issuing Bank under any resulting liability to any Borrower or any Lender.

Notwithstanding anything to the contrary contained in this Agreement, no Credit Party shall have any obligation to indemnify any Issuing Bank in respect of any liability incurred by such Issuing Bank to the extent arising out of the bad faith breach of its material obligations hereunder, gross negligence or willful misconduct of such Issuing Bank. The right of indemnification in the first paragraph of this Section 2.10(h) shall not prejudice any rights that any Borrower may otherwise have against each Issuing Bank with respect to a Letter of Credit issued hereunder.

(i) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.10, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i) reasonably prior to the time that such Issuing Bank issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which such Issuing Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which a Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank;

(v) for so long as any Letter of Credit issued by an Issuing Bank is outstanding, such Issuing Bank shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an extension of a Letter of Credit occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

(j) [Reserved].

(k) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.10, no Issuing Bank shall be obligated to issue any Letter of Credit under any Revolving Facility at a time when any other Revolving Lender under such Revolving Facility is a Defaulting Lender, unless such Issuing Bank has entered into arrangements satisfactory to it to eliminate such Issuing Bank’s Fronting Exposure under such Revolving Facility after giving effect to Section 4.1(b), including by Cash Collateralizing such Defaulting Lender’s Multicurrency Revolving Commitment Percentage (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolving Commitment Percentage (in the case of a Letter of Credit issued under the USD Revolving Facility) of the liability with respect to such Letter of Credit. Any such Cash Collateral shall be deposited in a separate interest bearing account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Issuing Bank) for the payment and performance of each Defaulting Lender’s Multicurrency Revolving Commitment Percentage (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolving Commitment Percentage (in the case of a Letter of Credit issued under the USD Revolving Facility) of outstanding Letters of Credit under such Revolving Facility. Moneys in such account shall be applied by the Administrative Agent to reimburse such Issuing Bank immediately for each Defaulting Lender’s Multicurrency Revolving Commitment Percentage (in the case of a Letter of Credit issued under the Multicurrency Revolving Facility) or USD Revolving Commitment Percentage (in the case of a Letter of Credit issued under the USD Revolving Facility) of any Drawing under any Letter of Credit under such Revolving Facility which has not otherwise been reimbursed or caused to be reimbursed by the applicable Borrowers under such Facility or such Defaulting Lender pursuant to the terms of this Section 2.10. Upon the request of the Administrative Borrower, amounts in excess of the amount required to be deposited by any Borrower pursuant to this Section 2.10(k) at the time of such request shall be released to the applicable Borrower so long as, at the time of and immediately after giving effect to such release, no Unmatured Event of Default or Event of Default shall have occurred and be continuing.

(l) Loan Documents Control. In the event of a conflict or an inconsistency between the Issuer Documents and the Loan Documents, the Loan Documents shall control.

2.11 Pro Rata Borrowings. Borrowings of Loans (other than Swing Line Loans made by a Swing Line Lender) under any Facility shall be loaned by the applicable Lenders under such Facility pro rata on the basis of their Commitments under such Facility. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

2.12 Replacement Revolving Credit Facilities.

(a) Notwithstanding anything to the contrary in any Loan Document, this Agreement may be amended, amended and restated, supplemented or otherwise modified on one or more occasions with the written consent of the Administrative Agent, the Issuing Banks, the Swing Line Lenders under the applicable Revolving Facility, the Borrowers under the applicable Revolving Facility and the Lenders and New Lenders providing the relevant Replacement Revolving Loans (as defined below) and Replacement Revolving Commitments (as defined below) to permit the refinancing of all or any portion of the Revolving Loans in respect of any Revolving Facility outstanding hereunder (“Refinanced Revolving Loans”) and Revolving Commitments in respect of any Revolving Facility hereunder (“Refinanced Revolving Commitments”; and together with such Refinanced Revolving Loans relating thereto, a “Refinanced Revolving Facility”) (which for this purpose will be deemed to include any then outstanding Replacement Revolving Loans and Replacement Revolving Commitments under such existing Revolving Facility) with a tranche of replacement revolving loans (“Replacement Revolving Loans”) and replacement revolving commitments (“Replacement Revolving Commitments,” and together with such Replacement Revolving Loans relating thereto, a “Replacement Revolving Facility”) hereunder which shall constitute a separate tranche of Revolving Loans and Revolving Commitments hereunder; provided that (a) the aggregate principal amount of such Replacement Revolving Loans under such tranche and Replacement Revolving Commitments under such tranche shall not exceed the aggregate principal amount of such Refinanced Revolving Loans and Refinanced Revolving Commitments in respect of such existing Revolving Facility (plus the amount of accrued interest and premium thereon, any committed but undrawn amounts, and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses incurred in connection with the replacement thereof), (b) the maturity date of such Replacement Revolving Loans under such tranche and Replacement Revolving Commitments under such tranche shall not be earlier than the latest Revolver Termination Date of such Refinanced Revolving Loans and Refinanced Revolving Commitments in respect of such existing Revolving Facility, (c) the interest rates, floors and margins, commitment, upfront and other fees, and borrowers with respect to such Replacement Revolving Loans under such tranche and Replacement Revolving Commitments under such tranche shall be as agreed by the borrowers party thereto and the Lenders and New Lenders providing such Replacement Revolving Loans and Replacement Revolving Commitments under such tranche, including any changes or additional terms to address local law considerations in the case of any new Foreign Borrowers, (d) such Replacement Revolving Loans and Replacement Revolving Commitments under such tranche shall rank pari passu in right of payment with the other Loans and Commitments hereunder, (e) such Replacement Revolving Loans and Replacement Revolving Commitments under such tranche shall not be (i) guaranteed by any Person which is not a Credit Party or (ii) secured by any assets other than the Collateral (other than, in the case of any Replacement Revolving Loans and Replacement Revolving Commitments under such tranche incurred by a Revolving Borrower that is not a U.S. Credit Party, which may be guaranteed by Persons that are not Credit Parties on the date when such Replacement Revolving Loans and Replacement Revolving Commitments under such tranche are established and secured by additional collateral in non-U.S. jurisdictions so long as the Lenders that provide such Replacement Revolving Loans and Replacement Revolving Commitments under such tranche enter into a customary collateral allocation mechanism agreement), (f) no Event of Default under Section 10.1(a), 10.1(e) or 10.1(f) shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Revolving Facility and (g) all other terms applicable to such Replacement Revolving Loans and Replacement Revolving Commitments under such tranche (excluding interest rates, floors and margins, commitment, upfront and other fees, guarantees, security and maturity, subject to preceding clauses (b) through (f)) shall be substantially identical to, or less favorable to the Lenders and New Lenders providing such Replacement Revolving Loans and Replacement Revolving Commitments under such tranche than those applicable to such Refinanced Revolving Loans and Refinanced Revolving Commitments in respect of such existing Revolving Facility, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest Revolver Termination Date in effect immediately prior to such refinancing; provided that, if such terms are more favorable (taken as a whole) to the Lenders or New Lenders providing such Replacement Revolving Loans and Replacement Revolving Commitments under such tranche, the applicable Borrowers shall have the right to unilaterally provide the existing Revolving Lenders under any existing Revolving Facility with additional rights and benefits and the “substantially identical to” or not “less favorable” requirement of this clause (g) and compliance therewith shall be determined after giving effect to such additional right and benefits (it being understood and agreed that the Administrative Borrower may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of this clause (g) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to the Administrative Borrower of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)).

(b) In addition, if so provided in the relevant amendment, amendment and restatement, supplement or other modification of this Agreement entered into in accordance with Section 2.12(a), and with the consent of the applicable Issuing Bank, participations in Letters of Credit under the applicable Refinanced Revolving Facility expiring on or after the Revolver Termination Date for such Refinanced Revolving Facility under which such Letter of Credit was issued may be reallocated from Lenders holding Revolving Commitments under such Refinanced Revolving Facility to Lenders and New Lenders holding Replacement Revolving Commitments under the applicable Replacement Revolving Facility in accordance with the terms of such amendment, amendment and restatement, supplement or other modification.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Section 2.12 shall supersede any other provisions contained in the Loan Documents, including, without limitation, Section 12.1.

(d) Upon issuance of any Replacement Revolving Commitments or the making of any Replacement Revolving Loans, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Comparable Revolving Facility (to the extent that they remain outstanding) and such new Replacement Revolving Facility, (B) repayments required upon the Maturity Date of any Comparable Revolving Facility (to the extent that they remain outstanding) and such new Replacement Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Loans under such new Replacement Revolving Facility after the effective date of Replacement Revolving Commitments shall be made on a pro rata basis between any Comparable Revolving Facility (to the extent they remain outstanding) and the new Replacement Revolving

Facility, (2) any swing line loans made, or letters of credit issued, after the effective date of the Replacement Revolving Commitments shall be made or issued to the extent reasonably practicable on a pro rata basis between any Comparable Revolving Facility (to the extent that they remain outstanding) and the new Replacement Revolving Facility and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such new Replacement Revolving Facility shall be made on a pro rata basis between any Comparable Revolving Facility (to the extent that they remain outstanding) and the new Replacement Revolving Facility, except that the Borrowers under such new Replacement Revolving Facility shall be permitted to permanently repay and terminate commitments under such new Replacement Revolving Facility on a greater than pro rata basis than any Comparable Revolving Facility that has a later Maturity Date than such Replacement Revolving Facility either at the time of incurrence of such Replacement Revolving Facility or on the date that such Revolving Facility is subsequently incurred after the incurrence of such new Replacement Revolving Facility.

2.13 Replacement Term Loans.

(a) Notwithstanding anything to the contrary in any Loan Document, this Agreement may be amended, amended and restated, supplemented or otherwise modified on one or more occasions with the written consent of the Administrative Agent, the Borrowers under the applicable Term Facility and the Lenders and New Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or any portion of the Term Loans outstanding under one or more Term Facilities (“Refinanced Term Loans”) (which for this purpose will be deemed to include any then outstanding Replacement Term Loans under such existing Term Facility) with a replacement term loan tranche hereunder (“Replacement Term Loans,” and the facility in respect thereof, a “Replacement Term Facility”) which shall be Loans hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus the amount of accrued interest and premium thereon, any underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses incurred in connection with the replacement thereof), (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing, (c) the original issue discount, interest rates, floors and margins, commitment, upfront and other fees, prepayment premiums, amortization schedules, and borrowers with respect to such Replacement Term Loans shall be as agreed by the borrowers party thereto and the Lenders and New Lenders providing such Replacement Term Loans, including any changes or additional terms to address local law considerations in the case of any new Foreign Borrowers, (d) such Replacement Term Loans shall rank pari passu in right of payment with the other Loans hereunder, (e) such Replacement Term Loans shall not be (i) guaranteed by any Person which is not a Credit Party or (ii) secured by any assets other than the Collateral (other than, in the case of any Replacement Term Loans incurred by an Other Borrower that is not a U.S. Credit Party, which may be guaranteed by Persons that are not Credit Parties on the date when such Replacement Term Loans are established and secured by additional collateral in non-U.S. jurisdictions so long as the Lenders that provide such Replacement Term Loans enter into a customary collateral allocation mechanism agreement), (f) no Event of Default under Section 10.1(a), 10.1(e) or 10.1(f) shall exist immediately prior to or after giving effect to the effectiveness of the relevant Replacement Term Loans and (g) all other terms applicable to such Replacement Term Loans (excluding interest rates, floors and margins, commitment, upfront and other fees, guarantees, security and maturity, subject to preceding clauses (b) through (f)) shall be substantially identical to, or less favorable to the Lenders and New Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the earlier to occur of the date that all other Term Loans are paid in full (other than contingent indemnification obligations not then due) and the latest final maturity of any Term Loans in effect immediately prior to such refinancing; provided, however, that, if such terms are more favorable (taken as a whole) to the Lenders or New Lenders providing such Replacement Term Loans, the applicable Borrowers shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits and the “substantially similar to” or not “less favorable” requirement of this clause (g) and compliance therewith shall be determined after giving effect to such additional rights and benefits (it being understood and agreed that the Administrative Borrower may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of this clause (g) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to the Administrative Borrower of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects)).

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Section 2.13 shall supersede any other provisions contained in the Loan Documents, including, without limitation, Section 12.1.

2.14 Extension of Maturity Date

(a) Each Borrower may, upon notice (a “Maturity Date Extension Request”) to the Administrative Agent (which shall promptly notify the Lenders or New Lenders under the applicable Facility), request one or more extensions of any Revolver Termination Date, Term Maturity Date or the maturity date for any Additional Facility or Replacement Facility, in each case applicable to any Facility under which it is a Borrower (the Revolver Termination Date, Term Maturity Date or maturity date for such Additional Facility or Replacement Facility applicable to such Facility, the “Existing Maturity Date”). Each Maturity Date Extension Request shall (i) specify the date to which such Existing Maturity Date is sought to be extended (the “New Maturity Date”), (ii) specify the changes, if any, to the interest rates, floors and margins, commitment and other fees payable to Consenting Lenders (as defined below) in respect of that portion of their Commitments and Loans extended to such New Maturity Date and the time as of which such changes will become effective, which may be prior to the Existing Maturity Date, and (iii) specify any other amendments or modifications to this Agreement or the other Loan Documents to be effected in connection with such extension; provided that (A) no such amendments or modifications under clause (iii) that would otherwise require approvals pursuant to Section 12.1 shall become effective prior to the then latest Revolver Termination Date (in the case of an extension of a Revolving Facility) or Term Maturity Date (in the case of an extension of a Term Facility), unless such other approvals have been obtained, (B) the Obligations under any such Facility shall rank pari passu in right of payment with the other Loans and Commitments hereunder, (C) the Obligations under any such Facility shall not be guaranteed by any Person other than the Credit Parties that guaranteed the applicable Facility prior to such maturity extension and (D) such Facility shall be secured solely by the Collateral that secured the applicable Facility prior to such maturity extension.

(b) In the event a Maturity Date Extension Request shall have been delivered by a Borrower, each Lender under the applicable Facility shall have the right (but not the obligation) to agree to the extension of the Existing Maturity Date and other matters contemplated by the Maturity Date Extension Request on the terms and subject to the conditions set forth therein (each Lender under the applicable Facility agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender under the applicable Facility not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment or Loans of such Lender under the applicable Facility with respect to which such Lender agrees to the New Maturity Date, delivered to the applicable Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the applicable Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by such Borrower (it being understood that any Lender under such Facility that shall have failed to exercise such right as set forth above by such date shall be deemed to be a Declining Lender). If a Lender under such Facility elects to extend only a portion of its then existing Commitment or Loans under such Facility, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and Loans under such Facility. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and Loans under such Facility held by them, then on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (w) the Existing Maturity Date of the applicable Commitments and Loans under such Facility shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (x) the terms and conditions of the Commitments and Loans of the Consenting Lenders under such Facility (with respect to maturity, interest rates, floors and margins, commitment and other fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request, (y) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall become effective, subject to any required approvals under Section 12.1, except that any such other modifications and amendments that do not take effect until the then latest Revolver Termination Date (in the case of an extension of a Revolving Facility) or Term Maturity Date (in the case of an extension of a Term Facility), shall not require the consent of any Lender other than the Consenting Lenders in respect of the Facility being so extended and (z) to the extent that such Facility is a Revolving Facility and any Commitments or Loans under such Facility are not extended (such non-extended portion of such Facility, the “Non-Extended Revolving Facility”) (thereby resulting in an Extended Revolving Facility in respect of the Commitments and Loans that are extended), (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the Non-Extended Revolving Facility (to the extent that it remains outstanding) and such new Extended Revolving Facility, (B) repayments required upon the Maturity Date of the Non-Extended Revolving Facility (to the extent that it remains outstanding) and such new Extended Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Loans under such Extended Revolving Facility after the Extension Effective Date shall be made on a pro rata basis between such Non-Extended Revolving Facility (to the extent it remains outstanding) and such new Extended Revolving

Facility, (2) any swing line loans made, or letters of credit issued, as applicable, under such Non-Extended Revolving Facility after the Extension Effective Date with respect to such new Extended Revolving Facility shall be made or issued to the extent reasonably practicable on a pro rata basis between such Non-Extended Revolving Facility (to the extent that it remains outstanding) and such new Extended Revolving Facility and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such new Extended Revolving Facility shall be made on a pro rata basis between such Non-Extended Revolving Facility (to the extent that it remains outstanding) and such new Extended Revolving Facility, except that the applicable Borrowers shall be permitted to permanently repay and terminate commitments under such new Extended Revolving Facility or such Non-Extended Revolving Facility at any time on a greater than pro rata basis.

(c) Notwithstanding anything herein to the contrary, Borrowers shall have the right, in accordance with the provisions of Sections 3.7 and 12.8, at any time prior to the Existing Maturity Date, to replace a Declining Lender (only in respect of that portion of such Lender’s Commitments and Loans subject to a Maturity Date Extension Request that such Lender has not agreed to extend) with a Lender or any Eligible Assignee that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and Loan assigned to and assumed by it on and after the effective time of such replacement.

(d) If a Maturity Date Extension Request has become effective hereunder with respect to any Facility, on the Existing Maturity Date, the Commitment and Loans of each Declining Lender under such Facility shall, to the extent not assumed, assigned or transferred as provided in Section 2.14(b), terminate, and the Borrowers under such Facility shall repay all the Loans of each Declining Lender under such Facility, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder.

(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Section 2.14 shall supersede any other provisions contained in this Agreement, including, without limitation, Section 12.1.

2.15 Appointment and Removal of Other Borrowers.

(a) The Administrative Borrower may at any time and from time to time upon not less than fifteen (15) Business Days’ notice from the Administrative Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate Company and/or one or more Wholly-Owned Subsidiaries of Company as additional Other Borrowers under any Facility other than a Term Facility, or as an Other Borrower for purposes of entering into, and acting as borrower under, a new Additional Facility (including for Additional Term Loans), upon (i) execution and delivery by such Other Borrower and the Administrative Agent of a Joinder Agreement substantially in the form of Exhibit 2.15 and, with respect to a Revolving Facility, providing for a USD Revolver Sublimit or Multicurrency Revolver Sublimit, as applicable with respect to such Facility for such Other Borrower reasonably acceptable to the Administrative Agent, and (ii) delivery to the Administrative Agent of (1) to the extent not previously delivered, the security and guarantee agreements, if any, required pursuant to Section 7.12, (2) if requested by the Administrative Agent, an opinion of counsel which covers such matters related to such agreements as the Administrative Agent shall reasonably determine with such exceptions as are reasonably satisfactory to the Administrative Agent, (3) with respect to such Other Borrower, reasonable and customary secretary’s certificates, incumbency certificates, resolutions and (solely in the case of a Foreign Subsidiary that becomes an Other Borrower) process agent appointment letters, and (4) documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification from such Other Borrower), in the case of this clause (4), to the extent reasonably requested by the Administrative Agent (where applicable, in accordance with reasonable instructions received from any Lender with respect to such Facility and required to comply with such rules and regulations) at least five (5) Business Days prior to the effectiveness to such designation. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the effectiveness of each such Joinder Agreement and the satisfaction of the other requirements above, Schedules 1.1(c) and (d) shall automatically and without further action be deemed to be amended, restated, supplemented or otherwise modified to add such Other Borrowers and, in the case of a Revolving Facility, their respective USD Revolver Sublimit and/or Multicurrency Revolver Sublimit, as applicable, without the further consent of any other party hereto; provided that no Notice of Borrowing or Notice of Issuance may be submitted by or on behalf of such Other Borrower until the date five (5) Business Days (or such earlier date as the Administrative Agent may agree) after such effective date. Notwithstanding anything to the contrary in this Agreement, in connection with the joinder of a new Other Borrower organized in any jurisdiction for which there is no Borrower at the time of such joinder, the Administrative Agent and the Administrative Borrower may mutually, without the consent of any other party hereto, agree on amendments to this Agreement in connection with same (including modifications and additions to tax provisions and other jurisdiction-specific modifications and additions).

(b) The Administrative Borrower may at any time and from time to time terminate an Other Borrower’s status as such (i) (x) upon execution and delivery by the Administrative Borrower or such Other Borrower of a written request to the Administrative Agent providing for such termination or (y) in connection with a Permitted Transaction and (ii) upon either (x) repayment in full (other than contingent indemnification obligations not then due) of all outstanding Revolving Loans directly incurred by such Other Borrower and other accrued and unpaid Obligations directly incurred by such Other Borrower (other than such Other Borrower’s Obligations in respect of its Guaranty, any joint and several liability under any Facility, Obligations in respect of any Term Commitments, Term Loans (including any commitment fees), Cash Management Agreements or Swap Contracts) (the “Amounts Owing”) or (y) the agreement of one or more of the Administrative Borrower and the Other Borrowers, as of the effective date of such termination, to cause one or more of such other Borrowers to assume, pursuant to documentation reasonably satisfactory to the Administrative Agent, the outstanding Amounts Owing payable by such terminating Other Borrower. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the effectiveness of each such termination, Schedules 1.1(c) and (d) shall automatically and without further action be deemed to be amended, restated, supplemented or otherwise modified to remove such Person as an Other Borrower without the further consent of any other party hereto.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Schedule 1.1(c) may be amended, amended and restated, supplemented or otherwise modified from time to time, solely with the consent of the Administrative Borrower and the Administrative Agent, to increase or decrease the sublimits of any Borrower under any Revolving Facility.

(d) Company and each Subsidiary of the Company that is or becomes an Other Borrower pursuant to this Section 2.15 hereby irrevocably appoints the Administrative Borrower to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Administrative Borrower may execute such documents on behalf of such Other Borrower as the Administrative Borrower deems appropriate in its sole discretion and each Other Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Administrative Borrower shall be deemed delivered to each Other Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Administrative Borrower on behalf of each of the Credit Parties. The Company, the Initial Borrower and each Other Borrower may from time to time redesignate an Administrative Borrower under this clause (d) for all purposes of this Agreement and the other Loan Documents and such redesignation shall become effective on the date that is 5 Business Days after the Administrative Agent’s receipt of written notice thereof (or such shorter period as the Administrative Agent may agree).

(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Section 2.15 shall supersede any other provisions contained in this Agreement, including, without limitation, Section 12.1.

ARTICLE III

INTEREST AND FEES

3.1 Interest.

(a) Base Rate Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Base Rate Loans from the date the proceeds thereof are made available to such Borrower (or, if such Base Rate Loan was converted from a SOFR Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a SOFR Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Base Rate plus the Applicable Margin for Base Rate Loans.

(b) SOFR Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s SOFR Loans from the date the proceeds thereof are made available to such Borrower (or, if such SOFR Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such SOFR Loan or (ii) the conversion of such SOFR Loan to a Base Rate Loan pursuant to Section 2.6, 2.8(g) or 3.6 at a rate per annum equal to the relevant Term SOFR plus the Applicable Margin for SOFR Loans.

(c) Eurocurrency Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Eurocurrency Loans from the date the proceeds thereof are made available to such Borrower until the maturity (whether by acceleration or otherwise) of such Eurocurrency Loan, at a rate per annum equal to the relevant Eurocurrency Rate plus the Applicable Margin for Eurocurrency Loans.

(d) RFR Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s RFR Loans from the date the proceeds thereof are made available to such Borrower until the maturity (whether by acceleration or otherwise) of such RFR Loan, at a rate per annum equal to the relevant RFR plus the Applicable Margin for RFR Loans.

(e) Overnight Rate Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Overnight Rate Loans from the date the proceeds thereof are made available to such Borrower until the maturity of such Overnight Rate Loan at a rate per annum equal to the Overnight Euro Rate or Overnight Sterling Rate, as applicable.

(f) Payment of Interest. Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan; provided, however, that interest accruing pursuant to Section 3.1(h) shall be payable from time to time on demand. Interest shall also be payable on all then outstanding Revolving Loans under any Revolving Facility on the Revolver Termination Date applicable to such Revolving Facility and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Revolving Loans under any Revolving Facility that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date applicable to such Base Rate Loans or the Revolver Termination Date applicable to such Revolving Facility need not be made with accrued interest from the most recent Quarterly Payment Date applicable to such Base Rate Loans; provided that such accrued interest is paid on the next Quarterly Payment Date applicable to such Base Rate Loans) and on the date of maturity (by acceleration or otherwise) of such Loans.

(g) Notification of Rate. The Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans or SOFR Loans for any Interest Period, shall promptly notify Borrowers and the Lenders thereof. Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(h) Default Interest. Notwithstanding the rates of interest specified herein, effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due, whether by acceleration or otherwise, to the extent permitted by applicable law, such overdue amounts shall bear interest payable on demand, after as well as before judgment, at a rate per annum equal to the Default Rate.

(i) Maximum Interest. If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, the applicable Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the applicable Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

3.2 Fees.

(a) Fees. The Administrative Borrower shall pay or cause to be paid to the Agents, the Lead Arrangers and the Lenders, as applicable, such fees as shall have been separately agreed upon in writing, including in the Fee Letters, in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Commitment Fees.

(i) Multicurrency Revolving Commitment Fees. The Administrative Borrower shall pay or cause to be paid to the Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Multicurrency Revolving Commitment (based on its Multicurrency Revolver Pro Rata Share) a commitment fee in Dollars (the “Multicurrency Revolving Commitment Fee”) for the period commencing on the Closing Date to and including the Revolver Termination Date for the Multicurrency Revolving Facility or the earlier termination of the Multicurrency Revolving Commitments (and repayment in full of the Multicurrency Revolving Loans and payment in full or Cash Collateralization of the Multicurrency LC Obligations), computed at a rate equal to the Applicable Revolving Commitment Fee Percentage per annum on the actual daily Total Available Multicurrency Revolving Commitment (with the Available Multicurrency Revolving Commitment of each Lender determined without reduction for such Lender’s Multicurrency Revolver Pro Rata Share of Multicurrency Swing Line Loans outstanding). Unless otherwise specified, accrued Multicurrency Revolving Commitment Fees shall be due and payable in arrears (A) on each Quarterly Payment Date commencing September 30, 2026, (B) on the Revolver Termination Date for the Multicurrency Revolving Facility and (C) upon any reduction or termination in whole or in part of the Multicurrency Revolving Commitments (but only, in the case of a reduction, on the portion of the Multicurrency Revolving Commitments then being reduced).

(ii) USD Revolving Commitment Fees. The Administrative Borrower shall pay or cause to be paid to the Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a USD Revolving Commitment (based on its USD Revolver Pro Rata Share) a commitment fee in Dollars (the “USD Revolving Commitment Fee”) for the period commencing on the Closing Date to and including the Revolver Termination Date for the USD Revolving Facility or the earlier termination of the USD Revolving Commitments (and repayment in full of the USD Revolving Loans and payment in full or Cash Collateralization of the USD LC Obligations), computed at a rate equal to the Applicable Revolving Commitment Fee Percentage per annum on the actual daily Total Available USD Revolving Commitment (with the Available USD Revolving Commitment of each Lender determined without reduction for such Lender’s USD Revolver Pro Rata Share of USD Swing Line Loans outstanding). Unless otherwise specified, accrued USD Revolving Commitment Fees shall be due and payable in arrears (A) on each Quarterly Payment Date commencing September 30, 2026, (B) on the Revolver Termination Date for the USD Revolving Facility and (C) upon any reduction or termination in whole or in part of the USD Revolving Commitments (but only, in the case of a reduction, on the portion of the USD Revolving Commitments then being reduced).

3.3 Computation of Interest and Fees. Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that interest on all Base Rate Loans (including when computed using the Term SOFR component thereof) and, if denominated in Sterling, Multicurrency Revolving Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at any time and from time to time upon request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.

3.4 Interest Periods. At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation, with respect to Eurocurrency Loans or SOFR Loans, a Borrower shall elect, by giving the Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of such Borrower, be in the case of all SOFR Loans or Eurocurrency Loans, 1, 3 or 6 months (or, (x) if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) a 12 month period (in each case, subject to availability thereof) or (y) in the discretion of the Administrative Agent, a period of less than one month); provided that:

(a) Borrowers may elect different Interest Periods with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing;

(b) the initial Interest Period for any Eurocurrency Loan or SOFR Loan shall commence on the date of such Borrowing of such Eurocurrency Loan or SOFR Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan or SOFR Loan shall commence on the last day of the immediately preceding Interest Period;

(c) if any Interest Period relating to a Eurocurrency Loan or SOFR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan or SOFR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) at any time when an Event of Default is then in existence and the Administrative Agent, at the request of the Required Lenders, so notifies Company, no Interest Period (a) of more than one month may be selected with respect to any Loan denominated in an Alternative Currency and (b) may be selected with respect to any Loan denominated in Dollars;

(f) no Interest Period shall extend beyond the applicable Term Maturity Date for any Term Loan or the applicable Revolver Termination Date for any Revolving Loan;

(g) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 4.4(b), if the aggregate principal amount of Term Loans of such Term Facility which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Term Facility then outstanding less the aggregate amount of such required prepayment; and

(h) no tenor that has been removed from the definition of “Interest Period” pursuant to the replacement mechanics in Section 3.8 shall be available for specification in such borrowing request or interest election request.

3.5 Compensation for Funding Losses. The applicable Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all actual losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by such Lender to make or carry its SOFR Loans, Eurocurrency Loans or RFR Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than such Lender would have received had such SOFR Loan, Eurocurrency Loan or RFR Loan remained outstanding until (x) the last day of the Interest Period applicable to such SOFR Loans or Eurocurrency Loans or (y) the next Interest Payment Date applicable to such RFR Loans, but excluding loss of anticipated profits and any loss of the Applicable Margin for SOFR Loans, Eurocurrency Loans or RFR Loans (as applicable) on the relevant Loans) which such Lender may sustain as a result of:

(a) for any reason (other than a default by such Lender, an Issuing Bank or Administrative Agent) a continuation or a Borrowing of, or conversion from or into, SOFR Loans, Eurocurrency Loans or RFR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn) delivered by such Borrower;

(b) any payment, prepayment or conversion or continuation of any of such Borrower’s SOFR Loans, Eurocurrency Loans or RFR Loans occurring for any reason whatsoever (including as a result of the acceleration thereof) on a date which is not (x) in the case of SOFR Loans or Eurocurrency Loans, the last day of an Interest Period applicable thereto or (y) in the case of RFR Loans, an Interest Payment Date with respect thereto;

(c) any repayment of any of such Borrower’s SOFR Loans, Eurocurrency Loans or RFR Loans not being made on the date specified in a notice of payment given by such Borrower; or

(d) (i) any other failure by such Borrower to repay such Borrower’s SOFR Loans, Eurocurrency Loans or RFR Loans when required by the terms of this Agreement or (ii) an election made by such Borrower pursuant to Section 3.7.

A written notice setting forth in reasonable detail the basis of the incurrence of additional amounts owed such Lender under this Section 3.5 and delivered to such Borrower and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes. Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant SOFR Loan, Eurocurrency Loan or RFR Loan through the purchase of a deposit bearing interest at the Term SOFR, Eurocurrency Rate or applicable RFR, as applicable, in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its SOFR Loans, Eurocurrency Loans or RFR Loans, as the case may be, in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

3.6 Increased Costs, Alternate Rate of Interest, Illegality, Etc.

(a) Increased Costs Generally. If any Change in Law:

(i) having general applicability to all comparably situated Lenders and Issuing Banks within the jurisdiction in which such Lender or Issuing Bank operates shall impose, modify or deem applicable any reserve ((x) except, in the case of any Eurocurrency Rate Loan, any reserve requirement reflected in the Eurocurrency Rate and (y) including, pursuant to regulations issued from time to time (including any emergency, special, supplemental or other marginal reserve requirement) by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank or subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) imposes on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, Issuing Bank or other Recipient, the applicable Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Issuing Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans similarly situated to Borrowers in connection with substantially similar facilities as reasonably determined by such Lender or such Issuing Bank acting in good faith; provided, further, that if such increased costs described under clause (i) are determined by a court of competent jurisdiction in a final non-appealable judgment to have been imposed as a result of a Lender’s or Issuing Bank’s gross negligence or willful misconduct, such Lender or Issuing Bank will promptly repay to the applicable Borrower the amount of any increased costs paid to such Lender or such Issuing Bank by such Borrower under this Section 3.6.

(b) Alternate Rate of Interest.

(i) If prior to the commencement of any Interest Period for a Borrowing of Eurocurrency Loans or SOFR Loans (or at any time, in the case of a Borrowing of RFR Loans):

(1) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (x) the Eurocurrency Rate for such Eurocurrency Loan for such Interest Period, (y) Term SOFR for such SOFR Loan for such Interest Period or (z) RFR for such RFR Loan; or

(2) the Administrative Agent is advised by the Majority Lenders in respect of each of the Facilities with affected Eurocurrency Loans, SOFR Loans or RFR Loans (as applicable) that (x) the Eurocurrency Rate for such Eurocurrency Loan for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, (y) Term SOFR for such SOFR Loan for such Interest Period will not adequately or fairly reflect the cost to Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (z) RFR will not adequately and fairly reflect the cost to Lenders of making or maintaining their RFR Loans included in such Borrowing;

then the Administrative Agent shall give written notice thereof to the Administrative Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Notice of Conversion or Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a Eurocurrency Loan or SOFR Loan in the Eurocurrency Rate or Term SOFR (as applicable) that is unavailable because the conditions described in clauses (i) and (ii) above have been satisfied (such unavailable rate, the “Unavailable Rate”), shall be ineffective, and (y) if any Notice of Borrowing requests a Eurocurrency Loan, SOFR Loan or an RFR Loan with an Unavailable Rate, (1) if such Notice of Borrowing is for a Loan in Dollars or if an alternative rate of interest is not in effect pursuant to clause (2) below, then notwithstanding anything to the contrary in this Agreement, the applicable Borrower may cancel such Loan or such Loan shall be made as a Base Rate Loan in Dollars or (2) if such Notice of Borrowing is for an Alternative Currency Loan, then notwithstanding anything to the contrary in this Agreement, the applicable Borrower may cancel such Loan or the Administrative Agent may, in consultation with the Administrative Borrower, propose to the Administrative Borrower in writing an alternative interest rate for the affected Loan that, if accepted by the Administrative Borrower in a writing delivered to the Administrative Agent within 1 Business Day of the Administrative Borrower’s receipt of such written proposal, shall apply with respect to the affected Loan until (A) the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to the notice described above no longer exist, (B) the Administrative Agent is advised by the applicable Majority Lenders that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in the affected Borrowing or (C) solely with respect to such Borrowing such Lender determines that any law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Administrative Borrower written notice thereof; provided that, notwithstanding the foregoing, all Eurocurrency Rates, Term SOFR and RFR (other than any then applicable Unavailable Rates) shall remain available for Borrowings until such rate shall be an Unavailable Rate.

(c) Illegality. Subject to Section 3.7, if any Lender shall provide written notice to the Administrative Agent and the Administrative Borrower that any Change in Law since the date of this Agreement makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable lending office to make SOFR Loans, Eurocurrency Loans or RFR Loans or to fund or maintain SOFR Loans, Eurocurrency Loans or RFR Loans hereunder (i) with respect to Loans denominated in Dollars (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans, (B) each SOFR Loan of such Lender will automatically be converted to Base Rate Loans on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notification (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law) and (C) the obligation of such Lender to make or continue affected SOFR Loans or to convert Loans into SOFR Loans shall be suspended until the Administrative Agent or such Lender shall notify the Administrative Borrower that the circumstances causing such suspension no longer exist and (ii) with respect to Loans denominated in an Alternative Currency, (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans and RFR Loans, (B) each Eurocurrency Loan of such Lender or RFR Loan (as applicable) will automatically be converted to a Daily Rate Loan on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notification (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law) and (C) the obligation of such Lender to make or continue affected Eurocurrency Loans or RFR Loans (as applicable) or to convert Loans into Eurocurrency Loans shall be suspended until the Administrative Agent or such Lender shall notify the Administrative Borrower that the circumstances causing such suspension no longer exist.

(d) Capital Requirements. Without duplication of Section 3.6(a) hereof, if any Lender or Issuing Bank determines that any Change in Law by any Governmental Authority with regulatory authority over such Lender or Issuing Bank since the date of this Agreement affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, will have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to liquidity requirements and capital adequacy), then from time to time as required pursuant to Section 3.6(e), the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or Issuing Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans similarly situated to Borrowers in connection with substantially similar facilities as reasonably determined by such Lender or such Issuing Bank acting in good faith.

(e) Certificates for Reimbursement. In determining such additional amounts required to be paid by the applicable Borrowers pursuant to this Section 3.6, each Lender and Issuing Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s and Issuing Bank’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender and Issuing Bank hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender or Issuing Bank to make the determination specified in this Section 3.6. Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto. Each Lender and Issuing Bank, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will provide a certificate to the applicable Borrower, which certificate shall show in reasonable detail (for the avoidance of doubt, excluding any confidential or price sensitive information) the basis for calculation of the amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, under this Section 3.6, although the failure to give any such certificate shall not release or diminish any of the applicable Borrowers’ obligations to pay additional amounts pursuant to this Section 3.6; provided that no Lender or Issuing Bank shall be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 135th day before the giving of such notice; provided, further, that if the Change in Law giving rise to such increased costs, reductions or amounts is retroactive, then the 135 day period referred to above shall be extended to include the period of retroactive affect thereof. Notwithstanding anything herein to the contrary, the applicable Borrower shall pay to such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(f) Change of Lending Office. Each Lender may make any credit extension to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the credit extension in accordance with the terms of this Agreement. If any Lender or Issuing Bank is or will be owed compensation pursuant to Section 3.6, or ceases to make, fund or maintain Eurocurrency Loans, SOFR Loans or RFR Loans, or to convert Loans into Eurocurrency Loans or SOFR Loans, as a result of any condition described in Section 3.6, or if any Borrower is required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 4.7, then such Lender or Issuing Bank will use reasonable efforts (subject to overall policy considerations of such Lender or Issuing Bank) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender or Issuing Bank such designation or assignment (i) will avoid the need for, or reduce the amount of, such compensation or payment to such Lender, Issuing Bank or Governmental Authority, (ii) would permit such Lender to continue to make, fund, and maintain Eurocurrency Loans, SOFR Loans or RFR Loans and to convert Loans into Eurocurrency Loans or SOFR Loans, and (iii) will not, in the judgment of such Lender or Issuing Bank, be otherwise disadvantageous in any significant respect to such Lender or Issuing Bank. The applicable Borrower hereby agrees to pay all reasonable and documented expenses incurred by any Lender or Issuing Bank in utilizing a different branch or Affiliate pursuant to this Section 3.6(f). Nothing in this Section 3.6(f) shall affect or postpone any of the obligations of Borrowers or the right of any Lender or Issuing Bank provided for herein.

3.7 Replacement of Affected Lenders. If (a) any Lender becomes a Defaulting Lender or otherwise defaults in its Obligations to make Loans or fund Unpaid Drawings, (b) any Lender or Issuing Bank is owed increased costs or compensation for reductions suffered under Section 3.6(a) or Section 3.6(d), or submits a notification of illegality, impossibility or impracticality under Section 3.6, (c) any Borrower is required to make any payments under Section 4.7 to any Lender or Governmental Authority, (d) in connection with any proposed amendment, change, supplement, waiver, discharge, termination or other modification of any of the provisions of this Agreement or any other Loan Document, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders or affected Lenders whose consent is required in accordance with Section 12.1 or pursuant to the terms of any other Loan Document is not obtained, (e) any Lender is a Declining Lender, (f) any Multicurrency Revolving Lender notifies the Administrative Agent that it cannot make loans, continue loans or convert loans, in or to any Agreed Alternative Currency pursuant to Sections 2.8(c) or 2.8(d), or (g) any Lender ceases to make, fund or maintain SOFR Loans, Eurocurrency Loans or RFR Loans, or to convert Loans into SOFR Loans or Eurocurrency Loans, in each case in the currency and (in the case of SOFR Loans or Eurocurrency Loans) with the Interest Period requested by the applicable Borrower, as a result of any condition described in Section 3.6 then in the case of clauses (a) through (g), Borrowers shall have the right to replace such Lender (the “Replaced Lender”) (or (x) at the option of any Borrower, in the case of clause (d) above, if the respective Lender’s consent is required with respect to less than all Loans or Commitments, to replace only the respective Loans or Commitments of the respective non-consenting Lender which gave rise to the need to obtain such

Lender’s individual consent or (y) in the case of clause (e) above, with respect to any Declining Lender, to replace only the portion of Loans or Commitments of such Declining Lender that it elected not to extend), with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (which assignee may be another Lender, if a Lender accepts such assignment) (collectively, the “Replacement Lender”), reasonably acceptable to the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), and to require each such Replaced Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8(c)), all of its interests, rights and obligations under this Agreement and the related Loan Documents with respect to the applicable Loans and Commitments to such Replacement Lender; provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the applicable Commitments and applicable outstanding Loans of, and participations in Letters of Credit by, the Replaced Lender to be acquired, (ii) all obligations of Borrowers owing to the Replaced Lender under the Loan Documents with respect to the applicable Commitments and applicable outstanding Loans (including, without limitation, such increased costs and excluding those amounts and obligations specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement, and (iii) (x) in the case of clause (d) above, each such Replacement Lender consents to the proposed amendment, change, supplement, waiver, discharge, termination or other modification and (y) in the case of clause (e) above, each such Replacement Lender consents to the proposed maturity extension. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above, entry into the Register and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, the Replacement Lender shall become a Lender hereunder. Notwithstanding anything to the contrary contained above, no Lender that acts as an Issuing Bank may be replaced hereunder at any time which it has Letters of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Issuing Bank or delivering Cash Collateral to such Issuing Bank) have been made with respect to such outstanding Letters of Credit. Each Lender agrees that if any Borrower exercises its option hereunder to cause an assignment of Loans or Commitments by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 12.8(c). In the event that a Lender does not comply with the requirements of the immediately preceding sentence within 2 Business Days after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 12.8(c) on behalf of the Replaced Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 12.8(c).

3.8 Inability to Determine Rates.

(a) If in connection with any request for a Benchmark Loan or a conversion of Base Rate Loans to Benchmark Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) the circumstances under clause (i) of Section 3.8(b) or the Benchmark Replacement Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining a Benchmark for any requested Interest Period with respect to a proposed Benchmark Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that a Benchmark for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Benchmark Loans, or to convert Base Rate Loans to Benchmark Loans, shall be suspended (to the extent of the affected Benchmark Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.8(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Administrative Borrower or the applicable Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Benchmark Loans (to the extent of the affected Benchmark Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Benchmark Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Administrative Borrower) that the Administrative Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of any Benchmark, including, without limitation, because the Benchmark is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Term SOFR Administrator or any successor administrator of the Term SOFR Reference Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Reference Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Reference Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.8(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.8 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate.” Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Administrative Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Administrative Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than the Floor, the Successor Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right in consultation with the Company to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Administrative Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(c) For purposes of this Section 3.8, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

ARTICLE IV

REDUCTION OF COMMITMENTS;

PAYMENTS AND PREPAYMENTS; DEFAULTING LENDERS

4.1 Voluntary Reduction of Commitments; Defaulting Lenders.

(a) Voluntary Reduction of Commitments. Upon at least five (5) Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at the Notice Address (which notice the Administrative Agent shall promptly transmit to each Lender in writing), the Administrative Borrower shall have the right, without premium or penalty, to reduce or terminate the unutilized portion of any Revolving Commitments, or any Swing Line Commitment, in each case in part or in whole; provided that:

(i) any such voluntary reduction or termination of any Revolving Commitments in respect of any Revolving Facility shall apply to proportionately and permanently reduce such Revolving Commitments of each Revolving Lender under such Revolving Facility;

(ii) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $5,000,000 and integral multiples of $3,000,000 in excess of that amount in the relevant currency of the applicable Facility; and

(iii) any such voluntary reduction or termination of the Revolving Commitments in respect of any Revolving Facility or Swing Line Commitment in respect of any Revolving Facility shall occur simultaneously with a voluntary prepayment pursuant to Section 4.3 to the extent necessary such that (A) the aggregate Revolving Commitments under such Revolving Facility shall not be reduced below the aggregate Effective Amount of outstanding Revolving Loans under such Revolving Facility after giving effect to such voluntary prepayment plus the aggregate Effective Amount of LC Obligations under such

Revolving Facility and the aggregate Effective Amount of Swing Line Loans under such Revolving Facility, (B) the Multicurrency Swing Line Commitment shall not be reduced below the aggregate Effective Amount of outstanding Multicurrency Swing Line Loans, and (C) the USD Swing Line Commitment shall not be reduced below the aggregate Effective Amount of outstanding USD Swing Line Loans.

Each notice of commitment reduction or termination shall be irrevocable; provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities or any other financing, sale, acquisition, merger, or other transaction or event, in which case such notice may be revoked by any Borrower if such condition is not satisfied.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 12.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or a Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the applicable Issuing Bank or Swing Line Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Administrative Borrower may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, any Issuing Bank or any Swing Line Lender as determined by a judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Revolving Loans, Term Loans or funded participations in Swing Line Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Revolving Loans, Term Loans or funded participations in Swing Line Loans or Letters of Credit were made at a time when the applicable conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay, as applicable, the Revolving Loans of, Term Loans of, and funded participations in Swing Line Loans or Letters of Credit owed to, all Non-Defaulting Lenders of the applicable Facility on a pro rata basis prior to being applied to the payment of any Revolving Loans of, Term Loans of, or funded participations in Swing Line Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.1(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender under any Facility, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans or Letters of Credit under such Facility pursuant to Section 2.1(f), Section 2.1(g), and Section 2.10(e), the “Multicurrency Revolver Pro Rata Share,” “Revolver Pro Rata Share” and “USD Revolver Pro Rata Share,” as applicable, of each Non-Defaulting Lender under such Facility shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender under such Facility; provided that (i) each such reallocation under such Facility shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender under such Facility, no Unmatured Event of Default or Event of Default exists and (ii) the aggregate obligation of each Non-Defaulting Lender under such Facility to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans under such Facility shall not exceed the positive difference, if any, of (A) the Revolving Commitment of that Non-Defaulting Lender under such Facility minus (B) the aggregate outstanding Effective Amount of the Revolving Loans of that Lender under such Facility. Subject to Section 12.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral for Letters of Credit. Promptly on demand by an Issuing Bank or the Administrative Agent from time to time, Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure with respect to such Issuing Bank (after giving effect to Section 4.1(b)(iii) and such Cash Collateral shall be in Dollars). Any such Cash Collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Issuing Bank) for the payment and performance of each Defaulting Lender’s Revolver Pro Rata Share under each Revolving Facility of outstanding LC Obligations under such Revolving Facility. Moneys in such account shall be applied by the Administrative Agent to reimburse such Issuing Bank immediately for each Defaulting Lender’s Revolver Pro Rata Share under each Revolving Facility of any Drawing under any Letter of Credit issued under such Revolving Facility which has not otherwise been reimbursed by the applicable Borrower or such Defaulting Lender. Upon the request of the Administrative Borrower, amounts in excess of the amount required to be deposited by any Borrower pursuant to this Section 4.1(b)(iv) shall be released to the applicable Borrower so long as, at the time of and immediately after giving effect to such release, no Unmatured Event of Default or Event of Default shall have occurred and be continuing.

(v) Prepayment of Swing Line Loans. Promptly on demand by a Swing Line Lender under any Swing Line Facility or the Administrative Agent from time to time, the applicable Borrower shall prepay Swing Line Loans under such Swing Line Facility in an amount of all Fronting Exposure with respect to such Swing Line Lender under such Swing Line Facility (after giving effect to Section 4.1(b)(iii)).

(vi) Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 3.2(b) or otherwise in connection with any Facility (and Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any LC Commissions under any Revolving Facility pursuant to Section 2.10(g)(ii) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral but instead, the applicable Borrower shall (x) be required to pay to each Non-Defaulting Lender the amount of such LC Commissions under such Revolving Facility in accordance with the upward adjustments in their respective Revolver Pro Rata Shares under such Revolving Facility, allocable to such Letter of Credit issued under such Revolving Facility pursuant to Section 4.1(b)(iii) and (y) not be required to pay the remaining amount of such LC Commissions that otherwise would have been required to have been paid to that Defaulting Lender.

(vii) Defaulting Lender Cure. If Administrative Borrower, the Administrative Agent, the Swing Line Lenders and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral (including the return of Cash Collateral deposited by any Borrower pursuant to Section 4.1(b)(iv)), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans under each Facility in which it participates as a Lender, of the other Lenders under such Revolving Facility or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans under such Revolving Facility and funded and unfunded participations in Letters of Credit and Swing Line Loans under such Revolving Facility to be held on a pro rata basis by the Lenders under such Revolving Facility in accordance with their Revolver Pro Rata Shares under such Revolving Facility (without giving effect to Section 4.1(b)(iii)), whereupon such Lender will cease to be a Defaulting

Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

4.2 Mandatory Reduction of Commitments.

(a) For each Term Facility, the Term Commitment of each Term Lender under such Term Facility shall be automatically reduced on the date of each Credit Event in respect of such Term Facility in an amount equal to such Term Lender’s Pro Rata Share of the Borrowings of the Term Loans under such Facility made on such date in accordance with Section 2.1.

(b) Mandatory Reduction of Commitments if Spin-Off is Not Consummated. In the event that (x) the Spin-Off has not been consummated on or prior to the fifteenth Business Day immediately following the Closing Date or (y) Middleby or Company shall have publicly announced the termination or abandonment of the Spin-Off, then the Commitments shall automatically terminate at 11:59 p.m. on the fifteenth Business Day immediately following the Closing Date (or such later date as agreed in writing by the Administrative Agent and each Lender).

4.3 Voluntary Prepayments. Borrowers shall have the right to prepay or cause to be prepaid the Loans in whole or in part from time to time without premium or penalty (other than the costs described in Section 3.5, if applicable) on the following terms and conditions:

(a) The Administrative Borrower or the applicable Borrower shall give the Administrative Agent written notice at its Notice Address (or telephonic notice promptly confirmed in writing) of its intent to prepay Loans to it, whether such Loans are Term Loans, Revolving Loans or Swing Line Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by Company or the applicable Borrower to the Administrative Agent by (x) 11:00 a.m. (New York City time) at least 2 Business Days prior in the case of SOFR Loans, Eurocurrency Loans and RFR Loans (or at least 3 Business Days prior notice (or telephonic notice promptly confirmed in writing) given no later than 1:00 p.m. (New York City time), in the case of a Borrowing in Euro or Sterling), or (y) at least 1 Business Day prior in the case of Base Rate Loans and by 11:00 a.m. (New York City time) in the case of Swing Line Loans on the date of such prepayment and which notice shall (except in the case of Swing Line Loans) promptly be transmitted by the Administrative Agent to each of the applicable Lenders;

(b) each partial prepayment of any Borrowing shall be in a principal amount at least equal to the Minimum Borrowing Multiple or, if less, the entire principal amount thereof then outstanding; provided that no partial prepayment of Eurocurrency Loans or SOFR Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(c) Eurocurrency Loans and SOFR Loans may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5;

(d) each prepayment in respect of any Borrowing of Revolving Loans under any Revolving Facility shall be applied pro rata among the Revolving Loans comprising such Borrowing under such Revolving Facility; provided, however, that such prepayment shall not be applied to any Revolving Loans of a Defaulting Lender under any Revolving Facility at any time when the aggregate amount of Revolving Loans of any Non-Defaulting Lender under such Revolving Facility exceeds such Non-Defaulting Lender’s Revolver Pro Rata Share of all Revolving Loans then outstanding under such Revolving Facility;

(e) each voluntary prepayment of Term Loans pursuant to this Section 4.3 shall be applied as directed by the applicable Borrower to any or all of the remaining Scheduled Term Repayments of any or all of the Term Facilities (in the amounts designated by such Borrower); provided that in the absence of direction from the applicable Borrower, the Administrative Agent shall apply such prepayment to the remaining Scheduled Term Repayments in direct order of maturity on a pro rata basis across all Term Facilities; and

(f) each notice of prepayment shall be irrevocable; provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities or any other financing, sale, acquisition, merger, or other transaction or event, in which case such notice may be revoked by any Borrower if such condition is not satisfied.

The notice provisions, the provisions with respect to the minimum amount of any prepayment, and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of the Administrative Agent and may be waived unilaterally by the Administrative Agent.

4.4 Mandatory Prepayments.

(a) Prepayment Upon Overadvance.

(i) If, at any time other than as a result of fluctuations in currency exchange rates, (A) (x) the aggregate outstanding Effective Amount, without duplication, of Revolving Loans and Swing Line Loans under any Revolving Facility (after giving effect to any other repayments or prepayments on such day) together with the aggregate outstanding Effective Amount of LC Obligations under such Revolving Facility exceeds the aggregate Revolving Commitments under such Revolving Facility or (y) the aggregate outstanding Effective Amount of Swing Line Loans under any Swing Line Facility (after giving effect to any other repayments or prepayments on such day) exceeds the aggregate Swing Line Commitments under such Swing Line Facility, as the case may be (including, without limitation, on the Revolver Termination Date applicable to such Revolving Facility or Swing Line Facility, as applicable), the applicable Borrower shall prepay the Revolving Loans and/or Swing Line Loans under such Revolving Facility or Swing Line Loans under such Swing Line Facility, as applicable, in the amount of such excess, and (B) the aggregate Effective Amount of LC Obligations under any Revolving Facility exceeds either (x) the Revolving Commitments or (y) the maximum Stated Amount of Letters of Credit permitted to be issued under such Revolving Facility, in each case then in effect under such Revolving Facility (after giving effect to the prepayment of all outstanding Revolving Loans and all Swing Line Loans at such time under such Revolving Facility), the applicable Borrower shall Cash Collateralize LC Obligations under such Revolving Facility by depositing Cash Collateral with the Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such LC Obligations under such Revolving Facility and the Revolving Commitments (or such maximum Stated Amount, as applicable) then in effect under such Revolving Facility. The Administrative Agent shall establish in its name for the benefit of the Revolving Lenders under each Revolving Facility one or more interest bearing collateral accounts (collectively, the “Collateral Account”) into which it shall deposit such Cash Collateral for the LC Obligations under each Revolving Facility. Upon the request of the Administrative Borrower, amounts in excess of the amount required to be deposited in the Collateral Account shall be released to the applicable Borrower so long as, at the time of and immediately after giving effect to such release, no (1) prepayment of Loans or Cash Collateralization of LC Obligations would be required under this Section 4.4(a) and (2) Unmatured Event of Default or Event of Default shall have occurred and be continuing.

(ii) If at any time, solely as a result of fluctuations in currency exchange rates, (A) (x) the aggregate outstanding Dollar Equivalent of the Effective Amount, without duplication, of Revolving Loans and Swing Line Loans denominated in an Alternative Currency under any Revolving Facility (so calculated, after giving effect to any other repayments or prepayments on such day) together with the aggregate outstanding Dollar Equivalent of the Effective Amount of LC Obligations denominated in an Alternative Currency under such Revolving Facility exceeds 105% of the aggregate Revolving Commitments under such Revolving Facility or (y) the aggregate outstanding Dollar Equivalent of the Effective Amount of Swing Line Loans denominated in an Alternative Currency under any Revolving Facility (so calculated, after giving effect to any other repayments or prepayments on such day) exceeds 105% of the Swing Line Commitment under such Revolving Facility, as the case may be (including, without limitation, on the Revolver Termination Date applicable to such Revolving Facility), the applicable Borrower shall prepay the Revolving Loans and/or Swing Line Loans, as applicable, under such Revolving Facility, in an aggregate principal amount sufficient to cause the aggregate Dollar Equivalent of all of the Revolving Loans and/or Swing Line Loans, as applicable, under such Revolving Facility (so calculated, after giving effect to any other repayments or prepayments on such day), to be less than or equal to the aggregate Revolving Commitments or Swing Line Commitment, as applicable, in effect at such time under such Revolving Facility and (B) the aggregate Dollar Equivalent of the Effective Amount of LC Obligations denominated in an Alternative Currency under any Revolving Facility exceeds 105% of either (x) the aggregate Revolving Commitments or (y) the maximum Stated Amount of Letters of Credit permitted to be issued under such Revolving Facility, in each case then in effect under such Revolving Facility (so calculated, after giving effect to any other repayments or prepayments of Revolving Loans and Swing Line Loans under such Revolving Facility on such day), the applicable Borrower shall Cash Collateralize LC Obligations under such Revolving Facility by depositing Cash Collateral in the Collateral

Account in an amount equal to the Dollar Equivalent of the positive difference, if any, between the Effective Amount of such LC Obligations and the Revolving Commitments (or such maximum Stated Amount, as applicable) then in effect under such Revolving Facility. Upon the request of the Administrative Borrower, amounts in excess of the amount required to be deposited in the Collateral Account shall be released to the applicable Borrower so long as, at the time of and immediately after giving effect to such release, no (1) prepayment of Loans or Cash Collateralization of LC Obligations would be required under this Section 4.4(a) and (2) Unmatured Event of Default or Event of Default shall have occurred and be continuing.

(b) Scheduled Term Repayments. For each Term Facility, the relevant Borrowers under such Term Facility shall cause to be paid Scheduled Term Repayments on the Term Loans under such Term Facility until such Term Loans are paid in full in the amounts and at the times specified in the definition of “Scheduled Term Repayments” to the extent that prepayments have not previously been applied to such Scheduled Term Repayments (and such Scheduled Term Repayments have not otherwise been reduced) pursuant to the terms hereof.

(c) Mandatory Prepayment if Spin-Off is Not Consummated. In the event that (x) the Spin-Off has not been consummated on or prior to the fifteenth Business Day immediately following the Closing Date or (y) Middleby or Company shall have publicly announced the termination or abandonment of the Spin-Off, the Borrowers shall prepay in full the aggregate principal amount of the Revolving Loans outstanding, and any other amounts outstanding pursuant to this Agreement or any other Loan Document, no later than the fifteenth Business Day immediately following the Closing Date (or such later date as agreed in writing by the Administrative Agent and each Lender), in each case, without premium or penalty, together with accrued but unpaid interest to, but not including, the date of such prepayment.

4.5 Application of Prepayments.

(a) Prepayments. Except as expressly provided in this Agreement, all mandatory prepayments of principal of Term Loans shall be applied (i) (1) if no Event of Default exists, as directed by the applicable Borrower under any Term Facility to any or all of the remaining Scheduled Term Repayments of such Term Facility (in the amounts and in the order of maturity designated by such Borrower; provided that if no such order is designated, such prepayments shall be applied to the remaining Scheduled Term Repayments in direct order of maturity); and (2) if an Event of Default exists, first subject to the immediately succeeding sentence, to the payment of the unpaid principal amount of such Term Loan (with the applicable Term Percentage of such repayment to be applied as a repayment of each of the Term Facilities) and second to the payment of the then outstanding balance of the Revolving Loans under each Revolving Facility and the Cash Collateralization of LC Obligations under each Revolving Facility (in each case with the applicable Revolver Percentage of such repayment or Cash Collateralization to be applied towards each of the Revolving Facilities); (ii) within each of the foregoing Loans, first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans and SOFR Loans and (iii) with respect to Eurocurrency Loans and SOFR Loans, in such order as such Borrower shall request (and in the absence of such request, as the Administrative Agent shall determine). Except as expressly provided in this Agreement, each prepayment of Term Loans made pursuant to Section 4.5(a)(i)(2) shall be allocated within each Term Loan to reduce the remaining Scheduled Term Repayments in direct order of maturity. If any prepayment of SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans. All prepayments shall include payment of accrued and unpaid interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5. No payments made pursuant to Sections 4.3, 4.4 or 4.5 by any Person that is a Foreign Subsidiary shall be allocated to the repayment of a Borrowing that was directly incurred by a Borrower that is a Domestic Subsidiary or otherwise reduce the obligations of any such Borrower.

(b) Payments. All regular installment payments of principal made by a Borrower under a Term Facility on the Term Loans under such Facility shall be applied (i) first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans and SOFR Loans under such Facility and (ii) with respect to Eurocurrency Loans and SOFR Loans under such Facility, in such order as the applicable Borrower shall request (and in the absence of such request, as the Administrative Agent shall reasonably determine). All payments shall include payment of accrued and unpaid interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) the obligations of each Borrower that is a Foreign Subsidiary under this Agreement or any other Loan Document shall be separate and distinct from the obligations of the Borrowers that are Domestic Subsidiaries, and shall be expressly limited to the obligations of such Borrower that is a Foreign Subsidiary, and (ii) no payment of any amount by a Borrower (in its capacity as such) under a Loan Document shall be for the account of, or shall reduce the obligations of, a party other than such Borrower. In furtherance of the foregoing, each of the parties hereto acknowledges and agrees that the liability of each Borrower that is a Foreign Subsidiary for the payment and performance of the covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from and not joint with the obligations of any other Person.

4.6 Method and Place of Payment.

(a) Except as otherwise provided herein, including Section 4.7, all payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment, or setoff. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 p.m. (New York City time or, as applicable, local time in the financial center for the applicable Alternative Currency (with respect to Loans denominated in an Alternative Currency)) on the date when due and shall be made in the currency such Loan was advanced and in each case to the account specified therefor for the Administrative Agent or if no account has been so specified at the Notice Address. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 p.m. (New York City time or, as applicable, local time in the financial center for the applicable Alternative Currency (with respect to Loans denominated in an Alternative Currency)) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by the Administrative Agent in full on the same day (if payment was actually received by the Administrative Agent prior to 12:00 p.m. (New York City time or, as applicable, local time in the financial center for the applicable Alternative Currency (with respect to Loans denominated in an Alternative Currency)), the Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from the Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency) for each day from the date such amount is paid to the Administrative Agent until the date the Administrative Agent pays such amount to such Lender.

(b) Any payments under this Agreement which are made by any Borrower later than 12:00 p.m. (New York City time or, as applicable, local time in the financial center for the applicable Alternative Currency (with respect to Loans denominated in an Alternative Currency)) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to SOFR Loans, Eurocurrency Loans and RFR Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(c) Notwithstanding the foregoing clauses (a) and (b), if any Defaulting Lender shall have failed to fund all or any portion of any Term Loan or any Revolving Loan (each such Loan, an “Affected Loan”), each payment by the applicable Borrower hereunder shall be applied first to such Affected Loan under the applicable Facility and the principal amount and interest with respect to such payment shall be distributed (i) to each Non-Defaulting Lender who is a Lender under such Facility, pro rata based on the outstanding principal amount of Affected Loans under such Facility owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans under such Facility has been repaid in full and (ii) to the extent of any remaining amount of such payment, to each Lender under such Facility, as set forth in clauses (a) and (b) above. Each payment made by the applicable Borrower on account of the interest on any Affected Loans under the applicable Facility shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans under such Facility owing to all Non-Defaulting Lenders.

(d) With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Banks hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the relevant Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) All payments made by or on behalf of any Credit Party to or on behalf of any Lender, any Issuing Bank or the Administrative Agent hereunder or under any Loan Document will be made without recoupment, setoff, counterclaim or other defense.

4.7 Net Payments.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party to or on behalf of any Lender, any Issuing Bank or the Administrative Agent hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.7) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Credit Parties. Each Credit Party shall severally but not jointly indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.7(c)) payable or paid by such Recipient in respect of a payment by such Credit Party or required to be withheld or deducted from a payment to such Recipient by such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders and Issuing Banks. Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or such Issuing Bank (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or such Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this Section 4.7(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.7, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt (if any) issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.7(f)(ii)(1), 4.7(f)(ii)(2), and 4.7(f)(ii)(4)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(1) any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), two of whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 4.7(f)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the relevant Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan documents are effectively connected to such Foreign Lender’s U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.7(f)-2 or Exhibit 4.7(f)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and is not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.7(f)-4 on behalf of such direct and indirect partner(s);

(3) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the relevant Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the relevant Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender authorizes the Administrative Agent to deliver to the Administrative Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 4.7(f).

(iv) Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(g) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Credit Party pursuant to this Section 4.7 (including by the payment of additional amounts pursuant to this Section 4.7), it shall pay to the indemnifying Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying Credit Party, upon the request of such indemnified Recipient, shall repay to such indemnified Recipient the amount paid over pursuant to this Section 4.7(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.7(g), in no event will the indemnified Recipient be required to pay any amount to an indemnifying Credit Party pursuant to this Section 4.7(g) the payment of which would place the indemnified Recipient in a less favorable net after-Tax position than the indemnified Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.7(g) shall not be construed to require any indemnified Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying Credit Party or any other Person.

(h) Survival. Each party’s obligations under this Section 4.7 shall survive the resignation or replacement of the Administrative Agent or any Issuing Bank or any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 4.7, the term “Lender” includes any Issuing Bank and any Swing Line Lender.

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions Precedent to Initial Credit Event. The obligations of the Lenders to make Multicurrency Revolving Loans and Swing Line Loans on the date of the first Credit Event and the obligation of the Issuing Banks to issue and the Lenders to participate in Letters of Credit on the date of the first Credit Event shall be subject to the conditions set forth in this Section 5.1 (the first date on which all of the following conditions set forth in this Section 5.1 have been satisfied or waived, the “Closing Date”):

(a) Loan Documents.

(i) Company and the Administrative Borrower shall have duly executed and delivered to the Administrative Agent this Agreement, and, if requested, the Administrative Borrower shall have duly executed and delivered to the Administrative Agent the Notes payable to each applicable Lender in the amount of their respective Commitments; provided that such signature pages may be delivered by facsimile or other electronic transmission;

(ii) Company, each Borrower and each Wholly-Owned Domestic Subsidiary of Company that is a Material Subsidiary (other than an Excluded Subsidiary) shall have duly authorized, executed and delivered (x) the Guaranty substantially in the form of Exhibit 5.1(a)(ii) (as modified, supplemented, amended or amended and restated from time to time, the “Guaranty”) and (y) a U.S. law governed security agreement substantially in the form of Exhibit 5.1(a)(iii) (as modified, supplemented, amended or amended and restated from time to time, the “Security Agreement”); provided that such signature pages may be delivered by facsimile or other electronic transmission; and

(iii) Company, each Borrower and each Wholly-Owned Domestic Subsidiary of Company that is a Material Subsidiary (other than an Excluded Subsidiary) shall have delivered to the Administrative Agent proper Form UCC-1 financing statements for filing under the UCC necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by the Security Agreement.

(b) Opinions of Counsel. The Administrative Agent shall have received from (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, which shall be in form and substance reasonably satisfactory to the Administrative Agent and which shall cover such matters relating to the transactions contemplated herein as the Administrative Agent may reasonably request and (ii) opinions of local counsel to the Credit Parties covering the Credit Parties organized under the laws of Oklahoma and Wisconsin, dated the Closing Date, which shall cover such matters relating to the transactions contemplated herein as the Administrative Agent may reasonably request, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer on behalf of the Company and the Administrative Borrower, dated the Closing Date and in the form of Exhibit 5.1(c) hereto, stating that the representations and warranties set forth in Article VI hereof to be made as of the Closing Date (giving pro forma effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date) are true and correct in all material respects as of the date of the certificate, except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties are true and correct in all material respects as of such specified date, and that no Event of Default or Unmatured Event of Default has occurred and is continuing.

(d) Secretary’s Certificate. The Administrative Agent shall have received from each Credit Party a certificate, dated as of the Closing Date, signed by the secretary or any assistant secretary (or, if no secretary or assistant secretary exists, a Responsible Officer), of such Credit Party, substantially in the form of Exhibit 5.1(d) with appropriate insertions, as to the incumbency and signature of the officers of each such Credit Party, executing any Loan Document on the Closing Date (in form and substance reasonably satisfactory to the Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary (or, if no secretary or assistant secretary exists, such Responsible Officer), and certifying as true and correct, attached copies of the certificate of incorporation, certificate of amalgamation or other equivalent document (certified as of recent date by the Secretary of State or other comparable authority where customary in such jurisdiction) and bylaws (or other Organizational Documents) of such Credit Party, and the resolutions of such Credit Party and, to the extent required, of the equity holders of such Credit Party referred to in such certificate and all of the foregoing (including each such certificate of incorporation, certificate of amalgamation or other equivalent document and bylaws (or other Organizational Documents)) shall be reasonably satisfactory to the Administrative Agent.

(e) Good Standing. A good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other Governmental Authority) of its state or province of organization (to the extent available on a commercially reasonable basis in such jurisdiction).

(f) Evidence of Insurance. The Administrative Agent shall have received a schedule listing the insurance that each Credit Party and Material Subsidiary reasonably anticipates that it will carry commencing on the Spin-Off Effective Date complying with the requirements of Section 7.9.

(g) Solvency Certificate. The Administrative Agent and the Lenders shall have received a solvency certificate in the form of Exhibit 5.1(g), signed by the Chief Financial Officer or Treasurer of the Company (giving pro forma effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date).

(h) Know Your Customer; Etc. The Administrative Agent, the Lead Arrangers and the Lenders shall have received, no later than 3 Business Days prior to the Closing Date, all documentation and other information about Company and the Guarantors as has been reasonably requested in writing on or prior to 10 Business Days prior to the Closing Date by the Administrative Agent and the Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.

(i) Spin-Off Transactions. The Company and the Administrative Borrower shall have certified that it reasonably anticipates as of the Closing Date that, no later than the fifteenth Business Day after the Closing Date, the Spin-Off Transactions contemplated to occur on the Spin-Off Effective Date shall be consummated on terms and conditions consistent in all material respects with the Form 10, as most recently publicly filed with the SEC on or prior to the Closing Date and as amended from time to time thereafter; provided that any such amendments on or after the Closing Date (other than any updates to the financial statements and other financial information contained therein to cover subsequent periods in accordance with the rules and regulations of the SEC) shall not, in the aggregate, be materially adverse to the interests of the Lenders in their capacity as such.

(j) Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of the Closing Date, as though made on and as of such time (giving pro forma effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date), except to the extent such representations and warranties are expressly made as of a specified earlier date in which event such representation and warranties shall be true and correct in all material respects as of such specified earlier date.

(k) Fees. The Administrative Agent shall have received evidence that all fees due and payable on the Closing Date in accordance with the Fee Letter will be paid on the Closing Date.

(l) Notice of Borrowing; Notice of Issuance. Prior to the making of such Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5.

(m) Litigation. No actions, suits or proceedings shall be pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party challenging the validity or enforceability of any material provision of any Loan Document.

(n) Financials. The Administrative Agent and each Lender shall have received audited consolidated balance sheets and statements of income and cash flow, in each case for Company and its consolidated Subsidiaries after giving effect to the Spin-Off, each as set forth in the Form 10.

The Administrative Agent will give each Borrower and each Lender prompt written notice of the occurrence of the Closing Date.

5.2 Conditions Precedent to all Other Credit Events. The obligation of each Lender to make Loans and the obligation of any Issuing Bank to issue or any Multicurrency Revolving Lender to participate in any Letter of Credit hereunder, other than in each case, Loans and Letters of Credit made or issued pursuant to Section 5.1, in each case shall be subject to the fulfillment at or prior to the time of each such Credit Event of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of such time, as though made on and as of such time (for each Credit Event prior to the Spin-Off Effective Date, giving pro forma effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date), except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties shall be true and correct in all material respects as of such specified date.

(b) No Default. No Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur immediately after giving effect to such Credit Event; and

(c) Notice of Borrowing; Notice of Issuance.

(i) Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5.

(ii) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Bank shall have received a Notice of Issuance meeting the requirements of Section 2.10(c).

The acceptance of the benefits of each such Credit Event by the applicable Borrower shall be deemed to constitute a representation and warranty by it to the effect of paragraphs (a) and (b) of this Section 5.2 (except that no opinion need be expressed as to the Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter); provided that, notwithstanding anything to the contrary in this Section 5.2, in connection with any Additional Facilities, if all or a portion of the proceeds of such Additional Facilities are being used to finance an acquisition and the consummation of such acquisition is not conditioned on the availability of, or on obtaining, third party financing and the applicable Lenders and New Lenders under such Facility so agree, the representations and warranties the accuracy (or, if applicable, the making) of which shall be a condition to availability of the loans under such Additional Facilities shall be limited to customary “Funds Certain Provisions” or “SunGard” provisions otherwise agreed to by the Lenders providing such Additional Facilities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make Loans and issue (or participate in) the Letters of Credit as provided herein, Company, with respect to itself and its Subsidiaries, makes the following representations and warranties as of the Closing Date (giving pro forma effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date) and as of the date of each subsequent Credit Event (for each Credit Event prior to the Spin-Off Effective Date, giving pro forma effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date), except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true as of such specified date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit:

6.1 Corporate Status. Each Credit Party (i) is a duly organized and validly existing organization in good standing under the laws of the jurisdiction of its organization (to the extent that such concept exists in such jurisdiction), (ii) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each other jurisdiction (other than its jurisdiction of organization) where the ownership, leasing or operation of its property or the conduct of its business requires such qualification, except in the case of clauses (i) (as to good standing), (ii) and (iii) where such failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.2 Corporate Power and Authority. Each Credit Party has the organizational power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Credit Party has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3 No Violation. The execution and delivery by any Credit Party of the Loan Documents to which it is a party and the performance of such Credit Party’s obligations thereunder (including, without limitation, the granting of Liens pursuant to the Security Documents) do not (i) contravene any provision of any Requirement of Law applicable to such Credit Party except for such contraventions that would not reasonably be expected to have a Material Adverse Effect, (ii) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to, the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of any Credit Party except for such violations that would not reasonably be expected to have a Material Adverse Effect, or (iv) require any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given and except as set forth on Schedule 6.3 or that the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

6.4 Governmental Approvals. Except as set forth on Schedule 6.4 and except for filings necessary to create or perfect security interests in the Collateral, except as have been obtained, waived or made prior to the Closing Date, and except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Closing Date and except for any reports required to be filed by Company or any Borrower with the SEC), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Loan Document or the performance of the obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

6.5 Financial Statements; Solvency; Projections; Material Adverse Change.

(a) Financial Statements. The consolidated balance sheet of Company and its consolidated Subsidiaries and the related statements of income and cash flows of Company and its consolidated Subsidiaries for the Fiscal Quarter ended April 4, 2026, as set forth in the Form 10, fairly present in all material respects the financial condition and results of operations and cash flows of Company and its consolidated Subsidiaries, as of such date and for such period, without regard to any pro forma financial statements included in the Form 10.

(b) Solvency. On and as of the Closing Date, on a pro forma basis giving effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date, and after giving effect to the Loans incurred on the Closing Date (and the use of proceeds thereof on a pro forma basis) and Liens created by Borrowers and other applicable Credit Parties in connection with the transactions contemplated hereby,

(i) the sum of the assets, at a fair valuation, of Company and its Subsidiaries (taken as a whole), on a pro forma basis giving effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date, will exceed their debts;

(ii) Company and its Subsidiaries (taken as a whole), on a pro forma basis giving effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date, have not incurred and do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature; and

(iii) Company and its Subsidiaries (taken as a whole), on a pro forma basis giving effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date, will have sufficient capital with which to conduct its business. For purposes of this Section 6.5(b) “debt” means any liability on a claim, and “claim” means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Projections. On and as of the Closing Date, the financial projections previously delivered to the Administrative Agent for further delivery to the Lenders, on a pro forma basis giving effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date, and each of the budgets delivered after the Closing Date pursuant to Section 7.2(b) are, at the time made, prepared on a basis consistent in all material respects with the financial statements referred to in Sections 7.1(a) and (b) (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1) and are at the time made based on good faith estimates and assumptions made by the management of Company, which assumptions were believed by the management of Company to be reasonable at the time made, it being understood that uncertainty is inherent in any forecasts or projections, such projections are not to be viewed as facts, and that actual results during the period or periods covered by such projections may differ from such projections and the differences may be material.

(d) No Material Adverse Change. Since the Spin-Off Effective Date, there has been no fact, event, circumstance or occurrence which has caused or resulted in a Material Adverse Effect. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the representation in this clause (d) shall not be required to be made prior to the Spin-Off Effective Date.

6.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party that would reasonably be expected to have a Material Adverse Effect.

6.7 True and Complete Disclosure.

(a) To Company’s knowledge, this Agreement and all other written information furnished to the Lenders by or on behalf of Company in connection herewith (other than any forecast, estimates, pro forma information, projections and statements as to anticipated future performance or conditions and other than information of a general economic or industry specific nature, the “Projections”), as modified or supplemented by other information so furnished from time to time, did not (when so furnished or, if such information expressly related to a specific date, as of such specific date) taken as a whole contain any untrue statement of material fact or omit to state a material fact necessary in order to make the information contained herein and therein not materially misleading, it being understood and agreed that with respect to any Projections furnished to the Lenders, such Projections are not to be viewed as facts and that actual results during the period or periods covered by such Projections may differ from such Projections and the differences may be material.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification delivered in connection with this Agreement is true and correct in all material respects.

6.8 Use of Proceeds; Margin Regulations.

(a) Revolving Loan Proceeds. All proceeds of the Revolving Loans incurred hereunder shall be used by Company and its Subsidiaries for ongoing working capital needs, acquisitions and other investments, Restricted Payments, share repurchases, and other general corporate purposes, including, but not limited to, (i) the Pre-Spin Dividend and (ii) to pay fees and expenses incurred in connection with the Loan Documents, the Spin-Off Transactions, and any transactions contemplated by or otherwise permitted under this Agreement; provided that, notwithstanding anything herein to the contrary, the aggregate amount of any Borrowing of Revolving Loans on and after the Closing Date but prior to the Spin-Off Effective Date may not exceed $300,000,000 at any one time outstanding.

(b) Margin Regulations. No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock, directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such Margin Stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit,” in each case in violation of Regulation T, U or X of the Board.

6.9 Taxes. Each of Company and each of its Subsidiaries has filed or caused to be filed with the appropriate taxing authority, all material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Company and/or any of its Subsidiaries, except to the extent failure to file such Returns would not reasonably be expected to have a Material Adverse Effect. The Returns accurately reflect all material liability for Taxes of Company and its Subsidiaries for the periods covered thereby, except as would not reasonably be expected to have a Material Adverse Effect. Each of Company and each of its Subsidiaries has paid all material Taxes owed by it other than those (i) contested in good faith and for which adequate reserves have been established in conformity with GAAP or their equivalent in the relevant jurisdiction of the taxing authority or (ii) which failure to pay would not reasonably be expected to have a Material Adverse Effect.

6.10 Labor Relations. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against Company or any of its Subsidiaries or, to the knowledge of Company, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Company or any of its Subsidiaries or, to the knowledge of Company, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Company or any of its Subsidiaries or, to the knowledge of Company, threatened against Company or any of its Subsidiaries and (iii) to the knowledge of Company, no question concerning union representation exists with respect to the employees of Company or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) as would not reasonably be expected to have a Material Adverse Effect.

6.11 Security Documents.

The Security Agreement is (subject to the Legal Reservations) effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, legal and valid security interests in the Collateral described therein and proceeds thereof. In the case of the Pledged Securities pledged pursuant to the Security Agreement, to the extent represented by certificates (the “Certificated Pledged Stock”), when the certificates representing such Certificated Pledged Stock are delivered to the Collateral Agent accompanied by stock powers or other instruments of transfer duly executed in blank, and in the case of the Collateral described in the Security Agreement, when financing statements in appropriate form are filed in the appropriate offices, the security interests created by the Security Agreement shall constitute fully perfected Liens (subject to the Legal Reservations and, to the extent such Liens can be perfected by filing, recording, registration under the UCC or, with respect to the Certificated Pledged Stock, possession or control thereof) on, and security interests in, all right, title and interest of the Pledgors in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Certificated Pledged Stock, Liens permitted by Section 8.1).

6.12 Compliance With ERISA. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) each Plan has been operated and administered in a manner so as not to result in any liability of any Borrower for failure to comply with the applicable provisions of applicable law, including ERISA and the Code;

(b) no Termination Event has occurred or is reasonably expected to occur with respect to a Plan, Multiemployer Plan or Foreign Pension Plan;

(c) to the knowledge of each Borrower, no Multiemployer Plan is insolvent;

(d) no Plan has failed to satisfy the minimum funding standard under Section 412 of the Code and no application has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under Section 412 of the Code with respect to any Plan;

(e) the Credit Parties have not incurred any liability to or on account of a Plan pursuant to Section 409, 502(i) or 502(l) of ERISA or Section 4975 of the Code;

(f) neither the Credit Parties nor, to the knowledge of each Borrower, any ERISA Affiliates have incurred any liability to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 of the Code;

(g) no proceedings have been instituted to terminate any Plan within the last fiscal year; using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, to the knowledge of each Borrower, the Credit Parties, their Subsidiaries and ERISA Affiliates would not have any liability to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ending prior to the date of any Credit Event;

(h) no Lien imposed under the Code or ERISA on the assets of any Credit Party or any ERISA Affiliate exists or is likely to arise on account of any Plan;

(i) the Credit Parties and ERISA Affiliates have made all contributions to each Plan within the time required by law or by the terms of such Plan; and

(j) the Credit Parties do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA and subject to ERISA) which provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA).

6.13 Foreign Pension Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) with all laws, regulations and rules applicable thereto, and the respective requirements of the governing documents for such Foreign Pension Plan; (b) with respect to each Foreign Pension Plan maintained or contributed to by Company or any Subsidiary, (i) that is required by applicable law to be funded in a trust or other funding vehicle, the aggregate of the present value of accumulated benefit obligations under such Foreign Pension Plan (to the extent such concept applies under the laws governing such Foreign Pension Plan) does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Foreign Pension Plan and (ii) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; (c) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Company and its Subsidiaries, threatened against Company or any Subsidiary with respect to any Foreign Pension Plan; (d) all contributions required to have been made by Company or any Subsidiary to any Foreign Pension Plan have been made within the time required by law or by the terms of such Foreign Pension Plan; and (e) except as disclosed on Schedule 6.13, no Foreign Pension Plan with respect to which Company or any of its Subsidiaries could have any liability has been terminated or wound-up and no actions or proceedings have been taken or instituted to terminate or wind-up such a Foreign Pension Plan.

6.14 Ownership of Property. Company and each Material Subsidiary, on a pro forma basis giving effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date, has good title to, a subsisting leasehold interest in, or a right to use, all material items of tangible property used in its operations free and clear of all Liens (except as to leasehold interests), except Permitted Liens and except to the extent that the failure to have such title, interest or right (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Substantially all items of real and material tangible personal property owned by, leased to or used by Company and each Material Subsidiary, on a pro forma basis giving effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Closing Date, are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except to the extent the failure to keep such condition (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

6.15 Capitalization of Company. On the Spin-Off Effective Date, Company will have no Capital Stock outstanding other than the Common Stock. As of the Spin-Off Effective Date, all outstanding shares of capital stock of Company have been (or will be) duly authorized and validly issued and are fully paid and non-assessable.

6.16 Subsidiaries.

(a) Organization. On or prior to the Closing Date, Company has delivered to the Administrative Agent and the Lenders a letter that sets forth a true, complete and correct organizational chart of Company and its Subsidiaries (on a pro forma basis after giving effect to the Spin-Off Transactions), as of the Spin-Off Effective Date, and indicating for each such Subsidiary (i) its jurisdiction of organization, (ii) its ownership (by holder and percentage interest) (on a pro forma basis after giving effect to the Spin-Off Transactions) and (iii) whether such Subsidiary is a Material Subsidiary.

(b) Capitalization. As of the Spin-Off Effective Date, all shares of capital stock of each Subsidiary of Company have been (or will be) duly authorized and validly issued, are (or will be) fully paid and non-assessable and are (or will be) owned free and clear of all Liens except for Permitted Liens. As of the Spin-Off Effective Date, no authorized but unissued or treasury shares of capital stock of any Subsidiary of Company are (or will be) subject to any option, warrant, right to call or similar commitment.

6.17 Compliance With Law, Etc. Neither Company nor any of its Material Subsidiaries is in default under or in violation of any Requirement of Law (other than laws relating to Taxes, ERISA, Foreign Pension Plans, or environmental matters, which are covered exclusively by Sections 6.9, 6.12, 6.13 and 6.19 respectively) applicable to any of them or Contractual Obligation applicable to any of them (other than Contractual Obligations relating to Indebtedness), or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, would have a Material Adverse Effect.

6.18 Investment Company Act. Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

6.19 Environmental Matters.

(a) Company and each of its Subsidiaries have complied in all material respects with, and on the date of such Credit Event are in compliance in all material respects with, all applicable Environmental Laws and Environmental Permits except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no pending or, to the knowledge of Company, threatened Environmental Claims, against Company or any of its Subsidiaries or any real property currently or formerly owned or operated by Company or any of its Subsidiaries except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to any real property owned or operated currently or, to the knowledge of Company, formerly owned or operated by Company or any of its Subsidiaries where such generation, use, treatment or storage has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and to result, either individually or in the aggregate, in a Material Adverse Effect. To the knowledge of Company, Hazardous Materials have not at any time been Released on or from, or otherwise come to be located on, any real property owned or operated at any time by Company or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and to result, either individually or in the aggregate, in a Material Adverse Effect.

6.20 Intellectual Property, Licenses, Franchises and Formulas. Each of Company and its Subsidiaries owns, licenses or has other rights to use all the material patents, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, and proprietary formulas, or rights with respect to the foregoing, which are material to the business of Company and its Subsidiaries, taken as a whole (collectively, “Intellectual Property”), except, in each case, where such failure to own, license or have rights would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the foregoing representation shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of proprietary rights of any Person, which is addressed exclusively in the last sentence of this Section 6.20. Neither Company nor any of its Subsidiaries (i) has knowledge of any existing or threatened (in writing) claim by any Person contesting the validity, enforceability, or ownership of the Intellectual Property owned by Company and its subsidiaries, or (ii) has knowledge that use by Company or any of its Subsidiaries of any such Intellectual Property in the conduct of their business as currently conducted has infringed or otherwise violated any proprietary rights of any other Person, in the case of clauses (i) and (ii), in a manner that would reasonably be expected to have a Material Adverse Effect.

6.21 OFAC; Patriot Act; FCPA.

(a) None of Company or any of its Subsidiaries, nor, to its knowledge, any of their respective directors, officers or employees, is currently a Restricted Party.

(b) None of Company or any of its Subsidiaries, will, use, lend, make payments of or contribute all or any part of the proceeds of the Revolving Loans, Term Loans or Letters of Credit in violation of any applicable Sanctions Laws and Regulations.

(c) Company, each other Credit Party and each Subsidiary of any Credit Party: (i) is in compliance in all material respects with applicable requirements of the USA Patriot Act Title III of 107 Public Law 56 (October 26, 2001) and in other applicable statutes and orders, rules and regulations of the United States government and its various executive departments, agencies and offices, related to the subject matter of such Act (the “Patriot Act”) and all applicable Sanctions Laws and Regulations and (ii) is operated under policies, procedures and practices, if any, that are designed to promote compliance with applicable provisions of the Patriot Act in all material respects.

(d) No part of the proceeds of the Loans or of the Letters of Credit made hereunder shall be used by any Borrower for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010 or any similar applicable anti-corruption laws or regulations administered or enforced by any Governmental Authority having jurisdiction over Company or any of its Subsidiaries (collectively, the “Anti-Corruption Laws”).

ARTICLE VII

AFFIRMATIVE COVENANTS

Company hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remain in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than any (x) contingent indemnification obligations with respect to which no claim has been made, (y) Obligations under any Cash Management Agreement or Swap Contract, and (z) Letters of Credit to the extent cash collateralized, or subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit) is owing to any Lender or the Administrative Agent hereunder, Company shall:

7.1 Financial Statements. Furnish, or cause to be furnished, to the Administrative Agent (for further distribution to each Lender):

(a) Quarterly Financial Statements. Not later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Company (commencing with the Fiscal Quarter ended on or about October 3, 2026), the unaudited consolidated balance sheet and statements of income of Company and its consolidated subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of earnings and of cash flows of Company and its consolidated subsidiaries for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, all of which shall be certified by the Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer of Company, as at the dates indicated and for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes; and

(b) Annual Financial Statements. Not later than 95 days after the end of each Fiscal Year of Company (commencing with the Fiscal Year ending on or about January 2, 2027), a copy of the audited consolidated balance sheet of Company and its consolidated subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (it being understood that with respect to any such corresponding period that shall have commenced prior to the Spin-Off Effective Date, such figures may include the predecessor entity).

All such financial statements shall be complete and correct in all material respects, shall be prepared in accordance with GAAP applied consistently (except as approved by the accountants preparing such statements or the Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer, as the case may be, and disclosed therein or otherwise disclosed in writing by Company to the Lenders) and, in the case of the consolidated financial statements referred to in this Section 7.1(b), shall be accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of Company as a going concern (other than qualifications related to the maturity of any Indebtedness within 12 months of the date of such report and future prospective compliance with any financial maintenance covenants), and shall state that such financial statements present fairly in all material respects the financial position of Company and its consolidated subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP or, in the case of financial statements of any subsidiary that is not a Domestic Subsidiary delivered pursuant to Section 7.1(a), generally accepted accounting principles in such Person’s jurisdiction of organization (except as approved by the accountants preparing such statements or the Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer, as the case may be, and disclosed therein or otherwise disclosed in writing by Company to the Lenders).

Notwithstanding anything herein to the contrary, information required to be delivered pursuant to this Section 7.1 and Sections 7.2(b), and 7.2(c) below shall be deemed to have been delivered on the date on which (i) such information is actually available for review by the Lenders and either (A) has been posted by Company on Company’s website at www.midera.com or at http://www.sec.gov or (B) has been posted on Company’s behalf on Intralinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (each, a “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). At the request of the Administrative Agent or any Lender, the Administrative Borrower will provide by electronic mail electronic versions (i.e., soft copies) to the Administrative Agent of all documents containing such information.

Company hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on any Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees (w) that all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Banks and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute material non-public information, they shall be treated as set forth in Section 12.18); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.

7.2 Certificates; Other Information. Furnish, or cause to be furnished, to the Administrative Agent (for further delivery to each Lender, as applicable):

(a) Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of the Company’s Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer, substantially in the form of Exhibit 7.2(a) (a “Compliance Certificate”) stating that to such officer’s knowledge, (i) such financial statements present fairly, in accordance with GAAP or, in the case of financial statements of any subsidiary that is not a Domestic Subsidiary delivered pursuant to Section 7.1(a), generally accepted accounting principles in such Person’s jurisdiction of organization (except as approved by the accountants preparing such statements or the Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer, as the case may be, and disclosed therein or otherwise disclosed in writing by the Company to the Lenders), the financial condition and results of operations of Company and its consolidated subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments and absence of footnotes) and (ii) no Event of Default or Unmatured Event of Default exists, except as specified in such certificate and, if so specified, the action which Company proposes to take with respect thereto, which certificate shall set forth reasonably detailed computations to the extent necessary to establish Company’s compliance with the covenants set forth in Article IX of this Agreement;

(b) Budgets. Not later than 60 days after the first day of each Fiscal Year of Company an annual budget (by quarter) in form reasonably satisfactory to the Administrative Agent (including budgeted balance sheet, statements of earnings and cash flows) prepared by Company for each Fiscal Quarter of such Fiscal Year (it being understood that Company shall have no obligation to update or revise such budget), which shall be accompanied by a statement of the Chief Executive Officer, Treasurer, Chief Accounting Officer, Controller, or Chief Financial Officer of the Company to the effect that, to such officer’s knowledge, such budget is based on good faith assumptions believed to be reasonable at the time made;

(c) Public Filings. Promptly after the same become public, copies of all financial statements, annual or quarterly filings, registrations and Form 8-K reports which Company may make to, or file with, the SEC or any successor or analogous Governmental Authority; provided that Company shall not be required to furnish to the Administrative Agent or any Lender the Form 8-K filed in respect of this Agreement; and

(d) Other Requested Information. (i) Such other information with respect to Company or any of its Subsidiaries or the Collateral, including, without limitation, any Asset Disposition or financing transaction, as the Administrative Agent or any Lender may from time to time reasonably request; or (ii) such information and documentation for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws as the Administrative Agent or any Lender may from time to time reasonably request.

7.3 Notices. Promptly and in any event within 3 Business Days after a Responsible Officer of Company or any Credit Party obtains knowledge thereof, give, or cause to be given, written notice to the Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:

(a) Event of Default or Unmatured Event of Default. The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of the Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer of Company setting forth details of the occurrence referred to therein and stating what action Company proposes to take or cause to be taken with respect thereto;

(b) Litigation and Related Matters. The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or involving Company or any of its Material Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, which would individually or when aggregated with any other action, suit, proceeding or investigation reasonably be expected to have a Material Adverse Effect; and

(c) Environmental Matters. The occurrence of one or more of the following environmental matters which would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened material Environmental Claim against Company or any of its Subsidiaries or any real property owned or operated by Company or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any real property owned or operated by Company or any of its Subsidiaries that (y) results in material noncompliance by Company or any of its Subsidiaries with any applicable Environmental Law or (z) would reasonably be expected to form the basis of a material Environmental Claim against Company or any of its Subsidiaries or any such real property;

(iii) any condition or occurrence on any real property owned or operated by Company or any of its Subsidiaries that would reasonably be expected to cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law; and

(iv) the taking of any Remedial Action on any real property at any time owned or operated by Company or any of its Subsidiaries.

All such notices under this clause (c) shall describe in reasonable detail the nature of the Environmental Claim, condition, occurrence or Remedial Action and Company’s or such Subsidiary’s response thereto. In addition, in connection with all such notices under this clause (c), Company will provide the Administrative Agent with copies of all material written communications with any Governmental Authority relating to actual or alleged violations of Environmental Laws, all material written communications with any Person relating to pending Environmental Claims, and such detailed written reports of any material Environmental Claim in Company’s possession or control, as may reasonably be requested by the Administrative Agent.

7.4 Conduct of Business and Maintenance of Existence. After giving effect to the Spin-Off Transactions on the Spin-Off Effective Date, continue to engage in a Similar Business and preserve, renew and keep in full force and effect Company’s and each of its Material Subsidiary’s corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to Company and those of each of its Material Subsidiaries’ business except as otherwise permitted pursuant to Sections 8.3 and 8.4 or any Spin-Off Transaction or any Permitted Transaction, and comply and cause each of its Subsidiaries to comply with (i) all Requirements of Law, (ii) the Sanctions Laws and Regulations and (iii) the Anti-Corruption Laws, except, in the case of each of the foregoing, to the extent that failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect. The Credit Parties will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by each of the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations.

7.5 Payment of Taxes. Pay, cause to be paid, discharge or otherwise satisfy before they become delinquent and cause each of its Material Subsidiaries to pay or discharge or otherwise satisfy before they become delinquent all material Taxes, assessments and governmental charges or levies (other than Indebtedness) imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; provided, however, that neither Company nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge, levy or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) or their equivalent in the relevant jurisdiction of the taxing authority with respect thereto or to the extent failure to pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

7.6 Inspection of Property, Books and Records. Keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which entries are to be made reflecting its and their business and financial transactions in accordance with GAAP or, in the case of any Foreign Subsidiary, generally accepted accounting principles in such Person’s jurisdiction of organization (except as approved by the accountants preparing such statements or the Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer, as the case may be, and disclosed therein or otherwise disclosed in writing by Company to the Lenders), and permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time during normal business hours, and from time to time, but no more frequently than once annually for all Lenders (taken as a whole) if no Event of Default exists, at the reasonable request of such Lender made to Borrowers, and at such Lender’s expense and upon reasonable notice, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, and, if an Event of Default exists and is continuing, permit, and cause each of its Subsidiaries to permit, the Administrative Agent or the Required Lenders access, in the presence of Company, to their independent public accountants (and by this provision Borrowers authorize such accountants to discuss with the Administrative Agent or the Required Lenders and such representatives the affairs, finances and accounts of Company and its Subsidiaries), in the case of each of the foregoing, so long as the Administrative Agent, such Lenders, and such representatives agree to treat such information and documents in accordance with Section 12.18; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, neither the Company, any of its Subsidiaries or Affiliates, nor any of its or their respective directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors, will be required to disclose, permit the inspection, examination or making of copies or extracts of, or permit discussions of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Collateral Agent, any Swing Line Lender, any Issuing Bank or any Lender or any of their respective Representatives or contractors is then prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

7.7 ERISA.

(a) As soon as practicable and in any event within 10 Business Days after a Borrower or any of its Subsidiaries knows or has reason to know that a Termination Event has occurred with respect to any Plan or Foreign Pension Plan which would be reasonably likely to result in a Material Adverse Effect, deliver, or cause such Subsidiary to deliver, to the Administrative Agent a certificate of a responsible officer of the Administrative Borrower, such Borrower or such Subsidiary, as the case may be, setting forth the details of such Termination Event and the action, if any, which such Borrower or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given;

(b) Upon the request of any Lender made from time to time, deliver, or cause each Subsidiary to deliver, to each Lender a copy of the most recent actuarial report and annual report on Form 5500 (to the extent such annual report is required by law) completed with respect to any Plan sponsored by such Subsidiary;

(c) Except as would not reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 10 Business Days after such Borrower or any of its Subsidiaries knows or has reason to know that any of the following have occurred with respect to any Plan:

(i) such Plan has been terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA,

(ii) the Plan Sponsor terminates such Plan,

(iii) a Multiemployer Plan has instituted proceedings under Section 515 of ERISA to collect a delinquent contribution to such Multiemployer Plan or the PBGC has instituted proceedings under Section 4042 of ERISA to terminate a Plan,

(iv) that a failure to satisfy the minimum funding standard has occurred or that an application has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under Section 412 of the Code, or

(v) any Borrower or any Subsidiary of any Borrower that is a Credit Party has incurred any liability that would result in a Material Adverse Effect under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA and subject to ERISA) that provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA), deliver, or cause such Subsidiary or an ERISA Affiliate to deliver, to the Administrative Agent a written notice thereof; and

(d) As soon as possible and in any event within 30 days after a Borrower or any of its Subsidiaries knows or has reason to know that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect, deliver, or cause such Subsidiary or an ERISA Affiliate to deliver, to the Administrative Agent a written notice thereof.

7.8 Foreign Pension Plan Compliance. Cause each of its Subsidiaries and each member of the Controlled Group to maintain and operate all Foreign Pension Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Pension Plans, except for failures to comply which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.9 Maintenance of Property, Insurance.

(a) Commencing on the Spin-Off Effective Date, keep, and cause each of its Material Subsidiaries to keep, all material tangible property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear, condemnation and damage by casualty excepted, and subject to Section 8.4, except where the failure to keep such condition (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect; and

(b) Commencing on the Spin-Off Effective Date, maintain or cause to be maintained, and shall cause each of its Material Subsidiaries to maintain or cause to be maintained, with insurers that Company believes are reputable at the time the relevant coverage is placed or renewed, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance; provided adequate reserves therefor, in accordance with GAAP, are maintained. Subject to Section 7.14, each such policy of general liability, property or casualty insurance shall (i) in the case of each general liability insurance policy, name the Collateral Agent, on behalf of the Secured Creditors, as an additional insured thereunder as its interests may appear and (ii) in the case of each property or casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Creditors, as the loss payee thereunder.

7.10 Environmental Laws.

(a) Comply with, and cause its Subsidiaries to comply with, and, in each case take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any Environmental Permits except to the extent that failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect; and

(b) Conduct and complete all Remedial Actions required under Environmental Laws and promptly comply in all material respects with all lawful orders, directives and information requests of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith through appropriate means or except to the extent that such failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect.

7.11 Use of Proceeds. Use all proceeds of the Loans as provided in Section 6.8 and Section 6.21(b).

7.12 Additional Security; Further Assurances.

(a) Additional Guarantors and Collateral.

(i) Subject to the other provisions of Section 7.12, Section 12.22, and the Agreed Guaranty and Security Principles, cause each of Company’s Wholly-Owned Domestic Subsidiaries (in each case, other than Excluded Subsidiaries) that is or becomes an Other Borrower or a Material Subsidiary or ceases to be an Excluded Subsidiary (with respect to such Wholly-Owned Domestic Subsidiaries that are Material Subsidiaries) to become a party to the Guaranty and the Security Agreement, in each case within 60 days (or within such longer period of time that the Collateral Agent may agree in its sole discretion) after the date such Person becomes an Other Borrower or a Material Subsidiary or ceases to be an Excluded Subsidiary (or, if later, after the date Company obtains a direct or indirect ownership interest in such Other Borrower or Material Subsidiary).

(ii) Subject to the other provisions of Section 7.12, Section 12.22, and the Agreed Guaranty and Security Principles, cause each Foreign Borrower (and, subject to the Agreed Guaranty and Security Principles, and solely to the extent constituting Collateral (and not an Excluded Asset) under a foreign-law governed Security Document, solely with respect to the Capital Stock of such Foreign Borrower, the parent company of such Foreign Borrower) to deliver or become a party to Security Documents in form and substance reasonably satisfactory to the Collateral Agent and the Company within 120 days (or within such longer period of time that Collateral Agent may agree in its sole discretion) after the date such Person becomes a Foreign Borrower, subject, in each case, to such limitations and exclusions from the Collateral granted by such Foreign Borrower and any perfection requirements as the Administrative Agent and the Company may agree.

(b) [Reserved].

(c) Documentation for Additional Security. The security interests required to be granted pursuant to this Section 7.12 shall be granted pursuant to such security documentation (which shall, subject to the Agreed Guaranty and Security Principles, be substantially similar to the Security Documents already executed and delivered in the applicable jurisdiction by the applicable Borrower or a Pledgor or otherwise reasonably satisfactory in form and substance to the Administrative Agent and Company), shall constitute valid and enforceable perfected security interests (to the extent such concepts exist in the relevant jurisdiction) subject to no other Liens except Permitted Liens; provided that, notwithstanding anything to the contrary in any Loan Document, each Security Document shall be limited to the extent necessary to comply with the Agreed Guaranty and Security Principles, including as required by limiting the maximum amount of the Obligations guaranteed by such Person or secured under such Security Document. Subject to the grace periods set forth in the other provisions of this Section 7.12, the Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect such security interest, in favor of the Collateral Agent for the benefit of the Lenders, required to be granted pursuant to the Additional Security Document and, all other taxes and, in accordance with and to the extent required by Section 12.4, fees and other charges payable in connection therewith shall be paid in full by the Company or any of its Subsidiaries. At the time of the execution and delivery of the Additional Security Documents, the applicable Credit Party shall cause to be delivered to the Administrative Agent such agreements, opinions of counsel (which may, in the sole discretion of the Administrative Agent, be in-house counsel) and other related documents as may be reasonably requested by the Administrative Agent or the Required Lenders to assure themselves that this Section 7.12 has been complied with.

(d) Permitted Transactions. Notwithstanding anything to the contrary in this Section 7.12 or otherwise in this Agreement or any other Loan Document:

(i) if, in connection with any Permitted Transaction, Company or any Subsidiary would be required to comply with the terms of this Section 7.12, then (i) the time periods specified in this Section 7.12 applicable to Domestic Subsidiaries that are subject to such Permitted Transaction or, if applicable, that own all or a portion of the Capital Stock of any Person subject to such Permitted Transaction shall, with respect to such Domestic Subsidiary and/or such Capital Stock (as applicable), be extended to a period of 180 days (or such longer period of time that the Collateral Agent may agree in its sole discretion) after the date that such Permitted Transaction is completed, and (ii) the time periods specified in this Section 7.12 applicable to Foreign Borrowers that are subject to such Permitted Transaction shall, with respect to such Foreign Borrower, be extended to a period of 270 days (or such longer period of time that the Collateral Agent may agree in its sole discretion) after the date that such Permitted Transaction is completed; and

(ii) at no time shall any qualifying shares (or equivalent thereof) required to be owned by directors pursuant to any Requirement of Law or the equivalent thereof be required to be pledged or to otherwise constitute Collateral under the Loan Documents.

7.13 End of Fiscal Years; Fiscal Quarters. Except as otherwise (x) required by any Requirement of Law or to qualify for any exemption therefrom or (y) agreed between the Company and the Administrative Agent (and in the case of clauses (x) and (y), subject to such adjustments to this Agreement as the Company and the Administrative Agent shall reasonably agree are necessary or appropriate in connection with such changes (and the parties hereto hereby authorize the Company and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary or appropriate to give effect to the foregoing)), cause Company’s annual accounting periods to end on or about December 31 of each year, or the Saturday closest to December 31 of each year.

7.14 Post-Closing Covenant. Company will take, or will cause each applicable Credit Party to take, the actions set forth in Schedule 7.14 within the applicable periods set forth therein (or within such longer periods of time that the Administrative Agent may agree in its sole discretion).

ARTICLE VIII

NEGATIVE COVENANTS

Company hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than any (x) contingent indemnification obligations with respect to which no claim has been made, (y) Obligations under any Cash Management Agreement or Swap Contract, and (z) Letters of Credit to the extent cash collateralized, or subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit) is owing to any Lender or the Administrative Agent hereunder:

8.1 Liens. Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in, upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, except for the following Liens (herein referred to as “Permitted Liens”):

(a) (i) Liens created by the Loan Documents or otherwise securing the Obligations, (ii) Liens on cash, Cash Equivalents or deposits granted in favor of the Administrative Agent, the Collateral Agent, any Swing Line Lender or Issuing Bank to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, (iii) Liens on cash, cash deposits or other credit support securing Swap Contracts; provided that such cash, cash deposits or other credit support securing Swap Contracts shall not exceed in the aggregate at any time the greater of (x) the Dollar Equivalent of $40,000,000 and (y) 2.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1), (iv) Liens on cash, cash deposits or other credit support securing Swap Contracts entered into on behalf of any customer of Company or a Subsidiary, (v) Liens in respect of any Sidecar L/C Facility and (vi) Liens in respect of the Sidecar Bank Guarantee Facility.

(b) Customary Permitted Liens;

(c) Liens existing on the Closing Date (other than Liens described in clause (q) below) or the Spin-Off Effective Date (after giving effect to the Spin-Off Transactions) and Liens in connection with any Permitted Refinancing Indebtedness in respect of the obligations secured by any of the foregoing Liens or, to the extent such obligations do not constitute Indebtedness, any replacements or substitutions of any other such obligations in respect thereof;

(d) Liens on any property securing (i) Capitalized Lease Obligations permitted under Section 8.2(f)(ii) and (ii) (A) Indebtedness permitted to be incurred or assumed pursuant to Section 8.2(f)(i) or assumed for the purpose of financing (or financing all or part of the purchase price within 270 days after the respective purchase of assets) all or any part of the design, acquisition, development, construction, installation, repair, improvement cost or the lease of such property (including Liens to which any property is subject at the time of acquisition thereof by Company or any of its Subsidiaries) or (B) any Permitted Refinancing Indebtedness in respect thereof; provided that:

(1) in the case of clauses (i) and (ii), any such Lien does not extend to any other property (other than accessions and additions of such property, and products and proceeds of such property, and other than pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or Subsidiary that also secures Indebtedness owed to the same financing party or its Affiliates);

(2) in the case of clause (ii), such Lien either exists on the Closing Date, on the Spin-Off Effective Date (after giving effect to the Spin-Off Transactions), on the date that the Person owning such property becomes a Subsidiary, or is created in connection with the design, acquisition, construction, development, installation, repair, lease or improvement of such property as permitted by this Agreement, or in connection with any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness or Capitalized Lease Obligations; and

(3) in the case of clauses (i) and (ii), the principal amount of the Indebtedness secured by any such Lien, (or the principal amount of the Capitalized Lease Obligations with respect to any Capitalized Lease) does not exceed 100% of the fair market value of such assets at the time of incurrence of such Indebtedness (for the purpose of the calculation in this clause (3), including the fair market value of all of the assets subject to customary cross-collateralization provisions (measured at the time the Capitalized Lease in respect of such assets was originally incurred) that also secure Indebtedness owed to the same financing party or its Affiliates);

(e) Liens on any property or assets of any Person existing at the time such assets are acquired or such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary (plus any modifications, refinancing, refundings, renewals, replacements and extensions of any such Liens) and, in each case, not created in contemplation of or in connection with such event; provided that (x) the property covered thereby is not changed in category or scope after such acquisition or after such Person becoming a Subsidiary and (y) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.2(g);

(f) any Lien arising out of the replacement, refinancing, refunding, extension, or renewal of any Indebtedness secured by any Lien permitted by clauses (c), (d), (e), (g) and (h) of this Section; provided that such Indebtedness is not increased (other than by the amount of accrued interest and premiums and all fees, expenses, penalties (including prepayment penalties) incurred in connection therewith) and collateral security provided therefor is not expanded;

(g) Liens on Receivables Facility Assets incurred in accordance with the terms of the Receivables Documents pursuant to a Permitted Accounts Receivable Securitization and Liens in connection with the sales and other transfers of Receivables permitted pursuant to Section 8.4(d);

(h) Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 8.9;

(i) Liens in respect of Indebtedness permitted under Section 8.2(p) to the extent such Lien exists at the time of redesignation of the applicable Person and to the extent such Liens would comply with clauses (x) and (y) of the proviso at Section 8.1(e);

(j) Liens incurred in connection with bank guarantees or letters of credit permitted under Section 8.2(q); provided that such Liens shall not attach to any assets that constitute Collateral;

(k) Liens securing payments of obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(l) additional Liens incurred by Company and its Subsidiaries so long as, without duplication, the Dollar Equivalent of the aggregate outstanding principal amount of Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby do not exceed the greater of (x) $85,000,000 and (y) 7.5% of Company’s Consolidated Tangible Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1); provided that no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness and other obligations shall at a later time exceed the greater of (x) $85,000,000 and (y) 7.5% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness and other obligations were permitted to be incurred);

(m) Liens created on (i) Capital Stock of Company that is held by Company as treasury stock, (ii) Capital Stock of a Person acquired in a Permitted Acquisition or similar Investment constituting Margin Stock and (iii) Liens on Capital Stock in a joint venture owned by Company or any of its Subsidiaries securing joint venture obligations of such joint venture;

(n) Liens in favor of Company or any of its Subsidiaries (provided that to the extent such Lien is granted by a Credit Party in favor of a Subsidiary that is not a Credit Party, the amount of Indebtedness secured by such Lien cannot exceed the amount permitted as an Investment under Section 8.7);

(o) (i) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar liens arising in the ordinary course of business, (ii) Liens of sellers of goods to Company or any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business and (iii) to the extent, if any, constituting a Lien, Liens consisting of an agreement to sell, transfer, convey, lease or otherwise dispose of any asset or property or any negative pledge on or with respect to such asset or property in favor of the buyer thereof;

(p) Liens to secure financing of insurance premiums permitted under Section 8.2(y);

(q) on and prior to the Spin-Off Effective Date, Liens granted pursuant to the “Loan Documents” as defined in the Middleby Credit Agreement;

(r) [reserved];

(s) Liens, pursuant to one or more cash collateral arrangements, escrow arrangements or other funding arrangements pursuant to which funds will be segregated to pay all or any portion of the purchase price of any acquisition (or to secure or otherwise support the obligation to pay such purchase price), on such cash collateral arrangements, escrow arrangements and other funding arrangements, and any Cash, Cash Equivalents, and deposit accounts and securities accounts, in each case containing internally generated cash flow of Company and its Subsidiaries and/or the proceeds of (i) any sale or other disposition of assets, (ii) any issuance of Capital Stock or (iii) any issuance or incurrence of any Indebtedness permitted under this Agreement (including, for the avoidance of doubt, any Loans made or Letters of Credit issued hereunder) plus an amount equal to interest that would accrue on such Indebtedness for a period not to exceed eighteen months after the date of issuance of such Indebtedness plus fees and expenses in connection therewith;

(t) Liens on trusts, escrow arrangements and other funding arrangements, and any Cash, Cash Equivalents, deposit accounts, securities accounts and trust accounts, in each case in connection with the defeasance (whether by covenant or legal defeasance), satisfaction and discharge, redemption of, or obligation to cash collateralize (as applicable), Indebtedness permitted pursuant to Sections 8.2(d), (g), (m), (o), (q), (x), (aa), or (bb);

(u) Liens granted in respect of additional assets of Company’s Foreign Subsidiaries required or approved by the trustees of the applicable Foreign Pension Plan; provided that the fair market value of such assets at the time such Liens are granted shall not in the aggregate exceed the greater of (x) $40,000,000 and (y) 2.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1);

(v) Liens in favor of the United States or any state or municipality thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, Liens incurred in connection with pollution control or Tax Incentive Programs;

(w) Liens in respect of Indebtedness permitted under Section 8.2(bb) but only to the extent that at the time such Indebtedness is incurred, and immediately after giving effect to such incurrence thereof on a Pro Forma Basis, the Secured Net Leverage Ratio shall not exceed 3.0 to 1.0; provided that such Liens are expressly subordinated to the Liens on the Collateral securing the Obligations of the Credit Parties pursuant to intercreditor arrangements reasonably acceptable to the Administrative Agent; and

(x) Liens in respect of Indebtedness permitted under Section 8.2(dd) (other than with respect to Indebtedness incurred under such Section pursuant to clause (z)(ii) of the definition of Additional Facility Limit); provided that such Liens are subject to intercreditor arrangements reasonably acceptable to the Administrative Agent.

Notwithstanding anything herein to the contrary, no Event of Default or Unmatured Event of Default shall be deemed to have occurred if the value of assets secured by a Lien created, incurred, assumed or existing under this Section 8.1 in reliance on a percentage of Company’s Consolidated Assets shall at a later time exceed such percentage of Company’s Consolidated Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Lien was permitted hereunder.

For purposes of determining compliance with this Section 8.1, in the event that a Lien meets the criteria of more than one of the categories described above or in any definition referred to therein, Company, in its sole discretion, will be permitted to classify such Lien on the date of its incurrence, or later reclassify such Lien, in any manner that complies with this Section 8.1, so long as such Lien (or any portion thereof) is permitted to exist or otherwise be created, incurred or assumed pursuant to this Section 8.1 at the time of reclassification. Notwithstanding the foregoing, Liens created, incurred or assumed (a) under the Loan Documents or otherwise securing the Obligations shall only be classified as incurred under Section 8.1(a)(i) and Section 8.1(a)(ii), (b) pursuant to Section 8.1(c) on the Closing Date shall only be classified as incurred under Section 8.1(c) and (c) pursuant to Section 8.1(u)(i) on the Closing Date shall only be classified as incurred under Section 8.1(u)(i).

8.2 Indebtedness. Company will not, nor will it permit any of its Subsidiaries to, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness except:

(a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents or otherwise evidencing any of the Obligations, including, without limitation, Obligations in respect of any Sidecar L/C Facility and the Sidecar Bank Guarantee Facility, Obligations incurred under Additional Facilities created pursuant to Section 2.9, and Obligations incurred pursuant to Section 2.12 and Section 2.13 and any extension of the Obligations pursuant to Section 2.14;

(b) (i) Receivables Facility Attributable Debt incurred in connection with Permitted Accounts Receivable Securitizations and in connection with sales permitted pursuant to Section 8.4(d)(ii) and Receivables Factoring Facilities; provided that the amount of such Indebtedness, shall not exceed in the aggregate at any time outstanding the greater of (x) $200,000,000 and (y) 10.0% of the Consolidated Assets of Company (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1)); and (ii) Indebtedness incurred pursuant to Uncommitted Short Term Lines of Credit, the principal amount of such Indebtedness not to exceed in the aggregate at any time outstanding the greater of (x) the Dollar Equivalent of €70,000,000 and (y) 3.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1);

(c) [Reserved];

(d) Indebtedness of Company in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $40,000,000 and (ii) 2.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1)) in the form of Disqualified Capital Stock and, in each case for this Section 8.2(d), any replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation, modification or exchange of such Indebtedness that satisfies the provisions of this Section 8.2(d);

(e) Indebtedness under Swap Contracts not entered into for speculative purposes;

(f) (i) Indebtedness incurred to finance the design, development, acquisition, construction, installation, repair, lease, or improvement of any property (or Indebtedness to finance the design, development, acquisition, construction, installation, lease, repairs, additions or improvements to property (real or personal) whether through the direct purchase or lease of such assets or through the purchase of equity interests in a Person owning such assets), including tax retention and other synthetic lease obligations and purchase money obligations and any replacement, renewal, refinancing, extension, exchange, defeasance, restructuring, refunding, repayment, amendment, restatement, or supplementation of any of the foregoing; provided that any such Indebtedness shall be secured only by the property acquired, developed, constructed, repaired, designed, improved, leased or subject to such design or installation in connection with the incurrence of such Indebtedness and any proceeds and products thereof; provided, further, that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Section 8.2(g) and (l) shall not exceed an aggregate of 20% of Company’s Consolidated Tangible Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1); provided that no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed 20% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred); and (ii) Indebtedness in respect of Capitalized Lease Obligations and any replacement, renewal, refinancing, extension, exchange, defeasance, restructuring, refunding, repayment, amendment, restatement, or supplementation thereof;

(g) Indebtedness of any Subsidiary of Company assumed in connection with a Permitted Acquisition so long as such Indebtedness was not issued or created in contemplation of such acquisition and any Permitted Refinancing Indebtedness in respect thereof; provided that in the case of any such assumed Indebtedness of a Foreign Subsidiary of Company, the aggregate outstanding principal amount of all such Indebtedness of all such Foreign Subsidiaries and/or one or more of its or their Foreign Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof shall not at any time together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Section 8.2(f) and (l) exceed an aggregate of 20% of Company’s Consolidated Tangible Assets at such time (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1)); provided that no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed 20% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred;

(h) Indebtedness under Permitted Call Spread Transactions;

(i) Indebtedness of Company or any of its Subsidiaries consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(j) Intercompany Indebtedness to the extent permitted by Section 8.7; provided, however, that, other than in connection with a Permitted Transaction, in the event of any subsequent issuance or transfer of any Capital Stock which results in the holder of such Indebtedness ceasing to be a Subsidiary or any subsequent transfer of such Indebtedness (other than to Company or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 8.2; provided, further, however, that in the case of Intercompany Indebtedness consisting of a loan or advance to a Borrower, each such loan or advance shall be subordinated to the payment in full of all of such Borrower’s Obligations (other than any (x) contingent indemnification obligations with respect to which no claim has been made, (y) Obligations under any Cash Management Agreement or Swap Contract, and (z) Letters of Credit to the extent cash collateralized, or subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit) on terms substantially consistent with those set forth on Exhibit 8.2(j) hereto or such other terms as the Company and the Administrative Agent shall mutually agree;

(k) Indebtedness constituting Permitted Guarantee Obligations;

(l) Indebtedness in respect of Sale and Leaseback Transactions permitted under Section 8.9;

(m) Indebtedness in respect of obligations secured by Customary Permitted Liens or supported by a Letter of Credit or a bank guarantee; or a letter of credit or bank guarantee (and reimbursement obligations in connection with such letter of credit or bank guarantee) secured by Customary Permitted Liens;

(n) Guarantee Obligations incurred by Company or any Subsidiary of obligations of any employee, officer or director of Company or any such Subsidiary in respect of loans made to such employee, officer or director in connection with such Person’s acquisition of Capital Stock, phantom stock rights, capital appreciation rights or similar equity like interests in Company or any such Subsidiary in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time;

(o) [Reserved];

(p) Indebtedness (i) incurred as a result of a redesignation pursuant to Section 12.23; provided that after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a Pro Forma Basis (but tested as if the applicable ratio were the ratio for the next succeeding Test Period) Company and its Subsidiaries would be in compliance with Section 9.1 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q) Indebtedness in respect of bank guarantees and letters of credit issued for the account of Company or any of its Subsidiaries (and reimbursement obligations in connection with the foregoing), so long as the sum of (without duplication as to the items set forth in the following clauses (i) and (ii)): (i) the aggregate undrawn face amount thereof, and (ii) any unreimbursed obligations in respect thereof, does not exceed at any time 5.0% of the Company’s Consolidated EBITDA (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1); provided that no Event of Default or Unmatured Event of Default shall be deemed to have occurred if the aggregate principal amount of Indebtedness created, incurred, assumed or existing under this clause (q) based on a percentage of Company’s Consolidated EBITDA shall at a later time exceed such percentage of Company’s Consolidated EBITDA so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness was permitted hereunder;

(r) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or similar obligations (including any bonds or letters of credit issued with respect thereto or otherwise supporting any of the foregoing, and all guaranties, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;

(s) Indebtedness in respect of Cash Management Agreements, and other treasury, depositary and cash management services, automated clearinghouse transfer of funds, pooling account arrangements, netting services, overdraft protections, set-off, revocation, refunds and chargebacks, and otherwise in connection with deposit accounts, commodities accounts and securities accounts;

(t) Indebtedness of Company or any of its Subsidiaries in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business that do not give rise to an Event of Default and obligations with respect to letters of credit supporting any of the foregoing;

(u) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is covered by Company or any of its Subsidiaries within 10 Business Days;

(v) Indebtedness incurred by any joint venture or similar arrangement in an aggregate principal amount not to exceed at any time outstanding the greater of (i) the Dollar Equivalent of $40,000,000 and (ii) 2.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1));

(w) Indebtedness arising from agreements of Company or a Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary;

(x) Indebtedness existing on the Closing Date or the Spin-Off Effective Date and disclosed on the Form 10 or listed on Schedule 8.2 and any Permitted Refinancing Indebtedness in respect thereof;

(y) Indebtedness arising from financing insurance premiums in the ordinary course of business;

(z) Indebtedness arising as a result of the endorsement in the ordinary course of business of negotiable instruments in the course of collection;

(aa) Indebtedness (including any Permitted Refinancing Indebtedness of such Indebtedness) incurred by Company or any Subsidiary in addition to that referred to elsewhere in this Section 8.2 in an aggregate principal amount not to exceed in the aggregate at any time outstanding the greater of (i) the Dollar Equivalent of $100,000,000 and (ii) 5.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1));

(bb) Indebtedness (including any Permitted Refinancing Indebtedness of such Indebtedness) incurred by Company or any other Subsidiary; provided that (1) the covenants, defaults and similar non-economic provisions applicable to such Indebtedness are either (A), taken as a whole, not materially less favorable to the obligor thereon or the Lenders than the provisions contained in this Agreement or (B) on customary market terms for Indebtedness of such type and so long as Company has determined in good faith that such covenants, defaults and similar non-economic provisions, taken as a whole, would not reasonably be expected to impair in any material respect the ability of the Credit Parties to perform their obligations under the Loan Documents and, in either case, do not contravene in any material respect the provisions of this Agreement, it being understood and agreed that Company may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of either clause (A) or (B) of this clause (1) have been satisfied at least 5 Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to Company of its objection during such 5 Business Day period (including a reasonable description of the basis upon which it objects), (2) if such Indebtedness is secured by junior Liens pursuant to Section 8.1(w), the scheduled maturity date of such Indebtedness shall not be earlier than, nor shall any amortization commence, prior to the date that is 91 days after the latest Term Maturity Date in effect at the time such Indebtedness is incurred and (3) immediately after giving effect to such incurrence thereof on a Pro Forma Basis, the Net Leverage Ratio shall not exceed 4.75 to 1.00; provided, further, that, the aggregate outstanding principal amount of Indebtedness incurred under this clause (bb) by Subsidiaries of the Company that are not Credit Parties shall not exceed $50,000,000 to the Administrative Agent provided, further, that upon the reasonable request of the Administrative Agent, to the extent such Indebtedness in unsecured, if requested by the Administrative Agent, it shall be subject to intercreditor arrangements reasonably acceptable to the Administrative Agent;

(cc) to the extent constituting Indebtedness, obligations arising from Tax Incentive Programs and other similar arrangements with Governmental Authorities and credit support (including, without limitation, letters of credit) provided in connection therewith;

(dd) (i) Indebtedness in respect of (a) one or more series of notes issued by the Company or any Subsidiary that are secured by Liens on the Collateral ranking pari passu or junior with the Liens securing the Obligations, unsecured or subordinated, in each case, issued in a public offering, Rule 144A or other private placement in lieu of the foregoing, and (b) loans made to the Company or any Subsidiary that are secured by Liens on the Collateral ranking pari passu or junior with the Liens securing the Obligations, unsecured or subordinated (any such Indebtedness under clauses (i) and (ii), “Incremental Equivalent Debt”); provided that, (x) on the earlier of the date that such Indebtedness is incurred and the date that the commitments therefor are established, the aggregate principal amount of all Incremental Equivalent Debt (together with the aggregate principal amount of all Additional Facilities) shall not exceed the Additional Facility Limit at such time and (y) in the case of Incremental Equivalent Debt that is secured, such Incremental Equivalent Debt shall be subject to intercreditor arrangements reasonably acceptable to the Administrative Agent; provided further that the incurrence of such Indebtedness shall be subject to Section 2.9, as if such Incremental Equivalent Debt constituted an Additional Facility, but without regard to clause (b) or (c), mutatis mutandis for the type of Indebtedness being incurred under this clause (dd), and without regard to any requirements that such Indebtedness be documented under any of the Loan Documents, and such Incremental Equivalent Debt may take the form of and constitute Permitted Inside Maturity Debt, and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(ee) on and prior to the Spin-Off Effective Date, Indebtedness under, or otherwise permitted by, the “Loan Documents” as defined in the Middleby Credit Agreement.

For purposes of determining compliance with this Section 8.2, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (dd) above, Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence, creation or assumption, or later reclassify such item of Indebtedness, in any manner that complies with this Section 8.2, so long as such Indebtedness (or any portion thereof) is permitted to be incurred, created or assumed pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, Indebtedness incurred, created or assumed (a) under the Loan Documents (including in respect of any Additional Facility, any Replacement Revolving Commitments, Replacement Revolving Loans, and any Replacement Term Loans and any other Obligations incurred, created or assumed under Sections 2.9, 2.12 and 2.13 (and any extension thereof pursuant to Section 2.14)) shall only be classified as incurred under Section 8.2(a) and (b) pursuant to Schedule 8.2 of the Credit Agreement and any Permitted Refinancing Indebtedness in respect thereof shall only be classified as incurred, created or assumed under clause (x).

Notwithstanding anything herein to the contrary, no Event of Default or Unmatured Event of Default shall be deemed to have occurred if the aggregate principal amount of Indebtedness created, incurred, assumed or existing under this Section 8.2 based on a percentage of Company’s Consolidated Assets shall at a later time exceed such percentage of Company’s Consolidated Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness was permitted hereunder.

Notwithstanding anything herein to the contrary, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 8.2.

8.3 Fundamental Changes. Subject to the last sentence of this Section 8.3, no Borrower will, nor will it permit any of its Material Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except (w) in connection with the Spin-Off Transactions or a Permitted Transaction, (x) that any Subsidiary (other than a Receivables Subsidiary) (i) may merge into, amalgamate or consolidate with Company in a transaction in which Company is the surviving corporation, (ii) may merge into, amalgamate or consolidate with any Credit Party in a transaction in which the surviving entity is, or simultaneously with or promptly following such merger becomes, a Credit Party, (iii) that is not a Credit Party may merge into, amalgamate or consolidate with any Subsidiary that is not a Credit Party or any Person that becomes a Credit Party simultaneously with or promptly following such merger, amalgamation or consolidation, (iv) may merge into, amalgamate or consolidate with any other Person that in accordance with the terms hereof becomes a Credit Party in connection with a Permitted Acquisition; provided that if such Subsidiary is a Material Subsidiary the surviving entity shall be a Material Subsidiary; provided, further, that if any Person acquired in a Permitted Acquisition is not a Wholly-Owned Subsidiary, it shall not be required to be a Credit Party, (v) that is a Borrower, may merge into, amalgamate or consolidate with any other Borrower (or a Person that becomes a Borrower in connection with such transaction pursuant to Section 2.15) if (a) the aggregate amount of the Revolving Loans of the surviving Borrower will not exceed such Borrower’s Multicurrency Revolver Sublimit or USD Revolver Sublimit, as applicable (after giving effect to any amendments, modifications or supplements to such sublimit prior to or in connection with such transaction), (b) Company reasonably determines that such merger, amalgamation or consolidation would not be materially adverse to the Lenders, (c) unless such obligations are assumed by the surviving company by operation of law, the surviving company shall expressly assume all the obligations of such other Borrower under this Agreement and the other Loan Documents to which such other Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (d) each such Borrower is organized, in the case of U.S. Credit Parties, in any state of the United States or the District of Columbia or, in the case of any other Credit Party, in the same jurisdiction, (vi) that is a Borrower that has paid in full (other than contingent indemnification obligations not then due) all Loans made to it hereunder may merge into, amalgamate or consolidate with any Subsidiary of Company or liquidate or dissolve if Company determines in good faith that such merger, amalgamation, consolidation, liquidation or dissolution is in the best interests of Company and is not materially adverse to the Lenders, (vii) may liquidate or dissolve; provided that (a) such liquidation or dissolution would not reasonably be expected to have a Material Adverse Effect and (b) such Subsidiary, if it is a Borrower, shall have either paid in full (other than contingent indemnification obligations not then due) all Loans made to it hereunder or made arrangements for another Borrower or another Subsidiary that becomes a Credit Party to expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent (and such assuming Person that becomes a Credit Party shall, if the dissolving or liquidating Person is a U.S. Credit Party, be organized in any state of the United States or the District of Columbia or, if the dissolving or liquidating Person is not a U.S. Credit Party, in the same jurisdiction as such dissolving or liquidating Person), (y) [reserved] and (z) any

Subsidiary may merge into, amalgamate or consolidate into another Person in connection with the consummation of a transaction permitted by Section 8.4. Other than in connection with one or more transactions consummated as part of a Permitted Transaction where such transaction involves a merger or consolidation between an Unrestricted Entity and any Credit Party (excluding Company or any Borrower under a Term Facility unless Company or such Borrower would survive such transaction) or any other Subsidiary, no Unrestricted Entity shall enter into any merger or consolidation into or with Company, any Credit Party or any Subsidiary except that an Unrestricted Entity may (1) merge or consolidate with Company, any Credit Party or any Subsidiary in a transaction in which the surviving entity is Company, such Credit Party or such Subsidiary, (2) merge or consolidate with a Credit Party (other than Company or any Borrower of a Term Facility) or any Subsidiary in a transaction in which such Unrestricted Entity is the surviving entity if such Unrestricted Entity ceases to be an Unrestricted Entity substantially concurrently with such merger or consolidation and, to the extent the merger or consolidation of such Unrestricted Entity is with an Other Borrower, (A) unless such obligations are assumed by the surviving company by operation of law, such surviving company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which the such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (B) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the surviving company’s obligations under the Loan Documents or (C) such Person shall comply with the requirements of Section 7.12 substantially concurrently with such merger or consolidation (for this purpose only, without giving effect to the grace periods for delivery of a guaranty or security provided for therein). Notwithstanding anything herein to the contrary, a Permitted Specified Transaction JV or a joint venture may merge, amalgamate or consolidate with Company or any Subsidiary in a transaction that is a Permitted Acquisition so long as, in the case of such transaction involving a Permitted Specified Transaction JV, the Permitted Specified Transaction Conditions are satisfied.

8.4 Asset Sales. Company will not, nor will it permit any of its Subsidiaries to, convey, sell, lease or otherwise dispose of all or any part of their property or assets, or enter into any Sale and Leaseback Transaction, except that:

(a) Company and its Subsidiaries may sell, contribute and make other transfers of Receivables Facility Assets pursuant to the Receivables Documents under a Permitted Accounts Receivable Securitization or pursuant to a Receivables Factoring Facility or similar Receivables financing arrangement;

(b) Company and its Subsidiaries may lease, including subleases and assignments of leases and subleases, real or personal property in the ordinary course of business, including in connection with Tax Incentive Programs;

(c) Company and its Subsidiaries may sell Inventory and equipment in the ordinary course of business;

(d) (i) Company and its Subsidiaries may sell or discount, in each case without recourse (except (A) for customary representations, warranties, covenants and indemnities made in connection therewith, or (B) as is otherwise customary (as determined by Company in good faith) for similar transactions in the applicable jurisdictions)) and in the ordinary course of business, any Receivables arising in the ordinary course of business (x) which are overdue, or (y) which Company or Subsidiary may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of Receivables) and (ii) Company and its Subsidiaries may sell, discount, contribute or otherwise transfer, including, without limitation, pursuant to financing arrangements (including, without limitation, pursuant to any supply chain or similar arrangements), in each case without recourse (except (A) for customary representations, warranties, covenants and indemnities made in connection therewith, or (B) as is otherwise customary (as determined by Company in good faith) for similar transactions in the applicable jurisdictions)), any Receivables arising in the ordinary course of business; provided that (x) such sale, discount, contribution or other transfer does not otherwise meet the requirements set forth in Section 8.4(a) and (y) all Receivables Facility Attributable Debt shall not exceed the amount set forth in Section 8.2(b)(i);

(e) Company or any Subsidiary may make an Asset Disposition to Company or any Subsidiary (other than a Receivables Subsidiary);

(f) Company and its Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale of goods in the ordinary course of business;

(g) Company and its Subsidiaries may make Investments permitted pursuant to Section 8.7 and sell Investments referred to in clauses (a), (d) and (i) of Section 8.7;

(h) Company and its Subsidiaries may (y) enter into licenses or sublicenses of (or other grants of rights to use) software, patents, copyrights, trademarks and other intellectual property rights and general intangibles (i) which do not interfere, in any material respect, with the conduct of the business of Company and its Subsidiaries, taken as a whole, or (ii) between or among Company and its Subsidiaries (or between or among Company’s Subsidiaries); and (z) abandon, allow to lapse or dispose of intellectual property or other proprietary rights of such Person that, in the reasonable business judgment of such Person, is no longer economically practical to maintain or useful in any material respect in the conduct of the business of Company and its Subsidiaries, taken as a whole;

(i) Company and its Subsidiaries may enter into Sale and Leaseback Transactions permitted under Section 8.9;

(j) Company and its Subsidiaries may make Restricted Payments permitted pursuant to Section 8.5;

(k) Company and its Subsidiaries may make dispositions in the ordinary course of business of equipment and other tangible personal property that is obsolete, uneconomical, worn-out, unmerchantable, unsaleable, replaced, retired, surplus, excess or no longer useful in Company’s and its Subsidiaries’ business;

(l) Company and its Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;

(m) Company and its Subsidiaries may make dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party or any of its Subsidiaries;

(n) Company and its Subsidiaries may surrender or waive contractual rights or settle, release or surrender any contract, tort or litigation claim in the ordinary course of business;

(o) Company may sell, transfer, convey or otherwise dispose of, directly or indirectly, (i) all or part of the Permitted Specified Line of Business (including all or part of the Capital Stock of any Permitted Specified Transaction JV) in one or more transactions; provided that the Permitted Specified Transaction Conditions have been satisfied, and (ii) all or part of any other Investment in a joint venture in one or more transactions required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that at the time of consummation of each such transaction under clause (ii) (x) the Applicable Condition is satisfied, and (y) subject to Section 1.5, is consummated when no Event of Default has occurred and is continuing or would result therefrom;

(p) Company and its Subsidiaries may make other Asset Dispositions the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (determined at the time of disposition thereof) when aggregated with the proceeds of all other Asset Dispositions made within such Fiscal Year pursuant to this clause (p) does not exceed 15% of the Consolidated Assets of Company (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1); provided that no Event of Default or Unmatured Event of Default shall be deemed to have occurred if such aggregate amount of such proceeds shall at a later time exceed 15% of Company’s Consolidated Assets so long as, at the time of the consummation thereof, such Asset Disposition was permitted to be made); provided, however, that to the extent that the Net Sale Proceeds of any such Asset Disposition are used to purchase assets used or useful in one or more of the businesses referred to in Section 8.11 within 365 days (or within 180 days after the expiration of such 365 day period if within such 365 days period company or any of its Subsidiary enters into a binding commitment to so use such Net Sale Proceeds), and if Company or such Subsidiary has complied with the provisions of Section 7.12 (to the extent applicable) with respect to any assets purchased with such reinvested proceeds, such Asset Disposition shall be disregarded for purposes of calculations pursuant to this Section 8.4(p) (and shall otherwise be deemed to be permitted under this Section 8.4(p)) to the extent of the reinvested proceeds, from and after the time of compliance with Section 7.12 (to the extent applicable) with respect to the acquisition of such other property;

(q) Company may sell, transfer or otherwise dispose of (i) its Capital Stock that is held by Company as treasury stock, and (ii) Margin Stock, and Capital Stock of a Person acquired in a Permitted Acquisition or similar Investment constituting Margin Stock;

(r) Company may enter into and perform its obligations under Permitted Call Spread Transactions;

(s) Company and its Subsidiaries may make any Permitted Asset Disposition;

(t) Company and its Subsidiaries may dispose of cash and Cash Equivalents in the ordinary course of business or as otherwise permitted in this Agreement;

(u) Company and its Subsidiaries may grant Liens permitted under Section 8.1;

(v) any Subsidiary may issue, sell, convey, assign, or otherwise dispose of its Capital Stock (i) to Company, (ii) to another Subsidiary of Company, (iii) to qualifying directors if required by any Requirement of Law, (iv) in connection with assignments pursuant to the Loan Documents, (v) pursuant to employee stock ownership or employee benefit plans, shareholder rights agreements, subscription agreements or plans, stock option plans and other benefit plans or arrangements, in each case in effect on the Closing Date or the Spin-Off Effective Date (or new or replacement plans entered into thereafter to the extent the terms thereof, taken as a whole, are either on customary market terms (as determined by the Company in its reasonable discretion) or are otherwise not materially less favorable, taken as a whole, to the Lenders than the terms of any such plans in effect on the Closing Date or the Spin-Off Effective Date), or (vi) in connection with a Permitted Transaction;

(w) Company and its Subsidiaries may exchange any like property pursuant to Section 1031 of the Code;

(x) Company and its Subsidiaries may sell, convey, or otherwise dispose of or lease their assets in connection with each Permitted Transaction;

(y) Company and its Subsidiaries may make dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(z) Company and its Subsidiaries may sell, convey, or otherwise dispose of any Capital Stock of an Unrestricted Entity;

(aa) Company and its Subsidiaries may sell, convey, or otherwise dispose of any assets in connection with the Spin-Off Transactions; and

(bb) Company and its Subsidiaries may make Asset Dispositions to the extent not otherwise provided for above so long as the Net Sale Proceeds of such Asset Dispositions do not exceed during the term of this Agreement the greater of (x) $80,000,000 and (y) 4.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1)); provided that no Event of Default or Unmatured Event of Default shall be deemed to have occurred if such aggregate amount of such proceeds shall at a later time exceed 4.0% of Company’s Consolidated Assets so long as, at the time of the consummation thereof, such Asset Disposition was permitted to be made.

In the event the Required Lenders waive the provisions of this Section 8.4 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.4, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Liens created by the Security Documents shall automatically be deemed released and the Administrative Agent shall be authorized to, and shall, take any appropriate actions in order to effect the foregoing. For the avoidance of doubt, this Section 8.4 shall not restrict the Company from issuing, selling, conveying, converting, assigning, or otherwise disposing of its Capital Stock.

8.5 Restricted Payments. Company will not, nor will it permit any of its Subsidiaries to, either: (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (“Dividend”) or to the direct or indirect holders of its Capital Stock (except (A) dividends or distributions payable solely in Qualified Capital Stock or in options, warrants or other rights to purchase Qualified Capital Stock and (B) dividends, distributions or redemptions payable to (1) Company or a Wholly-Owned Subsidiary of Company and (2) any other Subsidiary of Company in compliance with applicable corporation law; provided that the amount of such dividends or distributions under this clause (2) which are paid or made to any Person other than an Unrestricted Entity shall be included for purposes of calculating compliance with clause (b) below, and shall be permitted only to the extent they are permitted under clause (b) below) or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Company other than in exchange for, or out of proceeds of, the substantially concurrent issuance (other than to an Affiliate of Company) of other Capital Stock of Company or as permitted in (i)(A) above or (iii) purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final or stated maturity, any Indebtedness that is either subordinate or junior in right of payment to the Obligations (other than with the net cash proceeds from, or in exchange for, an incurrence of Permitted Refinancing Indebtedness and other than Intercompany Indebtedness subordinated as a result of Section 8.2(j)) and it being understood that Indebtedness shall not be deemed subordinate or junior in right of payment on account of being unsecured or being secured with greater or lower priority or (iv) make any Restricted Investment (any of the foregoing being hereinafter referred to as a “Restricted Payment”); provided, however, that:

(a) Company or a Subsidiary may make distributions to the extent necessary to enable Company or a Subsidiary of Company to pay their (i) general administrative costs and expenses and (ii) Taxes as they become legally due;

(b) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and Company is in pro forma compliance with the financial covenant set forth in Section 9.1 on a Pro Forma Basis for the period of four Fiscal Quarters ending with the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1) both immediately before and immediately after giving effect to such Restricted Payments, Company or any Subsidiary of Company may make any Restricted Payment;

(c) Company or any Subsidiary may make payments permitted by Section 8.8(b) to the extent such payments constitute Dividends;

(d) Company or any Subsidiary may repurchase Capital Stock issued to current or former employees, officers, directors or managers upon death, disability or termination of employment of such person or pursuant to the terms of any subscription, stockholder or other agreement or plan approved by Company’s or such Subsidiary’s board of directors (or any committee thereof);

(e) Company and any Subsidiary may repurchase Capital Stock (including Qualified Capital Stock) upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Capital Stock or Qualified Capital Stock represents a portion of the exercise, conversion or exchange price thereof;

(f) Company or any Subsidiary may make repurchases of Capital Stock by Company or any Subsidiary deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former director, officer, employee, manager or director of such Person, or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) to pay for the Taxes payable by such Person upon such grant or award (or upon the vesting thereof);

(g) Company or any Subsidiary may (i) pay cash in lieu of fractional Capital Stock in connection with any Dividend and (ii) honor any conversion request by a holder of convertible Indebtedness or convertible Qualified Capital Stock and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness or convertible Qualified Capital Stock in accordance with its terms;

(h) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom Company and its Subsidiaries may make Restricted Payments in connection with a Permitted Transaction;

(i) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, Company and its Subsidiaries may declare and pay dividends to holders of any class or series of Disqualified Capital Stock issued pursuant to Section 8.2; provided that such dividends shall not violate clause (iii) of the definition of “Disqualified Capital Stock”;

(j) Company and its Subsidiaries may make Restricted Payments made in exchange for, or in an amount equal to the net cash proceeds of, the substantially concurrent sale (other than to Company or any of its Subsidiaries) of, Capital Stock of Company (other than Disqualified Capital Stock); and

(k) Company and its Subsidiaries may make Restricted Payments in connection with the Spin-Off Transactions.

Notwithstanding the foregoing, (i) Company may pay Dividends within 60 days after the date of declaration thereof if at such date of declaration such Dividend would have complied with this Section 8.5, (ii) any Wholly-Owned Subsidiary may purchase, redeem or otherwise acquire or exchange its Capital Stock for the Capital Stock of another Wholly-Owned Subsidiary, (iii) Company may issue Capital Stock or rights to purchase Capital Stock, in each case contemplated by the Shareholder Rights Agreements as in effect from time to time and (iv) Company may enter into and perform its obligations under Permitted Call Spread Transactions.

8.6 [Reserved].

8.7 Investments. Company will not, nor will it, permit any of its Subsidiaries to, make any Investments except:

(a) Company and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(b) Investments existing on the Closing Date or on the Spin-Off Effective Date, including in connection with the Spin-Off Transactions, Investments made pursuant to legally binding written commitments in existence on the Closing Date or on the Spin-Off Effective Date, including in connection with the Spin-Off Transactions, and any Investment that extends, replaces, refinances or refunds any such Investment; provided that such extending, replacing, refinancing or refunding Investment is in an amount that does not exceed the amount extended, replaced, refinanced or refunded (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), and is made in the same Person as the Investment extended, replaced, refinanced or refunded;

(c) Investments required pursuant to the terms of any Permitted Accounts Receivable Securitization or any Receivables Factoring Facility;

(d) Investments (including debt obligations) in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement (including settlements of litigation) of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) Company and its Subsidiaries may enter into (i) Swap Contracts in compliance with Section 8.2(e) and (ii) Permitted Call Spread Transactions in compliance with Section 8.2(h);

(f) pledges or deposits made in the ordinary course of business (including cash collateral and other credit support to secure obligations under letters of credit permitted under Section 8.2);

(g) Investments (i) by Company or any Subsidiary in Company or a Person that is a Subsidiary prior to such Investments; provided that if applicable, the requirements of Section 7.12 are satisfied, (ii) by any Subsidiary (other than a Credit Party) in any Credit Party, and (iii) held by a Person at the time that such Person becomes a Subsidiary;

(h) Company or any Subsidiary may make Permitted Acquisitions;

(i) Company or any Subsidiary may acquire and hold debt securities and other non-cash consideration as consideration for an asset disposition permitted pursuant to Section 8.4;

(j) Company or any Subsidiary may make Restricted Investments permitted by Section 8.5; provided that any Restricted Investment that is an Acquisition complies with clauses (a) through (d) of the definition of “Permitted Acquisition”;

(k) Investments, in addition to those Investments identified on Schedule 8.7, in any Unrestricted Entity; provided, however, that the amount of such additional Investments, together with the aggregate Dollar Equivalent amount of Guarantee Obligations of Company and its Subsidiaries (other than any Permitted Guarantee Obligations) with respect to (A) Swap Contracts to which an Unrestricted Entity is party and (B) Indebtedness and other obligations of one or more Unrestricted Entities (such amount to equal the Dollar Equivalent of the aggregate maximum principal amount of the Indebtedness subject to such Guarantee Obligations), made after the Closing Date, shall not exceed in the aggregate at any time outstanding the greater of (x) the Dollar Equivalent of $43,500,000 and (y) 3.0% of the Company’s Consolidated Assets (measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1);

(l) extensions of trade credit, accounts receivable and prepaid expenses in the ordinary course of business;

(m) [reserved];

(n) Investments by Company and any of its Subsidiaries to Company and any of its Subsidiaries, so long as such Investment (or cash or other assets of equivalent value thereof) is returned or otherwise delivered to such Person within 5 Business Days of the making of such Investment;

(o) Investments received in connection with an Asset Disposition permitted by Section 8.4;

(p) other Investments (other than in Unrestricted Entities) in the aggregate at any time outstanding not in excess of 12.5% of the Consolidated Assets of Company and its Subsidiaries at such time measured as of the most recently completed Fiscal Quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (or pursuant to Section 5.1(n) if financial statements have not been delivered pursuant to Section 7.1); provided, that any such Investment that is an Acquisition complies with clauses (a) through (d) of the definition of “Permitted Acquisition”;

(q) Investments and Acquisitions in connection with each Permitted Transaction;

(r) Company or any Subsidiary may endorse negotiable instruments held for collection in the ordinary course of business;

(s) Investments consisting of Permitted Guarantee Obligations and guarantees by Company or any Subsidiary of leases, subleases, licenses, sublicenses, or other obligations that do not constitute Indebtedness;

(t) Company or any Subsidiary may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective directors, employees and officers (or equivalent thereof) (other than any loans or advances to any director or officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed in the aggregate at any time outstanding $5,000,000;

(u) Investments in respect of, including, by way of any contributions to or guaranty of, any employee benefit, equity incentive, pension or retirement plan, including any Plan, Foreign Pension Plan or Multiemployer Plan;

(v) Investments made solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of Company;

(w) Investments in any Subsidiary or any joint venture in connection with intercompany cash management arrangements, pooling agreements or related activities arising in the ordinary course of business, including pursuant to any Cash Management Agreements; and

(x) Investments made in exchange for the issuance of Qualified Capital Stock of the Company, and debt securities convertible into or exchangeable for equity ownership interests of the Company; provided that the investment satisfies the definition of Permitted Acquisition.

Notwithstanding anything herein to the contrary (x) no Event of Default or Unmatured Event of Default shall be deemed to have occurred if the amount of any Investment under this Section 8.2 in reliance on a percentage of Company’s Consolidated Assets shall at a later time exceed such percentage of Company’s Consolidated Assets so long as, at the time of such Investment, such Investment was permitted hereunder and (y) no Investments in Unrestricted Entities shall be made with Material Intellectual Property (determined on a pro forma basis after giving effect to such Investment and all transactions occurring substantially concurrently therewith); provided, that the foregoing limitation shall not apply to non-exclusive licenses of Intellectual Property the transfer of which (A) occurs in the ordinary course of business and (B) does not interfere in any material respect with the ordinary conduct of business by Company and its Subsidiaries.

8.8 Transactions with Affiliates. Company will not, nor will permit any of its Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company (other than a Credit Party) unless the terms of such business, transaction or series of transactions are as favorable to Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person or, if such transaction is not one which by its nature could be obtained from such Person, is on fair and reasonable terms; provided that the following shall be permitted: (a) (i) any agreements in existence on the Closing Date or the Spin-Off Effective Date and disclosed in the Form 10 or otherwise set forth on Schedule 8.8 hereto (provided that such scheduling requirement shall not apply to agreements or other arrangements that do not survive after the Spin-Off Effective Date) (as such agreements may be amended, modified, restated, renewed, supplemented, refunded, replaced, refinanced or otherwise continued in effect, in all cases, on terms not materially less favorable to Company or such Subsidiary, taken as a whole, than on the Closing Date or the Spin-Off Effective Date, as applicable) and (ii) following the consummation of a Permitted Acquisition, any agreements of the acquired Person in effect on the closing date of such acquisition; (b) (i) the payment of customary fees, expenses and compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) to current or former officers, managers, employees, consultants, advisors and members of the board of directors or comparable governing body of such Person and (ii) customary indemnities provided on behalf of current or former officers, directors, managers, employees, advisors or consultants of Company, any of its direct or indirect parent companies or any of its Subsidiaries; (c) transactions expressly permitted by Section 8.3 or Section 8.5; (d) transactions expressly permitted by Section 8.4, 8.6 or 8.7 among Company and its Subsidiaries or among Subsidiaries; (e) transactions pursuant to any Permitted Accounts Receivable Securitization and Receivables Factoring Facility; (f) transactions pursuant to any Permitted Transaction or any Spin-Off Transaction; (g) the existence of, and the performance by Company and its Subsidiaries of their respective obligations under the terms of, any limited liability company, limited partnership, or other Organizational Document, joint venture agreement or security holders agreement (including any registration rights agreement or purchase agreement related thereto), or agreements similar to any of the foregoing, to which it is a party on the Closing Date or the Spin-Off Effective Date (or, if later, the date such Subsidiary is formed or acquired so long as not entered into in contemplation of such acquisition other than pursuant to customary terms in an acquisition agreement pursuant to which such Subsidiary was acquired), and similar agreements that it may enter into thereafter to the extent not prohibited by this Agreement (and not entered into in contemplation of entering into this Agreement), or contractual obligations not materially more restrictive to Company or its Subsidiaries, taken as a whole, than any of the foregoing in any material respect; and (h) use of corporate aircraft or other vehicles for personal use.

8.9 Sale-Leasebacks. Company will not, nor will permit any of its Subsidiaries to, lease any property as lessee in connection with a Sale and Leaseback Transaction entered into after the Closing Date if, at the time of such entering into such Sale and Leaseback Transaction and after giving effect thereto, the aggregate Dollar Equivalent amount of Attributable Debt for such Sale and Leaseback Transaction and for all Sale and Leaseback Transactions so entered into by Company and its Subsidiaries after the Closing Date, together with the Dollar Equivalent of Indebtedness then outstanding pursuant to Sections 8.2(f) and (g) does not exceed 20% of Company’s Consolidated Tangible Assets. For avoidance of doubt, this Section 8.9 shall not prohibit any of the Spin-Off Transactions.

8.10 [Reserved].

8.11 Lines of Business. Company will not, nor will it permit any of its Subsidiaries to, enter into or acquire any line of business which is not a Similar Business.

8.12 Fiscal Year. Except as provided in Section 7.13, Company will not change its Fiscal Year.

8.13 Limitation on Voluntary Payments and Modifications of Subordinated Indebtedness; Modifications of Organizational Documents. Company will not, nor will it permit any of its Subsidiaries to:

(a) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness (other than Intercompany Indebtedness subordinated as a result of Section 8.2(j)) that is either subordinate or junior in right of payment to the Obligations (it being understood that Indebtedness shall not be deemed subordinate or junior in right of payment on account of being unsecured or being secured with greater or lower priority), other than any voluntary or optional payment or prepayment on or redemption or acquisition for value in exchange for, or out of proceeds of, the substantially concurrent issuance (other than to an Affiliate of Company) of Capital Stock of Company, and other than pursuant to the issuance of Permitted Refinancing Indebtedness or as otherwise permitted by Section 8.5;

(b) amend, terminate or modify, or permit the amendment, termination or modification of, any provision of any documents governing Indebtedness described in clause (a) above in a manner which, taken as a whole, is materially adverse to the interests of the Lenders; or

(c) amend, modify or change its Organizational Documents (including, without limitation, by filing or modification of any certificate of designation) or any agreement entered into by it, with respect to its Capital Stock, or enter into any new agreement with respect to its Capital Stock in any manner which, taken as a whole, is materially adverse to the interests of the Lenders; provided that any amendments, modifications or changes reasonably acceptable to the Administrative Agent in connection with any Permitted Transaction or any Spin-Off Transaction shall be deemed not to be materially adverse to the interests of the Lenders. For purposes of clarification, the issuance of Capital Stock that is otherwise permitted under this Agreement shall not be deemed to be materially adverse to the interests of the Lenders.

8.14 Limitation on Certain Restrictions on Subsidiaries. No Borrower will, nor will permit any of its Material Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower or any Material Subsidiary of Company to (i) pay dividends or make any other distributions on its Capital Stock to Company or any of its Material Subsidiaries or pay any Indebtedness or other Obligation owed to Company or any of its Material Subsidiaries, (ii) make any loans or advances to Company or any of its Material Subsidiaries, or (iii) transfer any of its property to Company or any of its Material Subsidiaries, except:

(a) any encumbrance or restriction pursuant to the Loan Documents, any Permitted Accounts Receivable Securitization, any Receivables Factoring Facility, any agreement in connection with or evidencing Indebtedness permitted pursuant to Sections 8.2(d), (g), (i), (j), (k) (to the extent related to Indebtedness incurred under Sections 8.2(d), (g), (i), (j), (m), (o), (q), (v), (aa), (bb), (cc), (dd) or (ee)), (m), (o), (q), (v), (aa), (bb), (cc), (dd) or (ee) (provided that, in the case of encumbrances or restrictions in documents in connection with or evidencing Indebtedness permitted under Sections 8.2(d), (k) (to the extent related to Indebtedness incurred under Sections 8.2(d), (o), (v), (aa), (bb), (dd) or (ee)), (o), (v), (aa), (bb), (dd) or (ee), and any documents in connection with or evidencing Permitted Refinancing Indebtedness with respect to any of the Sections referred to in the proviso set forth in this parenthetical (except as is otherwise permitted under this Section 8.14, or except with respect to (i) Permitted Accounts Receivable Securitizations, (ii) Receivables Factoring Facilities, or (iii) Capitalized Leases) such encumbrances or restrictions, taken as a whole, are either (A) not materially less favorable to Company than those set forth in the Loan Documents or (B) on customary market terms for Indebtedness of such type and so long as Company has determined in good faith that such encumbrances or restrictions, taken as a whole, would not reasonably be expected to impair in any material respect the ability of the Credit Parties to perform their obligations under the Loan Documents, it being understood and agreed that Company may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of clause (A) or (B) of this parenthetical have been satisfied, and such certification shall be conclusive evidence that such requirements have been satisfied), any agreement evidencing Indebtedness of any Subsidiary acquired pursuant to a Permitted Acquisition to the extent such restrictions are set forth in the documents governing any Indebtedness assumed in connection with such Permitted Acquisition so long as such restrictions are not applicable to any Subsidiary of Company other than the Subsidiary (and any of its Subsidiaries) being acquired and such restrictions were not created or imposed in connection with or in contemplation of such Permitted Acquisition or any agreement in effect at or entered into on the Closing Date and reflected on Schedule 8.14(a) hereto;

(b) any encumbrance or restriction with respect to a Subsidiary of Company pursuant to an agreement relating to any Indebtedness issued by such Subsidiary, or agreements relating to the Capital Stock or governance provisions of such Subsidiary (to the extent, and for so long as, such agreements relating to such Capital Stock or governance provisions are unable to be amended, replaced or otherwise modified to remove such encumbrances or restrictions), in each case, issued (with respect to Indebtedness) or existing (with respect to agreements regarding Capital Stock or governance provisions) on or prior to the date on which such Subsidiary became a Subsidiary of Company or was acquired by Company (other than Indebtedness or agreements relating to Capital Stock or governance issued or entered into, as applicable, as consideration in, or to provide all or any portion of the funds or other consideration utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Company) and outstanding on such date;

(c) any such encumbrance or restriction consisting of customary provisions (i) contained in any license or other contract governing intellectual property rights of Company or any of its Subsidiaries restricting or conditioning the sublicensing or assignment thereof, (ii) restricting subletting, assignment or other transfers of any leases, licenses, joint venture agreements and other agreements or any equity interests in any joint ventures, (iii) contained in leases, joint venture agreements, shareholder or similar agreements, asset sale agreements, stock sale agreements, merger agreements, purchase agreements, cooperation agreements, and other similar agreements, (iv) contained in any agreement relating to the sale, transfer or other disposition or any agreement to transfer or option or right with respect to a Subsidiary or any property or assets pending such sale or other disposition; provided that such encumbrances or restrictions apply only to (x) such Subsidiary and any of its Subsidiaries, (y) such property or assets, or (z) the property or assets of any such Subsidiary, or (v) containing restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(d) any encumbrance or restriction existing solely as a result of a Requirement of Law, including under contracts with foreign governments or agencies thereof or otherwise in connection with minority shareholder (or equivalent) requirements;

(e) in the case of Section 8.14(iii), Permitted Liens or other restrictions contained in security agreements or Capitalized Leases securing or otherwise related to Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the property and Persons subject to such Permitted Lien, security agreements or Capitalized Lease and other agreements evidencing Indebtedness permitted by Section 8.2(f) that impose restrictions on the property so acquired or the subject thereof (and/or the Person that owns such property and its Subsidiaries);

(f) encumbrances or other restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, contracts, instruments or obligations referred to in clauses (a) through (e), and clause (g) hereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and other restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings;

(g) in the case of Section 8.14(iii), encumbrances or restrictions on cash, Cash Equivalents or other deposits, and any deposit accounts, securities accounts or commodities accounts, constituting Permitted Liens incurred or entered into in the ordinary course of business or in connection with a Subject Transaction, to the extent such encumbrances or restrictions restrict the Persons and the transfer of the property subject to such Permitted Lien;

(h) restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(i) restrictions in agreements or instruments in connection with the Spin-Off Transactions; and

(j) restrictions in agreements or instruments that cease to be effective after the Spin-Off Effective Date.

ARTICLE IX

FINANCIAL COVENANTS

Company hereby agrees that, so long as any Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than any (x) contingent indemnification obligations with respect to which no claim has been made, (y) Obligations under any Cash Management Agreement or Swap Contract, and (z) Letters of Credit to the extent cash collateralized, or subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit) is owing to any Lender or the Administrative Agent hereunder:

9.1 Secured Net Leverage Ratio. Company shall not permit the Secured Net Leverage Ratio for any Test Period ending on or after the first full Fiscal Quarter ending after the Spin-Off Effective Date to be greater than 3.75 to 1.00 (or, if such Test Period ends during a Financial Covenant Adjustment Period, 4.25 to 1.00).

9.2 Consolidated Interest Coverage Ratio. Company will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on or after the first full Fiscal Quarter ending after the Spin-Off Effective Date to be less than 3.00 to 1.00.

ARTICLE X

EVENTS OF DEFAULT

10.1 Events of Default. Any of the following events, acts, occurrences or state of facts shall constitute an “Event of Default” for purposes of this Agreement:

(a) Failure to Make Payments When Due. Any Borrower (i) shall default in the payment of principal on any of the Loans or any reimbursement obligation with respect to any Letter of Credit; or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any other Obligation when due and such default in payment shall continue for 5 Business Days; or

(b) Representations and Warranties. Any representation or warranty made by any Credit Party to the Administrative Agent or any Lender contained in any Loan Document delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall have been incorrect in any material respect on the date as of when made or deemed made, or

(c) Covenants. Any Credit Party shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article VIII or Article IX hereof or Section 7.3(a) (in each case, as to which no grace period shall apply) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied or unwaived for a period of 30 days after written notice to Company by the Administrative Agent or any Lender; or

(d) Default Under Other Loan Documents. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 10.1) and such default shall continue unremedied or unwaived for a period of 30 days after written notice thereof has been given to Company by the Administrative Agent; or

(e) Voluntary Insolvency, Etc. Company or any of its Material Subsidiaries, shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or (other than in the case of a merger, consolidation, liquidation, dissolution or other transaction permitted under Section 8.3) shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law in any jurisdiction or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding in any jurisdiction, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts, or shall take any corporate action authorizing any of the foregoing; or

(f) Involuntary Insolvency, Etc. Involuntary proceedings or an involuntary petition shall be commenced or filed against Company or any of its Material Subsidiaries under any bankruptcy, insolvency or similar law in any jurisdiction or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or of a substantial part of its property, assets or business, or to effect a plan or other arrangement with its creditors or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

(g) Default Under Other Agreements. (i) Any Credit Party shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents or Intercompany Indebtedness) in a principal amount in excess of the Dollar Equivalent of $50,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) a default shall occur in the performance or observance of any agreement or condition to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (after the expiration of any grace period but determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem the full amount of such Indebtedness to be made, prior to its stated maturity; provided that clause (g)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further, that notwithstanding any provision of this subsection (g) to the contrary, to the extent that the terms of any such agreement or instrument governing the sale, pledge or disposal of Margin Stock or utilization of the proceeds of such Indebtedness in connection therewith would result in such acceleration or in an Event of Default or an Unmatured Event of Default under this Agreement, and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Regulation U, then such acceleration shall not constitute an Event of Default or Unmatured Event of Default under this subsection (g); or

(h) Judgments. The Credit Parties shall fail to pay or cause to be paid, following the date that is 60 days after the entry thereof, one or more judgments or decrees against a Credit Party involving, individually or in the aggregate, a liability (to the extent not paid or covered by insurance) of the Dollar Equivalent of $50,000,000 or more, that has not been vacated, discharged, satisfied, stayed or bonded pending appeal prior to or during such 60 day period; or

(i) Security Documents. Other than as a result of any release of Collateral or termination of any Security Document in accordance with the provisions of Sections 12.10 or 12.19, or the terms of such Security Document, at any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest under the laws of the United States or any state thereof or the District of Columbia or the laws of any other jurisdiction that governs a Security Document (in each case, to the extent required hereby or thereby) in, and Lien on, any material portion of the Collateral), in favor of the Collateral Agent for the benefit of the Secured Creditors superior to and prior to the rights of all third Persons and subject to no other Liens (except, in each case, to the extent expressly permitted herein or therein), in each case for any reason other than the failure of the Collateral Agent to take any action required to establish or maintain perfection, which is within its control and is customarily performed by the Collateral Agent; or

(j) Guaranties. Other than as a result of any release of the Guaranty in accordance with the provisions of Section 12.19, or the terms of such Guaranty, the Guaranty shall (other than as a result of the actions taken by the Administrative Agent or the Lenders to release such Guaranty) cease to be in full force and effect in accordance with its terms, or, except as otherwise permitted under this Agreement, any Guarantor required to be a Guarantor thereunder shall deny or disaffirm such Guarantor’s obligations under the Guaranty; or

(k) ERISA. Either (i) any Termination Event shall have occurred, (ii) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (iii) the PBGC institutes proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (iv) a Credit Party shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan or (v) a failure to satisfy the minimum funding standard under Code Section 412 has occurred with respect to any Plan; if as of the date thereof or any subsequent date, the sum of the Credit Parties’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA) as a result of such events listed in subclauses (i) through (v) would reasonably be expected to have a Material Adverse Effect; or

(l) Change of Control. A Change of Control shall occur; or

(m) Dissolution. Any order, judgment or decree shall be entered against Company or any Material Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 60 days; or Company or any Material Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

If any of the foregoing Events of Default shall have occurred and be continuing, the Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions: (i) by written notice to Borrowers declare the Total Commitments to be terminated whereupon the Total Commitments shall forthwith terminate, (ii) by written notice to Borrowers declare all sums then owing by Borrowers hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers or (iii) direct Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 10.1(e) or Section 10.1(f) with respect to such Borrower it will pay) to the Administrative Agent at the Notice Address such additional amount of cash or other credit support, to be held as security by the Administrative Agent for the benefit of the Secured Creditors, as is equal to the sum of (a) the aggregate Stated Amount of all Letters of Credit issued for the account of Company and its Subsidiaries and then outstanding and (b) the aggregate amount of all Unpaid Drawings; provided that at such time as (y) no Event of Default shall be continuing or (z) this Agreement shall have terminated in accordance with Section 12.17, the balance, if any, of the amount held pursuant to this clause (iii) shall be promptly returned to the applicable Borrowers and (iv) enforce, or cause the Collateral Agent to enforce, the Guaranty and all of the Liens and security interests created pursuant to the Security Documents in accordance with their terms. In cases of any occurrence of any Event of Default described in Section 10.1(e) or Section 10.1(f) with respect to any Borrower that is a U.S. Credit Party or that is otherwise subject to any proceedings under the Bankruptcy Code, in each case solely to the extent such Borrower is a Borrower under any Term Facility and/or has a Multicurrency Revolver Sublimit or USD Revolver Sublimit equal to or greater than $1,000,000,000, (1) the Revolving Loans, together with accrued and unpaid interest thereon and all of the other Obligations in respect of the Revolving Facilities, shall become immediately and automatically due and payable forthwith and the Revolving Commitments immediately and automatically terminated and (2) the Term Loans, together with accrued and unpaid interest thereon and all of the other Obligations in respect of the Term Facilities, shall become immediately and automatically due and payable forthwith, in each case without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by each Borrower hereunder shall also become immediately and automatically due and payable all without notice of any kind.

Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied: first, to all fees, indemnities, costs and expenses incurred by or owing to the Administrative Agent, the Collateral Agent, any Issuing Bank and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of any Debtor Relief Laws, would have accrued on such amounts), ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause second payable to them; and third, to the principal amount of the Obligations (including, without limitation, Obligations of Company and its Subsidiaries under Cash Management Agreements, including reimbursement obligations under any Sidecar L/C Facility and the Sidecar Bank Guarantee Facility, and Swap Contracts entered into with a Person that is the Administrative Agent, the Collateral Agent, a Lead Arranger, a Lender or an Affiliate of the Administrative Agent, the Collateral Agent, a Lead Arranger or a Lender) outstanding and to cash collateralize outstanding letters of credit issued pursuant to any Sidecar L/C Facility and the Sidecar Bank Guarantee Facility in an amount satisfactory to Bank of America, N.A. and to Cash Collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such letters of credit under any Sidecar L/C Facility, the Sidecar Bank Guarantee Facility or the Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof). Any balance remaining shall be delivered to the Initial Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, in no event shall the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral of any Foreign Subsidiary be used to pay any amounts payable with respect to the Obligations of the Company or any of Company’s Domestic Subsidiaries.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, Obligations arising under Cash Management Agreements and Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received such supporting documentation as the Administrative Agent may request from the applicable Secured Creditor.

Anything in this Section 10.1 to the contrary notwithstanding, the Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrowers; provided that at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

10.2 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

ADMINISTRATIVE AGENT

In this Article XI, the Lenders and Issuing Banks agree among themselves as follows:

11.1 Appointment. The Lenders and Issuing Banks hereby appoint Bank of America as the Administrative Agent (for purposes of this Agreement, the term “Administrative Agent” shall include Bank of America (or any successor Administrative Agent) in its capacity as the Collateral Agent pursuant to the Security Documents) and as the Collateral Agent (and for purposes of this Agreement, the term “Collateral Agent” shall include Bank of America in its capacity as agent or trustee in relation to any Security Documents under the laws of any other jurisdiction other than those of any State of the United States) for the Secured Creditors under all applicable Security Documents and the Guaranty (the Administrative Agent is sometimes referred to in this Article XI as “Agent”) to act as herein specified herein and in the other Loan Documents. Each Lender and Issuing Bank hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent or the Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as expressly set forth in the Loan Documents, Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to Company or any of its Subsidiaries that is communicated to or obtained by the financial institution serving in such capacity or any of its Affiliates in any capacity. Agent may perform any of their respective duties hereunder and under the other Loan Documents, by or through their officers, directors, agents, employees or affiliates.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind banking, trust, financial, advisory, underwriting or other of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

11.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature. EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER. Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrowers in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of each Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article X.

11.3 Exculpation, Rights Etc. Neither Agent nor any of its respective officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of any of the Loan Documents or any other document or the financial condition of any Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Borrower, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders. Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and if such instructions are requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all Lenders, as applicable. Further, Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 12.1, all of the Lenders.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

11.4 Reliance. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5 Indemnification. To the extent Agents are not reimbursed and indemnified by Borrowers as required herein, the Lenders will reimburse and indemnify Agents for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agents, acting pursuant hereto in such capacity in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agents under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Aggregate Pro Rata Share of the Total Commitment and the aggregate principal amount of all Term Loans outstanding hereunder; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction. The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Loans and the termination of this Agreement.

For purposes hereof, “Aggregate Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such desired aggregate or total amount by a fraction the numerator of which shall be the aggregate principal amount of such Lender’s Revolving Loans and Term Loans and the denominator of which shall be the aggregate of all of the Loans outstanding hereunder.

11.6 Administrative Agent In Its Individual Capacity. With respect to its Loans and Commitments (and its Pro Rata Share thereof), Agent shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations. The terms “Lenders,” “holder of Obligations,” “Required Lenders,” or “Majority Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Agents in their individual capacity as a Lender, one of the Required Lenders, one of the Majority Lenders, or a holder of Obligations. Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Company or any Subsidiary or affiliate of Company as if it were not acting as the Administrative Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

11.7 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders.

11.8 Holders of Obligations. Agent may deem and treat the payee of any Obligation as reflected on the books and records of Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent pursuant to Section 12.8(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

11.9 Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving 30 Business Days’ prior written notice to the Administrative Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent who shall be satisfactory to the Administrative Borrower and shall be an incorporated bank or trust company.

(c) If a successor Administrative Agent shall not have been so appointed within said 30 Business Day period, the Administrative Agent, with the consent of the Administrative Borrower, may (but shall not be obligated to) then appoint a successor Administrative Agent who shall serve as the Administrative Agent until such time, if any, as the Required Lenders, with the consent of the Administrative Borrower, appoint a successor Administrative Agent as provided above.

(d) Whether or not a successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the 30th Business Day (or such earlier day as shall be agreed by the Required Lenders) after the date such notice of resignation was given by the Administrative Agent, Agent’s resignation shall become effective (the “Resignation Effective Date”) and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, with the consent of the Administrative Borrower, appoint a successor Administrative Agent as provided above.

(e) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Administrative Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Administrative Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(f) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 4.7(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.9). The fees payable by the Administrative Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Representatives in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent

11.10 [Reserved].

11.11 The Lead Arrangers; Bookrunners; Co-Documentation Agents and Syndication Agents. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arrangers and Bookrunners, Co-Documentation Agents and Syndication Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arrangers and Bookrunners and Co-Documentation Agents and Syndication Agents shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as provided for under Section 11.5. Without limitation of the foregoing, none of the Lead Arrangers and Bookrunners and Co-Documentation Agents and Syndication Agents shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.12 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Representatives. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Representatives of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, each Bookrunner and each Lead Arranger and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments

and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, each Bookrunner and each Lead Arranger and not, for the avoidance of doubt, to or for the benefit of a Borrower or any other Credit Party, that none of the Administrative Agent, the Collateral Agent, the Bookrunners or the Lead Arrangers is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent, the Collateral Agent, each Bookrunner and each Lead Arranger under this Agreement, any Loan Document or any documents related hereto or thereto).

11.14 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent, within two (2) Business Days of receipt thereof, the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

11.15 Non-Reliance on the Administrative Agent, the Lead Arrangers, the Issuing Banks and the other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Lead Arrangers have made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or each Issuing Bank as to any matter, including whether the Administrative Agent or the Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent and the Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

11.16 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.3(g), 3.2 and 12.4) allowed in such judicial proceeding; and(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.1 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Creditor or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

ARTICLE XII

MISCELLANEOUS

12.1 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein or in any other Loan Document are cumulative and are not exclusive of any remedies that may be available to the Administrative Agent or any Lender at law or in equity or otherwise. Subject to clauses (b) and (c) below and except as otherwise provided by the terms of this Agreement and the other Loan Documents, neither this Agreement or any other Loan Document nor any terms hereof or thereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable and to the extent such agent is a party thereto, and each Credit Party that is party thereto, with the consent of the Required Lenders; provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender that would be directly and adversely affected thereby:

(i) extend the final scheduled maturity of any Loan or Note of such Lender, extend the stated maturity of any Letter of Credit issued under any Facility beyond the Maturity Date of such Facility (it being understood that only Lenders under such Facility would be directly and adversely affected by such extension), reduce the rate or extend the time of payment of interest or fees due to such Lender (in each case, except for (x) waivers of Default Rate interest, amendments, modifications, changes, or waivers of Article IX or defined terms used in any financial ratio or other calculations in this Agreement that result in a decrease in the applicable interest rates and fees, and (y) amendments entered into pursuant to Section 3.8), reduce the principal amount of any Loan of such Lender or extend the scheduled time of payment of any such principal, interest or fees due (it being understood that the waiver of any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees) to such Lender or reduce the amount of any other amounts payable to such Lender hereunder or under any other Loan Document or extend the expiration date of any Commitment of such Lender,

(ii) release Guarantors representing all or substantially all of the value of the Guarantee Obligations or all or substantially all of the Collateral (except as expressly provided herein or in any other Loan Document or pursuant to any intercreditor agreement or arrangement or in the Security Documents),

(iii) amend, modify or waive any provision of this Section 12.1 (except for technical amendments, modifications, supplements or other changes with respect to additional facilities, replacement loans or commitments, extensions of the maturity date, or the designation or removal of Other Borrowers, pursuant to Sections 2.9, 2.12, 2.13, 2.14 or 2.15 that, except as otherwise not restricted under such Sections, afford the protections to such additional extensions of credit of the type provided to the applicable Loans of such Lender on the Closing Date or, in the case of Other Borrowers, add or remove provisions related to the jurisdictions in which such Persons are organized as agreed by the Administrative Agent and the Administrative Borrower) or reduce any percentage specified in, or otherwise amend, the definition of “Required Lenders,”

(iv) Except as provided in (D) below, and except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Section 2.9, 2.12, 2.13 or 2.14, and except as otherwise permitted under this Agreement, without the prior written consent of each Lender directly affected thereby, (i) modify Section 2.11 or the payment waterfall set forth in the third to last paragraph of Section 10.1 in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments otherwise required hereunder, (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation or (iii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation (in the case of clauses (ii) and (iii), except (x) as otherwise permitted in this Agreement or in any other Loan Document, including pursuant to Article XI or Sections 12.10 or 12.19 hereof or pursuant to any intercreditor agreement or arrangement or (y) pursuant to any debtor-in-possession financing to be provided under Section 364 of the Bankruptcy Code or pursuant to any analogous financing under any other Debtor Relief Laws), or

(v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement (except assignments or transfers described in Section 2.15 or Section 8.3, or as otherwise expressly permitted in any Loan Document), provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall:

(A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that amendments, waivers, supplements, modifications of, or changes to, the definition of “Available Multicurrency Revolver Sublimit,” “Available USD Revolver Sublimit,” “Multicurrency Revolver Sublimit,” “USD Revolver Sublimit,” any other sublimit applicable to any Facility, Schedule 1.1(c), Applicable LC Sublimit, Applicable Multicurrency LC Sublimit, Applicable USD LC Sublimit, any other sublimit applicable to Letters of Credit, Schedule 1.1(g), conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),

(B) without the consent of each Issuing Bank that has issued an outstanding Letter of Credit, amend, modify or waive any provision of Section 2.10 or alter such Issuing Bank’s rights or obligations with respect to Letters of Credit,

(C) without the consent of the Administrative Agent or the Collateral Agent, amend, modify or waive (x) any provision of Article XI as the same applies to the rights or obligations of the Administrative Agent or the Collateral Agent or (y) any other provision under this Agreement or any other Loan Document as the same relates to the rights or obligations of the Administrative Agent or the Collateral Agent,

(D) without the consent of the Majority Lenders of each Facility that is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction) as between such Facilities pursuant to clause (i)(2) of the first sentence of Section 4.5(a) and the second and third sentence of Section 4.5(a) (in each case except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Sections 2.9, 2.12, 2.13 or 2.14) (although the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered),

(E) [reserved],

(F) without the consent of each Revolving Lender under any Revolving Facility (other than a Defaulting Lender) with Obligations under such Facility directly and adversely affected thereby, amend the definition of “Multicurrency Revolver Pro Rata Share,” “Revolver Pro Rata Share” or “USD Revolver Pro Rata Share” (in each case except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Sections 2.9, 2.12 or 2.14),

(G) without the consent of each Lender under each Facility directly and adversely affected thereby, amend the definition of “Majority Lenders,”

(H) [reserved],

(I) without the consent of the Majority Lenders of the Multicurrency Revolving Facility, amend the definition of “Multicurrency Revolver Sublimits” or Schedule 1.1(c), in each case except as provided in Section 2.15 or otherwise in accordance with the terms of this Agreement, and except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Sections 2.9, 2.12 or 2.14,

(J) without the consent of the Majority Lenders of the USD Revolving Facility, amend the definition of “USD Revolver Sublimits” or Schedule 1.1(c), in each case except as provided in Section 2.15 or otherwise in accordance with the terms of this Agreement, and except for technical amendments with respect to additional facilities, replacement loans or commitments, or extensions of the maturity date pursuant to Sections 2.9, 2.12 or 2.14,

(K) [reserved],

(L) modify or change Section 10.1 in a manner that would alter the order of application of payments received required thereby without the written consent of each Lender directly and adversely affected thereby,

(M) change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans, or

(N) amend the definition of “Alternative Currency” or “Agreed Alternative Currency” in a manner that would add currencies to such definitions without the written consent of each Lender that is obligated to make Loans or other credit extensions to any Borrower in Alternative Currencies; provided that (x) the designation of a currency as an Agreed Alternative Currency pursuant to the terms of such definition shall not constitute an amendment for purposes of this clause (N) and (y) amendments may be made to this Agreement to implement Agreed Alternative Currency Benchmark Modifications in accordance with Section 2.8 and shall not constitute an amendment for purposes of this clause (N), provided that any provision of this Agreement may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed by an agreement in writing signed by the respective Credit Parties party thereto, the Required Lenders (measured after giving effect to such amendment, supplement, waiver, discharge, termination or change) and the Administrative Agent if (x) by the terms of such agreement all Commitments of each Lender not consenting to the actions therein shall terminate upon the effectiveness of such agreement and (y) at the time such agreement becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement (other than any (x) contingent indemnification obligations with respect to which no claim has been made, (y) Obligations under any Cash Management Agreement or Swap Contract, and (z) Letters of Credit to the extent cash collateralized, or subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders) and no such amendment, waiver or consent may disproportionately adversely affect such Defaulting Lender as compared with the other Lenders without such disproportionately affected Defaulting Lender’s consent.

(b) Notwithstanding the foregoing, upon the execution and delivery of all consents or other documentation required to be delivered pursuant to the definition of “Applicable Multicurrency LC Sublimit,” “Applicable USD LC Sublimit,” “Multicurrency Revolver Sublimit,” “USD Revolver Sublimit,” Sections 2.9, 2.12, 2.13, 2.14, 2.15 or 3.8 as applicable, or any other definition of provision in any Loan Document that specifies the Persons (and/or percentages of interests held by such Persons) required to consent to an amendment, supplement or other change thereto, this Agreement or such Loan Document (and/or the applicable annex, schedule or exhibit thereto) shall be deemed amended without further action or consent by any Lender or any other Person to reflect the terms of such amendment, supplement or other change, as applicable, including, to the extent applicable, any new Lenders, the removal of any Lenders, the addition and removal of Other Borrowers, and the terms of any Additional Facility, Replacement Term Loans, Replacement Revolving Loans, Replacement Revolving Commitments, and any new Maturity Date.

(c) Notwithstanding anything to the contrary contained in Section 12.1, if the Administrative Agent and the Administrative Borrower shall have jointly identified an obvious error or any error, defect or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Administrative Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within 5 Business Days following receipt of notice thereof.

12.2 Further Assurances. Company and each Borrower agrees, and agrees to cause each Credit Party, to do such further acts and things and to execute and deliver to the Administrative Agent such additional agreements, powers and instruments (including the filing and recording of financing statements), as the Administrative Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto the Administrative Agent its rights, powers and remedies hereunder or thereunder or, subject to the terms and conditions of Section 7.12, the Agreed Guaranty and Security Principles and the limitations in the Security Documents, to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents.

12.3 Notices, Delivery Etc. (a) Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by prepaid telex or facsimile or electronic mail, and shall be deemed to be given for purposes of this Agreement on the third day after deposit in registered or certified mail, postage prepaid, and otherwise on the date that such writing is delivered or sent to the intended recipient thereof, or in the case of notice delivered by telecopy or electronic mail, upon completion of transmission (subject to clauses (b) and (c) below), all in accordance with the provisions of this Section 12.3; provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or electronic mail addresses) indicated (i) in the case of any Lender, in such Lender’s administrative questionnaire most recently delivered to the Administrative Agent, (ii) in the case of any Assignee, in its Assignment and Assumption Agreement, (iii) in the case of any Borrower or the Administrative Agent or the Collateral Agent, on Schedule 12.3 hereto and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on such administrative questionnaire, such Assignment and Assumption Agreement or Schedule 12.3, as the case may be.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Banks pursuant to this Section 12.3 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under this Section 12.3 by electronic communication. The Administrative Agent, any Swing Line Lender, any Issuing Bank, Company or the Administrative Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Each Credit Party and Lender hereunder agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Representatives (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Credit Party’s or the Administrative Agent’s transmission of information or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

12.4 Costs and Expenses; Indemnification.

(a) Generally. The Administrative Borrower agrees to pay or cause to be paid promptly upon request by the Administrative Agent (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein (provided that notwithstanding anything herein to the contrary, the Administrative Borrower shall be responsible for the fees and expenses of only one counsel to the Administrative Agent and one additional local counsel in each jurisdiction where applicable in connection with the preparation and negotiation of the Loan Documents executed on the Closing Date or required to be executed or delivered pursuant to Section 7.12 unless the Administrative Borrower otherwise agrees) and any amendment, waiver, consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing, including without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and the Collateral Agent, local and foreign counsel to the Administrative Agent and the Collateral Agent relative thereto, and independent public accountants and other outside experts retained by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and the other Loan Documents, and all reasonable search fees, and expenses, filing and recording fees and (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Issuing Banks and the Lenders, if any, in connection with the enforcement of this Agreement, any of the Loan Documents or any other agreement furnished pursuant hereto or thereto or in connection herewith or therewith (provided that notwithstanding anything herein to the contrary, the Administrative Borrower shall be responsible for the fees and expenses of only one primary counsel and one local counsel in each jurisdiction where applicable for the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, plus one additional counsel where necessary in the event of a conflict of interest). The Administrative Borrower acknowledges that the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lenders and the Lead Arrangers may receive a benefit, including without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lenders and/or the Lead Arrangers, including, without limitation, fees paid pursuant hereto.

(b) Other Fees and Expenses. Any portion of the foregoing fees, costs and expenses which remains unpaid more than 30 days following the Administrative Agent’s, Collateral Agent’s, any Issuing Bank’s or any Lender’s statement and the due date thereof shall bear interest from the date of such due date at the Default Rate.

(c) Indemnification. The Administrative Borrower agrees to indemnify and hold harmless the Lead Arrangers, the Bookrunners, the Co-Documentation Agents, the Syndication Agents, the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender and each partner, director, officer, employee, agent, attorney and Affiliate of the Administrative Agent, the Collateral Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, obligations (including removal or remedial actions), reasonable expenses or liabilities (excluding Taxes other than Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from a non-Tax claim) (including the reasonable and documented fees and out-of-pocket expenses of counsel for any Indemnified Person, subject to the limitations described below regarding representation and number of counsel) to which such Indemnified Person may become subject, insofar as such losses, claims, damages, penalties, obligations (including removal or remedial actions), reasonable expenses or liabilities (or actions, suits or proceedings including any investigation or claims in respect thereof (whether or not the Administrative Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from the transactions contemplated by this Agreement or any of the other Loan Documents or the exercise of any right or remedy provided for herein or in any other Loan Document; provided, however, that:

(i) no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it (A) arises or results from the bad faith, gross negligence or willful misconduct of such Indemnified Person or such Indemnified Person’s partner, director, officer, employee, agent, attorney or controlled Affiliate or from such Indemnified Person’s (or such Indemnified Person’s partner’s, director’s, officer’s, employee’s, agent’s, attorney’s or controlled Affiliate’s) material breach of its obligations under this Agreement as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) arises out of a dispute solely among Indemnified Persons (and not involving the Administrative Agent or the Collateral Agent or any Lead Arranger, Bookrunner, Co-Documentation Agent, Syndication Agent, any of the foregoing’s Affiliates or any other person appointed in such capacity, in each case acting in such capacity) and not resulting from any act or omission by Company or any of its Affiliates; and

(ii) nothing contained herein shall affect the express contractual obligations of the Lenders to Borrowers contained herein.

If any action, suit or proceeding arising from any of the foregoing is brought against the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, the Administrative Borrower will, if requested by the Administrative Agent, the Collateral Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. The Indemnified Persons shall, unless the Administrative Agent, the Collateral Agent, an Issuing Bank, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ their own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and out-of-pocket expenses of such counsel shall be at the expense of the indemnifying party; provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, the Administrative Borrower shall not be liable for reasonable fees and out-of-pocket expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by the Administrative Agent provided, further, however, that each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and out-of-pocket expenses of such counsel shall be at the expense of the Administrative Borrower if (i) the Administrative Borrower shall have agreed in writing to pay such reasonable fees and out-of-pocket expenses or (ii) such Indemnified Person shall have notified the Administrative Borrower that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation. Excluding any losses, costs, liabilities or damages arising out of the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction in a final non-appealable judgment, the Administrative Borrower agrees to indemnify and hold each Indemnified Person harmless from all loss, reasonable and documented out-of-pocket cost (including the reasonable and documented fees and out-of-pocket expenses of counsel for any Indemnified Person, subject to the limitations described above regarding representation and number of counsel), liability and damage whatsoever incurred by any Indemnified Person by reason of any violation of any Environmental Laws or Environmental Permits or for the Release or threatened Release of any Hazardous Material by Company or any of its Subsidiaries or which occurred at or migrated from any property currently or formerly owned, leased or operated by or on behalf of Company or any of its Subsidiaries, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein; provided that with respect to any liabilities arising from acts or failure to act for which Company or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, the Administrative Borrower’s obligation to each Indemnified Person under this indemnity shall likewise be without regard to fault on the part of Company or any such Subsidiary. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent, any Lender or other Indemnified Person as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, the Administrative Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. The obligations of the Administrative Borrower under this Section 12.4 shall survive the termination of this Agreement and the discharge of the Administrative Borrower’s other Obligations hereunder.

(d) To the extent permitted by applicable law, no party hereto, no Indemnified Person, and no Credit Party or any Affiliate of any Credit Party, shall assert, and each hereby waive, any claim against any party hereto, Indemnified Person, or Credit Party or any Affiliate of any Credit Party, on any theory of liability, for indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan or Letter of Credit, or, in each case, the use of the proceeds thereof; provided that nothing contained in this sentence shall limit Company’s indemnification obligations to the extent set forth above to the extent such indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

(e) Foreign Exchange Indemnity; Judgment Currency. If any sum due from any Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against any Borrower with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, the Administrative Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of the Administrative Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations. Notwithstanding the foregoing, payments of principal and interest on Loans denominated in Dollars or any Alternative Currency, as the case may be, shall be made in Dollars or such Alternative Currency as the case may be. If the amount of the currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).

12.5 Confirmations. Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6 Adjustment; Setoff.

(a) If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans of any class, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(e) or Section 10.1(f) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans of such class or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders of such class such portion of each such other Lender’s Loans of such class, or shall provide such other Lenders of such class with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender of such class; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) any such collateral owned by a Foreign Subsidiary or the proceeds thereof shall not be paid in respect of Loans of such class or other Obligations of such class of any Domestic Subsidiary. Each Borrower agrees that each Lender of such class so purchasing a portion of another Lender’s Loans of such class may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender of such class were the direct holder of such portion. Notwithstanding the foregoing, the provisions of this Section 12.6(a) shall not be construed to apply to (i) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or LC Obligations to any assignee or participant.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrowers, any such notice being expressly waived by Borrowers, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Company or any Credit Party to such Lender, any amount owing from such Lender to Company or Credit Party, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Company or Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Company or Credit Party, or against anyone else claiming through or against, Company or Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Company and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application and provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.1(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(c) Each Borrower expressly agrees that to the extent such Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state or federal law, common law, rule, regulation or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7 Execution in Counterparts; Electronic Execution of Assignments. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumption Agreement, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.8 Binding Effect; Assignment; Addition and Substitution of Lenders.

(a) This Agreement shall be binding upon, and inure to the benefit of, the Borrowers, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, all future holders of the Notes and their respective successors and assigns; provided, however, that (i) except as permitted by Section 2.15, Section 8.3 or otherwise permitted pursuant to the terms of any Loan Document, no Borrower may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Lenders and the Administrative Agent and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 12.8.

(b) Each Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in all or any portion of its Commitments and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. At the time of the sale of a participating interest, the Lender transferring the interest (i) shall cause the Participant to provide the forms required, and cooperate with the relevant Credit Party as required, under Section 4.7(f), if applicable, as if such Participant became a Lender on the date of the sale and (ii) shall, if required under applicable law, deliver revised forms in accordance with Section 4.7(f) reflecting the portion of the interest sold and the portion of the interest retained and (iii) shall sell such participation in accordance with the terms of this Agreement. Further, the Participant shall be subject to the obligations of Section 3.6 and Section 4.7 as if such Participant was a Lender. Each Borrower agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6. Each Borrower also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.7 with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b); provided that no participation shall be made to any Person under this section if, at the time of such participation, the Participant’s benefits under Section 3.6 or Section 4.7 would be greater than the benefits that the participating Lender was entitled to under Section 3.6 or Section 4.7 (and if any participation is made in violation of the foregoing, the Participant will not be entitled to the incremental amounts). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the applicable Borrower, maintain a register in its office in the United States on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not, except with the consent of the Administrative Agent and the applicable Borrower, restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating (it being understood that amending the definition of any Scheduled Term Repayment (other than to extend any payment beyond the then-applicable Term Maturity Date), shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated

maturity of any Letter of Credit in which such Participant is participating beyond the applicable Revolver Termination Date, or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with (x) a waiver of applicability of any post-default increase in interest rates, (y) amendments or modifications of defined terms used in any financial ratio or other calculations in this Agreement that result in a decrease of the applicable interest rates or fees or (z) amendments entered into pursuant to Section 3.6(b)(ii)) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating. Notwithstanding anything in this paragraph to the contrary, any Farm Credit Lender that (A) has purchased a participation or sub-participation in the minimum amount of $5,000,000 on or after the Closing Date, (B) is, by written notice to the Administrative Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (C) receives the prior written consent of the Administrative Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant or sub-participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (1) state the full name, as well as all contact information required of an Assignee in any Administrative Questionnaire and (2) state the dollar amount of the participation or sub-participation purchased. Each Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 12.8(b) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent.

(c) Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate of such Lender (which Affiliate, in the case of Credit Exposure under the Loans or Commitments, otherwise meets the definition of “Eligible Assignee”) (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement; provided that no assignment shall be made to any Person under this Section 12.8(c) if, at the time of such assignment, the Assignee’s benefits under Section 3.6 or Section 4.7 would be greater than the benefits that the assigning Lender was entitled to under Section 3.6 or Section 4.7 (and if any assignment is made in violation of the foregoing, the Assignee will not be entitled to the incremental amounts) and provided, further, that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Approved Fund, an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender

(i) shall be an assignment of its Credit Exposure in an amount not less than the Dollar Equivalent of $5,000,000, (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure with respect to such Facility; provided that if such Lender and its Affiliates (or in the case of a Fund and its Related Funds) collectively hold Credit Exposure at least equal to such minimum amounts, such Affiliates and/or Related Funds must simultaneously assign Credit Exposure such that the aggregate Credit Exposure assigned satisfies such minimum amount) and (ii) shall require (x) the prior written consent of the Administrative Agent (not to be unreasonably withheld), (y) in the case of any Commitments or Loans, so long as no Event of Default under Section 10.1(a), 10.1(e) or 10.1(f) then exists and is continuing, the prior written consent of the Administrative Borrower (not to be unreasonably withheld, delayed or conditioned); provided that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, and (z) solely in the case of an assignment under a Revolving Facility, each Issuing Bank under such Revolving Facility (not to be unreasonably withheld); provided, further, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Approved Fund, Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender) so long as such Affiliate, other Lender or Related Fund is an Eligible Assignee. Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds; provided, further, that (x) no Borrower shall in any event be required to pay any portion of such fee unless a Borrower requests that a Lender be replaced pursuant to the provisions of Section 3.7 and (y) the Administrative Agent may waive the requirement to pay such assignment fee in its sole discretion) in immediately available funds to the Administrative Agent at its Notice Address in connection with each such assignment, written notice thereof by such transferor Lender to the Administrative Agent and the recording by the Administrative Agent of such assignment and the resulting effect upon the Loans and the Commitment of the assigning Lender and the Assignee, the Assignee shall, to the extent of such assignment, have the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Borrowers and the Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrowers and the Administrative Agent by the assignor Lender and the Assignee) and be required to acknowledge in writing to the Administrative Agent, if the Assignee has expressly assumed, for the benefit of Borrowers, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by any Borrower, the Lenders or the Administrative Agent shall be required. At the time of each assignment pursuant to this Section 12.8(c) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to Borrowers and the Administrative Agent the appropriate forms and certificates as provided, and cooperate with the relevant Credit Party as required under, Section 4.7(f), if applicable. Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by the Administrative Agent and the Administrative Borrower of written notice of such transfer, by each previous holder of such

Credit Exposure. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Pro Rata Share of each Facility or Multicurrency Revolver Pro Rata Share, as the case may be (in each case, rounded to 12 decimal places), the Loans, any outstanding Letters of Credit and any new Notes, if requested, to be issued, at the applicable Borrower’s expense, to such Assignee, and no further consent or action by any Borrower or the Lenders shall be required to effect such amendments.

(d) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Board or to any other central bank with jurisdiction over such Lender without notice to, or the consent of, any Borrower; provided that no such pledge or assignment of a security interest under this Section 12.8(d) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e) [reserved].

(f) Notwithstanding anything to the contrary contained in this Section 12.8, no Lender may assign or sell participations, or otherwise syndicate all or any portion of such lender’s interests under this Agreement or any other Loan Document to any Person who is a Restricted Party.

(g) [reserved].

(h) The Administrative Agent shall have the right, and Company hereby expressly authorizes the Administrative Agent, to provide a list of Disqualified Institutions to each Lender requesting the same.

(i) The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Assignee or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Assignee, except as a result of the Administrative Agent’s gross negligence, willful misconduct, or breach of its material obligations hereunder or under any other confidentiality arrangement applicable to it pursuant to Section 12.18, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction.

12.9 CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR IN THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND IN ANY APPELLATE COURT FROM ANY THEREOF AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AT ITS ADDRESS SET FORTH IN OR IN ACCORDANCE WITH SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR DIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

12.10 Release of Collateral. The Collateral and any other collateral security for the Obligation shall be released from any security interest or Lien created by the Loan Documents (i) in accordance with the provisions of Section 12.19(b) and (ii) at such time as no Commitment by any Lender remains outstanding to any Borrower hereunder and upon payment in full of the Loans and other outstanding Obligations (other than any (x) contingent indemnification obligations with respect to which no claim has been made, (y) Obligations under any Cash Management Agreement or Swap Contract, and (z) Letters of Credit to the extent cash collateralized, or subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit); and the

Administrative Agent, the Collateral Agent and the Lenders shall then deliver to Pledgors all Collateral and any other collateral held under the Loan Documents and related documents in the custody or possession of such Person that has been released from the Liens of the Collateral Agent and, if reasonably requested by any Borrower, shall execute and deliver to such Borrower for filing in each office in which any financing statement relative to such collateral, or any part thereof, shall have been filed, a termination statement or release, as applicable, under the Uniform Commercial Code or like statute in any other jurisdiction releasing the Administrative Agent’s or the Collateral Agent’s interest therein, and such other documents and instruments as any Borrower may reasonably request, all without recourse upon, or warranty whatsoever by, the Administrative Agent or the Collateral Agent at the cost and expense of the applicable Borrower; provided that, prior to taking any such action, the Administrative Agent shall be entitled to request from such Borrower, and shall be entitled to conclusively rely on without any further investigation, an officer’s certificate reasonably acceptable in form and substance to the Administrative Agent.

12.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED ON, ARISING OUT OF OR RELATING THERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.12 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.13 Transfers of Notes. In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise the Administrative Agent and Borrowers of such transfer in writing, and the Administrative Agent and Borrowers shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until the Administrative Agent and Borrowers shall have received written notice to the contrary. Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder and any such transfer shall be in accordance with the terms hereof and the other Loan Documents. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by the Administrative Agent and Borrowers of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, the Administrative Agent and Borrowers shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.14 Registry. Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for purposes of this Section 12.14 to maintain a register (the “Register”) in its office in the United States on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of (and stated interest on) the Loans of each Lender. The entries in the Register shall be conclusive in the absence of manifest error, and failure to make any such recordation or any error in such recordation shall not affect Borrowers’ obligations in respect of such Loans. The Borrowers, the Administrative Agent and the Lenders shall treat each registered holder as absolute owner notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.15 [Reserved.]

12.16 Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.17 Termination of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than any (x) contingent indemnification obligations with respect to which no claim has been made, (y) Obligations under any Cash Management Agreement or Swap Contract, and (z) Letters of Credit to the extent cash collateralized, or subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized or are subject to a back-to-back letter of credit or other arrangement, in each case, in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit) and the Commitment of each Lender has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which expressly survives such termination

12.18 Confidentiality. Each of the Lenders severally agrees to keep confidential all non-public information pertaining to Company and its Subsidiaries which is provided to it by any such parties in accordance with such Lender’s customary procedures for handling confidential information of this nature and in a prudent fashion, and shall not disclose such information to any Person except:

(a) to the extent such information is public when received by such Lender or becomes public thereafter due to the act or omission of any party other than a Lender,

(b) to an Affiliate of such Lender, and such Lender’s and such Lender’s Affiliates’ respective partners, directors, officers, managers, employees, agents, trustees, administrators, service providers, independent auditors, or other experts and advisors, including accountants, consultants, legal counsel and other advisors and representatives (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information of this type confidential; provided that such Lender shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph,

(c) in connection with any litigation or the enforcement of the rights of any Lender or the Administrative Agent under this Agreement or any other Loan Document,

(d) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having or asserting jurisdiction over any Lender or the Administrative Agent; provided, however, that in such event, if the Lender(s) are able to do so, the Lender shall provide Company with prompt notice of such requested disclosure (other than in connection with routine examinations of such Lender by any such Governmental Authority) so that Borrowers may seek a protective order or other appropriate remedy, and, in any event, the Lenders will endeavor in good faith to provide only that portion of such information which, in the reasonable judgment of the Lender(s), is relevant and legally required to be provided, or to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with rating issued with respect to such Lender, or

(e) to the extent disclosure to other entities is appropriate in connection with any proposed or actual assignment, grant of a participation, swap agreement, credit insurance, or other similar agreement to which payments are to be made, entered into or obtained by any of the Lenders with respect to interests in this Agreement and/or any of the other Loan Documents, to such other direct or indirect entities (and advisors thereto) (who will in turn be required to maintain confidentiality as if they were Lenders parties to this Agreement).

In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and public information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the credit extensions hereunder; provided that any such Person is advised and agrees to be bound by the provisions of this Section 12.18. In no event shall the Administrative Agent or any Lender be obligated or required to return any such information or other materials furnished by Borrowers.

For the avoidance of doubt, nothing in this Agreement prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

12.19 Concerning the Collateral, the Guaranty and the other Loan Documents.

(a) Authority. Each Lender and Issuing Bank appoints, authorizes and directs Bank of America, N.A. to act as the Collateral Agent under each of the Security Documents and to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the other Secured Creditors and for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to this Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of Article XI and this Article XII as if set forth in full herein with respect thereto. Each Lender and each Issuing Bank agrees that any action taken by the Administrative Agent, the Collateral Agent, any Issuing Bank or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent, any Issuing Bank or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Banks. Without limiting the generality of the foregoing, the Administrative Agent or the Collateral Agent, as the case may be, shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Company or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders for purposes stated therein to the extent such action is provided for under the Loan Documents; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise. No Lender or Affiliate of any Lender in its capacity as a counterparty under any Cash Management Agreement or Swap Contract that obtains the benefits of any Security Document, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Security Document shall have any right to notice of any action or right to consent to, direct or object to any action under this Agreement or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of the Collateral) other than in its capacity as a Lender and, in each such case, only to the extent provided in the Loan Documents.

(b) Release of Collateral and Guarantors.

(i) The Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereby direct the Administrative Agent and the Collateral Agent to release, in accordance with the terms of the Loan Documents, any Lien held by the Administrative Agent or the Collateral Agent under the Security Documents:

(1) against all of the Collateral, automatically upon payment in full of the Loans and other outstanding Obligations (other than any (x) contingent indemnification obligations with respect to which no claim has been made, (y) Obligations under any Cash Management Agreement or Swap Contract, and (z) Letters of Credit to the extent cash collateralized, or subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit), so long as at such time no Commitment by any Lender remains outstanding and all Letters of Credit have been terminated or have expired (or been Cash Collateralized or are subject to a back-to-back letter of credit or other arrangement, in each case in form and substance reasonably acceptable to the Issuing Bank for such Letter of Credit);

(2) automatically against any part of the Collateral sold, conveyed, transferred, liquidated or otherwise disposed of by Company or any of its Subsidiaries to the extent such sale, conveyance, transfer, liquidation or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby) (a “Disposition Transaction”); provided that if, after giving effect to such Disposition Transaction and all other transactions occurring substantially simultaneously therewith, such Collateral is still owned by a Credit Party who has granted a security interest over assets that include the Collateral acquired in such Disposition Transaction, and where such Collateral would still be required to be, or become within the time period required under, pledged as Collateral pursuant to Section 7.12 or the Agreed Guaranty and Security Principles, then such Collateral shall not be released by the acquiring Credit Party in connection with such Disposition Transaction, unless such Collateral is otherwise permitted or required to be released pursuant to the other terms of this Section 12.19 or 12.22;

(3) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, in the sole discretion of the Administrative Agent upon the request of any Borrower, against any part of the Collateral with a fair market value of less than $15,000,000 in the aggregate during the term of this Agreement as such fair market value may be certified to the Administrative Agent or the Collateral Agent by such Borrower in an officer’s certificate reasonably acceptable in form and substance to the Administrative Agent or the Collateral Agent;

(4) subject to the proviso in clause (2) above, automatically against any part of the Collateral to the extent necessary to effect a Disposition Transaction permitted under Section 8.4;

(5) subject to Section 7.12, automatically against a part of the Collateral in connection with (x) a removal of an Other Borrower permitted under Section 2.15 or otherwise in accordance with the terms of this Agreement and provided that such removed Other Borrower, if a Domestic Subsidiary, is not otherwise required to be a party to the Guaranty, (y) a Subsidiary of Company ceasing to be a Guarantor pursuant to Section 12.19(b)(iii) or (z) the designation of a Subsidiary of Company as an Unrestricted Entity;

(6) automatically against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 12.1(a), if such release is consented to by the Required Lenders;

(7) automatically against all or part of the Collateral in connection with a Permitted Transaction (to the extent required as a result of such Permitted Transaction);

(8) [reserved]; and

(9) automatically against any Collateral upon such Collateral becoming Excluded Assets;

provided, however, that (y) neither the Administrative Agent nor the Collateral Agent shall be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Company or any of its Subsidiaries in respect of) all interests retained by Company and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii) Each of the Issuing Banks and the Lenders hereby directs the Administrative Agent and/or the Collateral Agent, as applicable, to execute and deliver or file such termination and partial release statements and comparable release documents under foreign law and such other things as are necessary to release Liens to be released pursuant to this Section 12.19 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

(iii) The Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereby direct the Administrative Agent or the Collateral Agent, as applicable, to automatically release the affected Subsidiary from the Guaranty in the case of (u) the designation of such Subsidiary as an Unrestricted Entity in accordance with the terms of this Agreement, (v) such Subsidiary ceasing to be an Other Borrower in accordance with Section 2.15 or otherwise in accordance with the terms of this Agreement and provided that such subsidiary is not otherwise required to be a party to the Guaranty, (w) the termination of this Agreement in accordance with the provisions of Section 12.17, (x) a Permitted Transaction (to the extent required as a result of such Permitted Transaction), (y) a sale, conveyance, transfer, liquidation or other disposition of all of the Capital Stock of a Subsidiary owned by Company or any of its Subsidiaries to a Person that is not a Subsidiary to the extent such sale, conveyance, transfer, liquidation or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby) and to the extent such Subsidiary is not otherwise required to be a party to the Guaranty or (z) a Material Subsidiary that is a Guarantor ceasing to be a Material Subsidiary to the extent not otherwise required to be a party to the Guaranty pursuant to Section 7.12(a)(i) or (ii) or as otherwise required by this Agreement.

(c) No Obligation. Neither the Administrative Agent nor the Collateral Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Company or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent or the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent or the Collateral Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent or the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given its own interests in the Collateral as one of the Lenders and that none of the Administrative Agent or the Collateral Agent shall have any duty or liability whatsoever to any Lender; provided that notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

12.20 Effectiveness. This Agreement shall become effective on the date on which the Borrowers and each of the Lenders party hereto shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Address (or to the Administrative Agent’s counsel as directed by such counsel) or, in the case of the Lenders, shall have given to the Administrative Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of the Administrative Agent’s counsel that the same has been signed and mailed to it.

12.21 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Beneficial Ownership Regulation and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each such Credit Party, which information includes the name, address and tax information number of such Credit Party and other information regarding such Credit Party that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to the Lenders and Administrative Agent.

12.22 Restrictions on Guarantees and Pledges. Notwithstanding any provision to the contrary in any Loan Document, (a) neither Company nor any Domestic Subsidiary of Company shall pledge (individually or in combination) voting Capital Stock representing more than 65% of the total combined voting power of all classes of Capital Stock of any such Foreign Subsidiary that is a CFC or of any CFC Holding Company; (b) no Foreign Subsidiary of Company nor any CFC Holding Company shall pledge any of its assets (including any Capital Stock of any Subsidiary that is owned by such Foreign Subsidiary or CFC Holding Company) to secure any Obligations of Company or any of Company’s other Subsidiaries (other than, subject to the Agreed Guaranty and Security Principles, and solely to the extent constituting Collateral (and not an Excluded Asset) under a foreign-law governed Security Document, a pledge of the Capital Stock of such Foreign Borrower to secure the Obligations of such Foreign Borrower, and a pledge of the assets of such Foreign Borrower to secure solely the Obligations of such Foreign Borrower); (c) no Foreign Subsidiary nor any CFC Holding Company shall provide any guarantees of the Obligations; and (d) neither Company nor any Domestic Subsidiary of Company shall pledge any of its assets to secure, or provide any guarantees of, any Obligations of any Foreign Borrower (other than, subject to the Agreed Guaranty and Security Principles, and solely to the extent constituting Collateral (and not an Excluded Asset) under a foreign-law governed Security Document, a pledge of the Capital Stock of such Foreign Borrower to secure the Obligations of such Foreign Borrower). For purposes of this Section 12.22, Subsidiary shall include any Unrestricted Entity. The Credit Parties, the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent agree that any pledge, guaranty or security, or similar interest, made or granted in contravention of this Section 12.22 shall be void ab initio.

12.23 Redesignation of Unrestricted Entities as Subsidiaries. Any Unrestricted Entity that would be a Subsidiary but for the last two sentences of the definition of “Subsidiary” may be redesignated by the Administrative Borrower as a Subsidiary (with such redesignation being deemed to be an Acquisition by Company of such Subsidiary which shall be deemed to constitute a Permitted Acquisition for purposes of Section 8.7) provided that (i) the Administrative Borrower shall have delivered to the Administrative Agent (not less than 30 days prior to the date Company desires such redesignation to be effective (or such shorter period as may be acceptable to the Administrative Agent)) a notice signed by a Responsible Officer identifying such Unrestricted Entity to be redesignated and providing such other information as the Administrative Agent may reasonably request, (ii) immediately before and immediately after the effectiveness of such redesignation, no Unmatured Event of Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries), (iii) the Administrative Borrower has complied, to the extent applicable, with the provisions of Section 7.12 and the applicable Subsidiaries, on the effective date of such redesignation or such later date as agreed to by the Administrative Agent but in no event later than 120 days after such date, are in compliance with the terms and conditions of all applicable Security Documents, (iv) after giving effect to such redesignation, Company shall be in compliance with the financial covenant set forth in Section 9.1 (calculated on a Pro Forma Basis) as of the end of the most recent Test Period, (v) the Administrative Agent has received such other documents, instruments and opinions as it may reasonably request in connection with such redesignation, and all such instruments, documents and opinions shall be reasonably satisfactory in form and substance to the Administrative Agent and (vi) on the desired effective date of such redesignation, the Administrative Borrower shall deliver a certificate from a Responsible Officer confirming clauses (ii) through (v) above and that the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on the date of, and after giving effect to, such redesignation as though made on such date (except to the extent such representations and warranties are expressly made of a specified date in which event they shall be true as of such date).

12.24 No Fiduciary Responsibility. Each Credit Party hereby acknowledges that (i) none of the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrowers and the Credit Parties, on one hand, and the Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (ii) each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.

12.25 Waiver of Sovereign Immunity. Each Credit Party that is incorporated outside the United States, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Credit Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Credit Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Credit Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Credit Party further agrees that the waivers set forth in this Section 12.25 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

12.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

12.27 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.27, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MIDERA FOOD PROCESSING, INC., as Company

By:	/s/ Amy Campbell
Name: Amy Campbell
Title: Chief Financial Officer

ALKAR HOLDINGS, INC., as Administrative Borrower

By:	/s/ Amy Campbell
Name: Amy Campbell
Title: Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/ DeWayne D. Rosse
Name: DeWayne D. Rosse
Title: Vice President

BANK OF AMERICA, N.A., as a Lender, the Swing Line Lender and Initial Issuing Bank

By:	/s/ Michael J. Haas
Name: Michael J. Haas
Title: Sr. Vice President

[Signature Page to Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Regan Rybarczyk
Name: Regan Rybarczyk
Title: Vice President

By:	/s/ Piet Hein Knook
Name: Piet Hein Knook
Title: Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Eric Bergeson
Name: Eric Bergeson
Title: Executive Director

[Signature Page to Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ Kristin Lenda
Name: Kristin Lenda
Title: Managing Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Philip Foxworthy
Name: Philip Foxworthy
Title: Executive Director

[Signature Page to Credit Agreement]

ING Bank N.V., Dublin Branch as a Lender

By:	/s/ Rory Fitzgerald
Name: Rory Fitzgerald
Title: Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

[Signature Page to Credit Agreement]

KeyBank National Association, as a Lender

By:	/s/ Brian P. Fox
Name: Brian P. Fox
Title: Senior Vice President

[Signature Page to Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Ryan P. Feeney
Name: Ryan P. Feeney
Title: Vice President

[Signature Page to Credit Agreement]

Compeer Financial, PCA, as a Lender

By:	/s/ Betty Janelle
Name: Betty Janelle
Title: Director, Capital Markets

[Signature Page to Credit Agreement]

Farm Credit Bank of Texas, as a Lender

By:	/s/ Laura Mizzen
Laura Mizzen
SVP Senior Director

[Signature Page to Credit Agreement]

GreenStone Farm Credit Services, FLCA, as a Lender

By:	/s/ Jeremy Reineke
Name: Jeremy Reineke
Title: Managing Director

[Signature Page to Credit Agreement]

FARM CREDIT MID-AMERICA, PCA, as a Lender

By:	/s/ Aaron Miller
Name: Aaron Miller
Title: VP Capital Markets

[Signature Page to Credit Agreement]

CoBank, ACB as a Lender

By:	/s/ True Siffring
Name: True Siffring
Title: Vice President

[Signature Page to Credit Agreement]

High Plains Farm Credit, FLCA, as a Lender

By:	/s/ Nick Jablonski
Name: Nick Jablonski
Title: SVP – Capital Markets

[Signature Page to Credit Agreement]

Horizon Farm Credit, ACA, as a Lender

By:	/s/ William Frailey
Name: William Frailey
Title: Executive Director

[Signature Page to Credit Agreement]